As filed with the Securities and Exchange Commission on June 11, 2025.

Registration Statement No. 333-287669

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 1 to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

TNL Mediagene
_____________________________________

Cayman Islands	7310	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
23-2 Maruyamacho Shibuya-ku, Tokyo 150-0044 Japan +81-(0)3-5784-6742	4F., No. 88, Yanchang Rd. Xinyi District Taipei City 110 Taiwan +866-2-6638-5108

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800)-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Jesse S. Gillespie Morrison & Foerster LLP Shin-Marunouchi Building, 29F 1-5-1 Marunouchi Chiyoda-ku, Tokyo 100-6529 Japan Tel: +81-3-3214-6522

_____________________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

On January 22, 2025, the Registrant initially filed a registration statement on Form F-1 (File No. 333-284411), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 12, 2025 (the “January F-1”). The January F-1 was amended by the post-effective amendment No. 1 to Form F-1 filed on May 13, 2025, which was declared effective on May 23, 2025 (as amended and supplemented from time to time, the “Prior F-1”). The Registrant filed the Prior F-1 to register, among others, the offer and resale of up to 2,002,222 TNL Mediagene Ordinary Shares (as defined below) by 3i, LP (“3i”), which may be issued pursuant to a convertible note the Registrant issued to 3i, LP on December 13, 2024 (the “Initial Note”) and the offer and resale of up to 8,000,000 TNL Mediagene Ordinary Shares, including 119,048 Tumim Commitment Shares (as defined below) issued on January 23, 2025 to Tumim Stone Capital LLC (“Tumim”) as consideration for Tumim’s irrevocable commitment to purchase Tumim ELOC Shares (as defined below) which may be issued by the Registrant at its sole discretion pursuant to and subject to the terms of the Tumim ELOC SPA (as defined below), by Tumim. As of the date of this prospectus, the Registrant has issued a total of 2,002,222 TNL Mediagene Ordinary Shares as repayment of its obligations under the Initial Note to 3i and 3i has completed the offer and resale of all of the 2,002,222 TNL Mediagene Ordinary Shares registered under the Prior F-1. As of the date of this prospectus, the Registrant has issued a total of 560,000 Tumim ELOC Shares (excluding 119,048 Tumim Commitment Shares issued on January 23, 2025), and Tumim has sold 468,782 Tumim ELOC Shares (with 91,218 Tumim ELOC Shares remaining) and completed the resale of 119,048 Tumim Commitment Shares registered under the Prior F-1.

On August 23, 2024, we entered into a share purchase agreement with shareholders of Green Quest Holding Inc., a Cayman Islands company, which owns 100% of the issued and outstanding shares of Dragon Marketing Inc. Pursuant to the share purchase agreement, we acquired 100% of the issued and outstanding shares of Green Quest Holding Inc. The total consideration, including the purchase price and earn-out considerations, was agreed to be paid by issuance of TNL Mediagene Ordinary Shares, with the total value not exceeding NT$ 200,000,000 (approximately $6,163,328). As a result, we issued 558,677 TNL Mediagene Ordinary Shares as consideration for the acquisition of Green Quest Holding Inc. (the “Green Quest Consideration Shares”) to the shareholders of Green Quest Holding Inc. (the “Green Quest Shareholders”) on May 11, 2025.

The Registrant is filing this registration statement on Form F-1 (this “Registration Statement”) to register (i) the offer and resale of up to additional 8,000,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Initial Note; and (ii) the offer and resale of up to 558,677 Green Quest Consideration Shares by the Green Quest Shareholders.

i

The information contained in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 11, 2025

8,558,677 ORDINARY SHARES

of

TNL MEDIAGENE

This prospectus relates to the resale from time to time by certain selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of up to 8,558,677 ordinary shares, par value $0.0001 per share, of TNL Mediagene (“TNL Mediagene Ordinary Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), comprising: (a) the offer and resale of up to 8,000,000 TNL Mediagene Ordinary Shares by 3i, LP (“3i”), which may be issued pursuant to a convertible note in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) issued and sold to 3i on December 13, 2024 (the “Initial Note”); and (b) the offer and resale of up to 558,677 TNL Mediagene Ordinary Shares, issued as consideration for the acquisition of Green Quest Holding Inc. (the “Green Quest Consideration Shares”), to the shareholders of Green Quest Holding Inc. (the “Green Quest Shareholders”) on May 11, 2025 by the Green Quest Shareholders. See “Selling Securityholders” for details of these securities.

On November 25, 2024, we entered into a securities purchase agreement for issuance by us of convertible notes (the “3i Note SPA”) with 3i, and on December 13, 2024, we issued and sold the Initial Note to 3i, pursuant to which we may issue TNL Mediagene Ordinary Shares to 3i in lieu of the principal and interest payment of the Initial Note in certain circumstances described in this prospectus. On March 3, 2025, we made an installment repayment in shares under the Initial Note of 242,505 TNL Mediagene Ordinary Shares, representing $500,555.53 in principal and accrued interest, to 3i, at an installment conversion price, calculated as the lower of (i) $13.31 per share and (ii) 92% of the lowest volume weighted average trading price of TNL Mediagene Ordinary Shares during the ten consecutive trading days prior to the applicable conversion date (the “Installment Conversion Price”), of $2.06 per share based on the conversion date of February 20, 2025. On April 11, 2025, we made two acceleration repayments in shares under the Initial Note totaling 1,759,717 TNL Mediagene Ordinary Shares, representing $829,381.94 in principal and accrued interest, to 3i, each at an acceleration conversion price, calculated as the lower of (i) the Installment Conversion Price for the applicable installment date related to such acceleration date and (ii) 92% of the lowest volume weighted average trading price of TNL Mediagene Ordinary Shares during the ten consecutive trading days prior to the applicable acceleration date (the “Acceleration Conversion Price”), of $0.47 per share based on the acceleration date of April 9, 2025. On May 1, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. On June 2, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. As of the date of this prospectus, we have issued a total of 2,002,222 TNL Mediagene Ordinary Shares, representing $1,329,937.47 in principal and accrued interest, and have made cash repayments totaling $1,001,111.06 as repayment under the Initial Note. As of the date of prospectus, the outstanding balance of the principal and accrued interest under the Initial Note is $2,674,506.79, and 3i has informed us that it has completed the resale of 2,002,222 TNL Mediagene Ordinary Shares registered under the Prior F-1 as of the date of this prospectus.

On November 25, 2024, we entered an ordinary share purchase agreement for an equity line of credit (the “Tumim ELOC SPA”) with Tumim, pursuant to which Tumim committed to purchase, subject to certain conditions and limitations, up to $30.0 million of TNL Mediagene Ordinary Shares (the “Tumim ELOC Shares”), at our direction from time to time, subject to the satisfaction of the terms and conditions in the Tumim ELOC SPA. On November 25, 2024, we also became obligated to issue 119,048 TNL Mediagene Ordinary Shares (the “Tumim Commitment Shares”), to Tumim as consideration for its irrevocable commitment to purchase TNL Mediagene Ordinary Shares under the Tumim ELOC SPA. On January 23, 2025, we issued 119,048 Tumim Commitment Shares to Tumim. On May 21, 2025, we sent a purchase notice requesting Tumim to purchase 560,000 Tumim ELOC Shares under the Tumim ELOC SPA, which we issued to Tumim on May 29, 2025 for an aggregate consideration of $386,269.52 at a purchase price, calculated as the lowest volume weighted average trading price of TNL Mediagene Ordinary Shares during the three consecutive trading days immediately following the applicable purchase notice date (the “ELOC Purchase Price”), of $0.71 based on the purchase notice date of May 21, 2025. Tumim has informed us that it has completed the resale of 119,048 Tumim Commitment Shares and 468,782 Tumim ELOC Shares (with 91,218 Tumim ELOC Shares remaining) registered under the Prior F-1 as of the date of this prospectus.

We are filing this Registration Statement to register the offer and resale of up to additional 8,000,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Initial Note. For the avoidance of doubt, we are not filing this Registration Statement to register the offer and resale of any Tumim ELOC Shares, which is registered under the Prior F-1. We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of TNL Mediagene Ordinary Shares by 3i.

On August 23, 2024, we entered into a share purchase agreement with shareholders of Green Quest Holding Inc., a Cayman Islands company, which owns 100% of the issued and outstanding shares of Dragon Marketing Inc. Pursuant to the share purchase agreement, we acquired 100% of the issued and outstanding shares of Green Quest Holding Inc. The total consideration, including the purchase price and earn-out considerations, was agreed to be paid by issuance of TNL Mediagene Ordinary Shares, with the total value not exceeding NT$ 200,000,000 (approximately $6,163,328). As a result, we issued 558,677 Green Quest Consideration Shares to the Green Quest Shareholders on May 11, 2025. We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of Green Quest Consideration Shares by any of the Green Quest Shareholders.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or part of the securities registered hereby for resale from time to time through public or private transactions at either prevailing market prices or at privately negotiated prices. The securities are being registered to permit the Selling Securityholders to sell the securities from time to time, in amounts, at prices and on terms determined at the time the Selling Securityholders offer and sell the securities covered by this prospectus. The Selling Securityholders may offer and sell the securities covered by this prospectus through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. We will pay certain fees in connection with the registration of the securities and will not receive proceeds from the sale of the securities by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

TNL Mediagene Ordinary Shares are quoted on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TNMG.” On June 9, 2025, the closing price of TNL Mediagene Ordinary Shares was $0.52 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any TNL Mediagene Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 6 of this prospectus and other risk factors contained in the documents incorporated by reference herein.

The date of this prospectus is        , 2025

Neither we nor the Selling Securityholders have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor Selling Securityholders take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders are offering securities only in the United States and certain other jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under the laws of the Cayman Islands and a majority of our outstanding securities is owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”) we are currently, and expect to remain, eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

v

ABOUT THIS PROSPECTUS

This prospectus, which forms a part of a registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”) by TNL Mediagene, constitutes a prospectus of TNL Mediagene under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the TNL Mediagene Ordinary Shares. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “TNL Mediagene” refer to TNL Mediagene together with its subsidiaries.

The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment, you should rely on the information contained in that particular prospectus supplement or post-effective amendment. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains estimates, projections and other information concerning TNL Mediagene’s industry, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, TNL Mediagene does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources they believe to be reliable but that the accuracy and completeness of such information is not guaranteed. TNL Mediagene has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which TNL Mediagene operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus include internal surveys, independent industry surveys and publications, including reports by Google Analytics, Semrush Holdings Inc., Statista GmbH, the U.S. Census Bureau and Pew Research Center and other third-party research and publicly available information.

Certain estimates of market opportunity, including internal estimates of the addressable market for TNL Mediagene and forecasts of market growth, included in this prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size of TNL Mediagene’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market TNL Mediagene estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this prospectus, TNL Mediagene’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and ℠ symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, tradenames or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

CERTAIN TERMS AND CONVENTIONS

Unless otherwise indicated or the context otherwise requires, all references in this registration statement on Form F-1 to the terms “TNL Mediagene,” the “Company,” “we,” “us” and “our” refer to TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries as the context requires.

Our consolidated financial statements are presented in U.S. dollars. All references in this registration statement on Form F-1 to “$,” “U.S. $,” “U.S. dollars” and “dollars” mean U.S. dollars, unless otherwise noted.

TNL Mediagene completed a merger with Blue Ocean Acquisition Corp. on December 5, 2024 and TNL Mediagene’s ordinary shares began trading on the Nasdaq Capital Market on December 6, 2024. Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 6, 2023, by and among TNL Mediagene, Blue Ocean Acquisition Corp., a Cayman Islands exempted company (“Blue Ocean”), and TNLMG, a Cayman Islands exempted company and wholly-owned subsidiary of TNL Mediagene (“Merger Sub”), Merger Sub merged with and into Blue Ocean, with Blue Ocean surviving the Merger as a wholly-owned subsidiary of TNL Mediagene (such company, as the surviving entity of the merger, the “Surviving Entity”). The transactions contemplated by the Merger Agreement are referred to herein collectively as the “Merger”. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Business Combination”), the shareholders of Blue Ocean became shareholders of TNL Mediagene.

Pursuant to the Merger Agreement described above, immediately prior to the consummation of the Merger, TNL Mediagene effected a reverse share split, whereby each of TNL Mediagene’s ordinary shares that were issued and outstanding was consolidated using a split factor of 0.112503707, such that each TNL Mediagene’s ordinary share will have a deemed value of $10.00 per share after giving effect to such reverse share split.

Discrepancies in any table between totals and sums of the amounts listed herein are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period-on-period percentage changes with respect to our IFRS measures and operating metrics have been calculated using actual figures derived from our internal accounting records and not the rounded numbers contained in this prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this prospectus.

“Amended and Restated Warrant Agreement”

means an assignment, assumption and amended and restated warrant agreement, dated as of December 4, 2024, by and among Blue Ocean, TNL Mediagene, Continental Stock Transfer & Trust Company (“Continental”), Computershare Inc. and Computershare Trust Company, N.A. (collectively with Computershare Inc., “Computershare”), pursuant to which Blue Ocean and Continental respectively assigned to TNL Mediagene and Computershare as TNL Mediagene’s warrant agent all of their rights, title, interests, and liabilities and obligations in and under the warrant agreement, dated December 2, 2021, by and between Blue Ocean and Continental. A copy of the Amended and Restated Warrant Agreement is included as Exhibit 4.1 hereto.

“Ancillary Documents”	means each agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.
“Apollo”	means Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd., to whom Apollo SPAC Fund I, L.P. transferred its Blue Ocean Class B Shares.
“Blue Ocean Articles”	means the current amended and restated memorandum and articles of association of Blue Ocean
“Blue Ocean Class A Shares”	means Class A ordinary shares of Blue Ocean, par value $0.0001 per share.

“Blue Ocean Class B Shares”	means Class B ordinary shares of Blue Ocean, par value $0.0001 per share.
“Blue Ocean IPO”	means the initial public offering of Blue Ocean, which was consummated on December 7, 2021.
“Blue Ocean Private Placement Warrants”

means an aggregate of 4,709,604 warrants of Blue Ocean, calculated by 9,225,000 warrants sold to Sponsor and Apollo in the private placements consummated concurrently with the Blue Ocean IPO, less 750,000 warrants which were forfeited pro rata by Sponsor and Apollo at the Closing Date in accordance with the Sponsor Lock-Up and Support Agreement, less 3,765,396 warrants, representing 50% of private placement warrants held by the Sponsor immediately prior to the Closing forfeited by Sponsor on the Closing Date as adjusted by the Forfeiture Ratio in accordance with the Sponsor Lock-Up and Support Agreement, each entitling its holder to purchase one Blue Ocean Class A Share at an exercise price of $11.50 per share, subject to adjustment. Blue Ocean Private Placement Warrants have been assumed by TNL Mediagene and converted into TNL Mediagene Warrants on the Closing Date upon completion of the Merger.

“Blue Ocean Warrants”	means the Public Warrants and the Blue Ocean Private Placement Warrants.
“Cayman Companies Law”	means the Companies Act (as amended) of the Cayman Islands.
“Conversion”

means the issuance of an aggregate of 4,743,749 Blue Ocean Class A Shares by Blue Ocean upon the conversion of an equal number of Founder Shares on June 21, 2024. Of the 4,743,749 Blue Ocean Class A Shares issued in the Conversion, an aggregate of 4,353,749 Blue Ocean Class A Shares was issued to the Sponsor and an aggregate of 390,000 Blue Ocean Class A Shares was issued to Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and certain other holders of Founder Shares. The Sponsor retained one Founder Share.

“Earn-Out Shares”

means an aggregate of 2,726,418 TNL Mediagene Ordinary Shares issuable to the holders of Founder Shares within two years of the Closing in accordance with the Sponsor Lock-Up and Support Agreement, as part of the agreed consideration of the Merger in exchange for the 4,743,750 Founder Shares, as adjusted by the formula based on the Forfeiture Ratio in accordance with the Sponsor Lock-Up and Support Agreement.

“Effective Time”	means the effective time of the Merger.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Forfeiture Ratio”	means a ratio of 0.9812 used in the formulas for calculations of Blue Ocean Private Placement Warrants and Earn-Out Shares in accordance with to the Sponsor Lock-Up and Support Agreement.
“Founder Shares”

means an aggregate of 4,743,750 Blue Ocean Class B Shares issued by Blue Ocean to the Sponsor prior to the Blue Ocean IPO and as result of the share capitalization on December 2, 2021, and the Blue Ocean Class A Shares issued or issuable upon the conversion of such Blue Ocean Class B Shares in accordance with the Blue Ocean Articles. For the avoidance of doubt, the Founder Shares include the 4,743,749 Blue Ocean Class A Shares issued to the Sponsor, Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and certain other shareholders of Blue Ocean in the Conversion.

“IFRS”	means the IFRS Accounting Standards as issued by the International Accounting Standards Board.
“Merger Agreement”

means the Agreement and Plan of Merger, dated as of June 6, 2023, by and among Blue Ocean, TNL Mediagene, and Merger Sub as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of May 29, 2024 and Amendment No. 2 to the Agreement and Plan of Merger, dated as of October 23, 2024, a copy of each of which is attached to this registration statement as Exhibits 2.1, 2.2 and 2.3, respectively.

“Nasdaq”	means The Nasdaq Stock Market LLC or Nasdaq Capital Market as the context requires.
“November PIPE Investments”

means, collectively, the November PIPE Convertible Notes, the conversion of the November PIPE Convertible Notes into the November PIPE Conversion Shares pursuant to the terms thereof, and the transfer of PIPE Warrants to the November PIPE Convertible Note Investors pursuant to the Sponsor Warrant Assignment Agreements.

“Public Warrants”

means the redeemable warrants of Blue Ocean issued in the Blue Ocean IPO, each entitling its holder to purchase one Blue Ocean Class A Share at an exercise price of $11.50 per share, subject to adjustment.

“Reverse Share Split”

means the reverse share split to cause the deemed value of the outstanding TNL Mediagene Ordinary Shares immediately prior to the Effective Time to equal $10.00 on a fully diluted basis, based on TNL Mediagene’s implied valuation immediately before the consummation of the Merger.

“Securities Act”	means the Securities Act of 1933, as amended.
“Split Factor”	means a factor of 0.11059896 used in the Reverse Share Split completed immediately prior to the Effective Time.
“Sponsor”	means Blue Ocean Sponsor, LLC.
“Sponsor Lock-Up and Support Agreement”

means an amended and restated letter agreement dated June 6, 2023, by and among Sponsor, Apollo, certain members of Blue Ocean’s board of directors, management team and advisory board and certain other shareholders of Blue Ocean, amended by the Amendment No. 1 to the Sponsor Lock-Up and Support Agreement dated October 23, 2024 by and among Sponsor, Blue Ocean and TNL Mediagene and the Amendment No. 2 to the Sponsor Lock-Up and Support Agreement dated December 3, 2024 by and among Sponsor, Blue Ocean and TNL Mediagene, a copy of each of which is attached to this registration statement as Exhibits 10.1, 10.2 and 10.3, respectively.

“TNL Mediagene”	means TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries as the context requires
“TNL Mediagene A&R Articles”	means the amended and restated memorandum and articles of association of TNL Mediagene, adopted immediately prior to the Effective Time, a copy of which is included as Exhibit 3.1 hereto.
“TNL Mediagene Ordinary Shares”	means ordinary shares of TNL Mediagene with par value of $0.0001 per share, quoted on The Nasdaq Capital Market under the symbol “TNMG.”

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“TNL Mediagene Warrants”

means the warrants of TNL Mediagene into which the Blue Ocean Warrants have converted at the Effective Time, each whole warrant entitling its holder to purchase one TNL Mediagene Ordinary Share at a price of $11.50 per share, subject to adjustment.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents, including the Merger.
“U.S. Dollars,” “$,” or “US$”	means United States dollars, the legal currency of the United States.
“U.S. GAAP”	means generally accepted accounting principles in the United States.
“3i and Tumim Transactions”

means, collectively, the Securities Purchase Agreement dated November 25, 2024 between TNL Mediagene and 3i, LP (the “3i Note SPA”), a copy of which is included as Exhibit 10.4 hereto, and the Ordinary Share Purchase Agreement dated November 25, 2024 between TNL Mediagene and Tumim Stone Capital, LLC (the “Tumim ELOC SPA”), a copy of which is included as Exhibit 10.5 hereto, as well as the Initial Note under the 3i Note SPA, the Subsidiary Guarantee under the Initial Note, the 3i Note RRA and the Tumim ELOC RRA, a form of which is included as Exhibit 10.6, as well as any transactions undertaken pursuant to these agreements.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

TNL Mediagene is Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at its core, TNL Mediagene operates media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through its trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, TNL Mediagene aims to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world. With its strong foundation in digital media, TNL Mediagene has prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives its clients higher return on advertising spending, and achieving audience growth by strengthening its audience share in its existing content categories, expanding into new content categories and growing into new geographic markets.

Recent Developments

3i and Tumim Transactions

On November 25, 2024, we entered into the 3i Note SPA with 3i, in the aggregate principal amount of up to $11,944,444 ($10,750,000 with an original issue discount of 10%), and the Tumim ELOC SPA with Tumim, pursuant to which we may, at our sole discretion, issue and sell to Tumim up to $30,000,000 of TNL Mediagene Ordinary Shares, subject to certain terms and conditions thereunder.

On December 13, 2024, we issued and sold the Initial Note in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) under the 3i Note SPA to 3i. The Initial Note accrues simple interest at six percent (6%) per annum until paid in full or converted pursuant to the terms thereof and will mature on the 12-month anniversary of the issue date. The Initial Note is guaranteed by a subsidiary guarantee under which each of TNL Mediagene’s subsidiaries jointly and severally, unconditionally and irrevocably guarantees TNL Mediagene’s obligations under the Initial Note, any other notes issued under the 3i Note SPA, the 3i Note SPA and other transaction documents, which was entered into on December 13, 2024. On December 13, 2024, we also entered into a registration rights agreement (the “3i Note RRA”) with 3i to provide certain customary registration rights to 3i. Pursuant to the registration rights granted to 3i under the 3i Note RRA, we filed the Prior F-1, and are filing this Registration Statement.

Concurrently with the issuance of the Initial Note on December 13, 2024, we entered into a related registration rights agreement (the “Tumim ELOC RRA”) with Tumim to provide certain customary registration rights to Tumim in connection with the Tumim ELOC SPA. Pursuant to the registration rights granted to Tumim under the Tumim ELOC RRA, we filed the Prior F-1. The agreements above and any transactions undertaken pursuant to them are referred to collectively in this prospectus as the “3i and Tumim Transactions”.

Status of Repayments of the Initial Note

On January 23, 2025, as consideration for Tumim’s commitment to purchase TNL Mediagene Ordinary Shares pursuant to the Tumim ELOC SPA, we instructed our transfer agent to issue 119,048 Tumim Commitment Shares to Tumim, which issuance was completed on February 26, 2025. On March 3, 2025, we made an installment repayment in shares under the Initial Note of 242,505 TNL Mediagene Ordinary Shares, representing $500,555.53 in principal and accrued interest, to 3i, at an Installment Conversion Price of $2.06 per share based on the conversion date of February 20, 2025. On April 11, 2025, we made two acceleration repayments in shares under the Initial Note totaling 1,759,717 TNL

Mediagene Ordinary Shares, representing $829,381.94 in principal and accrued interest, to 3i, each at an Acceleration Conversion Price of $0.47 per share based on the acceleration date of April 9, 2025. On May 1, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. On June 2, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. As of the date of this prospectus, we have issued a total of 2,002,222 TNL Mediagene Ordinary Shares, representing $1,329,937.47 in principal and accrued interest, and have made cash repayments totaling $1,001,111.06 as repayment under the Initial Note. As of the date of prospectus, the outstanding balance of the principal and accrued interest under the Initial Note is $2,674,506.79, and 3i has informed us that it has completed the resale of 2,002,222 TNL Mediagene Ordinary Shares registered under the Prior F-1 as of the date of this prospectus.

Status of Tumim ELOC

On January 23, 2025, we issued 119,048 Tumim Commitment Shares to Tumim. On May 21, 2025, we sent a purchase notice requesting Tumim to purchase 560,000 Tumim ELOC Shares under the Tumim ELOC SPA, which we issued to Tumim on May 29, 2025 for an aggregate consideration of $386,269.52 at an ELOC Purchase Price of $0.71 based on the purchase notice date of May 21, 2025. Tumim has informed us that it has completed the resale of 119,048 Tumim Commitment Shares and 468,782 Tumim ELOC Shares (with 91,218 Tumim ELOC Shares remaining) registered under the Prior F-1 as of the date of this prospectus.

Foreign Private Issuer

TNL Mediagene is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, TNL Mediagene is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies that are listed on the Nasdaq. For example, TNL Mediagene is not required to have a majority of the board consisting of independent directors nor have a compensation committee or regularly scheduled executive sessions with only independent directors each year. TNL Mediagene has elected to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, TNL Mediagene’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, TNL Mediagene is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Please see “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Private Issuer Status.”

Corporation Information

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. The mailing addresses of our principal executive offices are 4F, No. 88 Yanchang Road, Xinyi District, Taipei City 110, Taiwan and 23-2 Maruyamacho, Shibuya-ku Tokyo 150-0044, Japan. The telephone number of our principal executive office in Taiwan is +886-2-6638-5108 and the telephone number of our principal executive office in Japan is +81-(0)3-5784-6742. Our website address is https://www.tnlmediagene.com. The information on our website is not a part of this prospectus.

The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168.

Organization Structure

The following diagram illustrates our current corporate structure, which includes our significant subsidiaries and consolidated affiliated entities as of the date of this prospectus.

Summary Risk Factors

An investment in TNL Mediagene’s securities involves significant risks. Below is a summary of certain material risks we face, organized under relevant headings. These risks are discussed more fully under “Risk Factors.” You should carefully consider such risks before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks:

Risks Related to Our Operations and Industry

•        Adverse economic conditions in Japan, Taiwan and globally, including the potential onset of recession, could have a negative effect on our business, results of operations, financial condition, and liquidity.

•        Engagement with our digital media brands and content is critical to our success.

•        The market for digital advertising for brands is continuously and rapidly evolving. If this market develops more slowly or differently than we expect, or we fail to respond successfully to changes in the market, our business, growth prospects and financial condition could be adversely affected.

•        If we are unable to compete effectively with our competitors for users and advertising spend, our business and operating results could be harmed.

•        Our recurring losses from operations, negative working capital, negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.

•        We derive a significant portion of our revenue from our relationships with the businesses to whom we provide digital media content and related advertising technology and data analytics services, including advertising and consumer data-related services, marketing services and other services.

•        TNL and Mediagene merged in May 2023 to form TNL Mediagene. We may not be able to successfully integrate the two businesses and may continue to incur significant costs to integrate with and support Mediagene. We also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene.

•        We have previously recognized impairments in the carrying value of intangible assets including goodwill. Additional such impairments in the future could negatively affect our financial condition and results of operations.

•        The loss of key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Risks Related to Our Technology, Security and Privacy

•        Our ability to attract and retain advertising clients depends on its ability to collect and use data and develop tools to enable it to effectively deliver and accurately measure advertisements on its platform.

•        If our security measures are breached, or users and advertisers, clients and other partners believe our security measures have been breached, our sites may be perceived as not being secure, users and advertisers may stop viewing our content or using our services, and our business and operating results could be harmed.

•        Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.

•        Our business may be adversely affected by the development, use, and potential misuse of generative AI in the digital media ecosystem.

•        The use of AI tools in our business may cause us brand or reputational harm, competitive harm, or legal liability.

Risks Related to Our Reliance on Third Parties

•        We derive a significant portion of our users from third-party platforms and online search engines. Changes to the standard terms, conditions and policies of these providers that link to, have distributed or may distribute our content, such as Google Search and Google Discover, could adversely affect our business.

•        Our business relies on certain trademarks, copyrights and other intellectual property rights that are licensed from third-party licensors. We do not control these rights and any loss of our rights to them could materially adversely affect our business

Risks Related to Doing Business in Japan and Taiwan

•        We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and mainland China that could negatively affect our business and hence the value of your investment.

•        Our business is subject to the risks of earthquakes, fire, power outages, floods, outbreaks of infectious diseases and other catastrophic events, and to interruption by man-made problems such as terrorism.

Risks Related to Ownership of Our Securities

•        The price of our securities, including TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, may be volatile, and the value of our securities may decline.

•        Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to fall.

•        As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

•        We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.

•        We may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in TNL Mediagene Ordinary Shares and subject us to additional trading restrictions.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of TNL Mediagene’s Share Capital and Articles of Association” section of this prospectus contains a more detailed description of TNL Mediagene’s securities. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.

Issuer	TNL Mediagene
Resale of TNL Mediagene Ordinary Shares being registered on behalf of the Selling Securityholders
TNL Mediagene Ordinary Shares outstanding prior to the Offering	29,403,811 TNL Mediagene Ordinary Shares
TNL Mediagene Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders

Up to 8,558,677 TNL Mediagene Ordinary Shares, comprising: (a) the offer and resale of up to 8,000,000 TNL Mediagene Ordinary Shares which may be issued pursuant to the Initial Note by 3i; and (b) the offer and resale of up to 558,677 Green Quest Consideration Shares by the Green Quest Shareholders.

Maximum number of TNL Mediagene Ordinary Shares outstanding after the Offering	Up to 37,403,811 TNL Mediagene Ordinary Shares, assuming that 8,000,000 TNL Mediagene Ordinary Shares which may be issued pursuant to the Initial Note are issued in full.
Terms of the Offering

The Selling Securityholders will determine when and how they will dispose of the securities being registered for resale by the Selling Securityholders registered under this prospectus. The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of Proceeds	We will receive no proceeds from the sale of the securities by the Selling Securityholders.
Market for TNL Mediagene Ordinary Shares	TNL Mediagene Ordinary Shares are traded on the Nasdaq under the symbol “TNMG”.
Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the risks described below together with the financial and other information contained in this prospectus, including the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional risks and uncertainties that are not presently known to TNL Mediagene or that they do not currently believe are important to an investor, if they materialize, also may adversely affect TNL Mediagene. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, TNL Mediagene’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of TNL Mediagene Ordinary Shares could decline, and you may lose part or all of the value of any TNL Mediagene Ordinary Shares that you hold.

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” and “our” refer to TNL Mediagene together as a group with its subsidiaries.

Risks Related to Our Operations and Industry

Adverse economic conditions in Japan, Taiwan and globally, including the potential onset of recession, could have a negative effect on our business, results of operations, financial condition, and liquidity.

Our primary business operations as well as our primary audience and client base are located in Japan and Taiwan. As such, our business performance, financial condition and results of operations depend largely on the performance of these economies, the outlook for which remains uncertain and involves factors beyond our control. A number of macroeconomic factors may adversely affect the Japanese and Taiwanese economies, such as:

•        the possibility of a regional or global economic recession affecting Japan and Taiwan;

•        uncertainties regarding the monetary policy of central banks in Japan and other countries and the recent change in administration in the United States, including the implementation of new or increased tariffs on imported goods with unknown duration globally, potential renewed inflation in the United States and other countries around the world;

•        unfavorable developments in the exchange rate of the Japanese yen and New Taiwan Dollar and against the currencies of Japan and Taiwan’s major trading partners, including volatility triggered by cross-strait political tensions between Taiwan and China, and the Japanese yen’s continued weakness against the U.S. Dollar and other major currencies;

•        rising rates of inflation in the global economy;

•        instability in the global financial system following the failure of major financial institutions in the United States and other developed economies;

•        the deterioration of political relations between Japan or Taiwan and some of its neighboring countries or any of its major trading partners, such as growing tensions with Russia and China, economic and political tensions between China and the United States including the escalation of issues related to Taiwan, the possibility of renewed conflict between North Korea and South Korea and its allies, ongoing military conflict between Russia and Ukraine, continued tensions in the Middle East, and any act of violence, terrorism, war, armed conflict, or provocation;

•        demographic headwinds in Japan and Taiwan, including population aging, labor shortages and a consequential decline in economic activity; and

•        the effects of ongoing stagnation and decline in the global demand for semiconductors, on which Taiwan’s economy is heavily dependent.

These and other factors could lead to deterioration of the Japanese or Taiwanese economy, and in turn adversely affect demand for advertising on our digital media brands or demand for our advertising technology and data analytics related services, weakening our advertising sales and related advertising technology and data analytics revenue streams. Such negative factors could also decrease demand for our e-commerce and crowdfunding products and services as well as our integrated marketing products and services. For example, global inflation leads to a decline in the spending power of consumers, which results in a reduction in the business volume of advertising clients and a corresponding reduction in demand for our advertising and related advertising technology and data analytics services. As a result, global inflation has adversely affected our revenue and may continue to do so.

Furthermore, any adverse conditions in the Japanese or Taiwanese economies could adversely affect our access to financing, making it more difficult for us to secure potentially necessary financing in the future, to fund operations, to carry out additional acquisitions or our expansion plans, or to make debt service payments to cover interest and principal on our debts and other obligations. The continued disruption to global economic activities including in Japan and Taiwan due to heightened geopolitical instability caused by regional conflicts including the Russian invasion of Ukraine and conflicts in the Middle East, growing inflationary pressures and tightening of monetary policy by central banks worldwide in response, the recent change in administration in the United States, including the implementation of new or increased tariffs on imported goods with unknown duration globally and the potential renewed inflation in the United States and other countries around the world have resulted in unstable and sluggish credit and capital markets and are expected to have a significant negative influence on overall economic conditions in Japan and Taiwan. The duration and extent of the economic influence of these factors is necessarily uncertain and may lead to further difficulties in securing necessary funds through financing in the future. These same adverse conditions may also affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to increase the prices we charge our clients commensurately. For example, inflation in the Japan, Taiwan and broader global economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases, which, if continued, could materially adversely affect our business, results of operations, financial condition, and liquidity.

Furthermore, uncertain prospects of the overall global economy may lead our advertising and other clients to be conservative in their decision-making and discourage them from spending their resources on advertising and related advertising technology and data analytics services we offer. Adverse economic conditions globally have from time to time caused or exacerbated significant slowdowns in our industry and in the markets in which we operate. Sustained uncertainty about, or worsening of, current global economic conditions, including stagnation in advanced countries, supply chain issues and rising rates of inflation in the global economy, the continued impact of the Russian invasion of Ukraine and conflicts in the Middle East, as well as further escalation of geopolitical and trade tensions between the U.S., Japan, Taiwan and China could result in a regional or global economic slowdown and long-term changes to regional or global trade. Any or all of these factors could adversely affect our advertising sales, related advertising technology and data analytics revenues, e-commerce and other revenues, and could materially adversely affect our business, results of operations, financial condition, and liquidity.

Any of these or other factors arising out of adverse conditions in the Japanese or Taiwanese economy or globally, individually or in the aggregate, could have a material adverse effect on our clients, and in turn, on our business, financial condition or results of operations and result in decreases in our revenues.

Engagement with our digital media brands and content is critical to our success.

If we fail to increase our user numbers, or if user engagement or ad engagement declines, our revenue, business and operating results may be harmed. Our financial performance has been and will continue to be significantly determined by our success in increasing user numbers and the overall level of engagement with our content as well as increasing the number and quality of ad engagements. We anticipate that our user growth rate will eventually slow over time as the number of our users increases within an audience or geographical segment or content vertical. To the extent our growth rate slows, our success may become increasingly dependent on our ability to expand our content verticals and audience base as well as to increase levels of ad engagement and monetization on our media brands. If people do not perceive our content to be useful, reliable and entertaining, we may not be able to attract users or increase the frequency of engagement on our digital media brands and the ads that we display. There is no guarantee that we will not experience a similar erosion of our engagement levels as our user growth rate slows.

Further, maintaining and enhancing our digital media brands is an important aspect of our efforts to attract and expand our audience. Maintaining and enhancing our digital media brands depends largely on our ability to continue to provide high-quality, entertaining, useful, reliable, relevant and innovative content, which we may not do successfully. We may introduce new content, products or terms of service or policies that our users or advertisers do not like, which may negatively affect our brand. We will also continue to experience media, legislative, and regulatory scrutiny of our content, which may adversely affect our reputation and brands. Maintaining and enhancing our digital media brands may require us to make substantial investments, and these investments may not be successful. A number of additional factors could potentially negatively affect our user growth and engagement, including if:

•        users engage with other platforms or content as an alternative to ours;

•        we are unable to convince potential new users of the value, usefulness and relevance of our content;

•        there is a decrease in the perceived quality of our content;

•        our competitors incorporate features into their products or services that are substantially similar to ours or improve upon such features;

•        we fail to introduce new and improved content or services or if we introduce new or improved content or services that are not favorably received or that negatively affect numbers of users and engagement;

•        our users believe that their experience is diminished as a result of the decisions we make with respect to the frequency, relevance and prominence of ads that we display;

•        changes in the third-party platforms and search engines on which we rely to deliver a majority of our users;

•        technical or other problems prevent us from delivering our content or services in a rapid and reliable manner or otherwise affect the experience of our users;

•        we experience service outages, data protection and security issues;

•        our trademarks are exploited by others without permission;

•        our users are unable to locate content that is interesting, relevant, reliable, high quality, or trustworthy to them, or otherwise find our content offensive, inappropriate or otherwise objectionable;

•        there are adverse changes in our content or services that are mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements or consent decrees;

•        we fail to keep pace with evolving digital media market and industry trends; or

•        we do not maintain our brand image, or our reputation is damaged.

Additionally, we are exposed to media coverage in Japan, Taiwan and the East and Southeast Asia region. Negative publicity about our company, including about our content quality and reliability, changes to our content and services, privacy and security practices, labor relations, litigation, regulatory activity, and user experience with our content and services, even if inaccurate, could adversely affect our reputation and the confidence in and the use of our content and services. Such negative publicity could also have an adverse effect on the number, engagement and loyalty of our users and result in decreased revenue, which would adversely affect our business and operating results. If we are unable to increase our users or engagement, or if they decline, this could result in our content or services being less attractive to potential new users, as well as advertisers, which would have a material and adverse impact on our business, financial condition and operating results. Additionally, if we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our business and financial results may be adversely affected.

The market for digital advertising for brands is continuously and rapidly evolving. If this market develops more slowly or differently than we expect, or we fail to respond successfully to changes in the market, our business, growth prospects and financial condition could be adversely affected.

Our growth strategy is based on key assumptions regarding industry trends. For example, among others, our strategy is based on our expectations that:

•        digital advertising spend by advertising clients will continue to rise in the East and Southeast Asia region;

•        currently fragmented digital media and advertising ecosystems in the East and Southeast Asia region are ripe for consolidation;

•        advertising clients are moving away from brand advertising based on exposures and are seeking performance advertising that deliver actual purchases, primarily based on return on advertising spend;

•        digital advertising is shifting from display advertising to content marketing;

•        retail media will continue to rise to prominence in the digital media and advertising industry; and

•        developments in data analytics and advertising technology, including the recent advancements in AI technologies, will take on more importance in the digital media and advertising industry.

In addition, changes in user and consumer behavior pose a number of challenges that could adversely affect our revenues and competitive position. For example, among others:

•        we may be unable to develop new digital content and services that consumers find engaging and that achieve a high level of market acceptance;

•        we may introduce new content or services, or make changes to existing content and services, which are not favorably received by our users;

•        there may be changes in sentiment of our users about the quality, usefulness or relevance of our existing content or concerns related to privacy, security or other factors;

•        failure to successfully manage changes implemented by social media platforms, search engines, or news aggregators, including those affecting how our content is prioritized, displayed and monetized, could affect our business; and

•        our audience may increasingly use technology (such as incognito browsing) that decreases our ability to obtain a complete view of the behavior of users that engage with our content.

Our industry and business are subject to rapid and continuous changes in industry trends and technology, evolving client needs and the frequent introduction by our competitors of new and enhanced offerings. Our future success will depend on our ability to continuously enhance and improve our offerings to meet client needs, build our brand, scale our technology capabilities, add functionality to and improve the performance of our advertising and marketing solutions, while addressing technological and industry advancements. If we are unable to enhance our solutions to meet market demand in a timely manner, we may not be able to maintain our existing clients or attract new clients, and our solutions may become less competitive or obsolete. Our investments in data analytics and technologies are inherently risky and may not be successful. These investments may adversely impact our operating results in the near term and there can be no assurance as to our ability to use new and existing technologies to distinguish our content and services from those of our competitors and develop in a timely manner compelling new content and services that respond to changing industry trends and evolving client needs. Addressing recent industry trends, in particular the rise of retail media and performance advertising, presents new challenges for us, and we are investing substantial resources to evolve and adapt our businesses, pricing and organization to capture opportunities presented by such new trends in our industry. Addressing such challenges may also necessitate investing in new partnerships and advertising channels where we do not have a long or established track record of competing successfully. If we are not successful in developing and expanding our products and solutions that respond to industry trends and meet our client needs, our business, financial condition and prospects may be adversely affected.

If we are unable to compete effectively with our competitors for users and advertising spend, our business and operating results could be harmed.

Competition for users and engagement with our content, products and services is intense. We compete against many companies to attract and engage users, including companies that have greater financial resources and potentially larger user bases, and companies that offer a variety of competing Internet and mobile device-based content, products and services. Our competitors may acquire and engage users at the expense of the growth or engagement of our users, which would negatively affect our business. We believe that our ability to compete effectively for users depends upon many factors both within and beyond our control, including:

•        the popularity, usefulness and reliability of our content compared to that of our competitors;

•        the timing and market acceptance of our content;

•        the continued expansion and adoption of our content;

•        our ability, and the ability of our competitors, to develop new content and enhancements to existing content;

•        our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

•        the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

•        changes mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

•        our ability to attract, retain and motivate talented employees;

•        the costs of developing and procuring new content, relative to those of our competitors;

•        acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•        our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses and traditional media outlets, such as television, radio and print, for advertising budgets. In determining whether to buy advertising, our advertisers typically consider the demand for our content, demographics of our users, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in user/audience fragmentation and increased competition for advertising. In addition, some of our larger digital media competitors have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We may need to continue to innovate and improve the monetization capabilities of our media and branded content, technology and digital studio business in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

•        the size and composition of our user/audience base relative to those of our competitors;

•        our ad targeting capabilities, and those of our competitors;

•        our ability, and the ability of our competitors, to adapt our model to the increasing power and significance of influencers to the advertising community;

•        the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

•        our marketing and selling efforts, and those of our competitors;

•        the pricing for our advertising products and services relative to those of our competitors;

•        the return our advertisers receive from our advertising products and services, and those of our competitors; and

•        our reputation and the strength of our brand relative to our competitors.

If we are unable to compete effectively for users or advertiser spend for any reason, including those listed above, our business, financial condition, and operating results may be materially and adversely affected.

Our recurring losses from operations, negative working capital, negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.

For the fiscal year ended December 31, 2024, we had recurring losses from operations of $76,344,202, negative working capital $15,270,853, net operating cash outflow $10,212,070 and accumulated deficit of $117,208,018. As a result, there is substantial doubt regarding our ability to continue as a going concern, and our audited consolidated financial statements for the fiscal years ended December 31, 2022, 2023 and 2024 include disclosure regarding substantial doubt about our ability to realize our assets and discharge our liabilities in the normal course of business, and to continue as a going concern. Our financial statements were prepared assuming that we will continue as a going concern. The going concern basis of the presentation assumes that we will continue in operation for the foreseeable future and that a material uncertainty exists that we may be able to realize our assets and satisfy our liabilities in the normal course of business. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

Our ability to continue as a going concern is dependent, in part, on our ability to improve our operating conditions and raise additional capital through equity offerings or debt financings. We plan to actively expand our customer base while prudently controlling our various expenses and costs. For example, as of December 31, 2024, we have secured service contracts exceeding $5.9 million in fees, which, for the avoidance of doubt, have not yet been recognized as revenue for the fiscal year ended December 31, 2024 in our audited consolidated financial statements for the fiscal years ended December 31, 2022, 2023 and 2024, through one of our subsidiaries, S.C. Integrated Marketing Communication Co., Ltd. Our business plans consider, among others, cost management, the issuance of promissory notes and renewal of our loan facilities with financial institutions. In January 2025, we raised $1.2 million through issuance of one-year promissory note by our subsidiary Green Quest Holding Inc. to a third party. In addition, we have consistently maintained a good reputation and banking credit with financial institutions and have obtained approximately $3.9 million in loan facilities from financial institutions, including secured loans and guaranteed loans. Although our management intends to continue to pursue these plans, there can be no assurance that we will be successful in securing additional revenue, managing our costs or obtaining sufficient funding on terms acceptable to us to fund continuing operations. If we cannot continue as a going concern, we may have to limit or cease our operations or liquidate our assets — in which case we may receive less than the value at which those assets are carried on our financial statements. If this occurs it is likely that our shareholders may lose some or all of their investment in us.

We derive a significant portion of our revenue from our relationships with the businesses to whom we provide digital media content and related advertising technology and data analytics services, including advertising and consumer data-related services, marketing services and other services.

A significant portion of our revenue is currently generated from deployment of advertising on our digital media brands. As is common in the industry, our advertisers do not have long-term advertising commitments with us. Many of our advertisers spend only a relatively small portion of their overall advertising budget with us. In addition, many of our advertisers purchase our advertising services through one of several large advertising agency holding companies. Advertisers may not continue to do business with us, or they may reduce the prices they are willing to pay to advertise with us, if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to alternatives.

Further, we need to maintain good relationships with advertisers to provide us with a sufficient inventory of advertisements and offers. Online advertising is an intensely competitive industry. In order for our advertising business to continue to succeed, we need to continue to demonstrate the reach of our audience and the benefit to our advertising partners. Our advertising revenue could be adversely affected by a number of other factors, including:

•        decreases in users and engagement with our various digital media brands;

•        inability to demonstrate the value of our content to advertisers and advertising agencies or inability to measure the value of our content in a manner which advertisers and advertising agencies find useful;

•        inability to increase advertiser demand and/or inventory;

•        inability to help advertisers effectively target ads;

•        inability to improve our analytics and measurement solutions that demonstrate the value of our content;

•        the impact of new technologies that could block or obscure the display of or targeting of our content;

•        decreases in the cost per ad engagement;

•        loss of advertising market share to our competitors;

•        need to enter into revenue sharing arrangements or other partnerships with third parties;

•        adverse legal developments relating to advertising or measurement tools related to the effectiveness of advertising, including legislative and regulatory developments impacting branded content, labeling of advertising, privacy and consent requirements related to sharing of personal information and/or litigation related to any of the foregoing;

•        adverse media reports or other negative publicity involving us or the digital media industry as a whole;

•        changes in the way our ad products are priced;

•        bad debts related to trade credit extended to certain advertisers;

•        the possibility of contractual disputes between advertisers and us;

•        cancellation of certain pre-paid branded advertising orders; and

•        the impact of macroeconomic conditions and conditions in the advertising industry in general.

If our relationship with any advertising partners terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to qualify new advertising partners, which could negatively impact our revenues, at least in the short term.

Changes to our existing content and services could fail to attract users and advertisers or fail to generate revenue.

We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage users and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we have launched and expect to continue to launch strategic initiatives, which do not directly generate revenue but which we believe will enhance our attractiveness to users and advertisers. In the future, we may invest in new content, products, services and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

If we fail to effectively manage our growth, our business and operating results could be harmed.

The growth and expansion of our business creates significant challenges for our management, and for our operational and financial resources. We intend to continue to make substantial investments to expand our operations, engineering, content development, sales and marketing, and general and administrative organizations. We face significant competition for employees from other companies and we may not be able to hire new employees quickly enough to meet our needs. Providing our content, services and features to our users and advertisers is costly and we expect our expenses to continue to increase in the future as we broaden our geographic and audience reach and as we develop and implement new features and services that require more infrastructure. Historically, our costs increased in proportion to our revenue as we grew our business. However, as we continue to expand the business, we will need to invest in our operating expenses, such as our research and development expenses and sales and marketing expenses in order to keep pace with the growth of our business. We expect to continue to invest in our infrastructure in order to enable us to provide our digital media content and related advertising technology and data analytics services rapidly and reliably to our clients in Japan and Taiwan as well as in new markets in the East and Southeast Asia region, including in countries where we do not expect significant near-term monetization. Continued growth could also strain our ability to develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. In addition, some members of our management team have limited experience managing a large cross-border business operation and may not be able to manage growth effectively. Our expenses may grow faster than our revenue, and our expenses may be greater than we anticipate. As our organization continues to grow, and we may be required to implement more complex organizational management structures, we may find it increasingly difficult to maintain certain benefits of our corporate culture, including our ability to quickly develop and launch new and innovative content, services and features. This could negatively affect our business performance.

TNL and Mediagene merged in May 2023 to form TNL Mediagene. We may not be able to successfully integrate the two businesses and may continue to incur significant costs to integrate with and support Mediagene. We also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene.

TNL merged with the Japanese digital media and e-commerce company Mediagene in May 2023 to form TNL Mediagene. Since the merger, we have been integrating TNL and Mediagene’s operations into a combined TNL Mediagene group. Integration of TNL and Mediagene has and may continue to incur significant costs relating to organization restructuring, facility consolidation activities and other costs, which we believe are necessary to realize the anticipated cost synergies of the merger. Among other risks, we may incur significant or unanticipated expenses or debt with integration of the legacy business, operations and activities of Mediagene prior to the merger and TNL. No assurances of the timing or number of synergies able to be captured, or the timing or amount of costs necessary to achieve those synergies, can be provided. The amount and timing of any such costs could materially adversely affect the TNL Mediagene business, financial condition and results of operations.

Prior to the merger, Mediagene and TNL operated independently and primarily created and published content and other various creative assets in Japanese and Chinese, respectively, and after the merger, much of daily operations continue to take place in Japanese for former Mediagene digital media brands and other assets and Chinese for former TNL digital media brands and other assets. There can be no assurances that the combined businesses will allow for the maintenance and/or achievement of any portion of the anticipated financial or other benefits. Integrating the operations of the two firms has involved and is expected to continue to involve translation of these assets and inter-office communications into Japanese or Chinese, as the case may be, which may incur significant and ongoing costs. Furthermore, the needs and expectations of advertising clients typically differ between Japan and Taiwan, and we may not be able to address these needs satisfactorily as a combined entity. See “— Acquisitions and investments could disrupt our business and harm our financial condition and operating results” for discussion on additional risks.

If we are unable to successfully integrate the TNL and Mediagene businesses, the anticipated benefits of the merger may not be realized fully, if at all, or may take longer than expected to realize. Our integration effort could result in a loss of key TNL or Mediagene employees, loss of customers, disruption of either or both of TNL’s or Mediagene’s ongoing businesses or unexpected issues, higher than expected costs and an overall post-completion process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the TNL and Mediagene businesses in order to realize the anticipated benefits of the merger:

•        Maintaining existing agreements with customers, distributors, providers, talent and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers, talent and vendors;

•        Integrating the businesses’ administrative, accounting and information technology infrastructure;

•        Integrating employees and attracting and retaining key personnel, including talent;

•        Managing the expanded operations of a significantly larger and more complex company;

•        Resolving potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger.

Even if the TNL and Mediagene businesses are integrated successfully, the full benefits of the merger may not be achieved within the anticipated time frame or at all. In 2024, we incurred an impairment loss of $25.5 million recognized against goodwill of Mediagene because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss. Further, our future success depends, in part, upon our ability to manage this expanded business, which could pose substantial challenges for management, including challenges related to the management and monitoring of new complex operations and associated increased costs. All of these factors could materially adversely affect the price of the TNL Mediagene Ordinary Shares, our business, financial condition, results of operations or cash flows.

Acquisitions and investments could disrupt our business and harm our financial condition and operating results.

Our success depends, in part, on our ability to expand and grow our business in response to changing technologies, user and advertiser demands, and competitive pressures. Our growth strategy depends in part on the acquisition of complementary digital media brands and technology businesses. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. Additionally, the integration of acquisitions requires significant time and resources, and we may not manage these processes successfully. We cannot assure you that these investments will be successful. If we fail to successfully integrate the companies we acquire, we may not realize the benefits expected from the transaction and our business may be harmed. The risks we face in connection with acquisitions include:

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        coordination of functions;

•        retention of key employees from the acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems and processes;

•        the need to implement or improve controls, procedures and policies at a business that may have lacked effective controls, procedures and policies prior to the acquisition;

•        liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•        unanticipated write-offs or charges; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Further, in connection with such acquisitions and strategic initiatives, we may incur significant or unanticipated expenses, fail to realize anticipated benefits and synergies, have difficulty incorporating an acquired or new line of business, disrupt relationships with current and new employees, clients and vendors, incur significant debt, or be compelled to delay or not proceed with announced transactions or initiatives. Additionally, local governmental regulatory agencies or international regulators may impose restrictions on the operation of our businesses as a result of our seeking regulatory approvals for any significant acquisitions and strategic initiatives or may dissuade us from pursuing certain transactions. The occurrence of any of these events could have an adverse effect on our business, results of operations or financial condition.

Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the impairment of goodwill, any of which could harm our financial condition or operating results.

Our international operations are subject to increased challenges and risks.

We provide media content and services in various jurisdictions around the Asia-Pacific and Oceania regions, including Japan, Taiwan, Hong Kong, Thailand and Australia, as well as the United States. Our content is available in multiple languages, including Japanese, Chinese and English. Our business and the conduct of our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems and commercial markets. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•        recruiting, integrating and retaining talented and capable employees in multiple jurisdictions and maintaining our company culture across all of our offices;

•        providing our content and operating across a significant distance, in different languages and among different cultures, including the potential need to modify our products, content and services to ensure that they are culturally relevant in different countries;

•        increased competition from local media companies and mobile apps which have expanded and may continue to expand their geographic footprint;

•        differing and potentially lower levels of user growth, user engagement and ad engagement in new and emerging geographic territories;

•        compliance with applicable local laws and regulations, including laws and regulations with respect to privacy, consumer protection and media freedom;

•        operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States;

•        compliance with anti-bribery laws;

•        currency exchange rate fluctuations;

•        foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash;

•        potential double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the jurisdictions in which we operate; and

•        higher costs of doing business internationally, including increased accounting, travel, infrastructure and legal compliance costs.

If we are unable to manage the complexity of our international operations successfully, our business, financial condition and operating results could be adversely affected.

Our financial results from period to period have fluctuated in the past and may fluctuate in the future.

We have a limited operating history as a combined TNL Mediagene group since the merger of TNL and Mediagene in May 2023, which makes it difficult to forecast our future results. As a result, we cannot rely upon our past financial results as indicators of future performance. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow users and engagement;

•        changes made to the social media and other platforms that are important channels of distribution for our content, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertising clients in a particular period;

•        seasonal fluctuations, as our revenue is typically highest in the fourth quarter of the year due to strong advertising spending and e-commerce spending during this quarter;

•        the number of ads shown to our users;

•        the pricing of our advertising, technology and agency products;

•        the diversification and growth of revenue sources beyond and among our media and branded content, technology and digital studio business units;

•        the development and introduction of new content, products or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

We have previously recognized impairments in the carrying value of intangible assets including goodwill. Additional such impairments in the future could negatively affect our financial condition and results of operations.

We carry a substantial amount, approximately $34.0 million of goodwill and $31.0 million of intangible assets excluding goodwill on our consolidated balance sheet as of December 31, 2024, as a result of past acquisitions. Goodwill represents the excess of the total cost of a given acquisition over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the acquired entity. Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual impairment test includes an option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If the fair value is less than the carrying value, an impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. Our policy is to update the fair value calculation of our reporting units and perform the quantitative goodwill impairment test on a periodic basis.

 We incurred an impairment loss on intangible assets including goodwill of $29.0 million in 2024, which was primarily attributable to an impairment loss of $25.5 million recognized against goodwill of Mediagene because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss as well as an impairment loss of $3.1 million due to downsizing of the e-commerce department of our subsidiary Polydice Inc. as market competition has increased, which led to a decline in Polydice Inc’s future revenue forecast and a significant drop in profits. Furthermore, the historical trading prices for TNL Mediagene Ordinary Shares have varied significantly from a low of approximately $0.29 per share on April 21, 2025 to a high of approximately $15.56 per share on December 9, 2024. If the market price of TNL Mediagene Ordinary Shares is depressed at a level below our current net book value for a sustained period of time, we may recognize impairment losses associated with the depressed market price of TNL Mediagene Ordinary Shares. See “— Risks Related to Ownership of Our Securities — The price of our securities, including TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, may be volatile, and the value of our securities may decline.”

In the event that we incur material goodwill or other intangible assets impairment in the future, our financial condition and results of operations could be negatively affected.

The loss of key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend upon the continued services and performance of our key personnel, most importantly Joey (Tzu-Wei) Chung, Motoko Imada, Mario (Shih-Fan) Yang and Hiroto Kobayashi. Although we expect to enter into employment and non-competition agreements with our key personnel, their employment with us is at-will. In addition, a significant portion of our media and branded content is custom-made for our business by our personnel. The loss of key personnel, including members of management as well as key engineering, video, editorial, and sales personnel, could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. For example, as a public company, we will need to attract and retain personnel to perform additional functions characteristic of a public company. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, may not be as effective as in the past. If we do not succeed in effectively attracting, hiring and integrating new talented personnel, or retaining and motivating existing personnel, our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.

We are exposed to fluctuations in currency exchange rates.

We transact business globally in multiple currencies and have foreign currency risks related to our revenue, costs of revenue and operating expenses, all of which are currently denominated primarily in the Japanese yen and the New Taiwan Dollar. In addition, a portion of our costs and expenses have been, and we anticipate will continue to be, denominated in foreign currencies, including the Japanese yen and the New Taiwan Dollar. Moreover, while we undertake limited hedging activities intended to offset the impact of currency translation exposure, it is impossible to predict or eliminate such impact. As a result, our operating results may be harmed.

Risks Related to Our Technology, Security and Privacy

Our ability to attract and retain advertising clients depends on our ability to collect and use data and develop tools to enable us to effectively deliver and accurately measure advertisements on our platform.

Most advertisers rely on tools that measure the effectiveness of their ad campaigns in order to allocate their advertising spend among various formats and platforms. If we are unable to measure the effectiveness of advertising using our integrated marketing and ad deployment services or we are unable to convince advertisers that our services should be part of a larger advertising budget, our ability to increase the demand and pricing of our advertising products and maintain or scale our revenue may be limited. Our tools may be less developed than those of other platforms with which we compete for advertising spend. Therefore, our ability to develop and offer tools that accurately measure the effectiveness of a campaign using our services is critical to our ability to attract new advertising clients and retain, and increase spend from, our existing advertising clients.

We are continually developing and improving these tools and such efforts have and are likely to continue to require significant time and resources and additional investment, and in some cases, we have relied on and may in the future rely on third parties to provide data and technology needed to provide certain measurement data to our advertising clients. If we cannot continue to develop and improve our advertising tools in a timely fashion, those tools are not reliable, or the measurement results are inconsistent with advertiser goals, our advertising revenue could be adversely affected. Many existing advertiser tools that measure the effectiveness of advertising do not account for the role of marketing early in a user’s decision-making process, which is the part of the decision-making process targeted by our content marketing and retail media services. Instead, these tools measure the last ad or content that was exposed to the user that receives credit for influencing a user’s purchase or action. As a result, we may not be able to demonstrate and measure for our advertising clients the value of engaging with a user during the early intent phase.

In addition, web and mobile browser developers, such as Apple, Microsoft or Google, have implemented and may continue to implement changes, including requiring additional user permissions, in their browser or device operating system that impair our ability to measure and improve the effectiveness of advertising using our services. Such changes include limiting the use of first-party and third-party cookies and related tracking technologies, such as mobile advertising identifiers, and other changes that limit our ability to collect information that allows us to attribute user actions on advertisers’ websites to the effectiveness of promotional campaigns run on our platform. For example, Apple launched its Intelligent Tracking Prevention (“ITP”) feature in its Safari browser. ITP blocks some or all third-party cookies by default on mobile and desktop and ITP has become increasingly restrictive over time. Apple’s related Privacy-Preserving Ad Click attribution (PPAC), intended to preserve some of the functionality lost with ITP, would limit cross-site and cross-device attribution, prevent measurement outside a narrowly defined attribution window, and prevent ad retargeting and optimization. Similarly, Google announced that it plans to stop supporting third-party cookies in its Google Chrome browser. Further, Apple implemented certain changes, including introducing an AppTracking Transparency framework that limits the ability of mobile applications to request an iOS device’s advertising identifier and affects our ability to track user actions off of our digital media brands and connect their interactions with advertising and content marketing on our digital media brands.

All these restrictions described above make it more difficult for us to provide the most relevant ads to our users, measure the effectiveness of, and to retarget and optimize, marketing on our digital media brands. This may result in advertisers spending less or not at all, on our advertising services and favoring larger platforms like Facebook and Google that have more capabilities to help advertisers measure their conversions. Developers may release additional technology that further inhibits our ability to collect data that allows us to measure the effectiveness of marketing on our digital media brands. Any other restriction, whether by law, regulation, policy (including third-party policies) or otherwise, on our ability to collect and share data which our advertising clients find useful, our ability to use or benefit from tracking and measurement technologies, including cookies and tracking pixels, or that further reduce our ability to measure the effectiveness of advertising on our digital media brands would impede our ability to attract, grow and retain advertising clients. Advertisers, retailers, and other parties who provide data that helps us deliver personalized, relevant advertising may restrict or stop sharing this data. If they stop sharing this data with us, it may not be possible for us to collect this data within our digital media brands or from another source. We rely heavily on our ability to collect and share data and metrics for our advertising clients to help new and existing advertising clients understand the performance of advertising campaigns. If advertisers do not perceive our metrics to be accurate representations of our user base and user engagement, or if we discover inaccuracies in our metrics, they may be less willing to allocate their budgets or resources to our services, which could have a material and adverse effect on our business, reputation and operating results.

If our security measures are breached, or users and advertisers, clients and other partners believe our security measures have been breached, our sites may be perceived as not being secure, users and advertisers may stop viewing our content or using our services, and our business and operating results could be harmed.

Our efforts to protect our internal data or the information that users and advertisers, clients and other partners have shared with us may be unsuccessful due to the actions of third parties, software bugs or other technical malfunctions, cyberattacks, employee error or malfeasance, hacking, ransomware, viruses or other factors. In addition, third parties may attempt to induce our employees, users, advertisers, clients or vendors to disclose information to gain access to our data, advertisers’ data or the data of the users of our digital media brands and e-commerce platforms. Further, because the login credentials or passwords employed by users to access our digital media brands and e-commerce platforms, where applicable, may be similar to or the same as the ones that they use in connection with other platforms or websites, a breach in the security of those platforms or websites can allow third parties to gain unauthorized access to users’ accounts on our digital media brands. If any of the events described above occur, our information or users’, advertisers’, clients’ or other partners’ information could be accessed or disclosed improperly. If a third party gains unauthorized access to our systems, they may, among other things, post malicious spam and other content on our digital media brands using a user’s, advertisers’, client’s, or partner’s account, that could negatively affect our products and our business.

Some third parties, including advertisers, clients and vendors, may store information that we share with them on their networks. If these third parties fail to implement adequate data-security practices or fail to comply with our terms and policies, users’ data may be improperly accessed, used or disclosed. Even if these third parties take all the necessary precautions, their networks may still suffer a breach, which could compromise the data we share with them.

Any incidents where users’, advertisers’, clients’, partners’ or our information is accessed without authorization or is improperly used, or incidents that violate our privacy policy, terms of service or other policies, or the perception that an incident has occurred, could damage our brand and reputation, adversely impact our competitive position and result in significant costs. We may need to notify government authorities or affected users regarding security incidents, and government authorities or affected users, creators, publishers or advertisers could initiate legal or regulatory action against us over those incidents, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. Maintaining the trust of users, advertisers, clients and partners is important to sustain user growth, retention and engagement, and we may incur significant costs in an effort to detect and prevent any security incidents. Concerns over our information security or data privacy practices, whether actual or unfounded, could subject us to negative publicity and damage our brand and reputation and deter users, advertisers, clients and partners from viewing our digital media brands’ sites or doing business with us. Any of these occurrences could have a material and adverse effect on our business, reputation, and operating results.

Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.

Our business involves collecting and processing certain types of our users’ personal data, including those provided by third-party platforms, including, but not limited to, full name, birth date, address, phone number, email address, age and GPS location as well as technical identifying data including, but not limited to, IP address, device, browser and operating system IDs, activity logs, usage and preference information, and user-generated content. As such, our business is subject to various laws and regulations of local jurisdictions in which we operate, including Japan and Taiwan, which govern the collection and processing (including the use, retention and sharing) and security of the data we receive from and about individuals. Failure to protect confidential data, provide individuals with adequate notice of our privacy policies or obtain required valid consent, for example, could subject us to liabilities imposed by these jurisdictions. Existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies, may expand current or enact new laws regarding privacy and data protection.

According to the Japanese Act on the Protection of Personal Information, our Japanese subsidiaries are required to, among other restrictions and requirements, notify data subjects of the specified purpose of use for which their personal information is being processed and shall not use such data beyond the specified purpose of use or disclose it to any third party without the data subject’s consent, subject to various exceptions or additional restrictions in accordance with circumstances. In addition, our Japanese subsidiaries are required to give data subjects the opportunity to correct their personal information if the legal elements for such correction requests are satisfied, among various other legal rights granted to data subjects. In the event of a violation of the restrictions or requirements of the Japanese Act on the Protection of Personal Information, our Japanese subsidiaries may be subject to an order or administrative guidance issued by the Japanese regulatory authority, the Personal Information Protection Commission, and in the event of violation of such an order or administrative guidance, may be subject to a fine of up to JPY 100,000,000. Separately, in the event of a violation of the restrictions or requirements of the Japanese Act on the Protection of Personal Information, our Japanese subsidiaries may become liable for damages caused to customers or suffer a loss of reputation, which could have a material adverse effect on our business, results of operations or financial condition.

According to the Taiwan Personal Data Protection Act, our Taiwan subsidiaries are required to conduct due notification procedures for the collection of customers’ personal data. Data subjects’ consents are required for the collection, processing, and use of their personal information, subject to various exceptions or additional restrictions in accordance with circumstances. Our Taiwan subsidiaries shall not use such personal data beyond the specific purposes notified to the data subjects, unless otherwise agreed by the data subjects or permitted under the laws and regulations. In addition, our Taiwan subsidiaries are required to give data subjects the right to access their personal data, request a copy of their personal data, supplement or correct their personal data, demand the cessation of the collection, processing or use of their personal data, and/or request a deletion of their personal data. Additionally, our Taiwan subsidiaries shall implement proper security measures to prevent the personal data from being stolen, altered, damaged, destroyed or disclosed. In the event of violation of restrictions or requirements under the Taiwan Personal Data Protection Act, our Taiwan subsidiaries may be subject to criminal liabilities and an administrative fine up to NTD 15,000,000 per violation depending on the violating scenario and be liable for the damages caused to our users. Our Taiwan subsidiaries may also be liable for the damages and losses arising from any injury caused by any unlawful collection, processing or use of personal data, or other infringement on the rights of data subjects resulting from the violation of the Taiwan Personal Data Protection Act, which could have a material adverse effect on our business, results of operations or financial condition.

Existing and newly adopted laws and regulations with respect to privacy and the collection and use of personal data and information, as well as consumer marketing practices (or new interpretations of such existing laws and regulations) have imposed and may continue to impose obligations that may affect our business, require us to incur increased compliance costs and cause us to further adjust our advertising or marketing practices. Any failure, or perceived failure, by us or the third parties upon which we rely to comply with the laws and regulations relating to privacy, data protection, or consumer marketing practices that govern our business operations, as well as any failure, or perceived failure, by us or the third parties upon which we rely to comply with our own posted policies relating to such matters, could result in claims against us by governmental entities or others, negative publicity and a loss of confidence in us by our users and advertisers. Each of these potential consequences could adversely affect our business, results of operations or financial condition.

Our business may be adversely affected by the development, use, and potential misuse of generative AI in the digital media ecosystem.

The emergence of generative AI tools presents new challenges for our business. Just as the Internet and smartphone technologies transformed the media and advertising industries, generative AI tools have the potential to significantly change the digital media ecosystem in ways that are difficult to predict. Our success as an end-to-end digital media solutions provider depends on our ability to maintain the high quality of our digital media content that we create or acquire and monetize our original and acquired content. We presently maintain this high-quality standard by employing human writers and editors rather than generative AI tools. Though we believe that generative AI tools are not presently capable of producing output that meets our users’ standards or our clients’ demands, generative AI tools may in the future increase in capability and their output may reach similar quality as human produced content, competing directly with our human-produced content at scale with a potentially lower cost. Even in the event that the content generated by generative AI tools does not reach a level of quality that is comparable with human work, the preferences of our clients and users may shift to place greater value on the price and convenience of content than they do on its source, quality, or reliability. If our clients and users begin to consume content created by generative AI tools rather than our human produced content, our user numbers and traffic may decrease in size and our perceived value as a provider of digital media solutions may decrease, with a corresponding negative effect on our business and our ability to effectively compete in the digital media solutions market.

The potential misuse of generative AI tools may also lead to undermining the value of our content, both in the context of unauthorized use of our content in training of new AI models as well as copycat output produced by generative AI tools. AI tools trained without authorization on our content could, for example, be used by third parties to produce copycat AI content that resembles, and competes for attention with, the content of our digital media brands. Such copycat output might also contain inaccurate or even libelous statements that are falsely attributed to us, causing damage to our reputation. Because AI is an emerging technology, there is not a mature body of law regarding the appropriateness of AI models’ uses of third-party data and content, which may impair the value of our original and acquired content. The realization of any of these risks could have a material and adverse effect on our business, financial condition and results of operations.

The use of AI tools in our business may cause us brand or reputational harm, competitive harm, or legal liability.

We currently provide AI-powered data analytics services and advertising technology solutions to our advertising clients and employ AI translation to create multilingual versions of some of our user-facing media content. As with many innovations, AI presents risks that could affect our ability to successfully incorporate AI in our business. For example, our AI algorithms used in data analytics and advertising technology products and services may be flawed and not achieve sufficient levels of accuracy or contain biased information, which may cause reputational harm. Thus, as AI evolves, we may need to focus resources on the development (including, the creation of proprietary data sets and machine learning models), testing and maintenance of our products and services to help ensure the accuracy of any AI outputs with respect thereto. Such efforts with respect to the development and maintenance of AI may also increase the cost profile of our offerings due to the nature of the computing costs involved in such systems. In addition, our competitors or other third parties may incorporate AI solutions into their products and services more quickly or more successfully than us, and their AI solutions may achieve higher market acceptance than ours, which may result in us losing market share and failing to recoup our investments in AI-powered applications. Our ability to employ AI, or the ability of our competitors to do so better, may impair our ability to compete effectively, result in reputational harm and have a material adverse impact on our operating results.

The use and development of AI tools is also an area of developing laws, rules, and regulations, which may pose compliance, liability, ethical or other risks to our business, and may require us to develop additional AI-specific governance programs. We may not be able to generate intellectual property revenue in connection with the use of our content by third parties to develop AI technologies. In addition, several jurisdictions around the globe have proposed or enacted laws restricting the use of AI on privacy and other grounds. For example, European regulators have proposed a stringent AI regulation, and we expect other jurisdictions will adopt similar laws. In particular, privacy laws in certain countries extend rights to consumers (such as the right to delete certain personal data) and regulate automated decision making, which might be incompatible with our use of AI tools. Such obligations, if in the future they are applied in the territories where we operate, may make it harder for us to conduct our business using AI, lead to regulatory fines or penalties, require us to change our business practices, retrain our AI tools, or prevent or limit our use of AI. The realization of any of these risks could have a material and adverse effect on our business, financial condition and results of operations.

Risks Related to Our Reliance on Third Parties

We derive a significant portion of our users from third-party platforms and online search engines. Changes to the standard terms, conditions and policies of these providers that link to, have distributed or may distribute our content, such as Google Search and Google Discover, could adversely affect our business.

We depend on third-party platform providers to provide access to our content. A significant portion of our users engage with our content through third-party platform providers rather than directly on our websites, most prominently, Google Search and Google Discover, which collectively accounted for an average of 50.8% of our total traffic in the twelve months ended March 31, 2025, as well as Facebook, Instagram, YouTube and X. These platforms serve as significant channels of online distribution and are critical to accessing our content. If these platform providers deny access to our content, modify their current discovery mechanisms or algorithms, develop their own competitive offerings, or impose fees for access to and use of their platforms, our business could be negatively affected. We are also subject to the standard terms, conditions and practices of these platform providers, which govern the promotion, distribution, operation and use of our content. Platform providers have broad discretion to change their standard terms and conditions and have the right to prohibit us from distributing content on their platforms if we are perceived to violate those standard terms and conditions. In addition, platform providers can change their policies or interpretations of their standard terms and conditions. Our business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to us or if platform providers determine that we are in violation of their standard terms and conditions and prohibit us from distributing our content on their platforms. Moreover, if we are unable to maintain a good relationship with these platform providers, our business and operating results could be adversely affected. Our business could also be harmed if these platforms change their terms and conditions relating to how their users share information on or through their platforms or across other platforms, which could impact our number of users and engagement.

We also depend on internet search engines, such as Google and Yahoo! JAPAN, to direct a significant amount of traffic to our platform. Our ability to maintain and increase the number of users directed to our platform from search engines is not within our control. Search engines, such as Google and Yahoo! Japan, have and may continue to modify their search algorithms (including what content they index and the format in which content is indexed) and policies or enforce those policies in ways that are detrimental to us, that we are not able to predict or without prior notice. When that occurs, we have in the past and expect to experience in the future, declines or de-indexing in the organic search ranking of certain search results or declines in page visits from search engines caused by the format in which our search results appear. We have experienced declines in traffic, user growth and user retention as a result of these changes in the past, and anticipate fluctuations as a result of such actions in the future. For example, our health-oriented digital media brand, MYLOHAS, which operated its website from 2006 and was rebranded as ROOMIE KITCHEN in June 2022, experienced a dramatic decrease in website traffic due to a Google search algorithm update in October 2019. Prior to this change, MYLOHAS was recording approximately 22 million monthly pageviews. However, following the algorithm adjustment, website traffic declined to approximately 3 million monthly pageviews. Our ability to appeal these actions is limited, and we may not be able to revise our search engine optimization (“SEO”) strategies to recover the loss in traffic or users resulting from such actions. In addition, changes in policies or their enforcement may not apply in the same manner to our competitors, or our competitors’ SEO strategies to retain and attract users may be more successful than ours. Further, some of these search engines are owned by companies that compete with various aspects of our business. The realization of any of these risks could have a material and adverse effect on our business, financial condition and results of operations.

Our business relies on certain trademarks, copyrights and other intellectual property rights that are licensed from third-party licensors. We do not control these rights and any loss of our rights to them could materially adversely affect our business.

Our digital media brands, especially those in Japan, rely on licenses to be able to use certain media trademarks, copyrights and other intellectual property rights to a number of our websites, including Gizmodo Japan, Business Insider Japan, Lifehacker Japan and Digiday Japan (such licenses, “Third-party Licenses”). We do not own the intellectual property that underlies the Third-party Licenses. Our rights to use the intellectual property underlying the Third-party Licenses are subject to the continuation of and compliance with the terms of the Third-party Licenses, and we do not always control the prosecution, maintenance or filing of the intellectual property underlying the Third-party Licenses. Enforcement of our rights under the Third-party Licenses is often subject to the control or cooperation of our licensors and/or interpretation of the license agreements underlying the Third-party Licenses. We cannot be certain that we will have control of the enforcement of these intellectual property rights against third parties. Legal action could be initiated against the owners of the intellectual property of the Third-party Licenses. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent our licensors from continuing to license the Third-party Licenses that we may need to operate our business.

In addition, the Third-party Licenses contain provisions that allow the licensors to terminate the Third-party Licenses upon specific conditions, including breach or insolvency. Our rights under the Third-party Licenses are subject to our continued compliance with the terms of the Third-party Licenses, including the payment of license fees. There have been cases in the past in which the media businesses of our licensors, including those trademarks, copyrights and other intellectual property rights under the Third-party Licenses, have been transferred to other companies, and there is a possibility that our licensors are acquired by other companies in the future. If these new licensors decide not to renew the Third-party Licenses, demand an unsustainable license fee as a condition of renewal, or are purchased by another entity with the intention of operating the digital media brands and associated trademarks, copyrights and intellectual property rights under the Third-party Licenses on its own, we will no longer be able to use the Third-party Licenses, and will accordingly lose the ability to operate some or all of the digital media brands and associated trademarks, copyrights and intellectual property rights. If this occurs, our business, revenue, operating results, or financial condition could be materially and adversely affected.

Use of third-party content creators, social media influencers and user-generated content may materially and adversely affect our reputation.

We engage third-party journalists, writers and content creators (the “Third-Party Creatives”) to assist in producing content for some of our digital media and branded content and advertising projects, including articles, advertorials, photos and videos. Content created by Third-Party Creatives typically represents between 50 and 80 percent of the content on our digital media brands. Our editorial team conducts reviews and collects feedback from our advertising clients and partners to assess the quality of work performed by these third-party content creators. In addition, certain of our digital media brands, including iCook, rely extensively on content generated by users. On these user-content websites, the proportion of content created by third-party content creators is as high as 95 percent. Because we do not generally have exclusive or long-term contractual relationships with the Third-Party Creatives or our users, however, in most cases we cannot guarantee that any particular Third Party Creative or user will continue to produce content for us in the future, nor can we typically prevent Third Party Creatives or users from republishing their content elsewhere, competing with our digital media brands, or from creating and distributing negative commentary regarding us or our products and services in a way that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. Occurrence of any such events could materially and adversely affect our reputation, business, financial conditions, and results of operations.

In addition, we maintain relationships with and monetize content created by many third-party social media influencers. Negative commentary regarding us, our products and services or influencers, and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our values, reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our users in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect and distance ourselves from this activity may not be effective in all cases. Our target audience often values readily available information and could act on such information without further investigation and without regard to its accuracy. Whether the information is accurate or not, the harm may be immediate, without affording us an opportunity for redress or correction. Further, such behavior by an influencer may result in our being unable or unwilling to continue current advertising project or other activities, and use and monetize our library of paid or sponsored, branded, editorial or original content featuring such influencer, which could have a negative impact on our revenues.

Our business and operating results may be harmed by a disruption in our products and services.

Service delays, outages or disruptions, or the loss or compromise of data, could result from a variety of causes, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses, denial of service, fraud or security attacks. In addition, our operations are susceptible to outages and interruptions due to fire, flood, earthquake, tsunami, other natural disasters, power loss, equipment or telecommunications failures, cyber-attacks, terrorist attacks, political or social unrest, and other events over which we have little or no control. We do not have multiple site capacity for all of our services and some of our systems are not fully redundant in the event of delays or disruptions to service, so some data or systems may not be fully recoverable after such events, although we have implemented a limited disaster recovery program which does not allow us to serve network traffic from back-up data center services. An unexpected disruption of services provided by the data centers that serve our products and services could hamper our ability to handle existing or increased traffic, result in the loss of data or cause our digital media brands and services to become unavailable, which could have a material adverse effect on our reputation, business, financial condition and results of operations.

We depend on Amazon Web Services (“AWS”) for the vast majority of our compute, storage, data transfer and other services. Any disruption of, degradation in or interference with our use of AWS could negatively affect our operations and harm our business, revenue and financial results.

AWS provides the cloud computing infrastructure we use to host the websites of our digital media brands and many of the internal tools we use to operate our business. We have a long-term trusted relationship with AWS. Under the agreement with AWS, in return for negotiated concessions, we currently are required to maintain a substantial majority of our monthly usage of certain compute, storage, data transfer and other services on AWS. This agreement is terminable under certain conditions, including by either party following the other party’s material breach, which may be the result of circumstances that are beyond our control. A material breach of this agreement by us, or early termination of the agreement, could carry substantial penalties, including liquidated damages. If AWS increases pricing terms, terminates or seeks to terminate our contractual relationship, establishes more favorable relationships with our competitors, or changes or interprets its terms of service or policies in a manner that is unfavorable, those actions could have a material adverse effect on our business, financial condition and results of operations.

Any significant disruption of, limitation of our access to or other interference with our use of AWS would negatively impact our operations and our business could be harmed. In addition, any transition of the cloud services currently provided by AWS to another cloud services provider would be difficult to implement and would cause us to incur significant time and expense and could disrupt or degrade our ability to deliver our products and services. The level of service provided by AWS could affect the availability or speed of our services. If users, advertisers, clients or other partners are not able to access our service or platform or encounter difficulties in doing so, we may lose users, advertisers, clients or other partners and could suffer a material adverse effect on our reputation, business, financial condition and results of operations.

Our advertising technology and data analytics services relies on open source and third-party AI software, which may pose particular risks to our proprietary advertising technology and data analytics products and services in a manner that could have a negative effect on our business.

We extensively use open source and third-party software, including programming languages such as PHP, JavaScript, Python, Go and Ruby; frameworks like Laravel, Vue, React, Ruby on Rails, Next.js, Bootstrap and Tailwind CSS; operating systems including Rocky Linux, Ubuntu and Debian, databases such as MariaDB, PostgreSQL, Redis, MongoDB and Elasticsearch, and platforms like WordPress and Grafana in our various advertising technology and data analytics products and services. In particular, we license the “jooi” AI product by 91App, which we use within our Ad2 ad network to enhance advertisement delivery and provide audience insights, and may use other third-party or open-source AI software in the future. The software licenses attached to these software products may subject us to certain unfavorable conditions. For example, open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, open source licenses may include requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third-party that distributes software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the software, required to release proprietary source code, required to obtain licenses from third parties or otherwise required to comply with the unfavorable conditions unless and until we can re-engineer the product so that it complies with the license or does not incorporate the licensed software. Any of the foregoing could disrupt our ability to offer our products and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our user growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, streaming tools, networks and standards that we do not control.

We make our content available across a variety of operating systems and through websites. We are dependent on the compatibility of our content with popular devices, streaming tools, desktop and mobile operating systems and web browsers that we do not control, such as iOS, Android, Mac OS, Windows, Chrome, Edge and Firefox. Any changes in such systems, devices or web browsers that degrade the functionality of our content, limit our ability to measure the effect of our advertisements and branded content, or give preferential treatment to competitive content could adversely affect usage of our content. In recent years, web browser makers have rolled out and could in future again roll out updates that limit the effectiveness of cross-site tracking techniques we rely on to collect advertising data about readers of our content. For example, Apple, Google, and other major companies have introduced technology to their products that limit the use of third-party cookies, which many advertisers relied on to track the behavior of their users. Future updates could affect the technologies we use for user data collection as well, requiring us to invest resources to work around such restrictions to continue to collect user data, or prevent us entirely from collecting some or all of the data we currently collect.

A significant majority of our users access our content and services through mobile devices and, as a result, our ability to grow advertising revenue is increasingly dependent on our ability to generate revenue from content viewed and engaged with on mobile devices. A key element of our strategy is focusing on mobile devices, and we expect to continue to devote significant resources to the creation and support of developing new and innovative mobile products and services. We are dependent on the interoperability of our content with popular mobile operating systems, streaming tools, networks and standards that we do not control, such as the iOS and Android operating systems. We may not be successful in maintaining or developing relationships with key participants in the mobile industry or in developing content that operate effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate our ability to distribute our content, impair access to our content by blocking access through mobile devices, make it hard to readily discover, install, update or access our content on mobile devices, give preferential treatment to competitive, or their own, content, limit our ability to measure the effectiveness of advertisements and branded content, or charge fees related to the distribution of our content could adversely affect the consumption and monetization of our content on mobile devices. Additionally, if the number of platforms for which we develop our product expands, it will likely result in an increase in our operating expenses. In the event that it is more difficult to access our content or use our services, particularly on mobile devices, or if our users choose not to access our content on their mobile devices or choose to use mobile products that do not offer access to our content, or if the preferences of our users require us to increase the number of platforms on which our product is made available to our users, our user growth, engagement, ad targeting and monetization could be harmed and our business and operating results could be adversely affected.

Technologies have been developed that can block the display of our ads.

Technologies have been developed, and will likely continue to be developed, that can block the display of our ads. We generate a substantial portion of our revenue from advertising, and ad blocking technologies may prevent the display of certain of our ads, which could have a material adverse effect on our business, financial condition and operating results. Existing ad blocking technologies that have not been effective on our digital media brands may become effective as we make certain product changes, and new ad blocking technologies may be developed. More users may choose to use products that block or obscure the display of our ads if we are unable to successfully balance the amount of non-promotional content and paid advertisements, or if users’ attitudes toward advertisements become more negative. Further, regardless of their effectiveness, ad blockers may generate concern regarding the health of the digital advertising industry, which could reduce the value of digital advertising and have a material adverse effect on our business, financial condition and operating results.

Our business depends on continued and unimpeded access to our content and services on the Internet. If we or those who engage with our brands or content experience disruptions in Internet service or if Internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of users and advertisers.

We depend on the ability of our users and advertisers to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of access by our users to our content, products or services, which would, in turn, negatively impact our business. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the usage of, our content, products and services, increase our cost of doing business and adversely affect our operating results. We also rely on other companies to maintain reliable network systems that provide adequate speed, data capacity and security to us and our users. As the Internet continues to experience growth in the level of traffic, frequency of engagement, and amount of data transmitted, the Internet infrastructure that we and our users rely on may be unable to support the demands placed upon it. Failures of the Internet infrastructure that we or our users rely on, even for a short period of time, could undermine our operations and harm our operating results.

Risks Related to Our Legal and Regulatory Environments

Our business is subject to complex and evolving laws and regulations of the jurisdictions in which we operate, primarily Japan and Taiwan. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in user growth and engagement with our brands and content, or otherwise harm our business.

We are subject to a variety of laws and regulations in the jurisdictions in which we operate, primarily Japan and Taiwan, that involve matters central to our business, including privacy, rights of publicity, data protection, content regulation, intellectual property (copyright, trade secret, trademark and patent), libel and defamation, labor and employment, competition, protection of minors, consumer protection and taxation. Many of these laws and regulations are subject to constant legislative or administrative review and modification. Additionally, many of these laws and regulations are still being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the rapidly evolving industry in which we operate. The introduction of new products or services may subject us to additional laws and regulations. In addition, foreign data protection, privacy, libel and defamation, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. A number of proposals are pending before such foreign legislative and regulatory bodies that could significantly affect our business.

Our Japanese subsidiaries are, as companies involved in the advertising business, subject to the Japanese Act Against Unjustifiable Premiums and Misleading Representations, which prohibits certain misleading advertisements and customer giveaway campaigns; the Act on Securing Quality, Efficacy, and Safety of Products Including Pharmaceuticals and Medical Devices, which regulates marketing and advertisements of pharmaceuticals and medical devices; due to their use of outsourced content, the Act Against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors; and as platform and crowdfunding businesses, subject to applicable provisions of the Act on Specified Commercial Transactions, which, among other things, regulates and prohibits certain commercial and consumer transactions and sales practices. Our Japanese subsidiaries additionally have elected to abide by the self-regulatory Code of Ethics for Internet Advertising and Posting Standards Guidelines promulgated by the Japan Interactive Advertising Association. If our Japanese subsidiaries are perceived to or are found to violate these regulations and guidelines, our reputation may be harmed, we may be subject to legal or regulatory actions, and our business, operating and financial results could be adversely affected.

Our Taiwan subsidiaries are, as companies involved in the online media business, subject to the Civil Code of Taiwan and court precedents, which require media operators to establish a reasonable investigation mechanism for the news, articles, and information they publish; the Copyright Act of Taiwan, which requires them to respect the copyrights of authors; as companies involved in the marketing and advertising businesses, subject to the Fair Trade Act of Taiwan and the Consumer Protection Act of Taiwan, which prohibit false, untrue, and misleading advertisements; as companies involved in the e-commerce business, subject to the Consumer Protection Act of Taiwan and the regulations promulgated thereunder, which require them to comply with certain mandatory and prohibited clauses in their terms and conditions and provide a performance guarantee for the amount received from consumers; the Third-Party Payment Enterprise Anti-Money Laundering Regulations of Taiwan, which require third-party payment service providers to implement anti-money laundering procedures and conduct know-your-client procedures on certain clients; relevant administrative guidance published by relevant authorities from time to time, which require e-commerce operators to assist vendors selling products on their platforms to comply with such guidance. Additionally, our Taiwan subsidiaries must handle consumers’ personal data in accordance with the Personal Data Protection Act of Taiwan, which regulates the collection, processing, and use of personal data. If our Taiwanese subsidiaries are perceived to or are found to violate these laws, regulations and/or guidelines, our reputation may be harmed, we may be subject to legal or regulatory actions, and our business, operating, and financial results could be adversely affected.

Further, new laws and regulations, changes in existing laws and regulations or the interpretation of them, our introduction of new content, features and services, or an extension of our business into new areas, could increase our future compliance costs, make our content, features and services less attractive to our users or advertisers, or cause us to change or limit our business practices. We may incur substantial expenses to comply with laws and regulations or defend against a claim that we have not complied with them. Further, any failure on our part to comply with any relevant laws or regulations may subject us to significant civil or criminal liabilities, penalties and negative publicity.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our content, services and brand.

Our trade secrets, trademarks, copyrights, patents and other intellectual property rights are important assets for us. We rely on, and expect to continue to rely on, trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as a combination of work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships to protect our brand and other intellectual property rights. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our unauthorized disclosure or use of proprietary information, thus resulting in the impairment or destruction of the value of our intellectual property. Moreover, various other events outside of our control pose a threat to our intellectual property rights. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in every country in which our content and brands are utilized in commerce. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance our intellectual property rights, or efforts to protect the same, will be sufficient to protect against others offering products or content that are substantially similar to ours and compete with our business.

We have registered, and are pursuing registration of, trademarks and domain names in Japan and Taiwan and in certain jurisdictions in which we operate. Effective protection of trademarks and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. We may be required to protect our rights in an increasing number of countries, a process that is expensive and may not be successful. Furthermore, regulations governing domain names may not protect our trademarks and other proprietary rights that may be displayed on or in conjunction with our websites and other marketing media. We may also be unable to prevent third parties from acquiring or retaining domain names that are similar to, infringe upon, or diminish the value of our respective trademarks and other proprietary rights.

We may be unable to obtain patent or trademark protection for our technologies and brands, and our existing trademarks, and any patents or trademarks that may be issued in the future, may not provide us with competitive advantages or distinguish our products and content from those of our competitors. In addition, any patents and trademarks may be contested, circumvented, or found unenforceable or invalid, and we may not be able to prevent third parties from infringing, diluting or otherwise violating them.

Significant impairments of our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, could harm our business and our ability to compete.

We may become party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant impact on our business, financial condition or operating results.

From time to time, we receive claims from third parties that allege that we have infringed, diluted, misappropriated or otherwise violated their intellectual property rights. Further, from time to time we may introduce new products and services, including in areas where we currently do not operate, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. In addition, some of our agreements with advertisers, platform partners, data partners, and licensees require us to indemnify them for certain intellectual property claims against them, which could require us to incur considerable costs in defending such claims, and may require us to pay significant damages in the event of an adverse ruling. Advertisers and platform partners may also discontinue use of our products and services as a result of injunctions or otherwise, which could result in loss of revenue and adversely impact our business.

From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental investigations that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.

From time to time, we may be subject to claims, lawsuits (including class actions), government investigations, arbitrations and other proceedings involving competition and antitrust, intellectual property (including copyright, trademark, trade secret and patent), privacy, defamation, libel and slander, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. We have faced and will likely continue to face claims relating to our content that is published or made available through our websites or through third-party platforms or services. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights (including copyright, trademark, trade secret and patent), rights of publicity and privacy and regulations of relevant authorities, including the Agency for Cultural Affairs of Japan, the Japan Patent Office and the Personal Information Protection Commission of Japan as well as the Consumer Protection Committee of Taiwan, the Fair Trade Commission of Taiwan, the Intellectual Property Office of Taiwan, the Ministry of Justice of Taiwan, and the Personal Data Protection Commission to be established by August 11, 2025. The outcome of any legal proceeding, regardless of its merits, is inherently uncertain. Pending or future legal proceedings could result in a diversion of management’s attention and resources and reputational harm, and we may be required to incur significant expenses defending against these claims or pursuing claims against third parties to protect our rights. If we do not prevail in litigation, we could incur substantial liabilities. We may also determine in certain instances that a settlement may be a more cost-effective and efficient resolution for a dispute.

Where risk of loss is probable and we can make a reasonable estimate of the liability relating to pending litigation, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of uncertainties relating to litigation, the amount of our estimates could be wrong as determining reserves for pending legal proceedings is a complex, fact-intensive process that is subject to judgment calls. The results of legal and regulatory proceedings cannot be predicted with certainty. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business. If we incur costs or liability as a result of these events occurring, our business, financial condition and operating results could be adversely affected. Liability may also impact our insurance premiums as well as our ability to obtain or maintain insurance coverage. Further, any adverse determination related to legal proceedings or a settlement agreement could require us to change our technology or our business practices in costly ways, prevent us from offering certain products or services, require us to pay monetary damages, fines, or penalties, or require us to enter into royalty or licensing arrangements, and could adversely affect our operating results and cash flows, harm our reputation, or otherwise negatively impact our business.

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable domestic wage laws, or wage laws applicable to our employees internationally. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on our reputation, business, prospects, financial condition and results of operations. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Our management has limited experience in operating a public company. We expect to incur significantly increased costs and devote substantial management time as a result of operating as a public company.

Our management has limited experience in the management of a publicly traded company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and may be required to devote a substantial amount of time to compliance with these requirements. Compliance with these requirements is expected to increase legal and financial compliance costs and make some activities more time consuming and costly. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs it may incur in the future as a result of being a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business, financial condition and results of operations.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. We will continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

As a result of disclosure of information as a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business, financial condition and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and adversely affect our business, financial condition and results of operations. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers, and members of our board of directors.

Because we are incorporated under the laws of the Cayman Islands and our executive offices are located in Japan and Taiwan, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands and its executive offices are located in Japan and Taiwan. As a result, it may be difficult for investors to effect service of process within the United States on us, our executive officers and directors, or enforce judgments obtained in the United States courts against us, or our executive officers and directors.

Our corporate affairs are governed by the TNL Mediagene A&R Articles, the Cayman Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not clearly established as they would be under from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

We report our financial statements under IFRS. There are and there may in the future be certain significant differences between IFRS and U.S. GAAP. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Risks Related to Doing Business in Japan and Taiwan

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Japanese and Taiwanese laws, regulations and policies may materially and adversely affect our daily operations.

In accordance with relevant Japanese and Taiwanese laws and regulations, our subsidiaries are required to maintain various approvals, licenses, permits and filings to operate our business, including but not limited to business registration, tax registration and those with respect to environmental protection and fire safety inspection. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, the applicable laws and regulations of relevant jurisdictions. If our subsidiaries are unable to obtain any of such licenses and permits or extend or renew any of their subsidiaries’ current licenses or permits upon their expirations, or if our subsidiaries are required to incur significant additional costs to obtain or renew these licenses, permits and approvals, our daily operations in Japan and Taiwan could be materially and adversely affected.

We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and mainland China that could negatively affect our business and hence the value of your investment.

Currently, a significant portion of our operations and market is located in Taiwan. Accordingly, our business, financial condition and results of operations and the market price of our securities may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, there is sustained tension between mainland China and Taiwan relating to the unique legal and geopolitical status of Taiwan and its internal political affairs. In the past incidents and political developments related to the interactions between mainland China and Taiwan have on occasion negatively affected the business operations of Taiwanese companies and the overall Taiwanese economic environment. In addition, we own and operate several digital media brands which have reported and provided commentary on topics related to Taiwanese politics and other matters implicating cross-strait relations between mainland China and Taiwan. Future further escalation of the tensions between mainland China and Taiwan could lead to the imposition of sanctions, bans or tariffs on exports or even military conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on our current or future business and financial conditions and results of operations.

Since 2018, there have been political and trade tensions among a number of the world’s major economies. These tensions have resulted or may result in the implementation of tariff, non-tariff trade barriers, sanctions, export controls and other measures that have been particularly impactful to the semiconductor industry and related markets that are critically important to the Taiwanese economy. Prolonged or increased use of such measures may negatively affect the growth of the global economy and the Taiwanese exports, which could harm the Taiwanese domestic economy, including the market for internet advertising, and have a material adverse effect on our current or future business and financial conditions and results of operations. For example, U.S. President Donald Trump announced on April 2, 2025 a 10% baseline tariff on imports into the United States from all countries, as well as varying reciprocal tariffs on certain trading partners, including Taiwan. The varying reciprocal tariffs, except those on Chinese goods, were then paused until July 9, 2025; imports subject to variable reciprocal tariffs will instead be subject to the baseline 10% tariff during the period. However, given ongoing discussions between the United States and its trading partners, there remains significant uncertainty about whether the United States may further change the scope and level of tariffs it imposes, including any potential tariffs it may impose on Taiwanese exports.

Our Japanese and Taiwanese subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, we may need dividends and other distributions on equity from our Japanese and Taiwanese subsidiaries to satisfy our liquidity requirements.

The ability of our Japanese subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and statutory cap on the amount of dividends. Japanese corporate law caps the amount of dividends that our Japanese subsidiaries may distribute at a set “distributable amount”, calculated on the basis of their “other capital surplus” and “other retained earnings” and certain adjustments.

Current Taiwanese regulations permit our Taiwanese subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of their accumulated profits each year. These reserves are not distributable as cash dividends unless specific criteria are satisfied. Furthermore, if our Taiwanese subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our Taiwanese subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements. In addition, dividend payments by our Taiwanese subsidiaries to us are subject to a Taiwan withholding tax of 21% since January 1, 2018.

As a result of the above restrictions, we may not be able to receive dividends or distributions on equity from our Japanese or Taiwanese subsidiaries when required to meet our obligations. Consequently, any failure to receive dividends or distributions from our Japanese or Taiwanese subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Our Taiwanese subsidiaries are subject to foreign exchange controls imposed by Taiwanese authorities, which may affect the payment of dividends, repatriation of interest or making other payments to us.

Currently, Taiwan regulates foreign exchange transactions that involve the conversion of the New Taiwan Dollar into foreign currencies. Pursuant to the relevant provisions of the Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more must be declared to the Central Bank of Taiwan. Further, companies must submit relevant testimonials to the Central Bank of Taiwan in the following instances, and such remittances shall be subject to the approval of the Central Bank of Taiwan: (i) a single remittance of an amount over USD 1 million; or (ii) when the annual accumulated settlement amount of foreign exchange purchased or sold has exceeded USD 50 million. The government of Taiwan may impose further foreign exchange restrictions in certain emergency situations, where the government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If dividend payments or other payments by our Taiwan subsidiaries and branches to us involve currency conversions from the New Taiwan Dollar to the U.S. Dollar, such conversions would be subject to the foregoing foreign exchange controls imposed by Taiwanese authorities.

Our business is subject to the risks of earthquakes, fire, power outages, floods, outbreaks of infectious diseases and other catastrophic events, and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage could have a material adverse impact on our business, operating results, and financial condition. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems in our cloud infrastructure could result in lengthy interruptions in our services. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business. Japan and Taiwan, where much of our operations are located, are particularly susceptible to natural disasters, including earthquakes, typhoons, flooding and landslides from heavy rain, and volcanic activity. Further, the outbreak or threatened outbreak of any severe communicable disease such as COVID-19, avian influenza or other infectious diseases could disrupt our operations directly, or indirectly, through its effect on the overall business sentiment and environment, particularly if such outbreak is inadequately controlled, all of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We have implemented a disaster recovery program for a subset of our properties, which allows us to serve static content or switch content delivery networks in the event of a catastrophe. Although the program is functional, our properties will have degraded experiences including a period of time that our products or services, or certain of our products or services, will remain inaccessible or people may experience severe issues accessing our products and services. We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business that may result from interruptions in our ability to provide our products and services. Any such natural disaster or man-made problem could adversely impact our business, financial condition and operating results.

Risks Related to Ownership of Our Securities

The price of our securities, including TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, may be volatile, and the value of our securities may decline.

We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to any established criteria of the value of our business and prospects, and the market price of our securities following the Merger may fluctuate substantially and may be lower than the price at which you acquire them. The trading price of our securities could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you paid. Factors that could cause fluctuations in the trading price of our securities include the following:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in our projected operating and financial results;

•        changes in laws or regulations applicable to our business;

•        announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•        sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

•        our involvement in litigation;

•        conditions or developments affecting the media industry in the jurisdictions in which we operate, including Japan and Taiwan;

•        changes in senior management or key personnel;

•        the trading volume of our securities;

•        changes in the anticipated future size and growth rate of our markets;

•        publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively affect the market price of our ordinary shares and warrants. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Sales, or the perception of prospective sales, of TNL Mediagene Ordinary Shares, including those registered in this registration statement and the Prior F-1, by the Selling Securityholders and/or the selling securityholders in the Prior F-1 in the public market could cause substantial dilution of the interests of our securityholders and the market price for TNL Mediagene Ordinary Shares to decline.

The sale, or the perception that such sales could occur, of substantial amounts of TNL Mediagene Ordinary Shares in the public market, including the TNL Mediagene Ordinary Shares registered in this registration statement and our other registration statements, including the Prior F-1, could harm the prevailing market price of TNL Mediagene Ordinary Shares. The resale of a substantial number of shares of TNL Mediagene Ordinary Shares in the public market, including TNL Mediagene Ordinary Shares registered in this registration statement and the Prior F-1, could occur at any time. For example, the Prior F-1 registers for resale up to 8,000,000 TNL Mediagene Ordinary Shares under the Tumim ELOC SPA. As of the date of this prospectus, we have issued a total of 679,048 TNL Mediagene Ordinary Shares under the Tumim ELOC SPA, and we may issue and sell additional TNL Mediagene Ordinary Shares under the Tumim ELOC SPA in the future. Such sales, or the perception that such sales could occur, could adversely affect the market price for TNL Mediagene Ordinary Shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares registered pursuant to this registration statement and the Prior F-1, the Selling Securityholders and the selling securityholders in the Prior F-1 may continue to offer such securities covered thereby pursuant to this prospectus or the Prior F-1 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement or the Prior F-1 may continue for an extended period of time. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, the Selling Securityholders can sell, under this prospectus, up to 8,558,677 TNL Mediagene Ordinary Shares, constituting approximately 23% of the outstanding TNL Mediagene Ordinary Shares (assuming and after giving effect to the full issuance of 8,000,000 TNL Mediagene Ordinary Shares, which may be issued pursuant to the Initial Note, to 3i as repayment under the Initial Note). Depending on the price, other securityholders may have paid significantly more than the Selling Securityholders for any TNL Mediagene Ordinary Shares they may have purchased in the open market or otherwise. All the TNL Mediagene Ordinary Shares offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the TNL Mediagene Ordinary Shares being offered in this prospectus could result in significant dilution of the interests of our other securityholders and a significant decline in the public trading price of our securities.

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to fall.

Sales of a substantial number of TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants in the public market by the existing securityholders, or the perception that those sales might occur, could depress the market price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.

TNL Mediagene Ordinary Shares held by certain of our shareholders are eligible for resale, subject to, in the case of certain shareholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the New Registration Rights Agreement, certain shareholders have the right, subject to certain conditions, to require us to register the sale of their securities under the Securities Act. See “Certain Relationships and Related Party Transactions — B. Related Party Transactions — Agreements Related to the Merger — New Registration Rights Agreement.” By exercising their registration rights and selling a large number of TNL Mediagene Ordinary Shares, these shareholders could cause the prevailing market price of our TNL Mediagene Ordinary Shares to decline. As restrictions on resale end and certain lock-up agreements entered into prior to the consummation of the Business Combination expire, the market price of TNL Mediagene Ordinary Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of TNL Mediagene Ordinary Shares or other securities.

If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

The trading market for our securities may rely in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our new equity incentive plans, which we expect to announce and implement in 2025. As of December 31, 2024, we had outstanding stock options for 784,520 TNL Mediagene Ordinary Shares, of which 656,155 TNL Mediagene Ordinary Shares subject to stock options were exercisable, and restricted stocks granted but not yet vested of 12,700 ordinary shares. A maximum of 7,345,104 TNL Mediagene Ordinary Shares would be issuable upon the exercise of 7,345,104 outstanding TNL Mediagene Warrants. In addition, we have also agreed to issue 2,726,418 Earn-out Shares to the Sponsor, Apollo, certain members of Blue Ocean’s board of directors, management team and advisory board and certain other shareholders of Blue Ocean based on the specified times agreed in the Sponsor Lock-Up and Support Agreement. See “Certain Relationships and Related Party Transactions — Agreements Related to the Merger — Sponsor Lock-Up and Support Agreement.” We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of TNL Mediagene Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of TNL Mediagene Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of TNL Mediagene Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. However, the extended transition period under the JOBS Act for complying with new or revised accounting standards is not applicable to us since we report under IFRS.

TNL Mediagene will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which TNL Mediagene has total annual gross revenue of at least $1.235 billion, or (c) in which TNL Mediagene is deemed to be a large accelerated filer, which means the market value of TNL Mediagene’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which TNL Mediagene has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the price of our securities may be more volatile.

We are a foreign private issuer, and as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. Among other things, we are not required to: (i) have a majority of the board of directors consisting of independent directors; nor (ii) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to rely on the exemptions listed above. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements. See “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Private Issuer Status.”

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2025. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. If we lose our status as a foreign private issuer, we will incur significant expenses that could have a negative effect on our business, results of operations, financial condition, and liquidity.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors, executive officers and their affiliates as a group beneficially own approximately 36.1% of the aggregate of the outstanding TNL Mediagene Ordinary Shares as of the date of this prospectus. See “Beneficial Ownership of Securities.” As a result, these shareholders may be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and may make the approval of certain transactions difficult or impossible without the support of these shareholders.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.

Prior to the listing of TNL Mediagene Ordinary Shares on the Nasdaq on December 6, 2024, we were a private company with limited accounting personnel to adequately execute its accounting and financial reporting processes and limited supervisory resources with which to address its internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In connection with the audit of TNL Mediagene’s consolidated financial statements as of and for the years ended December 31, 2022, 2023 and 2024, we have identified material weaknesses in our internal control over financial reporting, which we plan to further address. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to: (i) lack of sufficient accounting personnel with appropriate understanding of IFRS and SEC financial reporting requirements to address complex accounting issues and related disclosures; (ii) lack of formalized financial reporting controls and procedures to address complex/unusual transactions and related accounting issues and to facilitate preparation of consolidated financial statements prepared in accordance with IFRS; and (iii) lack of effective maintenance and controls over certain information technology environments including (a) information technology-related general controls process, (b) segregation of duties in the information technology department and effective control on defining and assigning individual’s rights to access systems, programs or transaction raw data and (c) track records or log on system activities for access to system program and data.

We are in the process of adopting measures to improve our internal control over financial reporting, including, among others: (i) hiring additional accounting and financial reporting personnel with appropriate knowledge and experience in IFRS and SEC reporting requirements in order to establish period end financial closing policies and procedures for preparation of financial statements in accordance with IFRS; (ii) expanding training initiatives for our accounting staff, especially training related to IFRS and SEC reporting requirements; (iii) supplementing existing IFRS accounting treatment policies by appointing an Accounting Controller with extensive IFRS conversion experience to work alongside our CFO and engaging external accounting experts to implement procedures for dealing with complex or unusual transactions or accounting issues; (iv) hiring information technology controls specialists to develop and implement a policy plan for establishing globally necessary and sufficient IT controls, and implement improvements and investments according to the plan; (v) implementing a monitoring and review process for system activities related to access to system programs and data, as well as the assigned rights to individuals; (vi) engaging consultants to support creation and implementation of internal controls and IT measures necessary for compliance with the US Sarbanes-Oxley Act; and (vii) developing and delivering training programs to regularly educate employees about the new information technology controls, policies, and procedures including those related to personal information protection laws. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long this process will take. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that we will prevent or avoid potential future material weaknesses. If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

In addition, our management’s initial certification under Section 404 the Sarbanes-Oxley Act is expected to be required with our annual report on Form 20-F for the year ending December 31, 2025. In support of such certifications, we will be required to document and make significant changes and enhancements, including hiring personnel in necessary functions with relevant experience.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses. Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the date we are no longer an “emerging growth company” as defined in the JOBS Act. In addition, at such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not able to obtain sufficient appropriate evidence with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid material weaknesses in our internal control over financial reporting in the future. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. As a result, we anticipate investing significant resources to enhance and maintain our financial controls, reporting system and procedures over the coming years.

If we fail to achieve and maintain an effective internal control environment, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements. Any failure to report our financial results on an accurate and timely basis could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of our issued equity instruments, including our securities, may be materially and adversely affected.

We do not intend to make any determinations on whether we or our subsidiaries are CFCs for U.S. federal income tax purposes.

We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder of TNL Mediagene Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. Holder of TNL Mediagene Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The Internal Revenue Service (the “IRS”) has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of TNL Mediagene Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

If we or any of our subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the fiscal year 2024 composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for fiscal year 2024, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in the composition of our income or the composition of any of our subsidiaries’ assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder (as defined below under “Taxation — Material U.S. Federal Income Tax Considerations”) of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Taxation — U.S. Federal Income Tax Considerations of Ownership and Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

We may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in TNL Mediagene Ordinary Shares and subject us to additional trading restrictions.

TNL Mediagene Ordinary Shares are listed on the Nasdaq under the symbol “TNMG.” We cannot assure you that we will be able to meet the continued listing standards of the Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists TNL Mediagene Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

For instance, on May 7, 2025, we received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying us that we are currently not in compliance with the closing bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The deficiency letter stated that, for the preceding 30 consecutive business days, TNL Mediagene Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. We have an initial compliance period of 180 calendar days, or until November 3, 2025 to regain compliance with the Minimum Bid Price Rule. The deficiency letter stated that if at any time the closing bid price of TNL Mediagene Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide us a written confirmation of compliance with this requirement, as applicable. If we are delisted from the Nasdaq, trading in TNL Mediagene Ordinary Shares may be conducted, if available, on the over-the-counter markets or, if available, via another market. In the event of such delisting, our shareholders would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our securities, and our ability to raise future capital through the sale of our securities could be severely limited.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

We cannot assure you that we will be able to meet the continued listing standards of the Nasdaq in the future and if we are delisted from the Nasdaq, our operation, price of TNL Mediagene Ordinary Shares would be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding TNL Mediagene’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, TNL Mediagene’s expectations concerning the outlook for the Company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        TNL Mediagene derives a significant portion of its revenue from its relationships with the businesses to whom it provides digital media content and related advertising technology and data analytics services, including advertising and consumer data-related services, marketing services and other services;

•        the market for digital advertising for brands is continuously and rapidly evolving. If this market develops more slowly or differently than TNL Mediagene expects, or it fails to respond successfully to changes in the market, TNL Mediagene’s business, growth prospects and financial condition could be adversely affected;

•        changes to TNL Mediagene’s existing content and services could fail to attract users and advertisers or fail to generate revenue;

•        TNL Mediagene may not be able to successfully integrate the TNL and the Mediagene businesses and may continue to incur significant costs to integrate with and support Mediagene. TNL Mediagene also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene;

•        the loss of key personnel, or TNL Mediagene’s failure to attract and retain other highly qualified personnel in the future, could harm its business;

•        failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices could adversely affect TNL Mediagene’s business;

•        the use of AI tools in TNL Mediagene’s business may cause brand or reputational harm, competitive harm, or legal liability;

•        TNL Mediagene’s business relies on certain trademarks, copyrights and other intellectual property rights that are licensed from third-party licensors. TNL Mediagene does not control these rights and any loss of its rights to the third-party licensors could materially adversely affect TNL Mediagene’s business;

•        use of third-party content creators and social media influencers may materially and adversely affect TNL Mediagene’s reputation;

•        TNL Mediagene depends on AWS for the vast majority of its compute, storage, data transfer and other services. Any disruption of, degradation in or interference with TNL Mediagene’s use of AWS could negatively affect its operations and harm its business, revenue and financial results;

•        TNL Mediagene’s business is subject to complex and evolving laws and regulations of the jurisdictions in which it operates, primarily Japan and Taiwan. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to TNL Mediagene’s business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in user growth and engagement with TNL Mediagene’s brands and content, or otherwise harm its business;

•        TNL Mediagene has incurred significant transaction and transition costs in connection with the Merger;

•        the other matters described in “Risk Factors” beginning on page 6 may adversely affect TNL Mediagene’s operations or otherwise harm its business.

TNL Mediagene cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. TNL Mediagene does not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that TNL Mediagene will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in TNL Mediagene’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see “Where You Can Find More Information” on page 121.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size, are based on the good faith estimates of TNL Mediagene’s management, which in turn are based upon TNL Mediagene’s management’s review of internal surveys, independent industry surveys and publications, including reports by Google Analytics, Semrush Holdings Inc., Statista GmbH, the U.S. Census Bureau and Pew Research Center and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While TNL Mediagene is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024 on:

•        a historical basis; and

•        an adjusted basis, after giving effect to:

•        installment repayment in shares under the Initial Note of 242,505 TNL Mediagene Ordinary Shares, representing $500,555.53 in principal and accrued interest, to 3i on March 3, 2025, at the Installment Conversion Price of $2.06 per share;

•        two acceleration repayments in shares under the Initial Note totaling 1,759,717 TNL Mediagene Ordinary Shares, representing $829,381.94 in principal and accrued interest, to 3i on April 11, 2025 at the Installment Conversion Price of $0.47 per share;

•        installment repayment in cash under the Initial Note of $500,555.53 in principal and accrued interest to 3i on May 1, 2025;

•        issuance of 558,677 TNL Mediagene Ordinary Shares as the Green Quest Consideration Shares to the Green Quest Shareholders on May 11, 2025;

•        installment repayment in cash under the Initial Note of $500,555.53 in principal and accrued interest to 3i on June 2, 2025; and

•        purchase of 560,000 TNL Mediagene Ordinary Shares under the Tumim ELOC SPA by Tumim for an aggregate consideration of $386,269.52 on May 29, 2025 at the ELOC Purchase Price of $0.71 per share.

Our cash and cash equivalents and capitalization as of December 31, 2024 on an adjusted basis presented below does not give effect to the potential issuance of up to 8,000,000 TNL Mediagene Ordinary Shares which may be issued pursuant the Initial Note to 3i.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2024
	Actual	As Adjusted (Unaudited)
Cash and cash equivalents	$3,646,756	$3,031,941
Debt:
Short-term borrowings	1,075,904	1,075,904
Long-term borrowings (including the current portion)	9,031,195	9,031,195
Lease liabilities (including the current portion)	5,003,553	5,003,553
Financial liabilities at fair value through profit or loss	9,300,087	5,528,519
Total Debt	24,410,739	20,639,171
Equity:
Ordinary shares	2,613	2,925
Capital surplus	154,703,137	157,859,551
Accumulated deficits	(117,208,018)	(117,208,018)
Other equity interest	(1,098,596)	(1,098,596)
Equity attributable to equity holders of the Company	36,399,136	39,555,862
Non-controlling interests	4,624	4,624
Total Equity	36,403,760	39,560,486
Total Capitalization(1)	$60,814,499	$60,199,657

____________

(Note)

(1)      Total capitalization equals the sum of total debt and total equity

TAXATION

Material U.S. Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the TNL Mediagene Ordinary Shares and TNL Mediagene Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. TNL Mediagene has not sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding issued TNL Mediagene Ordinary Shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. Dollar;

•        persons who hold or received TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of TNL Mediagene Ordinary Shares, or TNL Mediagene Warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TNL Mediagene Ordinary Shares or TNL Mediagene Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING TNL MEDIAGENE ORDINARY SHARES, OR TNL MEDIAGENE WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TNL MEDIAGENE ORDINARY SHARES OR TNL MEDIAGENE WARRANTS.

U.S. Federal Income Tax Considerations of Ownership and Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to U.S. Holders

Distributions on TNL Mediagene Ordinary Shares.

Subject to the discussion below under “— Passive Foreign Investment Company Rules”, if TNL Mediagene makes distributions of cash or property on the TNL Mediagene Ordinary Shares, a U.S. Holder generally will be required to include in gross income, first as a dividend to the extent of TNL Mediagene’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because TNL Mediagene does not expect to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the United States, or (b) TNL Mediagene is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•        TNL Mediagene is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for TNL Mediagene’s in any taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There also can be no assurance that TNL Mediagene Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that TNL Mediagene will not be treated as a PFIC in any taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to TNL Mediagene Ordinary Shares.

Subject to certain exceptions, dividends on TNL Mediagene Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by TNL Mediagene with respect to the TNL Mediagene Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize taxable gain or loss on any sale, exchange, redemption or other taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants in an amount equal to the difference between (i) the amount realized on the disposition, and (ii) such U.S. Holder’s adjusted tax basis in such TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as a U.S. source gain or loss. Accordingly, in the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of tax treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of TNL Mediagene Warrants

Except as discussed below with respect to the cashless exercise of TNL Mediagene Warrants, a U.S. Holder generally will not recognize taxable gain or loss upon the acquisition of a TNL Mediagene Ordinary Share on the exercise of a TNL Mediagene Warrant for cash. A U.S. Holder’s tax basis in TNL Mediagene Ordinary Shares received upon exercise of the TNL Mediagene Warrants generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the TNL Mediagene Warrants received therefor and the exercise price. The U.S. Holder’s holding period for a TNL Mediagene Ordinary Share received upon exercise of the TNL Mediagene Warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants and will not include the period during which the U.S. Holder held the TNL Mediagene Warrants. If a TNL Mediagene Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such TNL Mediagene Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the lapsed TNL Mediagene Warrant.

The tax consequences of a cashless exercise of TNL Mediagene Warrants are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the TNL Mediagene Ordinary Shares received would equal the U.S. Holder’s basis in the TNL Mediagene Warrants exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the TNL Mediagene Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TNL Mediagene Ordinary Shares would include the holding period of the TNL Mediagene Warrants exercised therefor.

It is also possible that a cashless exercise of TNL Mediagene Warrants could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of TNL Mediagene Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The

U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the TNL Mediagene Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such TNL Mediagene Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the TNL Mediagene Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the TNL Mediagene Warrants deemed exercised and (ii) the exercise price of such TNL Mediagene Warrants. A U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of TNL Mediagene Warrants.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TNL Mediagene Warrant or to the TNL Mediagene Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Distributions on TNL Mediagene Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a TNL Mediagene Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TNL Mediagene Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants could be materially different from that described above, if TNL Mediagene is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income; or

•        at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, TNL Mediagene will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which TNL Mediagene owns, directly or indirectly, 25% or more (by value) of the stock.

TNL Mediagene believes it was not a PFIC in 2024. Based on the current and anticipated composition of the income, assets and operations of TNL Mediagene and its subsidiaries, TNL Mediagene does not believe it will be treated as a PFIC for the taxable year in the foreseeable future. However, there can be no assurances in this regard, nor can there be any assurances that TNL Mediagene will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and TNL Mediagene can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether TNL Mediagene or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether TNL Mediagene or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of TNL Mediagene’s income and assets, and the market value of their and their respective subsidiaries’ shares and assets. Changes in the composition of TNL Mediagene’s or any of its respective subsidiaries’ income or composition of TNL Mediagene’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if TNL Mediagene were considered a PFIC at any time that a U.S. Holder owns TNL Mediagene Ordinary Shares or TNL Mediagene Warrants, TNL Mediagene would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its TNL Mediagene Ordinary Shares or TNL Mediagene Warrants at their fair market value on the last day of the last taxable year in which TNL Mediagene is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, TNL Mediagene Ordinary Shares or TNL Mediagene Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless TNL Mediagene subsequently becomes a PFIC.

For each taxable year that TNL Mediagene is treated as a PFIC with respect to a U.S. Holder’s TNL Mediagene Ordinary Shares or TNL Mediagene Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of such securities (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•        the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which TNL Mediagene is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the TNL Mediagene Ordinary Shares or TNL Mediagene Warrants cannot be treated as capital gains, even though the U.S. Holder holds the TNL Mediagene Ordinary Shares or TNL Mediagene Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which TNL Mediagene may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that TNL Mediagene does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of TNL Mediagene’s subsidiaries.

If TNL Mediagene is a PFIC, a U.S. Holder of TNL Mediagene Ordinary Shares (but not TNL Mediagene Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if TNL Mediagene provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. TNL Mediagene will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the TNL Mediagene Ordinary Shares in the event TNL Mediagene is treated as a PFIC for any taxable year. There can be no assurance, however, that TNL Mediagene will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, although not free from doubt, U.S. Holders of TNL Mediagene Warrants will not be able to make a QEF election with respect to their warrants under current U.S. federal income tax law.

In the event TNL Mediagene is a PFIC, a U.S. Holder that makes a valid QEF election with respect to its TNL Mediagene Ordinary Shares would generally be required to include in income for each year that TNL Mediagene is treated as a PFIC the U.S. Holder’s pro rata share of TNL Mediagene’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of TNL Mediagene Ordinary Shares. Any net deficits or net capital losses of TNL Mediagene for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ordinary shares by a corresponding amount.

If TNL Mediagene owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to TNL Mediagene’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares in which TNL Mediagene is a PFIC, then the TNL Mediagene Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its TNL Mediagene Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the TNL Mediagene Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its TNL Mediagene Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its TNL Mediagene Ordinary Shares to elect out of the Excess Distribution Rules discussed above if TNL Mediagene is treated as a PFIC. If a U.S. Holder makes a valid mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that TNL Mediagene is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions TNL Mediagene makes would generally be subject to the rules discussed above under “— Distributions on TNL Mediagene Ordinary Shares” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of TNL Mediagene Warrants will not be able to make a mark-to-market election with respect to their TNL Mediagene Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The TNL Mediagene Ordinary Shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that TNL Mediagene Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for TNL Mediagene.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares in which TNL Mediagene is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to such ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its TNL Mediagene Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC is generally required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if TNL Mediagene is a PFIC. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of TNL Mediagene Ordinary Shares and the proceeds received on sale or other taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to TNL Mediagene Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of TNL Mediagene Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase TNL Mediagene Ordinary Shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the TNL Mediagene Ordinary Shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the TNL Mediagene Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the TNL Mediagene Ordinary Shares, nor will gains derived from the disposal of the TNL Mediagene Ordinary Shares be subject to Cayman Islands income or corporation tax.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

THE TAX CONCESSIONS LAW
UNDERTAKING AS TO TAX CONCESSIONS

In accordance with the Tax Concessions Law the following undertaking is hereby given to

TNL Mediagene “the Company”

(a)    That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)    In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)     on or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 12th day of February 2025.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER.

TNL MEDIAGENE’S BUSINESS

In this section, “we,” “us” and “our” generally refer to TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries.

Overview

We are Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at our core, we operate media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through our trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, we aim to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world.

Media and Branded Content — As an independent digital media publisher, we are committed to being a “trusted voice in Asia for a better future” for Millennial and Gen Z audiences in Japan, Taiwan and throughout the East and, ultimately, Southeast Asia region and to inspire and enliven what the most online and connected generations watch, read, hear and buy, now and in the future. For the twelve months ended March 31, 2025, our 25 digital media brands across five content categories, news and business, B2B media, technology, lifestyle and food, and sports and entertainment, have reached over 45 million average monthly unique users, or MUU, which we define as the average monthly unique users of our owned digital media sites and accounts on social media platforms such as YouTube and TikTok, in three languages, Japanese, Chinese and English, with over 189 million average monthly digital footprints across websites, social-media platforms and mobile apps. Our digital media portfolio includes not only regional editions of globally recognized brands, but also independent, market-leading digital media brands developed in-house. The implementation of AI translation technology allows us to widen our reach across different countries, languages, media brands and platforms, and to adapt and rapidly cross-pollinate content from one country, language, media brand or platform to another, reaching audiences wherever they live, whatever languages they speak and whatever platform they use across our own digital media brands. Through our digital media brands, we build trust and engagement with our Millennial and Gen Z audiences, allowing us to deliver highly targeted and effective advertising for our clients outside traditional social-media and content platforms. For the years ended December 31, 2022, 2023 and 2024, we recorded $3.3 million, $9.8 million and $13.7 million, respectively, of revenue from our media and branded content business.

Technology — Our data analytics and AI-powered technology gives us deep insight into the content consumption and engagement behaviors of our users and enables us to optimize audience monetization by creating and delivering captivating and high-quality content and deep two-way connections with our audience, particularly among members of the Millennial and Gen Z generations. Our 25 trusted digital media brands cover diverse categories, offering high engagement with the growing and affluent digital-native generations primarily in Japan and Taiwan, and deliver high-quality advertisement performance in the digital advertising and growing retail media spaces. We have represented over 850 regional and global advertising clients across diverse industries, including multinational companies and government agencies. We provide our clients with a one-stop access point for their digital advertising and marketing needs, allowing them to connect and engage with audiences primarily in Japan and Taiwan and, ultimately, across the Southeast Asia region. We believe our growing first- and zero-party data will help provide our advertising clients with greater return on advertising spend, measurable monetization opportunities and competitive advantages through personalized advertising, content marketing, retail media and integrated marketing and live event solutions. For the years ended December 31, 2022, 2023 and 2024, we recorded $7.5 million, $10.6 million and $14.2 million of revenue, respectively, from our technology business.

Digital Studio — Our integrated digital studios, agencies and market research teams provide a comprehensive suite of strategic, creative design, research and communication services that help our clients reach and engage their target audiences and build communities for their brands. Ranging from campaign planning, communication strategy, marketing content creation, and event planning to digital agency services with social media strategy, influencer recruiting, and UX/UI design, our integrated digital studio, agency and market research solutions help our clients formulate and deliver key messages to their target audiences both online and offline and enables us to build long-term relationships with our B2C and B2B clients through multi-year projects. We believe the combination of our integrated digital studio, agency and market research capabilities and access to our Millennial and Gen Z audiences in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets, gives us advantages over our competition. For the years ended December 31, 2022, 2023 and 2024, we recorded $9.3 million, $15.4 million and $20.5 million of revenue, respectively, from our digital studio business.

History and Development of the Company

TNL Mediagene (formerly “The News Lens Co., Ltd.”) was incorporated as a Cayman Islands exempted company on January 20, 2015, and changed its name to TNL Mediagene on August 14, 2023 as a result of the merger between TNL and Mediagene in May 2023. As Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions, we have built upon the respective strengths of our predecessors and have created synergies between the unique capabilities of both companies. Each has brought unique capabilities to TNL Mediagene — TNL’s data analytics, advertising technologies and direct-to-client advertising sales platform and Mediagene’s portfolio of iconic digital media brands in the larger Japanese market, innovative content marketing, integrated marketing, live events, and retail media capabilities — while maintaining our shared core values and focus on high-quality independent digital media publishing. With our strong foundation in digital media, we have prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives our clients higher return on advertising spending, and achieving audience growth by strengthening our audience share in our existing content categories, expanding into new content categories and growing into new geographic markets. Together, we intend to leverage our strengths and synergies to build TNL Mediagene into the most dynamic and innovative media, technology and digital studio company in Asia

Merger with Mediagene

TNL Mediagene was formed in May 2023 by the merger of TNL and Mediagene. Our predecessor companies, TNL and Mediagene, started out as independent digital media companies in Taiwan in 2013 and in Japan in 1998, respectively, and continued to grow both organically and inorganically. As their portfolio of digital media brands grew, so did their audience and first-party data. The digital media and advertising industry matured and the competition for advertising spend intensified. In 2015, Mediagene launched its integrated digital marketing solutions brand, Infobahn, and started developing its client base in online and offline retail spaces. As the digital media and advertising industry came to dominate media and advertising, the competition for advertising spend intensified further, moving away from brand advertising based on impressions to performance advertising based on clicks or purchases. In order to fully utilize the potential of first- and zero-party data from its predominantly Millennial and Gen Z audiences, TNL acquired and integrated a data analytics and advertising technology company, Ad2, in 2020 and started developing a host of data analytics and advertising products and services utilizing AI-powered data analytics of first- and zero-party data from its vibrant and growing audience.

Mediagene publishes well-known and trusted digital media brands, such as ROOMIE and MASHING UP, as well as Japanese editions of global digital media brands, including Gizmodo Japan, Lifehacker Japan and Business Insider Japan, and also provides integrated digital studio, agency and marketing solutions. TNL owns several popular digital media brands in Taiwan, including The News Lens, iCook and Sports Vision, and also operates AI-powered data analytics and advertising technology and market research assets.

Business Combination with Blue Ocean

On December 5, 2024, we consummated the previously announced Business Combination with Blue Ocean Acquisition Corp. On December 6, 2024, TNL Mediagene Ordinary Shares commenced trading on the Nasdaq under the symbol “TNMG” and TNL Mediagene Warrants commenced trading over the counter, or OTC.

Our Strengths

We are Asia’s next-generation media company that operates a highly differentiated combination of (i) digital media and branded content business through our 25 trusted and independent digital media brands with prominently Millennial and Gen Z audiences, (ii) technology business through our proprietary data analytics and advertising technology products and services powered by AI and our first- and zero-party audience data, and (iii) digital studio business through our integrated digital studio, agency and market research solutions. We believe the digital media industry is at an inflection point where the traditional business model of focusing on audience growth and mass reach is being phased out. Data analytics and advertising technology that require high-quality audience data are taking the center stage as advertising clients are moving away from brand awareness based on mere ad impressions, or the number of users an ad appears to, and are seeking performance advertising that is based on return on their advertising spend (“ROAS”) and retail media, or marketing to interested customers who are already near the point of making a purchase decision. We believe our combination of businesses allows us to provide clients with a one-stop access point for their digital advertising and marketing needs and gives us an advantage over our competitors, who remain fragmented in their capabilities and occupy limited spaces in this fast-changing digital advertising and marketing ecosystem.

•        25 independent digital media brands reaching Millennial and Gen Z audiences.    For the twelve months ended March 31, 2025, we reached an audience of over 45 million average MUU and over 189 million average monthly digital footprints across a diverse portfolio of 25 independent digital media brands with an attractive young and affluent consumer demographic primarily in two of Asia’s most affluent markets, Japan and Taiwan. In terms of average MUU, based on data by Semrush Holdings, Inc. and us, we outrank major media outlets in the East Asia and Southeast Asia region, including Nikkei and Asahi in Japan, United Daily News and Liberty Times in Taiwan and South China Morning Post in Hong Kong, and are comparable to major media outlets in the United States, including CNBC, The Washington Post and Time. Our audience’s demographic profile is prominently Millennial and Gen Z, making up approximately 57% of our audience for the twelve months ended March 31, 2025. Our audience is located across Japan (approximately 73%), Taiwan (approximately 20%), the United States (approximately 1%) and Hong Kong, Southeast Asia, and other areas (approximately 6%). We believe our highly differentiated digital media brands and their captivating content delivered in original formats keep our audience engaged and growing.

•        Proprietary high-quality data in the cookieless era.    Our robust and growing portfolio of category-leading digital media brands provide us with valuable proprietary first-party audience data, which can continue to support our data analytics and advertising technology products and services without dependence on tracking cookies. As regulatory scrutiny on privacy intensifies and browsers on PCs and mobile devices increasingly impede their use, tracking cookies, formerly the mainstay of audience data collection by advertising and marketing companies, are declining in utility. Unlike those companies in the digital advertising and marketing industry that do not own or operate their own media brands, our robust and growing portfolio of category-leading digital media brands provides us with valuable first-party audience data, which can continue to support our data analytics and advertising technology products and services without dependence on tracking cookies. In addition, we collect zero-party data. As this data is collected openly with audience consent and provides direct insight into audience preferences, zero-party data has the potential to deliver the most precise audience preference information available with minimal regulatory risk. In an environment where access to quality consumer data is increasingly restricted, our first- and zero-party data resources allow advertising clients to gain actionable consumer insights and target potential customers with the high precision without the increasing regulatory and technical barriers in the new “cookieless era” of advertising.

•        Diversified client base of over 850 clients including multinational companies and government agencies.    As of December 31, 2024, we have worked with over 850 clients, including multinational companies and their regional/national operations in Japan and Taiwan as well as government agencies. Our client base is diversified across various industries, ranging from automobiles (e.g., Toyota, Honda and Nissan), consumer electronics (Sony, BenQ and Panasonic), cosmetics (Shiseido, LION and POLA) and financial services (Allianz, Deloitte and Daiwa) to IT and media (Adobe, Google, LINE, Recruit and Bandai Namco) and e-commerce (Amazon). Many of our corporate engagements last three to five years in duration, which allows us to build strong relationships with the key stakeholders at each client. This continuity provides opportunities for up-selling and cross-selling of our other products and services. As we continue to expand, we are continuing to develop our up-sell and cross-sell potential as we collect more first- and zero-party data and develop more data-based products and services for the digital advertising and marketing needs of our clients.

•        Proven track record of growth.    We have produced consistent revenue growth, which has been enhanced by our success in completing and integrating ten acquisitions, retaining all of the founders in all ten acquisitions. We believe our track record of growth provides a blueprint for our growth acceleration, synergy realization and talent retention going forward. Throughout our history, we have strived to balance growth with a small capital footprint, careful cost management and monetization rather than simply scale in audience size without a plan for profitability.

Our Growth Strategy

We have built our growth strategy on the following six core components:

•        Invest in Sophisticated Data Assets.    We are focused on expanding the types and quality of data that our AI-powered data analytics tools process for users we profile. Our goal is to record and analyze as many aspects of our users’ preferences and behaviors as they permit, and within applicable legal rules, to link what they read, see, hear and like to what they actually buy. To do this we are:

•        Deploying AI and cookieless tracking technology to track the browsing and purchase behaviors of users across all our digital media brands and in-house e-commerce platforms as well as e-commerce and retail partners;

•        Collecting retail purchase behavior data from clients and e-commerce and retail partners to calibrate our first-party media preference data with such second-party data on purchase behaviors;

•        Augmenting our first-party data we collect with zero-party consumer surveys with user consent through our TNL Research products and services; and

•        Expanding membership-based service offerings among our digital media brands to further enhance our zero-party data collection capabilities.

We believe that this deeper data will help us deliver more accurate and predictive marketing insights into users’ preferences and profiles and boost our client ROAS.

•        Increase User Engagement.    We use the same first-party audience data from our digital media brands that we use to track user behaviors and estimate their preferences for research and ad targeting purposes to tailor and create interactive content for our digital media brands’ users, leading to increased audience engagement and long-term viewership or “stickiness” of our digital media content. More interaction by users with our content over time gives more data on user behaviors, enabling us to better estimate our audience’s preferences, setting up a virtuous cycle that enables us to create content better tailored to our users’ preferences, continue to encourage stickiness, generate more opportunities to display advertisements and content marketing, and provide higher ROAS performance to our clients.

•        Consolidate Position in Existing Media Categories.    Using market insights from our first- and zero-party data analytics, we are also exploring options to expand our existing digital media brands’ coverage into new categories, especially when we believe there is a significant overlap or affinity between the preferences of audiences. Leveraging the viewership of our existing brands’ audience, such expansion can boost digital footprints and engagement while attracting new MUU. Where appropriate, we also intend to expand our coverage through acquisitions of new digital media brands in target content categories in our existing market. By expanding into new categories, we can provide our clients with not only a bigger audience, but also more actionable sights from higher quality first- and zero-party data. We will be able to also explore opportunities to cross-sell or up-sell our existing services and products, including innovative technology and data-based products and services for advertising and marketing.

•        Expand into New Geographies.    We intend to broaden our geographical reach and increase our audience by bringing our existing digital media brands to and acquiring new digital media brands in new geographical markets. We are consistently evaluating and considering acquisition opportunities throughout the East and Southeast Asia region, excluding mainland China. Our focus is on established digital media companies with robust audiences and new regional or global media brands that can be integrated into our existing proprietary technology platform and portfolio and can provide us access to audience data from new geographies, creating monetization opportunities from existing and new clients across more brands and geographical markets. By growing into new geographies, we aim to increase our profitability by generating more MUU, digital footprints and high quality first-party data and expanding our client base in new geographical markets.

•        Deliver Market-Leading ROAS.    Advertising clients are no longer satisfied just with getting their message out to a mass audience; they demand precise targeting, measurable performance, and high ROAS. Our attention-grabbing advertisements and data-driven ad targeting already produce exceptional results for our clients. Going forward, we believe that our high-quality data and engagement offerings and our efforts to consolidate and expand our positions in new brands and content categories and geographies while maintaining our investments in content creation and AI-powered data analytics will enable our clients to benefit from a stronger and more precise level of engagement with their audiences and thus will lead to higher ROAS for our clients and growing wallet share for ourselves.

•        Expand Client Base.    As we invest in data assets, user engagement, geographical reach, category coverage and client ROAS return, we are working to grow our client base across the East and Southeast Asia region. As an integrated media, technology and digital studio company that provides end-to-end digital media, advertising and marketing solutions backed by our proprietary audience data and AI-powered data analytics and technology, we can leverage the relationships we develop with clients who initially approach us for a subset of our services to up-sell and cross-sell our full range of services, and attract referrals from traditional advertising agencies who rely on us to provide one service to their clients and that lack our breadth of expertise in digital media solutions. As our user base expands into new categories and geographies, we also look forward to developing new client relationships as we enjoy the opportunity to demonstrate our comprehensive portfolio of data-driven digital media solutions to new potential clients. Moreover, as we continue to expand and collect more zero- and first-party data, we will develop more data-based products and services for marketing and digital transformation needs of our clients, allowing us to further up-sell and cross-sell our data-based products and services and helping drive further business opportunities from both existing and new potential clients.

Our Three Interconnected Business Units

Media and Branded Content Business

Our media and branded content business provides trusted digital content in Japanese, Chinese and English across 25 category-leading digital media brands across five content categories to an engaged audience of over 45 million average MUU, centered on the Millennial and Gen Z audiences. We distribute our high-quality news, business, technology, sports, entertainment and lifestyle coverage under regional brands such as The News Lens, ROOMIE, iCook, MASHING UP, Cool3c and Sports Vision, as well as regional editions of globally recognized brands such as Business Insider, Gizmodo and Lifehacker. Our well-established independent editorial team ensures we are a trusted voice and provide reliable content for our audience. Our content is built on the foundational principles of quality, originality, and political independence. These principles permeate our editorial workflow, and we believe they are key to attracting and retaining the loyal readership whom we rely on to generate the high-quality first-party data that drives the rest of our businesses.

We strive to increase brand awareness, unique users, page and video views, and digital footprints from social media platforms. Our strong digital media brands and content generation ability allow deeper data engagement with our audience and provide both brand and performance advertising to our clients. We translate our content into multiple languages, countries, media brands, and platforms and transfer our knowledge, technology, and business schemes into other East and Southeast Asian countries to attain business growth.

Included in our media and branded content business are the revenue categories below:

•        Advertising.    Our advertising business sells advertisement space and targeted digital advertising services supported by our suite of proprietary technologies, providing our advertising clients with targeted access to engaged Millennial and Gen Z audiences.

•        Sponsored Content.    Our sponsored content business creates branded reviews, advertorials and other content drafted to meet the business requirements of our advertising clients, as well as content commerce services, i.e., the creation and deployment of promotional content that tells a brand’s story while providing our advertising clients’ potential customers with direct links to purchase the products being introduced. Based on our strong digital media brands, we have successfully sold products through our corporate sponsored content to our Millennial and Gen Z audiences. Focusing on lifestyle media, such as Gizmodo Japan, iCook, and ROOMIE, we perform content data analysis and understand which key attributes, such as wording choices, display placements, and other factors lead to sales success. This data analysis helps us provide optimal content marketing that maximizes the sales results of our clients.

•        Subscriptions.    Our recognized high-quality coverage and large, engaged audience gives us the opportunity to monetize select digital media brands directly through subscriptions, providing our most dedicated users with access to premium subscriber-only content. Subscriptions provide us not only with revenue, but also with an additional source of zero-party user profile and preference data, collected in strict compliance with GDPR and relevant Japanese, Taiwanese and other regional privacy regulations.

•        Events.    We plan and organize live offline events, including promotional functions for advertising clients and workshops, conferences, awards and lectures co-branded with our digital media brands, as well as original event series such as Mashing Up, a conference series that picks up and discusses social issues from diverse perspectives, crossing genders, ages, nationalities and industries to create new dialogues and new businesses.

While continuing to generate revenue directly, we expect our media and content business to continue to grow in both content breadth and audience reach and provide our main source of the high-quality first-party and zero-party audience data that drives our business as a whole.

Technology Business

At the heart of our technology business is a suite of proprietary technologies that support the core data gathering and analysis functions that direct our media, data analytics services, advertising and marketing products and services, as well as creative tools that facilitate our content production and digital studio products and services. Some of our key technologies include:

•        Content Management System.    Our content management system was developed to speed the process of creating and managing multi-media digital content across our digital media brands. Our content management system can assess and optimize the performance of each piece of content to improve audience reach and engagement.

•        Content Engagement Platform.    Our content engagement platform is a data management and analysis tool used to facilitate the storage, processing, viewing, and filtering of zero-, first- and second-party data across data types and sources. Fed with data from our user data tracking solutions, our platform uses AI algorithmic techniques to identify unique users, infer their interests and demographics, and create highly predictive audience profiles.

•        Advertising Network.    Our owned mobile network for serving advertisements on our digital media brands and contracted media partners in the Taiwan market. Directed by our data analytics, our advertising network can reach an estimated a significant majority of mobile internet users in Taiwan, while providing substantially more ad impressions per dollar of ad spend for our clients than crowded programmatic ad networks.

•        Creative Content Application.    Our in-house advertisement creation solution facilitates no-code design and deployment of highly visible advertisements. Seamlessly integrated into our owned advertising network to speed deployment, our Creative Content Application facilitates creation of ads that feature animation and eye-catching interactive features and promote curiosity, interest and click-throughs. This allows our clients’ advertisements to stand out from others and increases brand performance while allowing faster speed-to-market for our clients.

These technologies enable our media and branded content and digital studio businesses, and provide revenue in the categories listed below:

•        Retail Media.    Our proprietary technologies, as well as our own in-house expertise in sponsored content creation and content commerce gives us advantages in the market for retail media, or marketing to interested customers who are already near the point of making a purchase decision, where content commerce strategies have an edge. The market for retail media is growing rapidly globally. We have been actively participating in this fast-growing market, where we utilize our technology assets to generate optimal promotional content that maximizes advertising performance and provides our clients with more efficient advertising returns. Using our first- and zero-party data resources, we are able to guide our retail marketing activities, optimize retail media advertising performance for our clients and provide various value-added services. Our engaged audience combined with our capacity to deliver data-driven insights, precise audience targeting, in-house e-commerce capability and partnerships with outside e-commerce platforms has given us advantages in winning retail media advertising budgets.

•        AdTech.    Our proprietary technologies allow us to offer various advertisement technology, or AdTech, services to our advertising clients, including demand-side-platform services to automate bidding and deployment of advertisements on our digital media brands and select third-party partner sites through our owned ad network.

•        CDP/Data Licensing.    Powered by our proprietary data analytics technology assets, we provide audience or customer data platform services to clients to facilitate collection and processing of their audience or customer data and assist with developing audience or customer profiles and other data analytics and research services. By licensing access to our accumulated data through our platform, we also directly monetize the products of our proprietary data analytics technology.

•        E-Commerce.    To further unlock the fast-growing retail media market, we have built our own e-commerce platforms to help our clients to sell their products on our e-commerce platforms, creating synergy with our retail media business. Additionally, for a number of our digital media brands, we also operate co-branded e-commerce experiences selling a curated selection of items to our readers, as well as developing our own in-house developed products, and have partnered with well-known external e-commerce and crowdfunding platforms, generating additional fee income from such partnerships.

As we continue to invest in our technology assets, we also continue to invest in new sources of data. We plan to obtain second-party data by entering into data exchange agreements with unaffiliated service providers, add purchase behavior data of users of e-commerce platforms and other retailers to our existing data, and generate actionable user purchase preference insights for our clients. We believe that retail media and related data are only the tip of a data iceberg, and that the banking, insurance, and other consumer service markets offer vast and untapped possibility for mutually beneficial second-party data exchanges enabling us to deliver more personalized advertising services and better performing content commerce and marketing solutions to our clients. In the cookieless era, we are preparing to better integrate our combined zero- and first-party data, commerce purchase and other second-party data, and research and survey data so that we can take a leadership position in this market. Our technology and data expertise will not only be used in Japan and Taiwan but will also expand into new markets.

Digital Studio Business

Our digital studio business integrates marketing strategy, creative design and market research services to offer a comprehensive suite of services that help brands build community, reach, and engage their audiences, providing us with the revenue categories listed below:

•        Marketing Strategy.    We utilize our experience in media operations and branded content creation to develop and implement communications strategies for clients as a full-service ad agency, including campaign strategy, display advertising, and digital agency services including social media strategy and influencer recruiting.

•        Creative and Design.    Our digital studio business offers extensive creative and design services including for web, graphics, and video as well as innovation development support, user interface, user experience and product design.

•        Market Research.    Leveraging the power of our proprietary audience data and data analytics technologies, we can deliver precise, actionable consumer preference insights to direct product development and marketing in the growing East and Southeast Asia markets.

We usually enter long-term contracts with our clients in our digital studio business, providing on-going support throughout each project. These are typically significant projects in size and scope and generate consistent revenue with relative stability. Our long track record with our prestigious client base allows us to up-sell and cross-sell our other services and helps drive further business opportunities for us, including new data-based products and services and services to assist companies with their digital transformation initiatives. Furthermore, as we position ourselves as a next-generation digital media solutions company backed with combined media, technology and agency capabilities, we receive active referrals not only from existing clients, but also from other traditional agencies that lack our breadth of expertise in digital media solutions.

Our Advertising Clients and Partners

We offer a unique value proposition to our advertising clients and partners looking to reach Millennial and Gen Z audiences in Japan, Taiwan and East and Southeast Asia. Our blue-chip advertising client and partner base relies on our ability to deliver advertising placements across diverse content and audience categories, while also making available creative and content management support, AI-powered customer data collection and analysis, research, e-commerce and event support, and marketing agency services targeting consumer demographics. Our largest Japanese clients include a domestic food company, a multinational software company and a multinational technology manufacturer. Our largest Taiwanese clients include a global advertising agency, a domestic cable television network and a domestic power utility company.

Our advertising client and partner base has a significant concentration of revenues around particular clients and partners, with our top ten direct advertising clients and partners making up 26.7% of our total revenue for the year ended December 31, 2024.

Our Audience and Digital Media Brands

Our Audience

Based on U.S. Census Bureau 2024 estimates, Pew Research demographic data for 2022 and Statista research for 2022 (published in 2024), we estimate that our target Millennial and Gen Z audiences across the East and Southeast Asia region, excluding mainland China, and among Asian Americans number approximately 1.2 billion, with a serviceable addressable market (“SAM”), calculated as a product of average advertising spend per capita (calculated as equal distribution of advertising spend across population) of over $61 billion. Millennial and Gen Z audiences demand high-quality and trusted content that resonates with their curiosity, tech-savvy, global interests and ambitious lifestyle aspirations, delivered in the digital spaces they grew up in. We believe that our digital media brands, targeted to the key news and business, B2B media, technology, lifestyle and food, and sports and entertainment verticals, are well positioned to engage audiences across East and Southeast Asia in English and local languages such as Japanese and Chinese.

We measure our audience’s size and engagement with our content by way of “MUU” and “digital footprint” metrics. MUU calculates how many unique devices or users interact with our content on websites and applicable social media platforms over a given month based on Google Analytics, filtering out multiple views, interactions or sessions by the same identifier. The more inclusive “digital footprint” metric measures the number of times our content has been accessed by any device or user, including page and video views and social media interactions, filtering out those with shorter duration of access for accuracy. For more details of our key operating metrics, see the discussion under the caption “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics.” Based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms, for the twelve months ended March 31, 2025, our trusted and independent content brings over 45 million average MUU and over 189 million average monthly digital footprints to our websites, social media and mobile apps, including millions of subscribers on Facebook, Instagram, YouTube, X and other key social media platforms. According to our internal estimates based on available data from Google Analytics, for the twelve months ended March 31, 2025, approximately 58% of our audience was between 18 – 44 years old and well-balanced between male and female users, with 47% of our viewers identifying as female and 53% identifying as male. For the twelve months ended March 31, 2025, the majority of our audience was located in Japan (approximately 73%) and Taiwan (approximately 20%), the locations of our principal places of business, with significant percentages in the United States (approximately 1%), Hong Kong (approximately 2%), the rest of Southeast Asia (approximately 1%) and the other areas (approximately 3%), including Canada, the United Kingdom and Australia, as summarized in the graphic below.

Our Audience Profile

Our Digital Media Brands

As publishers, our core mission is to deliver creative and information-rich content across various domains, including news and business, B2B media, technology, and lifestyle and food and sports and entertainment. We take pride in maintaining independence and a politically neutral stance in our content, catering to a diverse audience without bias. Through organic growth and six media brand acquisitions since 2018, we have built a portfolio of 25 digital media brands that reached an audience of over 45 million average MUU for the twelve months ended March 31, 2025 concentrated in Millennial and Gen Z audiences in Japan and Taiwan.

Our digital media brands also deliver a wide range of digital media solutions, including content marketing for clients in the form of reviews, articles, and advertorials, in content categories that give us and our clients access to digital native Millennial and Gen Z audiences across a wide area of interests: independent media focused on the business and tech world under our News and Business category, specialist news for business professionals under our

B2B Media category, information related to the tech world and consumer electronics under our Technology category, promotional lifestyle media targeted at luxury consumers under our Lifestyle and Food category and sports, movies, and TV coverage under our Sports and Entertainment category. Our main digital media brands include:

News and Business

•        The News Lens, one of TNL Mediagene’s core digital media brands and an independent news site providing insightful content, in-depth features, original investigations and infographics that highlight multiple perspectives on news stories related to Taiwan, Hong Kong, Japan, and Southeast Asia.

•        Business Insider Japan, a Japan edition of Business Insider, a news site focused on developments inside and outside Japan in business, finance, politics, and technology.

•        Business Yee, a specialized Chinese-language business news site.

B2B Media

•        DIGIDAY JAPAN, a Japan edition of DIGIDAY, a specialist publication bringing Japanese and international digital marketing news from the perspectives of brands, platforms, and ad agencies.

•        MASHING UP, a Japan-focused conference and event series exploring social issues and solutions from the perspectives of diversity, inclusion and sustainability.

•        Modern Retail, a sister site of DIGIDAY Japan focused on retail marketing.

•        GLOSSY JAPAN, a sister site of DIGIDAY JAPAN focused on the future of the beauty and fashion industry.

•        Becoming Aces, a site that promotes young entrepreneurs and their inspiring stories.

Technology

•        Gizmodo Japan, a Japan edition of Gizmodo, an iconic weblog site which publishes news, reviews, and buying guides of latest technology and consumer gadgets, and its associated sites Lifehacker Japan and Giz Yatai, an e-commerce site selling Giz Yatai-branded small-run products to its audience.

•        Cool3c, a Taiwan-focused gadget weblog site featuring new product information, reviews, and in-depth analysis of brand stories in the gadget and tech space.

•        Tech Insider, a tech-focused sister site of Business Insider Japan publishing stories on technology and the business of technology.

•        INSIDE, an online news publication focused on internet and software startups, blockchain, technology industry trends, digital life and future technology.

Lifestyle and Food

•        iCook, a Taiwan-focused food site featuring original recipes, food and lifestyle content and information on eating out in Taiwan and Japan.

•        Lifehacker Japan, a weblog site about lifestyle advice and software tips and news.

•        ROOMIE, a site which provides busy, active young men, women and couples with lifestyle items and ideas with a “crafty” feel for work, hobbies and relationships.

•        ROOMIE KITCHEN, a cooking themed sister site to ROOMIE available in Chinese and Japanese.

•        Life Insider Japan and Money Insider Japan, sister sites to Business Insider Japan that bring the latest updates on work, lifestyles and personal finance, targeting a primarily Millennial and Gen Z audience in Japan.

•        every little d, a design and art themed online publication in Taiwan that “tells stories of details in our daily life.”

•        iGood, a Taiwan-focused product recommendation website that aims to become a “shopping encyclopedia for consumers starting from finding things easily and discovering the surprises and beauty in life”

Sports and Entertainment

•        Sports Vision, a site which presents comprehensive news and analysis on sports, athletes, sports policy and the business of sports.

•        Agent Movie, a Taiwan-focused film and TV related news and review site featuring widely-read Chinese-language columnists writing on film and television, including reviews and interviews.

•        Sirabee, a news site that publishes articles on entertainment, gourmet, and breaking news topics as well as original research into viral topics and trends of the moment in Japan.

•        Fuze, a Japan-focused digital culture site publishing content focused on art, music, and the counterculture in the digital age.

Competition

As a next-generation media company, we are active across the entire digital media and advertising ecosystem in the markets for media content, data analytics and technology and digital studio services. In the media and branded content business, since our core audience is members of the Millennial and Gen Z generations, digital content providers that target younger, digital native audiences are our natural competitors. Historically these have included HuffPost Japan, Techbang, Cookpad, Variety and others.

In the technology business, our competitors include marketing technology solutions providers, advertising market platforms and market research firms. These have included OneAd, iKala, Appier Group, Google and others.

In the digital studio business, our competitors are other advertising agencies and creative studios, including Intage, Nyle, Good Patch and others.

Human Resources

Our Employees

We consider the hiring and retention of talented employees to be essential to the ongoing success of our business. As of December 31, 2024, we had 529 employees located in Japan, Taiwan and Hong Kong.

Diversity and Inclusion

We value diversity and inclusion (“D&I”) and strive to weave this value into everything we do. We attract a diverse group of employees that reflect the audience we are trying to reach through our content, and we welcome the unique skills, experiences, and backgrounds each employee brings to the table every day. As of December 31, 2024, approximately 2.8% of our employees in Taiwan were members of minority groups, including foreign residents of Taiwan, indigenous people and persons with disabilities, and 0.8% of our employees in Japan were members of minority groups, including non-citizen residents of Japan. In addition, 59.6% of our Taiwan and 52.2% of our Japan employees identify as female.

We continuously improve our strategies for recruitment, training, career development, and education to support our ongoing D&I mission. Our recruiting team has been intentional about developing a diverse strategy to ensure active recruitment of diverse talent and candidates from underrepresented groups, as well as to ensure that the company hires and retains talent with diverse perspectives and backgrounds. Throughout the recruitment and hiring process, we emphasize educating all participants about internal and unconscious biases and how to overcome them, ensuring that all job descriptions and interview processes are inclusive and accessible. We are committed to increasing the representation of minority employees in senior leadership positions; we have concentrated our efforts on advancing and retaining current minority employees and recruiting and attracting more minority candidates for senior roles.

We are committed to creating a work culture where employees can bring their authentic selves to work every day. We want all employees to feel safe and supported, free from the threat of microaggressions or bias.

We plan to continue to develop and launch key D&I educational opportunities, including events and trainings on gender equality, equal opportunities for disability, equal opportunities for sexual orientation, workplace harassment awareness and health and well-being awareness. Additionally, we are promoting initiatives in our Japan office to install gender neutral bathrooms, eliminate the inclusion of age, gender, and photographs on resumes, and encourage employees in same-sex relationships to take advantage of the marriage, child, and other life stage bonuses we provide. Additionally, we will provide flexible remote working arrangements to accommodate employees’ family care needs. Our goal is to establish a working environment where employees can lead autonomously, allowing them to unleash their creativity and impact.

Compensation and Benefits

We provide compensation and benefits programs to help meet the needs of our employees and reward their efforts and contributions. We seek fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management compensation.

In addition to salaries, we provide competitive compensation programs commensurate with our peers and industry. Our compensation programs currently vary between our Japan and Taiwan offices to provide competitive compensation in line with local market practice. In both Japan and Taiwan, our compensation and benefit programs include our 2015 Global Share Plan, a stock option plan under which our employees can receive stock options to purchase a specified number of our ordinary shares at a predetermined discount price with a pre-determined vesting schedule over the course of employment. For details, see the discussion under the caption “Management — Share-based Compensation.” We also provide year-end, monthly, and project management performance bonuses, special payments for Taiwanese festivals, marriage, funeral, childbirth and hospitalization benefits, meal and travel allowances and education subsidies for our Taiwan employees. Our Japan office employees enjoy marriage, funeral, childbirth, and hospitalization benefits, special long-service bonus payments and paid leaves, as well as subsidies for private English lessons, qualifications related to our business, a free café in our office, and a remote work policy allowing unlimited work from home or from another location for up to two months. Such programs and our overall compensation packages seek to facilitate retention of key personnel

Health, Safety and Wellness

The success of our business is fundamentally connected to the wellbeing of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including overwork prevention and ergonomics initiatives in our Taiwan office and access to medical consultation and talk therapy services in our Japanese offices. In response to the COVID-19 pandemic, we implemented countermeasures, such as remote work, which we determined were in the best interests of our employees, as well as the communities in which we operate, and which complied with applicable government regulations. We continue to evolve our programs to meet our employees’ health and wellness needs.

Insurance

We provide social security insurance, including occupational accident, medical, injury, disability and death benefits, unemployment insurance, national health insurance subsidies, retirement pensions and group accident insurance, in the case of Taiwan, and occupational accident, national health insurance, nursing care insurance, national pension, and employment insurance, plus a defined contribution pension plan, in the case of Japan, for our employees in compliance with applicable Taiwan and Japanese laws. We maintain fire insurance for our Taiwan office and fire, liability, director and officer, employee liability, personal information leakage, IT incident and overseas travel insurance policies for our Japanese office.

Intellectual Property

We depend on our brands to build and maintain name recognition and audience loyalty and regard our intellectual property as critical to our success. The value of our digital media brands depends on intellectual property and licenses to intellectual property that we own or hold, including but not limited to the trademarks Business Insider Japan, Gizmodo Japan, Lifehacker Japan, DIGIDAY JAPAN, The News Lens, iCook and Sports Vision and domain names associated with these marks. We retain the rights to an extensive content library that is monetized through multiple revenue streams. In addition to our brand, domain, and content assets, we own and license various advertising and data analytics technologies that power our business. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brands, content, proprietary technologies, and other intellectual property rights.

As of December 31, 2024, we held 40 registered trademarks in Japan, 51 registered trademarks and two patents in Taiwan, and three registered trademarks in the other territories in which we operate. We continually review our development efforts to assess the existence and our ability to register new intellectual property, and whether to decommission certain of our intellectual property assets. We intend to continue to file additional applications with respect to our intellectual property assets.

Regulation

We are subject to many laws and regulations in Japan, Taiwan, the United States, Hong Kong, and throughout the world, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, ecommerce, marketing, advertising, messaging, rights of publicity, libel and defamation, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm or require us to change our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit use or distribution of our products and services or otherwise impose other restrictions that may affect access to or operation of any or all of our products and services for an extended period of time or indefinitely.

Data Privacy and Security Laws

We receive, process, store, use and share data, some of which contains personal information, including, but not limited to, full name, birth date, address, phone number, email address, age and GPS location as well as technical identifying data including, but not limited to, IP address, device, browser and operating system IDs, activity logs, usage and preference information, and user-generated content. We are therefore subject to various laws, policies, and regulations worldwide relating to the privacy and security of consumer, customer and employee personal information. These laws, including the Act on the Protection of Personal Information of Japan and the Taiwan Personal Data Protection Act, often require companies to implement specific information security controls to protect certain types of data (such as personal data, “special categories of personal data” or health data), and/or impose specific requirements relating to the collection or processing of such data.

According to the Act on the Protection of Personal Information of Japan, our Japanese subsidiaries are required to, among other restrictions and requirements, notify data subjects of the specified purpose of use for which their personal information is being processed and shall not use such data beyond the specified purpose of use or disclose it to any third party without the data subject’s consent, subject to various exceptions or additional restrictions in accordance with circumstances. In addition, our Japanese subsidiaries are required to give data subjects the opportunity to correct their personal information if the legal elements for such correction requests are satisfied, among various other legal rights granted to data subjects.

According to the Taiwan Personal Data Protection Act, our Taiwan subsidiaries are required to conduct due notification procedures and obtain customers’ consent to collect their personal data, and shall not use such personal data beyond the scope authorized by the customer or disclose it to third parties. In addition, the individuals making up our traffic, as data subjects, are entitled to request our Taiwan subsidiaries, as the holders of personal data, to delete or provide a copy of their personal data.

For more details, see “Risk Factors — Risks Related to TNL Mediagene’s Legal and Regulatory Environments — Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.”

Exchange Controls in Taiwan

Under applicable regulations in Taiwan, the inflow and outflow of foreign currency that do not involve the exchange of New Taiwan Dollar is free, while currency conversion between New Taiwan Dollar and foreign currency is subject to exchange transactions declarations pursuant to the Taiwan Foreign Exchange Control Act. Hence, receipts and disbursements involving the currency conversion from New Taiwan Dollar to foreign currency or from foreign currency to New Taiwan Dollar (collectively, “Regulated Transactions”) are subject to declaration obligations imposed by the Taiwan authorities. In general, Regulated Transactions involving NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for Regulated Transactions involving New Taiwan Dollar equivalent to over USD 1 million, relevant documents shall be verified by banks before such transactions can be processed. In addition, if the annual accumulated settlement amount of Regulated Transactions exceeds USD 50 million, such foreign exchange settlement is subject to the approval of the Central Bank of Taiwan. The Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan.

For each of the three years ended December 31, 2022, 2023, and 2024 our revenue subject to foreign exchange controls in Taiwan represented less than 1.8% of our total revenue, and our revenue denominated in NTD was fully used for the operation of our Taiwan subsidiaries. If any of our Taiwan subsidiaries needs to pay TNL Mediagene, for the purpose of dividend distribution or otherwise, we expect the payment to be funded by our Taiwan subsidiary’s revenue denominated in USD, which is generally not subject to foreign exchange control in Taiwan.

Sustainability

We consider sustainability to be a cornerstone of our business. Some of the efforts we have undertaken to ensure our business are sustainable include encouraging energy conservation and public transportation in our offices, collaborating with suppliers and hosting providers with a commitment to carbon reduction and green energy certifications, using environmentally-friendly office supplies, and undertaking awareness-raising workshops and events surrounding sustainability and decarbonization, including the BEYOND Sustainability Award, an award that recognizes companies that promote sustainable management and GREEN SHIFT, which provides information and community building for innovators working on new businesses. We are also exploring future initiatives based on carbon reduction guidance and certifications.

Seasonality

Our business is subject to some seasonal influences. Historically, our revenue is typically highest in the fourth quarter of the year due to increased advertisement spending and revenue by multinational advertisers and e-commerce clients benefiting from holiday spending at the end of the calendar year. We expect this seasonality trend to continue. For more details on the seasonality of our business, see the discussion under the caption “TNL Mediagene’s Managements’ Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results of Operations — Seasonality”.

Facilities

Our Japan executive office is located in Tokyo, Japan where we occupy facilities totaling approximately 1,200 square meters under leases. In addition, we have a sizable operation in Taiwan through our Taiwan executive office in Taipei, Taiwan where we occupy a facility totaling 1,610 square meters under leases. We use these facilities for administration, finance, legal, human resources, information technology, sales and marketing, engineering, technology, production and development.

We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations if needed in the future.

Legal Proceedings

We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT

The following table provides information about our executive officers and directors as of the date of this prospectus. Our Board is composed of seven directors.

Name	Age	Position	Position Held Since
Joey (Tzu-Wei) Chung	41	Director and Chief Executive Officer	May 26, 2023(1)
Motoko Imada	58	Director and President	May 26, 2023(2)
Jim (Jimmy Yee-Ming) Wu	56	Director and Chief Corporate Affairs Officer	November 10, 2023
Hiroyuki Terao	54	Chief Financial Officer	December 5, 2024
Richard (Chih-Wei) Lee	34	Chief Technology Officer	March 1, 2024
Marcus Brauchli	63	Director and Chairman of the Board of Directors	January 14, 2025(3)
Priscilla Han	40	Director	December 5, 2024
Lauren Zalaznick	62	Director	December 5, 2024
Takako Masai (Nishida)	59	Director	December 5, 2024
Hiroto Kobayashi	60	Chief Content Officer — Japan	May 26, 2023
Mario (Shih-Fan) Yang	43	Chief Content Officer — Taiwan	May 26, 2023

____________

Notes:

(1)      Indicates Mr. Chung’s appointment date as the Chief Executive Officer of TNL Mediagene after the merger between TNL and Mediagene. Prior to the merger, Mr. Chung served as the chairman and chief executive officer of TNL since January 16, 2015.

(2)      Indicates Ms. Imada’s appointment date as the President of TNL Mediagene after the merger between TNL and Mediagene. Prior to the merger, Ms. Imada served as the representative director and chief executive director of Mediagene since October 30, 1998.

(3)      Indicates Mr. Brauchli’s appointment date as the Chairman of the Board of Directors of TNL Mediagene. Mr. Brauchli has been serving as a Director of TNL Mediagene, including as a director of TNL, since November 21, 2016.

The following is a brief biography of each of our executive officers and directors:

Joey (Tzu-Wei) Chung.    Mr. Chung served as Chairman and Chief Executive Officer at TNL, which he co-founded, prior to its merger with Mediagene and now serves as Director and Chief Executive Officer of TNL Mediagene. Prior to founding TNL, Mr. Chung was the General Manager of Sanrio Co., Ltd. in China and New Business Development Manager at Sanrio, Inc. in the United States. Prior to that, Mr. Chung worked in the Equity Research Department of UBS Securities Pte., Ltd., Taipei Branch, and as a columnist for Business Weekly. Mr. Chung holds a Bachelor of Arts in Foreign Languages and Literature from National Taiwan University and a M.B.A. from Harvard Business School. We believe Mr. Chung is qualified to serve as a director because of the knowledge, operational expertise and continuity he brings to TNL Mediagene as a founder of TNL, as well as his wide-ranging industry experience.

Motoko Imada.    Ms. Imada served as a Representative Director and Chief Executive Director at Mediagene prior to its merger with TNL and now serves as Director and President of TNL Mediagene. Ms. Imada co-founded Mediagene, then INFOBAHN Group, Inc., in 1998 and founded the digital advertising agency INFOBAHN Inc. in 2015. Prior to her career as a founder, Ms. Imada held various roles in the publishing industry, where she helped launch the Japanese edition of WIRED Magazine and served as that publication’s business manager. Ms. Imada holds a Bachelor’s degree in Economics from Doshisha University. We believe Ms. Imada is qualified to serve as a Director because of her extensive experience and proven track record in founding and leading successful companies in the media and digital advertising industry, as well as the strategic vision and leadership abilities she has demonstrated throughout her career.

Jim Wu.    Mr. Wu is our Director and Chief Corporate Affairs Officer. He previously served as the Global Vice-President of International Mergers and Acquisitions at Yahoo! Inc., Head of Corporate Development and Chief Legal Officer at the Nasdaq-listed company Openwave Systems and served on the management committee of a major American law firm. Currently, Mr. Wu serves as a director for several private and public companies in Taiwan. We believe Mr. Wu is qualified to serve as a Director due to his more than 30 years of experience and success in entrepreneurship, investment, and advisory roles in the Pacific Rim and Greater China regions. His previous legal experience also highlights his strong corporate governance and legal expertise.

Hiroyuki Terao.    Mr. Terao has served as Chief Financial Officer of Mediagene, then INFOBAHN Group, Inc. since 2017, and concurrently as Director of Mediagene since 2018. Following the Merger, Mr. Terao serves as Chief Financial Officer of TNL Mediagene. Before joining Mediagene in 2017, he previously served as a director of Japan Elevator Service Holdings, where he helped the company prepare for its IPO, and as an analyst and certified public accountant at KPMG AZSA, where for fifteen years he audited the financial statements of various listed companies in Japan, advised pre-IPO companies on preparing their financial statements for listing, and assisting external audits of local governments.

Richard Lee.    Mr. Lee was the Group Chief Integration Officer at TNL and presently serves as our Chief Technology Officer. Prior to joining the group, Mr. Lee founded and sold INSIDE and iCook to TNL, where he served as Chief Technology Officer and led product development. Mr. Lee holds a Bachelor of Science — Computer Science degree from National Chengchi University.

Marcus Brauchli.    Mr. Brauchli is a Director and the Chairman of the Board of Directors and served as a Director at TNL. He is also cofounder and managing partner of North Base Media. Prior to founding North Base Media, he was Vice President of Graham Holdings Company and its predecessor, The Washington Post Co., from July 2008 until December 2013. In that role, he developed digital opportunities for a group that included The Washington Post, the Post-Newsweek television stations, the Cable One group and the news and opinion site Slate. From September 2008 to December 2012, he was Executive Editor of The Washington Post, where he oversaw The Washington Post’s budget, its 700-person newsroom, and made improvements in the paper’s digital operation that quadrupled its audience. Mr. Brauchli came to The Washington Post from a 24-year career at Dow Jones & Co. where he rose from an international correspondent to Vice President and editor of The Wall Street Journal, oversaw The Wall Street Journal’s budget and global operations and helped to manage the operations of a number of units including Marketwatch and the Dow Jones Industrial Average. Mr. Brauchli has served as advisor to Reach Mobile Inc., a U.S. telecommunications technology company, and Capital Digital, a Mexican media group. He has been a consultant to Univision Communications Inc., the HT Media Group in India and the Economic Journal of Hong Kong, and an Innovation Fellow at the Lang Center for Entrepreneurship at Columbia Business School. We believe Mr. Brauchli’s extensive experience leading media and global businesses and investing in digital and technology growth companies brings important and valuable skills to our board of directors.

Lauren Zalaznick.    Ms. Zalaznick is our Director and has had an illustrious career in media and digital content strategy. She currently serves on the board of the RTL Group where she is a member of the Nominating and Compensation Committees. She previously served as Chair of the board of directors of National Cinemedia, and as a director of GoPro, The Nielsen Corporation, Penguin Random House and Shazam. During her tenure at Comcast NBCUniversal from 2002 to December 2013, Ms. Zalaznick held roles of increasing responsibility including Chair, Entertainment & Digital Networks, where she oversaw the Bravo, Oxygen, Style, and Telemundo networks, as well as the company’s digital portfolio, and ultimately rose to the rank of Executive Vice-President. Prior, she held executive roles in content and marketing at Viacom (now Paramount Global). Today, Ms. Zalaznick is a senior strategic advisor to leading media and digital companies. She is also a senior advisor to The Boston Consulting Group’s Global TMT practice, and to leading content and tech start-ups. We believe her extensive experience and expertise in digital media and content strategy will make her a highly valuable member of our board.

Takako Masai (Nishida).    Ms. Masai is our Director, and concurrently serves as a Partner at Pasona N A, Inc., Director and Chair at SBI Financial and Economic Research Institute, and Director at Tobishima Corp. (TBM). Ms. Masai was previously the Head of Sales and Marketing at Toronto-Dominion Bank for nine years. Her career has also included key roles at Shinsei Bank, including Head of the Capital Markets Division, Head of the Markets Sub-Group, and Executive Officer overseeing the Market Research Department and Financial Research Division. Ms. Masai’s extensive expertise also includes service on the Policy Board of the Bank of Japan from June 2016 to June 2021 and as an Outside Director of the Board of MCG from July 2021 to June 2023. Her significant contributions to the financial industry, particularly in market research and policy development, are widely recognized, and we believe her insights will be invaluable to our board of directors.

Priscilla Han.    Ms. Han is our Director and concurrently serves as the Chief Investment Officer of Reapra Pte. Ltd., a Singapore-based investment company with a portfolio that includes companies in a wide range of industries, including education, digital media, real estate, hospitality, healthcare and agriculture across Asia, where she has served since 2017. Before joining Reapra, she worked from April 2014 to July 2017 as an investment manager covering China and Southeast Asia for New Zealand Trade and Enterprise, which focuses on driving Foreign Direct Investment into New Zealand. From May 2014 to July 2017, Ms. Han was an Investment Committee Member for North Base Media where she led financial analysis for the portfolio, a corporate finance manager for Deloitte & Touche from

January 2013 to April 2014 and an associate in M&A and investment for Singapore-based investment companies. We believe Ms. Han’s extensive experience in finance, as well as analyzing and advising growth companies in Asia brings important and valuable skills to our board.

Hiroto Kobayashi.    Mr. Kobayashi was a cofounder of Mediagene, where he served as Director and Chief Visionary Officer, and presently serves as Chief Content Officer for our Japan office. Mr. Kobayashi is a highly regarded pioneer in digital media in Japan who started his career while a teenager by foregoing high school education. Mr. Kobayashi helped launch the Japanese edition of WIRED Magazine in 1994, and cofounded Mediagene in 1998. He has launched a variety of printed and online media outlets over the course of his career, including GIZMODO Japan. Since 2017 he has served as an official Japan partner for TOA, an international tech conference held in Berlin, and currently produces programs and fieldwork projects to co-create innovations focused on circular economy, biodiversity, and local government-private partnerships.

Mario (Shih-Fan) Yang.    Mr. Yang was a cofounder of TNL where he served as Director and Chief Content Officer and presently serves as Chief Content Officer for our Taiwan office. Mr. Yang has served as CNET’s Chief Executive Editor and Business Weekly Taiwan’s Senior Editor. Mr. Yang holds a Bachelor of Business Administration degree from National Tsing Hua University.

None of TNL Mediagene’s officers or directors following the completion of the Merger is expected to be located in mainland China or Hong Kong.

Number and Terms of Office of Officers and Directors

As of the date of this prospectus, our board consists of seven (7) directors of a single class. Any director on our board may be removed by way of an ordinary resolution of the shareholders or by notice addressed to them at their last known address and signed by all of their co-directors (not being less than two in number). The TNL Mediagene A&R Articles provide that each director shall hold office until their earlier death, resignation or removal. None of our non-employee directors has a service contract with us that provides for benefits upon termination of service.

Our officers are appointed by the board and serve at the discretion of the board, rather than for specific terms of office. The board is authorized to appoint persons to the offices set forth in the TNL Mediagene A&R Articles as it deems appropriate.

Committees of the Board

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board. Charters for each of the three committees were adopted upon consummation of the Merger. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Priscilla Han, Takako Masai, and Lauren Zalaznick with Priscilla Han as the chair. Priscilla Han, Takako Masai and Lauren Zalaznick satisfy the “independence” requirements of Nasdaq and the independence standards under Rule 10A-3 under the Exchange Act. The board has determined that Priscilla Han qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting or replacing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•        reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        periodically reviewing and reassessing the adequacy of our audit committee charter;

•        meeting periodically with the management, our internal auditor and our independent registered public accounting firm;

•        reporting regularly to the board;

•        reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•        handling such other matters that are specifically delegated to our audit committee by the board from time to time.

Compensation Committee.    Our compensation committee consists of Lauren Zalaznick, Marcus Brauchli and Priscilla Han, with Lauren Zalaznick as the chair. Lauren Zalaznick and Priscilla Han satisfy the “independence” requirements of Nasdaq and the independence standards under Rule 10A-3 under the Exchange Act. Our compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•        reviewing the compensation program for our employees and recommending any proposed changes to our management;

•        reviewing and recommending to the board with respect to the compensation of our non-employee directors;

•        reviewing annually and administering all long-term incentive compensation or equity plans;

•        selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing annual bonus programs, employee pension and major welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee satisfies Nasdaq requirements and consists of Takako Masai, Jim Wu and Marcus Brauchli, with Takako Masai as the chair. Takako Masai satisfies the “independence” requirements of Nasdaq. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or reelection to the board or for appointment to fill any vacancy;

•        reviewing annually with the board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance, including cybersecurity compliance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance, including cybersecurity compliance, and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit, in the performance of their duties, a greater degree of skill than may reasonably be expected from a person of their knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with the TNL Mediagene A&R Articles, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our board include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our register of members.

Director Independence

As a result of our securities being listed on Nasdaq following consummation of the Merger, we adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of TNL Mediagene or its subsidiaries or any other individual having a relationship which in the opinion of the board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Priscilla Han, Takako Masai and Lauren Zalaznick are “independent directors” as defined in the Nasdaq listing standards and that Priscilla Han, Takako Masai and Lauren Zalaznick meet the independence standards under Rule 10A-3 under the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Employment Agreements and Indemnification Agreements

We have not entered into formal employment agreements with our executive officers. As a result, each of our executive officers is employed on an “at-will ” basis, continuing for an indefinite term, unless terminated by either party at any time and for any reason, with or without cause.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

For the year ended December 31, 2024, we paid an aggregate of $1,339,870 in cash and benefits to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Share-based Compensation

2015 Global Share Plan

In June 2015, TNL’s board of directors originally approved the 2015 Plan, which allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options and restricted share awards (each, an “award” and the recipient of such award, a “participant”) to members of the board of directors and eligible employees and consultants of TNL Mediagene and any subsidiary of TNL Mediagene.

As of December 31, 2024, stock options and restricted share awards were the only outstanding awards under the 2015 Plan. As of the date of this prospectus, there are no stock options granted and outstanding under the 2015 Plan held by our executive officers and directors.

The following paragraphs describe the principal terms of the 2015 Plan.

Plan Administration.    The 2015 Plan is administered by TNL Mediagene’s board of directors, or a committee appointed by the board of directors (in either case, the “plan administrator”). The plan administrator has the power to make all determinations deemed necessary or advisable for administering the 2015 Plan, in accordance with applicable law.

Eligibility.    Eligible participants in the 2015 Plan consist of key service providers, who may be employees, directors or consultants of TNL Mediagene and its subsidiaries, as selected by the plan administrator.

Stock Options.    We have granted stock option awards under the 2015 Plan. Stock option awards are grants of options to purchase our ordinary shares in accordance with the 2015 Plan. Subject to the terms of the 2015 Plan, the plan administrator determines the number of shares subject to stock options granted and other terms and conditions of such awards, which terms and conditions are set forth in an award agreement. The per share exercise price of stock options granted under the 2015 Plan must be equal to at least 100% of the fair market value of our ordinary share on the date of grant. The term of a stock option may not exceed ten years from the date of grant. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parents’ or subsidiaries’) outstanding shares, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of our ordinary share on the date of grant. The plan administrator determines the methods of payment of the exercise price of a stock option, which may include payment in cash, delivery of our ordinary shares or other shares of another class of our ordinary shares, or the use of cashless exercise or net exercise procedures, as well as other types of consideration permitted by applicable law. Except as otherwise set forth in an award agreement, after the termination of service of a participant, he or she may exercise his or her stock option, only to the extent that the option was vested and exercisable as of the date of such termination, until the earliest of (i) the expiration date stated in the applicable award agreement, (ii) the thirtieth (30th) day following the termination of the participant’s relationship for any reason other than disability or death, and (iii) the last day of the six-month period following the termination of participant’s relationship by reason of disability or death. Each stock option is subject to all applicable terms and conditions of the 2015 Plan and may be subject to any other terms and conditions that are not inconsistent with the 2015 Plan and that the plan administrator deems appropriate for inclusion in the applicable award agreement, including forfeiture conditions, rights of repurchase or redemption, rights of first refusal, and other transfer restrictions. Until our ordinary shares are issued in the name of the participant (as evidenced by the appropriate entry in our register or on our or our transfer agent’s books), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2015 Plan.

Non-Transferability of Awards.    Unless otherwise determined by the plan administrator and so provided in the applicable award agreement, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or applicable laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a domestic relations order, and shall not be subject to execution, attachment, or similar process.

Changes in Capitalization.    In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of TNL Mediagene, or other change in the corporate structure of TNL Mediagene affecting shares occurs, the plan administrator shall adjust the number and class of shares that may be delivered under the 2015 Plan and/or the number, class, and price of shares covered by each outstanding award, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan.

Dissolution or Liquidation.    In the event of TNL Mediagene’s proposed dissolution or liquidation, the plan administrator will notify each participant as soon as practicable prior to the effective date of such proposed action. Each outstanding award will terminate immediately prior to the consummation of such proposed action.

Merger or Change in Control.    In the event of a merger or change in control (as defined in the 2015 Plan), each outstanding award will be treated as the plan administrator determines. The plan administrator’s determination may be made without the consent of any participant and need not treat all outstanding awards (or portion thereof) in an identical manner. Such determination may provide for one or more of the following in the event of a merger or change in control: (A) the assumption or substitution of awards for substantially equivalent awards by the acquiror or successor corporation or an affiliate thereof with appropriate adjustment as to the number of shares and prices; (B) the termination of the participant’s awards upon or immediately prior to the consummation of the merger or change in control subject to prior written notice to the participant; (C) the acceleration of the vesting and exercisability, the realization or payment, or the lapsing of restrictions with respect the participant’s awards, in whole or in part prior to or upon consummation of the merger or change in control, and the termination of the participant’s awards upon or immediately prior to such merger or change in control; (D) the termination of the award in exchange for an amount of cash or property equal to the amount that would have been attained upon the exercise of the award or the realization of the participant’s rights with respect to the award at the date of the transaction (and if the plan administrator determines in good faith that no amount would have been obtained upon the exercise of such award or the realization of the participant’s rights with respect to the award, then termination without payment); (E) replacement of the award with other rights or property selected by the plan administrator in its sole discretion or (F) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for an award (or portion thereof), then the participant will fully vest in and have the right to exercise the award as to all of the shares subject thereto, including shares as to which it would not otherwise be vested or exercisable, and all restrictions on restricted shares will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent of target levels and all other terms and conditions met. In addition, if an option is not assumed or substituted in the event of a merger or change in control, the plan administrator will notify the participant in writing or electronically that the option will be exercisable for a period of time as determined by the plan administrator, and the option will terminate upon expiration of such period. An award shall be considered assumed if, following the merger or change in control, the award confers the right to purchase or receive the consideration (whether shares, cash, or other securities or property) received in the merger or change in control by holders of shares for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if the consideration received in the merger or change in control is not solely common stock or ordinary shares of the successor corporation or its parent, the plan administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option or vesting of the restricted shares, for each share subject to the award, to be solely common stock or ordinary shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of shares in the merger or change in control.

In connection with the Merger, all outstanding stock options granted under the 2015 Plan (“2015 Plan Options”) continued and have been adjusted as follows to account for the Reverse Share Split applicable to the TNL Mediagene Ordinary Shares immediately prior to the Effective Time: (i) each 2015 Plan Option shall be exercisable for that number of TNL Mediagene Ordinary Shares equal to the product of (a) the number of TNL Mediagene Ordinary Shares subject to such 2015 Plan Option immediately prior to the Reverse Share Split (the “Pre-Split Shares”), multiplied by (b) the Split Factor (as defined in the Merger Agreement), with such number of TNL Mediagene Ordinary Shares to be rounded down to the nearest whole number, and (ii) the per share exercise price for each TNL Mediagene Ordinary Shares, as the case may be, issuable upon exercise of the 2015 Plan Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the per share exercise price for each Pre-Split Share subject to such 2015 Plan Option immediately prior to the Effective Time, by (b) the Split Factor.

Amendment and Termination.    The plan administrator may at any time amend, alter, suspend, or terminate the 2015 Plan, provided that any amendment to the 2015 Plan shall be subject to approval of shareholders to the extent necessary to comply with applicable law. No amendment, alteration, suspension, or termination of the 2015 Plan will materially and adversely impair the rights of any participant with respect to an outstanding award, unless mutually agreed otherwise between the participant and the plan administrator, which agreement must be in writing and signed by the participant and TNL Mediagene.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF TNL MEDIAGENE

The following tables present the summary consolidated financial data of TNL Mediagene. TNL Mediagene prepares its consolidated financial statements in accordance with IFRS. The summary consolidated comprehensive income data for the fiscal years ended December 31, 2022, 2023 and 2024 and the summary consolidated financial position data as of December 31, 2023 and 2024 have been derived from TNL Mediagene’s audited consolidated financial statements, which are included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Summary Consolidated Comprehensive Income Data

	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2023	Fiscal year ended December 31, 2024
Revenue	$20,009,994	$35,838,780	$48,493,897
Cost of revenue	(12,268,798)	(23,187,396)	(30,755,340)
Gross profit	7,741,196	12,651,384	17,738,557
Operating Expenses:
Sales, general and administrative expenses	(8,648,811)	(16,421,386)	(62,004,194)
Research and development expenses	(2,509,069)	(3,327,185)	(3,052,515)
Impairment loss on intangible assets	—	(298,424)	(29,026,050)
Operating loss	(3,416,684)	(7,395,611)	(76,344,202)
Non-operating income and expenses
Interest income	10,994	19,340	21,773
Other income	75,576	409,555	58,024
Other gains and losses	(8,174,802)	5,458,803	(851,689)
Finance costs	(137,029)	(298,958)	(8,167,872)
Profit (Loss) before income tax	(11,641,945)	(1,806,871)	(85,283,966)
Income tax benefit	247,177	591,082	307,246
Loss for the year	$(11,394,768)	$(1,215,789)	$(84,976,720)
Components of other comprehensive income (loss) that will be reclassified to profit or loss	—	—	7,526
Exchange differences on translation of foreign operations	$(717,130)	$(41,644)	$(210,223)
Other comprehensive loss, net of income tax	$(717,130)	$(41,644)	$(202,697)
Total comprehensive loss for the year	$(12,111,898)	$(1,257,433)	$(85,179,417)
Profit (Loss) per share
Profit (Loss) per share – basic	$(1.20)	$(0.04)	$(3.46)
Profit (Loss) per share – diluted	$(1.20)	$(0.04)	$(3.46)

Summary Consolidated Financial Position Data

	December 31, 2023	December 31, 2024
Total assets	$119,616,267	$92,915,077
Total liabilities	47,248,519	56,511,317
Total equity	72,367,748	36,403,760
Total liabilities and equity	$119,616,267	$92,915,077

TNL MEDIAGENE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that TNL Mediagene’s management believes is relevant to an assessment and understanding of TNL Mediagene’s results of operations and financial condition. This discussion and analysis should be read together with “Summary Consolidated Financial Information of TNL Mediagene” and the audited historical consolidated financial statements and related notes that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

TNL Mediagene’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. Dollars except as otherwise indicated. For more information about the basis of presentation of TNL Mediagene’s consolidated financial statements, see “— Basis of Presentation” and Note 4b to TNL Mediagene’s audited historical consolidated financial statements included elsewhere in this prospectus.

Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in TNL Mediagene’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

In this section, “we,” “us” and “our” refer to TNL Mediagene and its consolidated subsidiaries.

Company Overview

We are Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at our core, we operate media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through our trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, we aim to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world.

TNL Mediagene as currently constituted was formed in May 2023 by the merger of The News Lens Co., Ltd. (“TNL”) and Mediagene Inc. (“Mediagene”). TNL and Mediagene started out as independent digital media companies in Taiwan in 2013 and in Japan in 1998, respectively, and continue to grow both organically and inorganically. Mediagene publishes well-known and trusted media brands, such as ROOMIE and MASHING UP, as well as Japanese editions of global media brands, including Gizmodo Japan, Lifehacker Japan and Business Insider Japan, and also provides integrated digital studio, agency and marketing solutions. TNL owns several popular digital media brands in Taiwan, including The News Lens, iCook, and Sports Vision, and also operates AI-powered data analytics and advertising technology and market research assets.

As Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions, we have built on the respective strengths of our predecessors and have created synergies between the unique capabilities of both companies. Each has brought unique capabilities to TNL Mediagene — TNL’s data analytics, advertising technologies and direct-to-client advertising sales platform and Mediagene’s portfolio of iconic media brands in the larger Japanese market, innovative content marketing, integrated marketing, live events, and retail media capabilities — while maintaining our shared core values and focus on high-quality independent digital media publishing. Our combined innovative publishing and creative teams have a long track record of creating and licensing new and sustainable brands. With our strong foundation in digital media, we have prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives our clients higher return on advertising spending, and achieving audience growth by strengthening our audience share in our existing content categories, expanding into new content categories and growing into new geographic markets.

We categorize our business into the following business units:

Media and Branded Content.    As an independent digital media publisher, we are committed to being a “trusted voice in Asia for a better future” for Millennial and Gen Z audiences in Japan, Taiwan and throughout the East and, ultimately, Southeast Asia region, and to inspire and enliven what the most online and connected generations watch, read, hear and buy, now and in the future. For the twelve months ended March 31, 2025, our 25 digital media brands across five content categories — news and business, B2B media, technology, lifestyle and food, and sports and entertainment — have reached over 45 million average monthly unique users (“MUUs”), which we define as the average monthly unique users of our owned digital media sites and accounts on social media platforms such as YouTube and TikTok, in three languages, Japanese, Chinese and English, with over 189 million average monthly digital footprints across websites, social-media platforms and mobile apps. For more details of our operating metrics, see “— Key Operating Metrics.”

Technology.    Our data analytics and AI-powered technology gives us deep insight into the content consumption and engagement behaviors of our users and enables us to optimize audience monetization by creating and delivering captivating and high-quality content and deep two-way connections with our audience, particularly among members of the Millennial and Gen Z generations. Our 25 trusted digital media brands cover diverse categories, offering high engagement with the growing and affluent digital-native generations primarily in Japan and Taiwan, and deliver unmatched advertisement performance in the digital advertising and growing retail media spaces. We have represented over 850 regional and global advertising clients across diverse industries, including multinational companies and government agencies.

Digital Studio.    Our integrated digital studios, agencies and market research teams provide a comprehensive suite of strategic, creative design, research and communication services that help our clients reach and engage their target audiences and build communities for their brands. Ranging from campaign planning, communication strategy, marketing content creation, and event planning to digital studio services with social media strategy, influencer recruiting, and UX/UI design, our integrated digital studio, agency and market research solutions help our clients formulate and deliver key messages to their target audiences both online and offline and enables us to build long-term relationships with our B2C and B2B clients through multi-year projects.

For more details on our business units, see “TNL Mediagene’s Business — History and Development of the Company — Our Three Interconnected Business Units.”

Our total revenue increased from $20.0 million in 2022 to $35.8 million in 2023 and to $48.5 million in 2024, at a CAGR of 55.7% from 2022 to 2024. From June 2023 onwards, our total revenue includes revenue earned by Mediagene which merged with TNL on May 25, 2023. For more details, see “— Results of Operations” and Note 32 to our audited consolidated financial statements included elsewhere in this prospectus.

To date, we have incurred recurring losses from operations, negative working capital, and net operating cash outflow, including net losses of $11.4 million, $1.2 million and $85.0 million in the years ended December 31, 2022, 2023 and 2024, respectively. Our net loss in the year ended December 31, 2024 increased significantly from the previous year mainly due to one-off transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq in December 2024. One-off transaction costs in 2024 included non-cash listing expense, which refers to the excess of the fair value of TNL Mediagene Ordinary Shares issued over the fair value of Blue Ocean’s identifiable net assets on December 5, 2024, the Closing Date, and professional services expenditures that we incurred in connection with the Merger. For more details on such transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq, see Note 35 to our audited consolidated financial statements included elsewhere in this prospectus.

Our audited consolidated financial statements for the years ended December 31, 2022, 2023 and 2024 include disclosure regarding substantial doubt about TNL Mediagene’s ability to realize its assets and discharge its liabilities in the normal course of business and to continue as a going concern. See “Risk Factors — Risks Related to Our Operations and Industry — Our recurring losses from operations, negative working capital, negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.” and Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Recent Developments

3i and Tumim Transactions

On November 25, 2024, we entered into the 3i Note SPA with 3i, in the aggregate principal amount of up to $11,944,444 ($10,750,000 with an original issue discount of 10%), and the Tumim ELOC SPA with Tumim, pursuant to which we may, at our sole discretion, issue and sell to Tumim up to $30,000,000 of TNL Mediagene Ordinary Shares, subject to certain terms and conditions thereunder.

On December 13, 2024, we issued and sold the Initial Note in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) under the 3i Note SPA to 3i. The Initial Note accrues simple interest at six percent (6%) per annum until paid in full or converted pursuant to the terms thereof and will mature on the 12-month anniversary of the issue date. The Initial Note is guaranteed by a subsidiary guarantee under which each of TNL Mediagene’s subsidiaries jointly and severally, unconditionally and irrevocably guarantees TNL Mediagene’s obligations under the Initial Note, any other notes issued under the 3i Note SPA, the 3i Note SPA and other transaction documents, which was entered into on December 13, 2024. On December 13, 2024, we also entered into a registration rights agreement (the “3i Note RRA”) with 3i to provide certain customary registration rights to 3i. Pursuant to the registration rights granted to 3i under the 3i Note RRA, we filed the Prior F-1, and are filing this Registration Statement.

Concurrently with the issuance of the Initial Note on December 13, 2024, we entered into a related registration rights agreement (the “Tumim ELOC RRA”) with Tumim to provide certain customary registration rights to Tumim in connection with the Tumim ELOC SPA. Pursuant to the registration rights granted to Tumim under the Tumim ELOC RRA, we filed the Prior F-1. The agreements above and any transactions undertaken pursuant to them are referred to collectively in this prospectus as the “3i and Tumim Transactions”.

Status of Repayments of the Initial Note

On January 23, 2025, as consideration for Tumim’s commitment to purchase TNL Mediagene Ordinary Shares pursuant to the Tumim ELOC SPA, we instructed our transfer agent to issue 119,048 Tumim Commitment Shares to Tumim, which issuance was completed on February 26, 2025. On March 3, 2025, we made an installment repayment in shares under the Initial Note of 242,505 TNL Mediagene Ordinary Shares, representing $500,555.53 in principal and accrued interest, to 3i, at an Installment Conversion Price of $2.06 per share based on the conversion date of February 20, 2025. On April 11, 2025, we made two acceleration repayments in shares under the Initial Note totaling 1,759,717 TNL Mediagene Ordinary Shares, representing $829,381.94 in principal and accrued interest, to 3i, each at an Acceleration Conversion Price of $0.47 per share based on the acceleration date of April 9, 2025. On May 1, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. On June 2, 2025, we made an installment repayment in cash under the Initial Note of $500,555.53, representing the same amount in principal and accrued interest, to 3i. As of the date of this prospectus, we have issued a total of 2,002,222 TNL Mediagene Ordinary Shares, representing $1,329,937.47 in principal and accrued interest, and have made cash repayments totaling $1,001,111.06 as repayment under the Initial Note. As of the date of prospectus, the outstanding balance of the principal and accrued interest under the Initial Note is $2,674,506.79, and 3i has informed us that it has completed the resale of 2,002,222 TNL Mediagene Ordinary Shares registered under the Prior F-1 as of the date of this prospectus.

Status of Tumim ELOC

On January 23, 2025, we issued 119,048 Tumim Commitment Shares to Tumim. On May 21, 2025, we sent a purchase notice requesting Tumim to purchase 560,000 Tumim ELOC Shares under the Tumim ELOC SPA, which we issued to Tumim on May 29, 2025 for an aggregate consideration of $386,269.52 at an ELOC Purchase Price of $0.71 based on the purchase notice date of May 21, 2025. Tumim has informed us that it has completed the resale of 119,048 Tumim Commitment Shares and 468,782 Tumim ELOC Shares (with 91,218 Tumim ELOC Shares remaining) registered under the Prior F-1 as of the date of this prospectus.

Key Operating Metrics

We review a number of metrics, including the key operating metrics discussed below, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Monthly Unique Users:    We define a monthly unique user, or MUU, as a user who can be identified with a unique identifier and has visited a website or social media account owned by TNL Mediagene at least once within a calendar month. We track MUUs across all 25 of our digital media brands. We track MUUs monthly, quarterly and annually to understand how our audience may be changing. MUU data can change month-to-month, for example when current events drive users to our news websites, or quarterly, for example when seasonal promotions drive users to our technology and e-commerce sites. Based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms, for the twelve months ended March 31, 2025, we had approximately 45 million average MUUs.

Monthly Digital Footprint:    We define our monthly digital footprint as the total number of page and video views across our 25 digital media brands and associated social media platforms, including, among others, YouTube, Tik Tok and Facebook, within a calendar month. We track digital footprint monthly to understand how overall engagement with our brands may be changing. Similar to MUU data, digital footprint data changes month-to-month, quarter-to-quarter or year-to-year. Accordingly, we track monthly digital footprints monthly, quarterly and annually. For the twelve months ended March 31, 2025, we had an average monthly digital footprint of approximately 189 million views, based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms.

First- and Zero-Party Data:    We collect “first-party” data, or actionable information created from behavioral data collected through our paid and free subscriptions to our branded sites, where users opt into sharing their data. We also collect “zero-party” data, or actionable information created directly from our users’ input, such as survey responses and account configurations. We believe first- and zero-party data provide more behavioral insights and higher user engagement that our advertising clients find valuable, and we regularly measure and monitor the number of users that provide first- and zero-party data.

Key Factors Affecting Our Results of Operations

We believe that our performance and future success is dependent on multiple factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors.”

User Growth and Engagement

The number of MUUs is important to the growth of our business because it influences our advertising inventory. However, we are focused not just on the volume of MUUs but also on the quality of their engagement with our brands. For example, we believe that MUUs who have opted into providing first- and zero-party data are more valuable to advertisers in a landscape where privacy regulations are undergoing significant changes.

Changes in the Advertising Market

Our business is affected by changes in the digital advertising market, which in turn is influenced by client demand. Changes in any general industry conditions and our ability to adapt to such changes could affect our business and the results of operation. While we are subject to the cyclical nature of the advertising market, our 25 digital media brands are off platform. As such, we are less reliant on social media or search traffic than other on-platform media brands to drive advertising spend, and our business is not dependent on revenue sharing with platform owners. We believe that advertisers will continue to seek to engage directly with Asian Millennial and Gen Z audiences, and our 25 digital media brands provide unique, direct access which dilutes the impact of changes in the broader advertising market.

Changes in the E-commerce Market

We continue to capitalize on the growing e-commerce trend, and we believe we are well positioned to monetize e-commerce. We can earn revenue both at the top of the e-commerce buying funnel for creating branded content that introduces audiences to new products, and at the bottom of the e-commerce buying funnel for sale of advertised products via affiliate links on our websites. Our e-commerce revenue is diversified across platforms, such as Amazon and Rakuten, where we earn a take-rate on gross merchandise value, on crowdfunding e-commerce sites, and on our own proprietary e-commerce platforms.

Seasonality

We experience seasonality in our business and financial results.

Media and Branded Content:    The fourth quarter of a calendar year tends to be our largest revenue quarter due to spending at the end of the calendar year by multinational advertisers. The second quarter of a calendar year also sees increased advertising spend as it aligns to the typical February and March fiscal year end in Japan, where advertisers tend to allocate their remaining advertising budgets for the previous fiscal year for advertisements in the second quarter or the first quarter of a new fiscal year. The first quarter of a calendar year tends to see reduced advertising spend because of the impact of the Chinese New Year holidays, which fall between late January and late February, on the Taiwanese market.

Technology:    Revenue from the technology business is subject to similar seasonality as the media and branded content business, showing stronger sales in the fourth quarter of a calendar year. This is primarily due to similar trends in advertising-related technology spending by our advertising clients. In particular, revenue from the technology business from our e-commerce clients tends to benefit from holiday spending in the fourth quarter of a calendar year.

Digital Studio:    Revenue from the digital studio business in Taiwan is highest in the fourth quarter of a calendar year. In Taiwan, many of our digital studio clients are public sector and not-for-profit organizations who tend to enter into one-year projects at the beginning of the calendar year. We recognize revenue on these projects over time as the underlying services are rendered, with more services typically provided in the fourth quarter of the calendar year compared to other quarters. In Japan, revenue from the digital studio business does not have similar seasonality as many of our digital studio clients are clients that we have established long-term relationships and enter into contracts for various services with us throughout the year.

We expect seasonality to increase as our business grows into additional geographic markets and as we serve more multinational clients.

Macroeconomic Conditions

Our performance may fluctuate as a result of macroeconomic conditions, including inflation, changing exchange rates, rising interest rates, supply chain and labor disruptions, geopolitical risks, and other risks and uncertainties. We are unable to predict the duration or degree of such fluctuation with any certainty. Since the continuing impact of these macroeconomic conditions on our performance remains highly unpredictable, our past results may not be indicative of our future results of operations.

Cross selling Other Products and Services

Our performance depends on our ability to introduce our existing clients in one product or service to other products and services within our portfolio. As of the date of this prospectus, very few clients consume the breadth of our entire portfolio. Across our three business units — media and branded content, technology, and digital studio — we generate revenue from 11 distinct products or services and drive value for advertisers by being a one-stop-shop for advertisers to engage with Millennial and Gen Z audiences primarily in Japan and Taiwan. Many of our clients are multinational and regional advertisers, diversified across industries. We believe that we have a significant opportunity to capture increased wallet share from our existing client base by demonstrating higher return on ad spend, or ROAS, in the current product or service and cross selling our other products and services.

Geographical Expansion

We have a market prioritization framework for entering into new geographical markets. Based on our revenue of $48.5 million for the year ended December 31, 2024, our “core markets” are Japan and Taiwan where we generated approximately 50.8% and 49.2%, respectively, of our revenue. We believe we have a business model that allows us to replicate our success in new geographical markets, and a client base that is keenly interested in reaching new audiences in these new markets. However, any expansion outside of our core markets will increase costs related to hiring employees to produce and distribute additional content and for sales of our products and services to potential clients, and we expect expense growth to outpace revenue growth in the short-to-medium term. In addition, as we weigh international expansion, our expansion strategy will be influenced by macroeconomic and geopolitical risks that vary from market to market, which we are unable to predict with any certainty. Our success in new geographical regions depends on several specific factors, including those discussed under the caption “Risk Factors — Risks Related to Our Operations and Industry — Our international operations are subject to increased challenges and risks.”

Operating Efficiencies

Our results of operations depend on our ability to manage our expenses. Expanding our media brands, investing in technology, and expanding our salesforce may lead to lower net profit (loss) and adjusted EBITDA margins.

We made significant investments in revenue growth in 2023. In 2024, we completed the Merger and our ordinary shares became listed on the Nasdaq in 2024. We seek simultaneously to balance making these expenditures with prudent expense management, as reflected in our adjusted EBITDA margins, which exclude, among others, extraordinary items associated with one-time events and transactions and were negative 2.8% and negative 1.8% for 2023 and 2024, respectively. Our net profit (loss) margins for 2023 and 2024 were negative 3.4% and negative 175.2%, respectively. Our results in 2024 were particularly affected by one-time transaction-related costs related to the Merger and impairment loss on goodwill related to the merger with Mediagene. Nevertheless, we were near profitability in adjusted EBITDA terms. See “— Non-IFRS Financial Measure” for details on how to calculate our adjusted EBITDA and margins.

In addition, while we believe that we will eventually be able to realize and improve revenue and cost synergies from the merger with Mediagene as we further integrate Mediagene’s operations with TNL, we incurred an impairment loss of $25.5 million against goodwill of Mediagene in 2024 because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss. Our performance and future success, including achieving expected synergies from the merger with Mediagene, depends on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed under the caption “Risk Factors — Risks Related to TNL Mediagene’s Operations and Industry — TNL and Mediagene merged in May 2023 to form TNL Mediagene. We may not be able to successfully integrate the two businesses and may continue to incur significant costs to integrate with and support Mediagene. We also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene.”

We also invest in new technology and systems that may not generate revenue, but we believe will increase operational efficiency by allowing our employees to achieve higher productivity over time.

Finally, we believe that we will continue to benefit from economies of scale as we execute our monetization strategy and control sales, general and administrative expenses.

Product Innovation — Research and Development

We intend to increase our investments in our technology business with the objective of increasing revenue from retail media, e-commerce, AdTech and CDP/data licensing. We believe investing in our technology products will help our clients increase ROAS while diversifying our revenue into higher gross profit products and services, and leading us to provide offerings similar to standalone Software-as-a-Service offerings in the long-term.

We believe that our operations in Taiwan, where we have a strong brand as a global advertising and data technology research and development company with a market-leading talent pool and where we benefit from relatively lower costs, provide a competitive advantage. However, new products may not have the uptake we expect and thus our investment in technology may negatively impact our financial performance in the short term. In addition, our performance and future success depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed in “Risk Factors — Risks Related to Our Technology, Security and Privacy.”

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with IFRS. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements and interim condensed consolidated financial statements, our assets and liabilities and our foreign operations (including subsidiaries in other countries that use currencies which are different from our functional currency) are translated into U.S. Dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Components of Results of Operations

Revenue

We generate revenue from three business units: (1) media and branded content, (2) technology, and (3) digital studio:

Media and Branded Content:    Our media and branded content revenue includes advertising revenue, sponsored content, subscriptions, and events. The majority of revenue in this business unit is from the sale of content or advertising space on our owned digital media brand websites. Advertising space is offered both to end advertising clients and other content advertisers. Sponsored content involves the creation, distribution, and promotion of articles for a client. Subscription revenue includes fees to access our premium content websites. Event revenue consists of sponsorship and ticket sales, which we recognize when the event is completed.

Technology:    Our technology revenue primarily includes revenue from advertising technology and e-commerce. We provide advertising technology services through our own or third-party broadcast networks. Our e-commerce sites serve as a sales channel for third party vendors to sell their products. We earn a commission on each product sold, which we recognize monthly based on the contractual arrangements. We also offer affiliate links on our digital media brand websites which direct viewers to third party e-commerce sites, such as Amazon and Rakuten, to browse and purchase products. We earn a commission on products purchased through the affiliate links, which varies based on the contractual arrangement with each third-party e-commerce site. Our technology business unit also includes revenue from retail media and data licensing.

Digital Studio:    Our digital studio revenue primarily includes revenue from providing integrated marketing services, including target insights, branding, creative marketing, media communication, data analysis and public relations, as well as consulting services in creating and implementing the clients’ marketing plans with negotiated fees.

Cost of revenue

Our cost of revenue primarily consists of compensation-related expenses and costs incurred for the creation of editorial and sponsored content across our digital media brand websites, the amounts due to external media suppliers, including third-party content creators, and the creation and provision of integrated marketing services and consulting services. Costs for web hosting for our digital media brand websites and e-commerce sites, as well as provision of advertising technology services and data licensing are also included in our cost of revenue.

Sales, general and administrative expenses

Our sales, general and administrative expenses consist primarily of personnel-related costs including salaries, benefits and share-based compensation for employees engaged in sales and marketing, as well as employees engaged in corporate functions such as finance, legal, human resources, information technology, communications, and other administrative functions. Sales, general and administrative expenses also include costs incurred for advertising, marketing and promotional expenditures, professional services, including outside legal and accounting services, as well as allocated facilities and other supporting overhead costs.

Setting aside the one-off transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq we incurred in 2024, we have incurred and expect to further incur expenses as a result of becoming a public company since December 2024, including costs for complying with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect our sales, general and administrative expenses to increase in absolute amounts due to the growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Research and development expenses

Our research and development expenses consist primarily of personnel-related costs including salaries, benefits, and share-based compensation for engineers and other employees engaged in the research, design, and development of new and existing technology business. Research and development expenses also include consulting services and hosting costs associated with internal research and development activities, as well as allocated facilities and other supporting overhead costs. Research and development expenses that do not meet the criteria for capitalization are expensed as incurred.

Interest income

Our interest income primarily consists of interest earned on bank deposits and financial assets at amortized costs.

Other income

Our other income primarily consists of subsidies from local governments and reversal of asset retirement obligations. We do not expect material subsidies from local governments in the foreseeable future.

Other gains and losses

Our other gains and losses primarily consist of gains and losses on financial liabilities at fair value through profit or loss (“FVTPL”) and foreign exchange gains and losses. Prior to our listing on the Nasdaq since December 2024, the gains and losses on financial liabilities at FVTPL was mainly associated with our convertible preference shares, which is a non-cash and extraordinary item that ceased to recur since the listing in December 2024 as the convertible preference shares issued by us have been converted into TNL Mediagene Ordinary Shares upon such listing.

Finance costs

Our finance costs consist primarily of interest expenses on our borrowings and our lease liabilities.

Income tax expense

As a result of business acquisitions, we recognized certain intangible assets that are subject to amortization. The amortization of these intangible assets may result in deductible expenses for tax purposes, which could provide income tax benefits. We have accordingly recognized income tax benefits of $0.3 million, $0.6 million and $0.3 million for the years ended December 31, 2022, 2023 and 2024 respectively.

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Taiwan

Our subsidiaries incorporated in Taiwan are subject to income tax at a rate of 20.0%, with a tax rate for unappropriated earnings of 5.0%. In addition, dividend payments by our Taiwanese subsidiaries to us are subject to a Taiwan withholding tax of 21%. The Taiwan Controlled Foreign Company (“CFC”) rules enacted in 2016 have been implemented since January 1, 2023, pursuant to which, certain profits retained at a CFC located in a low-tax jurisdiction would be taxable at its parent company in Taiwan. The alternative minimum tax (“AMT”) imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various legislations, such as capital gains from qualified securities and future transactions. The prevailing AMT rate for business entities is 12%.

No income tax payable for Taiwan tax has been recognized in the financial statements for the years ended December 31, 2022, 2023 and 2024.

Japan

Our operations are based partially in Japan and we are subject to income tax on an entity basis on our estimated chargeable income arising in Japan at the applicable statutory tax rate of 34.6%.

Results of Operations

Our results of operations for the years ended December 31, 2022, 2023 and 2024 are presented below:

	Year ended December 31,
($in dollars, unless otherwise stated)	2022	2023	2024	2022 – 2023 Change	2023 % Change	2023 – 2024 Change	2024 % Change
Revenue	$20,009,994	$35,838,780	$48,493,897	$15,828,786	79.1%	$12,655,117	35.3%
Cost of revenue	(12,268,798)	(23,187,396)	(30,755,340)	(10,918,598)	89.0%	(7,567,944)	32.6%
Gross profit	7,741,196	12,651,384	17,738,557	4,910,188	63.4%	5,087,173	40.2%
Operating expenses:
Sales, general and administrative expenses	(8,648,811)	(16,421,386)	(62,004,194)	(7,772,575)	89.9%	(45,582,808)	277.6%
Research and development expenses	(2,509,069)	(3,327,185)	(3,052,515)	(818,116)	32.6%	274,670	-8.3%
Impairment loss on intangible assets	—	(298,424)	(29,026,050)	(298,424)	n.m.(1)	(28,727,626)	9626.4%
Operating loss	(3,416,684)	(7,395,611)	(76,344,202)	(3,978,927)	116.5%	(68,948,591)	932.3%
Non-operating income and expenses:
Interest income	10,994	19,340	21,773	8,346	75.9%	2,433	12.6%
Other income	75,576	409,555	58,024	333,979	441.9%	(351,531)	-85.8%
Other gains and losses	(8,174,802)	5,458,803	(851,689)	13,633,605	n.m.(1)%	(6,310,492)	n.m.(1)%
Finance costs	(137,029)	(298,958)	(8,167,872)	(161,929)	118.2%	(7,868,914)	2632.1%
Loss before income tax	(11,641,945)	(1,806,871)	(85,283,966)	9,835,074	-84.5%	(83,477,095)	4620.0%
Income tax benefit	247,177	591,082	307,246	343,905	139.1%	(283,836)	-48.0%
Loss for the year	(11,394,768)	(1,215,789)	(84,976,720)	10,178,979	-89.3%	(83,760,931)	6889.4%

____________

(1)      “n.m.” means not meaningful

Comparison of Year Ended December 31, 2023 to Year Ended December 31, 2024

Revenue

Revenue increased from $35.8 million in 2023 to $48.5 million in 2024, an increase of $12.7 million, or 35.3%, primarily due to the full-year consolidation of Mediagene’s revenue for the year ended December 31, 2024, which amounted to $23.9 million and accounted for 49.2% of our total revenue. Compared to the $15.1 million recognized from Mediagene in 2023, the year-over-year revenue increase attributable to Mediagene was $8.8 million, or approximately 69.3% of the total revenue growth. The remaining $3.9 million in growth was primarily driven by an increase in digital studio revenue, supported by growth in integrated marketing projects for public sector and not-for-profit clients in 2024 compared to 2023.

In the year ended December 31, 2024, our media and branded content business unit recorded $13.7 million of revenue, growing $3.9 million from $9.8 million in 2023, primarily driven by our acquisition of popular digital media assets such as Gizmodo Japan and Business Insider Japan through our merger with Mediagene. For the same period, our technology business unit recorded $14.2 million in revenue, growing $3.6 million from $10.6 million in 2023, primarily due to revenue contributions from affiliate marketing and retail media channels acquired via the Mediagene merger. Also in 2024, our digital studio business unit recorded $20.5 million of revenue, an increase of $5.1 million from $15.4 million in 2023. This growth was primarily attributable to consulting services provided by Infobahn, which we acquired through the Mediagene merger, as well as increased revenue from integrated marketing projects for public sector and not-for-profit organizations.

With respect to our reportable segments, revenue from MG Group increased by 58.3% from $15.1 million for the year ended December 31, 2023 to $23.9 million for the same period in 2024, primarily due to the full-year consolidation of Mediagene’s revenue for the year ended December 31, 2024. Revenue from TNL Group increased by 18.8% from $20.7 million for the year ended December 31, 2023 to $24.6 million for the same period in 2024 primarily due to increased revenue from several integrated marketing projects for public sector and not-for-profit organizations in Taiwan.

For information related to our reportable segments, which differ from the business units discussed above, please see Note 43 of our audited consolidated financial statements included elsewhere in this prospectus.

Cost of revenue

Cost of revenue increased $7.6 million, to $30.8 million in 2024, from $23.2 million in 2023. $6.0 million, or 78.9% of the year-on-year increase was attributable to the acquisition of Mediagene in 2023. The remainder of the year-on-year increase, $1.6 million, was primarily due to increases in compensation costs.

Sales, general and administrative expenses

Sales, general and administrative expenses increased from $16.4 million in 2023 to $62.0 million in 2024, an increase of $45.6 million. $38.2 million of the year-on-year increase, or 83.7%, was the one-off non-cash listing expense, which refers to the excess of the fair value of TNL Mediagene Ordinary Shares issued over the fair value of Blue Ocean’s identifiable net assets on December 5, 2024, the Closing Date, and $1.3 million of the year-on-year increase, or 2.8%, was tied to the increase in professional services expenditures that we incurred in connection with the Merger and listing on the Nasdaq from $3.1 million in 2023 to $4.1 million in 2024. Together, the one-off transaction costs and other related expenses incurred in connection with the completion of the Merger and listing on the Nasdaq in December 2024 accounted for $42.3 million, or 68.2%, of the total sales, general and administrative expenses in 2024. The remainder of the year-on-year increase in sales, general and administrative expenses was primarily due to an increase in salaries paid to our employees as we recognized Mediagene for the full year in 2024.

Research and development expenses

Research and development expenses decreased $0.3 million to $3.1 million in 2024, from $3.3 million in 2023. The decrease was primarily due to cost savings from reduced spending on certain system service expenses.

Impairment loss on intangible assets

Impairment loss on intangible assets significantly increased to $29.0 million in 2024 from $0.3 million in 2023. In 2024, we incurred impairment loss on intangible assets of $29.0 million, which mainly consisted of (i) an impairment loss of $25.5 million recognized against goodwill of Mediagene due the downward revision in projected future revenues and resulting decline in the fair value of Mediagene and (ii) an impairment loss of $3.1 million due to the downsizing of the e-commerce department of Polydice Inc. In 2023, we incurred $0.3 million of impairment loss due to the closure of our e-commerce platform CoSTORY as the internally developed software on which CoSTORY relied became no longer recoverable.

Interest income

Interest income remained roughly the same at $22 thousands in 2024, increasing $3 thousands from $19 thousands in 2023.

Other income

Other income decreased to $58 thousands in 2024, from $410 thousands in 2023. The decrease was primarily due to the absence of the one-time gain on reversal of asset retirement obligations recognized in 2023 following the Mediagene merger. The gain in 2023 was driven by a lower carrying amount of asset retirement obligations estimated as of December 31, 2023, which did not recur in 2024, resulting in a normalization of other income.

Other gains and losses

Other gains and losses, primarily consisting of adjustment in non-cash valuation of gains and losses on financial liabilities at fair value through profit or loss, recorded a loss of $0.9 million in 2024 compared to a gain of $5.5 million in 2023. The significant change was primarily due to the fact that the preference shares’ fair value declined prior to conversion, due to a decline in the probability of liquidation and redemption and increase in the probability of mandatory conversion under the option pricing model used for their valuation. All series of preference shares had been converted to TNL Mediagene Ordinary Shares as of May 22, 2023. We did not issue any new convertible preference shares in 2024.

Finance costs

Finance costs increased $7.9 million to $8.2 million in 2024, from $0.3 million in 2023. The significant increase was primarily due to the issuance of convertible notes to certain third-party investors and related parties of Blue Ocean in November 2024 at a significant discount, which resulted in recognition of the excess of the fair value of equity instruments granted and the proceeds received as a finance cost of $7.7 million. For more details on these convertible notes, see “Certain Relationships and Related Party Transactions — Certain Relationships and Related Party Transactions — Blue Ocean — November PIPE Convertible Notes.”

Loss for the year

As a result of the foregoing, our net loss in 2024 was $85.0 million, compared to $1.2 million in 2023.

Comparison of Year Ended December 31, 2022 to Year Ended December 31, 2023

Revenue

Revenue increased from $20.0 million in 2022 to $35.8 million in 2023, an increase of $15.8 million, or 79.1%, primarily due to our merger with Mediagene, which accounted for $15.1 million, or 96.5% of the year-on-year revenue increase. Revenue from Mediagene comprised 42.2% of TNL Mediagene’s total revenue of $35.8 million in 2023. The remainder of our year-on-year revenue growth, $0.7 million, was due primarily to an increase in our technology revenue, primarily driven by strong performance of our e-commerce websites including iCook.

In 2023, our media and branded content segment recorded $9.8 million of revenue, growing $6.5 million from $3.3 million in 2022, primarily due to our acquisition of popular digital media assets such as Gizmodo Japan, Business Insider Japan and ROOMIE through our merger with Mediagene. For the same period, our technology segment recorded $10.6 million of revenue, growing $3.1 million from $7.5 million in 2022, primarily due to revenue generation from affiliate links and retail media, which we acquired through our merger with Mediagene, as well as organic growth of sales from our e-commerce websites including iCook. Also in 2023, our digital studio segment recorded $15.4 million of revenue, growing $6.1 million from $9.3 million in 2022, primarily due to revenue generation from consulting services provided by Infobahn which we acquired through our merger with Mediagene, as well as organic growth in advertising revenue from vendors on our e-commerce websites.

Cost of Revenue

Cost of revenue increased $11.0 million, to $23.2 million in 2023, from $12.2 million in 2022. $10.7 million, or 97.3% of the year-on-year increase was attributable to the acquisition of Mediagene in 2023. The remainder of the year-on-year increase, $0.3 million, was primarily due to increases in compensation costs.

Sales, General and Administrative Expenses

Sales, general and administrative expenses increased from $8.6 million in 2022 to $16.4 million in 2023, an increase of $7.8 million. $3.2 million of the year-on-year increase, or 41.1%, was tied to one-time transaction costs related to the Mediagene acquisition and the Proposed Transactions. $4.2 million of the year-on-year increase, or 53.8%, was tied to increased headcount and related personnel costs from the integration of Mediagene, accounting 25.6% of the total sales, general and administrative expenses of $16.4 million in 2023. The remainder of the year-on-year increase in sales, general and administrative expenses was primarily due to growth in expenditures on AI, cloud and AWS compute services.

Research and Development Expenses

Research and development expenses increased $0.7 million to $3.1 million in 2023, from $2.5 million in 2022. The increase was primarily due to increases in personnel-related costs for employees engaged in research and development activities.

Interest Income

Interest income increased $8,000 to $19,000 in 2023, from $11,000 in 2022.

Other Income

Other income increased $0.3 million to $0.4 million in 2023, from $0.1 million in 2022. The increase was primarily due to a significant increase in gain on reversal of asset retirement obligations from Mediagene in 2023. The gain on reversal of asset retirement obligation was driven by a lower carry amount of asset retirement obligation estimated on December 31, 2023 as compared to December 31, 2022.

Other Gains and Losses

Other gains and losses increased by $13.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The significant change was primarily due to adjustments in non-cash valuation gains on financial liabilities at fair value through profit or loss and financial liabilities measured at amortized cost. These adjustments were driven by a lower fair value of our convertible preference shares upon their conversion into ordinary shares during the year ended December 31, 2023 compared to the year ended December 31, 2022. We recognized $7.5 million of loss on financial liabilities measured at amortized cost due to the higher fair value of convertible preference shares for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Finance Costs

Finance costs increased $0.2 million to $0.3 million in 2023, from $0.1 million in 2022. The increase was primarily due to an increase of short-term borrowings.

For information related to reportable segments, please see Note 41 of our audited consolidated financial statements included elsewhere in this prospectus.

Non-IFRS Financial Measure

In this prospectus, we have included adjusted EBITDA, a non-IFRS financial measure, which is a key measure used by our management and board of directors in evaluating our operating performance.

Adjusted EBITDA is our preferred metric for profitability because we believe it facilitates operating performance comparisons on a period-to-period basis and excludes items that we do not consider to be indicative of our core operating performance. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under IFRS. Some of these limitations are:

•        although amortization and depreciation are non-cash charges, the assets being amortized and depreciated may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•        adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•        adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and

•        other companies, including our competitors in various industries, may calculate adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

To calculate adjusted EBITDA, we adjust, (i) non-cash items such as depreciation expenses, amortization expenses, stock-based compensation expenses and impairment loss on intangible assets and (ii) extraordinary items associated with one-time events and transactions, such as one-time transaction-related expenses not eligible for capitalization, to profit (loss) for the period.

In 2024, adjusted EBITDA figures exclude one-time transaction-related costs of approximately $43.0 million incurred in connection with (i) the professional service fees related to certain business acquisitions, the completion of the Merger and listing on the Nasdaq; and (ii) the listing expense from the excess of the fair value of TNL Mediagene Ordinary Shares issued over the fair value of Blue Ocean’s identifiable net assets on the Closing Date of the Merger, each of which was not eligible for capitalization. Additionally, adjusted EBITDA for 2024 also excludes impairment loss on intangible assets of approximately $29.0 million.

In 2023, adjusted EBITDA figures exclude one-time transaction-related costs not eligible for capitalization of approximately $3.2 million of the professional service fees incurred in connection with the merger with Mediagene and preparation for the Merger and the listing on the Nasdaq. Additionally, adjusted EBITDA for 2023 also excludes impairment loss on intangible assets of approximately $0.3 million.

In 2022, adjusted EBITDA figures do not have any exclusion of one-time transaction-related costs or impairment loss on intangible assets.

The tables below set forth a reconciliation of loss for the year to adjusted EBITDA and margins for the years indicated.

	For the year ended December 31,
($ in dollars, unless otherwise stated)	2022	2023	2024
Loss for the year	$(11,394,768)	$(1,215,789)	$(84,976,720)
Add (less):
Income tax (benefit) expense	(247,177)	(591,082)	(307,246)
Finance costs	137,029	298,958	8,167,872
Other gains and losses(1)	8,174,802	(5,458,803)	851,689
Other income	(75,576)	(409,555)	(58,024)
Interest Income	(10,994)	(19,340)	(21,773)
Operating loss	$(3,416,684)	$(7,395,611)	$(76,344,202)
Add:
Depreciation expenses	433,262	1,025,783	1,139,488
Amortization expenses	1,058,392	1,809,774	2,101,080
Stock-based compensation expenses	237,301	118,800	250,952
Impairment loss on intangible assets(2)	—	298,424	29,026,050
One-time transaction-related expenses(3)	—	3,144,668	42,972,458
Adjusted EBITDA	(1,687,729)	(998,162)	(854,174)
Revenue	20,009,994	35,838,780	48,493,897
Net loss margin (%)	-56.9%	-3.4%	-175.2%
Adjusted EBITDA Margin (%)	-8.4%	-2.8%	-1.8%

____________

(1)      Other gains and losses for the year ended December 31, 2022 comprise an $8.2 million loss mainly attributed to a change in the FVTPL associated with our convertible preference shares. Other gains and losses for the year ended December 31, 2023 comprise a $5.5 million gain mainly attributed to a change in the FVTPL associated with the conversion of all of our preference shares into our ordinary shares at a lower fair value during the year ended December 31, 2023. Other gains and losses for the year ended December 31, 2024 comprise a $0.8 million loss mainly attributed to a change in FVTPL associated with the convertible promissory note and warrants.

(2)     For the year ended December 31, 2023, we incurred approximately $0.3 million of impairment loss on intangible assets due to the closure of our e-commerce platform CoSTORY as the internally-developed software on which CoSTORY relied became no longer recoverable. For the year ended December 31, 2024, we incurred impairment loss on intangible assets of approximately $29.0 million, which mainly consisted of (i) an impairment loss of $25.5 million against the goodwill of Mediagene recognized because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss and (ii) an impairment loss of $3.1 million due to the downsizing of the e-commerce department of Polydice Inc.

(3)      For the year ended December 31, 2023, one-time transaction-related expenses comprise the professional service fees related to (i) the merger with Mediagene; and (ii) preparation for the Merger and the listing on the Nasdaq, which were not eligible for capitalization. For the year ended December 31, 2024, one-time transaction-related expenses comprise (i) the professional service fees related to the closing of the Merger and listing on the Nasdaq of $4.3 million; (ii) the professional service fees related to the acquisition of Green Quest Holdings, Inc. of $0.5 million; and (iii) the listing expense of $38.2 million from the excess of the fair value of TNL Mediagene Ordinary Shares issued over the fair value of Blue Ocean’s identifiable net assets on the Closing Date of the Merger, each of which was not eligible for capitalization.

Liquidity and Capital Resources

In the years ended December 31, 2022, 2023 and 2024, we have generated negative cash flows from operations and have financed our operations mainly through equity contributions from our shareholders in addition to borrowings from banks and payments received from our clients. As of December 31, 2024, we had cash and cash equivalents of $3.6 million, which consisted of cash on hand, checking accounts and demand deposits, and have incurred a net loss of $85.0 million for the year ended December 31, 2024. As of December 31, 2023, we had cash and cash equivalents of $3.0 million, which consisted of cash on hand, checking accounts and demand deposits, and have incurred a net loss of $1.2 million for the year ended December 31, 2023. As of December 31, 2022, we had cash and cash equivalents of $3.7 million, which consisted of cash on hand, checking accounts and demand deposits, and have incurred a net loss of $11.4 million for the year ended December 31, 2022. In connection with the Merger, the November PIPE Investments, and the 3i and Tumim Transactions, we have raised approximately $0.7 million, $4.3 million and $4.3 million, respectively for a total of $9.2 million in cash. As of the date of this prospectus, we have used substantially all of the proceeds of these financings to make repayment of certain bank borrowings of $2.2 million and to pay certain expenses, including the professional service fees related to the closing of the Merger and listing on the Nasdaq of $4.3 million.

Our audited consolidated financial statements for the fiscal years ended December 31, 2022, 2023 and 2024 include disclosure regarding substantial doubt about our ability to continue as a going concern, primarily as a result of the recurring losses from operations, negative working capital and net operating cash outflow, as more fully described in “Risk Factors — Risks Related to Our Operations and Industry — Our recurring losses from operations, negative working capital, negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions” and Note 1 to our audited consolidated financial statements presented elsewhere in this prospectus.

Our ability to continue as a going concern depends on our ability to improve our operating conditions and raise additional capital through equity offerings or debt financings. Our management’s business plans consider, among others, cost management, the issuance of promissory notes and renewal of its loan facilities with financial institutions. Although our management continues to pursue these plans, there can be no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations.

Our cash requirements primarily include financing obligations, capital expenditure, lease obligations, contractual obligations, and other commitments. Our capital expenditures are primarily related to the purchase of IT equipment for employees and have not been material. Our lease obligations consist of the commitments under rental agreements for our office premises. Our contractual obligations primarily consist of repayment for borrowing and contingent consideration due from business acquisitions. We expect these items to continue to be the primary part of our short-term cash requirements. In addition, as part of our growth strategy, we intend to further invest in research and development of technology products, develop new advertising technology platforms, broaden our client base, and expand our businesses within Asia. These new developments and expansions may generate long-term cash requirements. We intend to fund our future material cash requirements with additional financings. We will continue to make cash commitments, including capital expenditures, to support the growth of our business.

To the extent that our current resources are insufficient to satisfy our cash requirements and future growth strategy, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or delay, scale back or abandon all or part of our growth strategy, which could have an adverse impact on our business and financial prospects.

Under the Prior F-1, the selling securityholders identified therein or their permitted transferees may offer and sell, from time to time, up to 11,832,277 TNL Mediagene Ordinary Shares, 2,908,047 TNL Mediagene Warrants and 2,908,047 TNL Mediagene Ordinary Shares underlying such TNL Mediagene Warrants. Given the substantial number of TNL Mediagene Ordinary Shares registered for potential resale by the selling securityholders, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell their shares, could increase the volatility of the market price of TNL Mediagene Ordinary Shares or result in a significant decline in the public trading price of TNL Mediagene Ordinary Shares. These sales, or the possibility that these sales may occur, and any related volatility or decrease in market price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See “Risk Factors — Risks Related to Ownership of Our Securities — Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to fall.”

Finance Costs and Debt

Our finance costs increased from $0.1 million in 2022 to $0.3 million in 2023 and to $8.2 million in 2024. The significant increase in 2024 was primarily due to the issuance of convertible notes in November 2024 and subsequent conversion of such convertible notes into TNL Mediagene Ordinary Shares and TNL Mediagene Warrants in December 2024 upon the closing of the Merger, which resulted in recognition of the excess of the fair value of equity instruments granted and the proceeds received as a finance cost of $7.7 million.

We had $10.1 million in outstanding debt as of December 31, 2024 with an average interest rate of 3.13%. The debt consists of $1.1 million in short-term borrowings with an average interest rate of 3.1% and $9.0 million in long-term borrowings (including the current portion) with an average interest rate of 2.95%. We have strong relationships with local banks and secured low interest-rate long-term loans and bank facilities during the favorable interest-rate environments in Japan and Taiwan.

Cash Flows Summary

Presented below is a summary of our operating, investing, and financing cash flows:

	Year ended December 31,
($ in thousands, unless otherwise stated)	2022	2023	2024
Net cash used in operating activities	$(760,106)	$(1,424,482)	$(10,212,070)
Net cash generated from (used in) investing activities	(2,364,873)	252,741	922,857
Net cash generated from financing activities	4,993,827	530,972	10,022,413
Effects of exchange rates changes on cash and cash equivalents	(314,199)	(63,249)	(116,742)
Net increase (decrease) in cash and cash equivalents	$1,554,649	$(704,018)	$616,458

Cash Flows Generated from (Used in) Operating Activities

Cash flows generated or used in operating activities primarily relate to the collection of accounts receivables, payment of provision and payables, net interest received, and income tax paid.

Net cash used in operating activities was $10.2 million in 2024, primarily comprising $7.6 million used in the payment of professional service fees that we incurred in connection with the Merger and other payables and a $2.0 million decrease in working capital. Net cash used in operating activities was $1.4 million in 2023, primarily from the payment of professional service fees that we incurred in connection with the merger with Mediagene and preparation of the Merger. Net cash used in operating activities was $0.8 million in 2022, primarily from an increase in working capital of $1.5 million.

Cash Flows Generated from (Used in) Investing Activities

Cash used in investing activities primarily relates to the acquisition of financial assets, payment of contingent considerations, the acquisition of property, plant and equipment, the acquisition of intangible assets and the acquisition of subsidiaries.

Net cash generated from investing activities was $0.9 million in 2024, primarily due to $1.6 million in cash received from the acquisition of Green Quest Holdings Inc., partially offset by $0.4 million used in acquisitions of financial assets at amortized cost and $0.3 million used in acquisition of intangible assets. Net cash generated from investing activities was $0.3 million in 2023, primarily due to $0.9 million in cash received from the acquisition of Mediagene through a share exchange transaction, partially offset by our payment for contingent consideration of $0.4 million related to the acquisition of Polydice Co., Ltd. in 2022. Net cash used in investing activities was $2.4 million in 2022, primarily due to our $1.7 million payment for the acquisition of Polydice Co., Ltd., $0.3 million payment for contingent consideration related to the acquisition of S.C. Integrated Marketing Communication Co., Ltd. in 2020 and a $0.2 million payment for intangible assets.

Cash Flows Generated from (Used in) Financing Activities

Net cash generated from financing activities was $10.0 million in 2024, primarily consisting of $4.4 million in net proceeds from the issuance of the November PIPE Convertible Notes and $6.5 million in proceeds from the issuance of various convertible notes in connection with the completion of the Merger, which are accounted for as financial liabilities at fair value through profit and loss, plus $7.9 million in new long-term borrowings and $1.9 million increase in short-term borrowings, partially offset by $4.3 million in repayments of short-term borrowings, $5.1 million in repayments of long-term borrowings and $1.3 million in lease and bond repayments. Net cash generated from financing activities was $0.5 million in 2023, primarily consisting of $1.2 million in net proceeds from short-term and long-term bank loans and bonds payable, and $0.3 million in proceeds received from issuance of new ordinary shares including employees’ exercise of stock option, partially offset by $0.8 million in repayment of lease liabilities and $0.3 million in payments to acquire increased ownership interests in subsidiaries. Net cash generated from financing activities was $5.0 million in 2022, primarily consisting of $2.3 million in net proceeds from long-term bank loans, $2.2 million in proceeds from the issuance of series D-2 convertible preference shares, $0.3 million in proceeds received from advance receipts for share capital, $0.7 million in changes in non-controlling interests, partially offset by $0.4 million in repayment of lease liabilities and a $0.2 million decrease in non-current liabilities.

Material Contractual Obligations and Commitments

During the periods presented, we did not have any material contractual obligations and commitments other than those entered in connection with the 3i and Tumim Transactions as described under “— Recent Developments —3i and Tumim Transactions.

Off-Balance Sheet Commitments and Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies, Judgments and Estimates

We prepare consolidated financial statements in accordance with IFRS, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policy, the judgments and other uncertainties affecting application of such policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our critical accounting policies, see Note 4(bb) to our audited historical consolidated financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 3 to our audited historical consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we are eligible for and have chosen to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. For more details, see “Risk Factors — Risks Related to Ownership of TNL Mediagene’s Securities — We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.”

We will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2015 under the laws of the Cayman Islands. We will make regular reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2025. Even after we no longer qualify as an emerging growth company, for so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Merger, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as TNL Mediagene to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•        a majority of the board of directors consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

We have elected to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. For more details, see “Risk Factors — Risks Related to Ownership of TNL Mediagene’s Securities — As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.”

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time we cease to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

Internal Control over Financial Reporting

Prior to the Closing of the Merger, we have been a private company with limited accounting personnel to adequately execute its accounting and financial reporting processes and limited supervisory resources with which to address its internal control over financial reporting. As a result of becoming a public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, Nasdaq regulations, SEC rules and regulations, expanded disclosure and reporting requirements and more complex accounting rules. Our responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Under the supervision and with the participation of our management, with the participation of our Chief Executive Officer and Chief Financial Officer, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, which is defined in Rules 13a-15(e) of the Exchange Act, as of December 31, 2024.

Based on that evaluation, our management has concluded that, as of December 31, 2024, our disclosure controls and procedures were not effective due to the following material weaknesses: (i) lack of sufficient accounting personnel with appropriate understanding of IFRS and SEC financial reporting requirements to address complex accounting issues and related disclosures; (ii) lack of formalized financial reporting controls and procedures to address complex/unusual transactions and related accounting issues and to facilitate preparation of consolidated financial statements prepared in accordance with IFRS; and (iii) lack of effective maintenance and controls over certain information technology environments including (a) information technology-related general controls process, (b) segregation of duties in the information technology department and effective control on defining and assigning individual’s rights to access systems, programs or transaction raw data and (c) track records or log on system activities for access to system program and data.

Our management is in the process of adopting measures to improve our internal control over financial reporting, including, among others: (i) hiring additional accounting and financial reporting personnel with appropriate knowledge and experience in IFRS and SEC reporting requirements in order to establish period end financial closing policies and procedures for preparation of financial statements in accordance with IFRS; (ii) expanding training initiatives for our accounting staff, especially training related to IFRS and SEC reporting requirements; (iii) supplementing existing IFRS accounting treatment policies by appointing an Accounting Controller with extensive IFRS conversion experience to work alongside our CFO and engaging external accounting experts to implement procedures for dealing with complex or unusual transactions or accounting issues; (iv) hiring information technology controls specialists to develop and implement a policy plan for establishing globally necessary and sufficient IT controls, and implement improvements and investments according to the plan; (v) implementing a monitoring and review process for system activities related to access to system programs and data, as well as the assigned rights to individuals; (vi) engaging consultants to support creation and implementation of internal controls and IT measures necessary for compliance with the US Sarbanes-Oxley Act; and (vii) developing and delivering training programs to regularly educate employees about the new information technology controls, policies, and procedures including those related to personal information protection laws. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.”

We anticipate that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of credit, interest rates, capital and liquidity risks. Information relating to quantitative and qualitative disclosures about these market risks is described below and in Note 42 to our audited historical consolidated financial statements included elsewhere in this prospectus.

Foreign Currency Risk

As the majority of our revenue and expenses are denominated in the functional local currencies of our subsidiaries, we are exposed to foreign exchange risk in our daily operations. While our exposure to foreign exchange risk is generally expected to be limited, the reported results of operations in the financial statements will be affected by the exchange rate between the U.S. Dollar and the functional local currencies of our subsidiaries, including the New Taiwan dollar and Japanese yen.

For the years ended December 31, 2022, 2023 and 2024, we had $0.7 million, $0.04 million and $0.2 million, respectively, of other comprehensive losses generated from the exchange rate differences on translation of foreign operations.

A hypothetical 10% change in foreign currency exchange rates on our monetary assets and liabilities would not be material to our financial condition or results of operations.

While we have not engaged in the hedging of our foreign currency transactions to date, and do not enter into any hedging contracts for trading or speculative purposes, we may in the future enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Interest Rate Risk

We are exposed to interest rate risk because our borrowings are based on both fixed and floating interest rates. Our interest rate risk is mainly concentrated in the fluctuation of the benchmark interest rates arising from cash, short-term borrowings, long-term borrowings, and leasing liabilities. We manage our interest rate risk by having a balanced portfolio of fixed and variable rate bank loans and have not historically used any derivative financial instruments to manage our interest rate risk exposure.

For the years ended December 31, 2022, 2023 and 2024, it is estimated that a general increase or decrease of 1% in interest rates, with all other variables held constant, would decrease or increase our profit before income tax approximately by $79,556, $130,099 and $101,071, respectively, mainly due to our borrowings with floating interest rates.

Credit Risk

Credit risk refers to the risk of financial loss arising from default by our clients or counterparties. Our main credit risk is that counterparties may not repay accounts receivable in full based on agreed terms. Most of our accounts receivable are from large companies where the risk of default is considered low. We actively monitor and manage our credit risk by performing credit checks and monitoring credit limits, and maintain an allowance for expected credit losses based upon the expected collectability of all accounts receivable. With respect to banks and financial institutions, we only accept reputable financial institutions in the jurisdictions where we and our subsidiaries are located. We deposit cash across several banks to limit the amount of credit exposure we may incur to any one bank.

Liquidity Risk

We manage liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance our operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Related to the Merger

In connection with, and pursuant to, the Merger Agreement, certain agreements were entered into between TNL Mediagene, Blue Ocean and certain related parties. These agreements include:

Sponsor Lock-Up and Support Agreement

See “— Certain Relationships and Related Party Transactions — Blue Ocean — Sponsor Lock-Up and Support Agreement”.

TNL Mediagene Shareholder Lock-Up and Support Agreement

In connection and concurrently with the execution of the Merger Agreement on June 6, 2023, TNL Mediagene, Blue Ocean and certain shareholders of TNL Mediagene (the “TNL Mediagene Shareholders”) entered into a lock-up and support agreement (the “TNL Mediagene Shareholder Lock-Up and Support Agreement”), pursuant to which, among other things, the TNL Mediagene Shareholders agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions: (a) any TNL Mediagene Ordinary Shares held by such TNL Mediagene Shareholder immediately after the Closing; (b) any TNL Mediagene Ordinary Shares issuable upon the exercise of options under the 2015 Global Plan held by such TNL Mediagene Shareholder immediately after the Closing (along with such options themselves) (collectively, the “TNL Mediagene Lock-Up Shares”).

The TNL Mediagene Shareholder Lock-Up and Support Agreement further provides that the applicable lock-up period is 180 days from and after the Closing, December 5, 2024. The applicable lock-up period expired on June 3, 2025.

New Registration Rights Agreement

In connection and concurrently with the Closing on December 5, 2024, TNL Mediagene, the Sponsor and certain shareholders of TNL Mediagene and Blue Ocean entered into the Registration Rights Agreement containing customary registration rights for the Sponsor with respect to the Earn-out Shares and our shareholders who are parties thereto with respect to TNL Mediagene Ordinary Shares they hold, which include certain TNL Mediagene Lock-Up Shares. Pursuant to the registration rights agreement, holders of registrable securities of TNL Mediagene will be entitled to make up to three demands that TNL Mediagene register such securities and an additional two demands that TNL Mediagene register the Earn-Out Shares. In addition, holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Merger. The Registration Rights Agreement also provides that TNL Mediagene will pay certain expenses related to such registrations and indemnify securityholders against certain liabilities.

Amended and Restated Warrant Agreement

In connection with the Closing, on December 4, 2024, TNL Mediagene, Blue Ocean, Continental Stock Transfer & Trust Company (“Continental”), Computershare Inc. and Computershare Trust Company, N.A. (collectively with Computershare Inc., “Computershare”) entered into an assignment, assumption and amended and restated warrant agreement, pursuant to which (i) Blue Ocean assigned to TNL Mediagene all of its rights, title, interests, and liabilities and obligations in and under the existing warrant agreement, dated December 2, 2021, by and between Blue Ocean and Continental, including Blue Ocean Warrants, and (ii) Continental assigned to Computershare as TNL Mediagene’s new warrant agent all of its rights, title, interests, and liabilities and obligations in and under the existing warrant agreement, in each case effective upon the Closing.

Certain Relationships and Related Party Transactions — TNL Mediagene

Equity Awards and Related Agreements

TNL Mediagene has granted awards of stock options to its executive officers and certain directors under the 2015 Plan. The equity incentive plans are described under “Management — Share-based Compensation.”

Indemnification Agreements

Following the consummation of the Merger, TNL Mediagene has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements and TNL Mediagene A&R Articles, as in effect following the Merger, will require TNL Mediagene to indemnify its directors and executive officers to the fullest extent permitted by law. See “Management — Employment Agreements and Indemnification Agreements.”

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Related Party Transactions Policy

Following the Merger, TNL Mediagene has adopted a related party transaction policy requiring that all related party transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

Certain Relationships and Related Party Transactions — Blue Ocean

Founder Shares

On April 7, 2021, Blue Ocean issued to the Sponsor an aggregate of 4,312,500 Founder Shares in exchange for a payment of $25,000, or approximately $0.006 per share, from the Sponsor to cover certain expenses on behalf of Blue Ocean. The Sponsor transferred 30,000 Founder Shares to each of Joel Motley, Matt Goldberg, and Priscilla Han, and 25,000 Founder Shares to each of Norman Pearlstine and Dale Mathias, Blue Ocean’s independent directors, at the same price originally paid for such shares. In addition, the Sponsor transferred an aggregate of 100,000 Founder Shares to six advisors at the same price as originally paid for such shares. The Sponsor also surrendered 618,750 Founder Shares to Blue Ocean for no consideration due to the underwriter’s exercise of the over-allotment option. On December 2, 2021, Blue Ocean effected an ordinary share dividend of an additional 431,250 Founder Shares, resulting in an aggregate of 4,743,750 Founder Shares outstanding. On June 21, 2024, the Sponsor, Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and other holders of the Founder Shares converted 4,743,749 Founder Shares into a corresponding number of Blue Ocean Class A Shares in the Conversion. The Sponsor retained one Founder Share.

Pursuant to the Sponsor Lock-Up and Support Agreement, from and after the Closing Date and subject to certain customary exceptions, the holders of Founder Shares agreed, severally but not jointly, not to transfer:

•        50% of their Earn-Out Shares until the earlier of: (A) one year after the Closing Date; or (B) (x) if the closing price of TNL Mediagene Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date after the Closing Date on which TNL Mediagene completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL Mediagene’s shareholders having the right to exchange their TNL Mediagene Ordinary Shares for cash, securities or other property; and

•        the remaining 50% of their Earn-Out Shares until two years after the Closing Date.

Pursuant to the Sponsor Lock-Up and Support Agreement and as part of the agreed consideration for the Merger, the Sponsor agreed to forfeit up to 2,208,859 Founder Shares it owned, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 2,017,332 Founder Shares were forfeited by the Sponsor. As of the date of this prospectus, the Sponsor, Apollo, Insiders and Other Investors are entitled to receive 2,726,418 Earn-Out Shares.

Blue Ocean Private Placement Warrants

In connection with the Blue Ocean IPO, the Sponsor and Apollo purchased 9,255,000 Blue Ocean Private Placement Warrants in private placements. Each Blue Ocean Private Placement Warrant entitles the holder to purchase one ordinary share at $11.50 per share, subject to adjustment. The Blue Ocean Private Placement Warrants could not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of Blue Ocean’s initial business combination.

In the event that the Sponsor deemed it necessary, in order to facilitate Blue Ocean’s initial business combination for the Sponsor to forfeit, transfer, exchange or amend the terms of all or any portion of the Blue Ocean Private Placement Warrants or to enter into any other arrangements with respect to the Blue Ocean Private Placement Warrants (including, without limitation, a transfer of the Sponsor’s membership interests representing an interest in the Blue Ocean Private Placement Warrants) to facilitate the consummation of such business combination, such change would apply pro rata to Apollo and the Sponsor based on the relative number of Blue Ocean Private Placement Warrants held by each. As finally adjusted on the Closing Date, 4,787,943 Blue Ocean Private Placement Warrants were forfeited by the Sponsor and Apollo, of which 708,047 warrants were transferred to certain existing investors including the November PIPE Convertible Note Investors, 2,200,000 warrants were transferred back to TNL Mediagene and 1,879,896 warrants were forfeited. As the date of this prospectus, there are 7,345,104 TNL Mediagene Warrants, converted from Blue Ocean Private Placement Warrants, issued and outstanding, of which 4,437,057 TNL Mediagene Warrants are held by the Sponsor and Apollo.

2023 Sponsor Convertible Note

On June 20, 2023, Blue Ocean issued an unsecured convertible promissory note (the “2023 Sponsor Convertible Note”), which was amended on May 30, 2024 to extend its maturity date from June 7, 2024 to December 7, 2024, to the Sponsor for borrowings from time to time of up to an aggregate of $1,500,000 which might be drawn by Blue Ocean to finance costs incurred in connection with a potential initial business combination and for working capital purposes and/or to finance monthly deposits into the Trust Account for each public share that was not redeemed in connection with the extension of Blue Ocean’s termination date from September 7, 2023 to December 7, 2024. The 2023 Sponsor Convertible Note was interest bearing and was payable on the earlier of (i) December 7, 2024; (ii) the date on which Blue Ocean consummates a business combination or (iii) Blue Ocean liquidates the Trust Account upon the failure to consummate an initial business combination within the requisite time period. Upon consummation of Blue Ocean’s initial business combination, the Sponsor could elect to convert the 2023 Sponsor Convertible Note, up to the full amount of the principal balance of the 2023 Sponsor Convertible Note, into Blue Ocean Private Placement Warrants at a price of $1.00 per warrant.

On December 4, 2024, the Sponsor entered into an omnibus note settlement, assignment and amendment agreement (the “Omnibus Note Settlement Agreement”) with, among others, Blue Ocean and TNL Mediagene under which TNL Mediagene has agreed to assume the obligations of Blue Ocean under the 2023 Sponsor Convertible Note through the issuance of convertible promissory notes to certain lenders of the Sponsor. These new convertible notes mature on December 4, 2026 and bear interest at the rate of 8% per annum and accrue until the payment in full of the outstanding principal. The holders of these new convertible notes are able to elect to convert the principal balance and accrued and unpaid interest of these notes at the specific times and conversion prices specified in the convertible promissory notes.

2024 Sponsor Promissory Note

On April 5, 2024, Blue Ocean issued an unsecured promissory note (the “2024 Sponsor Promissory Note”) to the Sponsor. The 2024 Sponsor Promissory Note was a non-interest bearing, unsecured promissory note which could be drawn down by the Company from time to time to be used for costs and expenses related to the business combination. Pursuant to the terms of the 2024 Sponsor Promissory Note, if the initial business combination was not consummated, the 2024 Sponsor Promissory Note was to be repaid solely to the extent that Blue Ocean had funds available to it outside of its Trust Account, and that all other amounts were to be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. The 2024 Sponsor Promissory Note was due and payable in full on the earlier of (i) the date on which Blue Ocean consummated its initial business combination; or (ii) the date Blue Ocean liquidated the Trust Account upon the failure of Blue Ocean to consummate the initial business combination within the time period set forth in Blue Ocean Articles.

On December 4, 2024, the Sponsor entered into the Omnibus Note Settlement Agreement with, among others, Blue Ocean and TNL Mediagene under which TNL Mediagene has agreed to assume the obligations of Blue Ocean under the 2024 Sponsor Promissory Note through the issuance of convertible promissory notes to certain lenders of the Sponsor. These new convertible notes mature on December 4, 2026 and bear interest at the rate of 8% per annum and accrue until the payment in full of the outstanding principal. The holders of these new convertible notes are able to elect to convert the principal balance and accrued and unpaid interest of these notes at the specific times and conversion prices specified in the convertible promissory notes.

November PIPE Convertible Notes

In connection with the Merger, TNL Mediagene agreed to a private sale of certain subordinated unsecured convertible promissory notes in aggregate principal amount of $4,355,000 (the “November PIPE Convertible Notes”) of TNL Mediagene to certain third-party investors as well as certain members of Blue Ocean’s board of directors, management team and advisory board and other shareholders of Blue Ocean (each, a “November PIPE Convertible Note Investor”) pursuant to certain convertible note purchase agreements entered into on or around November 18, 2024 (the “November PIPE Convertible Note Purchase Agreements”). Effective immediately prior to the closing of the Merger, the outstanding principal and accrued interest under the November PIPE Convertible Notes were automatically converted into 1,454,605 TNL Mediagene Ordinary Shares at the conversion price of $3.50 per share. Pursuant to the Sponsor Warrant Assignment Agreements with each of the November PIPE Convertible Note Investors, the Sponsor agreed to transfer to each November PIPE Convertible Note Investor, and each November PIPE Convertible Note Investor agreed to acquire, a portion of the total 708,047 TNL Mediagene Warrants. The $4,355,000 of proceeds received as a result of the sale of the November PIPE Convertible Notes have been used to pay for transaction expenses in connection with the Merger.

Administrative Support Agreement

On December 2, 2021, Blue Ocean entered into an Administrative Support Agreement pursuant to which Blue Ocean may reimburse the Sponsor (and the Sponsor may then reimburse NBM Management LLC, an affiliate of the Sponsor) up to an amount of $10,000 per month for office space and secretarial and administrative support. As of December 31, 2023 and December 31, 2022, there have been $120,000 and $110,000 in charges, respectively, related to this agreement, $10,000 of which have been reimbursed. The remaining balance of $350,000 under the Administrative Support Agreement was eliminated upon the closing of the Merger.

Sponsor Lock-Up and Support Agreement

On June 6, 2024, in connection and concurrently with the execution of the Merger Agreement, Blue Ocean, Sponsor, Apollo SPAC Fund I, L.P., Apollo Credit Strategies Master Fund Ltd. (Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund, Ltd., collectively “Apollo”), the Insiders and Other Investors have entered into an amended and restated letter agreement (the “Original Sponsor Lock-Up and Support Agreement”), pursuant to which Sponsor, Apollo and such Insiders and Other Investors agreed, among other things, to vote their Blue Ocean shares in favor of the Blue Ocean Extension Proposal and the adoption of the Merger Agreement and the Transactions, including the Merger, and each other proposal related to the Merger included on the agenda for the meetings of Blue Ocean shareholders relating to the Blue Ocean Extension Proposal and the Merger (as applicable), to appear at such meeting or otherwise cause their shares to be counted as present for purposes of establishing a quorum at such meeting, to vote against any proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Blue Ocean contained in the Merger Agreement or impede the Merger and the other transactions contemplated by the Merger Agreement, not to redeem any of their shares, and to waive their respective anti-dilution rights with respect to their Blue Ocean Class B Shares in connection with the consummation of the Transactions. On October 23, 2024 and December 3, 2024, the Sponsor, Blue Ocean and TNL Mediagene entered into the Amendment No. 1 to Sponsor Lock-Up and Support Agreement and the Amendment No. 2 to Sponsor Lock-Up and Support Agreement, respectively (“Sponsor Agreement Amendments” and together with the Original Sponsor Lock-Up and Sponsor Agreement, the “Sponsor Lock-Up and Support Agreement”).

Pursuant to the Sponsor Lock-Up and Support Agreement, among other things, each of Sponsor, Apollo, the Insiders and the Other Investors agreed that 50% of the Earn-Out Shares will be issued upon the first to occur of any of the following after the Closing: (1) a change of control of TNL Mediagene; or (2) the date that is the 12-month anniversary of the Closing. The remaining 50% of the Earn-Out Shares will be issued upon the first to occur of any of the following after the Closing: (a) a change of control of TNL Mediagene; (b) if revenues reported by TNL Mediagene during any trailing 12-month period equal or exceed $77,500,000 in aggregate (inclusive of any and all acquisitions consummated by TNL Mediagene after the Closing); or (c) the date that is the two-year anniversary of the Closing.

Pursuant to the Sponsor Agreement Amendment, Sponsor, Blue Ocean and TNL Mediagene also agreed to forfeit up to 2,208,859 Founder Shares owned by Sponsor, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 2,017,332 Founder Shares were forfeited by the Sponsor. As of the date of this prospectus, the Sponsor, Apollo, Insiders and Other Investors are entitled to receive 2,726,418 Earn-Out Shares.

Furthermore, subject to certain customary exceptions, Sponsor, Apollo and each Insider and Other Investor agreed that it will not transfer, to the extent such Earn-Out Shares have been issued, (a) 50% of its Earn-Out Shares until the earlier of (1) one year after the Closing, or (2) (i) if the closing price of TNL Mediagene Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date after the Closing on which TNL Mediagene completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL Mediagene’s shareholders having the right to exchange their TNL Mediagene Ordinary Shares for cash, securities or other property, and (b) 50% of its Earn-Out Shares, until two years after the Closing.

In addition, pursuant to the Original Sponsor Lock-Up and Support Agreement, Sponsor and Apollo agreed to forfeit an aggregate of 750,000 Blue Ocean Private Placement Warrants held by them (in a pro rata amount based on the relative number held by each) at the Closing and not to transfer any Blue Ocean Private Placement Warrant until 30 days after the Closing. Pursuant to the Sponsor Agreement Amendment, Sponsor also agreed to additionally and separately forfeit 50% of Blue Ocean Private Placement Warrants it held immediately prior to the Closing, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 4,787,943 Blue Ocean Private Placement Warrants were forfeited by the Sponsor and Apollo, of which 708,047 warrants were transferred certain existing investors including the November PIPE Convertible Note Investors, 2,200,000 warrants were transferred back to TNL Mediagene and 1,879,896 warrants were forfeited. As the date of this prospectus, there are 7,345,104 TNL Mediagene Warrants, converted from Blue Ocean Private Placement Warrants, issued and outstanding, of which 4,437,057 TNL Mediagene Warrants are held by the Sponsor and Apollo.

New Registration Rights Agreement

See “— Agreements Related to the Merger — New Registration Rights Agreement.”

DESCRIPTION OF TNL MEDIAGENE’S SHARE CAPITAL AND ARTICLES OF ASSOCIATION

A summary of the material provisions governing TNL Mediagene’s securities offered herein is provided below. This summary is not complete and should be read together with TNL Mediagene’s amended and restated memorandum and articles of association (“TNL Mediagene A&R Articles”), a copy of which is appended to this prospectus as Exhibit 3.1 hereto. In this section “we,” “us” and “our” refer to TNL Mediagene.

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by the TNL Mediagene A&R Articles, the Cayman Companies Law and the common law of the Cayman Islands. As of the date of this prospectus, there are 29,403,811 ordinary shares of TNL Mediagene, par value $0.0001 per share, issued and outstanding. All of our outstanding shares are validly issued, fully paid and non-assessable. The board of directors may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the board of directors shall determine.

Ordinary Shares

The following is a description of the material terms of TNL Mediagene Ordinary Shares and the TNL Mediagene A&R Articles.

Voting Rights

Each registered holder of TNL Mediagene Ordinary Shares is entitled to one vote for each TNL Mediagene Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the TNL Mediagene A&R Articles, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the TNL Mediagene A&R Articles, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, will require a special resolution under Cayman Islands law and pursuant to the TNL Mediagene A&R Articles, being the affirmative vote of shareholders holding a majority of no less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Dividend Rights

We have not paid any cash dividends on our TNL Mediagene Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the board of directors.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of TNL Mediagene Ordinary Shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the TNL Mediagene Ordinary Shares held by them respectively.

Transfers of Shares

Subject to the restrictions contained in the TNL Mediagene A&R Articles and the rules or regulations of the Designated Stock Exchange (as defined in the TNL Mediagene A&R Articles) or any relevant securities laws, any shareholders may transfer all or any of his or her TNL Mediagene Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors.

Subject to the rules of any Designated Stock Exchange on which the TNL Mediagene Ordinary Shares in question may be listed and to any rights and restrictions for the time being attached to any TNL Mediagene Ordinary Shares, our directors shall not unreasonably decline to register any transfer of TNL Mediagene Ordinary Shares, and shall upon making any decision to decline to register any transfer of TNL Mediagene Ordinary Shares assign an appropriate reason therefor. If our directors refuse to register a transfer of any TNL Mediagene Ordinary Shares, we, within two (2) months after the date on which the transfer request was lodged with us, shall send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for our directors to decline to register any transfer of a TNL Mediagene Ordinary Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which TNL Mediagene Ordinary Shares may be listed; or (ii) applicable law or regulation.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their TNL Mediagene Ordinary Shares. Any TNL Mediagene Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Law, we may issue shares that are to be redeemed or are liable to be redeemed at our option or the option of the shareholder. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine before the issue of the shares. We may also purchase our own shares (including any redeemable shares) on such terms and in such manner as our directors may determine and agree with the relevant shareholder(s).

Modification of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid-up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Law for us to hold annual or extraordinary general meetings.

Warrants

Public Warrants

Each whole warrant will entitle the registered holder to purchase one TNL Mediagene Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 4, 2025, except as discussed in the immediately succeeding paragraph. Pursuant to the assignment, assumption and amended and restated warrant agreement, dated as of December 4, 2024 (the “Amended and Restated Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of TNL Mediagene Ordinary Shares. The warrants will expire on December 5, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any TNL Mediagene Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the TNL Mediagene Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue TNL Mediagene Ordinary Shares upon exercise of a warrant unless the TNL Mediagene Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant

Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to an aggregate of 4,709,604 private placement warrants held by Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. (the “Private Placement Warrants”):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of TNL Mediagene Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the TNL Mediagene Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those TNL Mediagene Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of TNL Mediagene Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of TNL Mediagene Ordinary Shares (as defined below) except as otherwise described below;

•        if, and only if, the closing price of the TNL Mediagene Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•        if the closing price of TNL Mediagene Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of TNL Mediagene Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of TNL Mediagene Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of TNL Mediagene Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Amended and Restated Warrant Agreement, references above to TNL Mediagene Ordinary Shares shall include a security other than TNL Mediagene Ordinary Shares into which TNL Mediagene Ordinary Shares have been converted or exchanged for in the event we are not the surviving company in a business combination. The numbers in the table below will not be adjusted when determining the number of TNL Mediagene Ordinary Shares to be issued upon exercise of the warrants if we are not the surviving entity following such business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00; and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of TNL Mediagene Ordinary Shares
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of TNL Mediagene Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of TNL Mediagene Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 TNL Mediagene Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of TNL Mediagene Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 TNL Mediagene Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 TNL Mediagene Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any TNL Mediagene Ordinary Shares.

As stated above, we can redeem the warrants when TNL Mediagene Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when TNL Mediagene Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer TNL Mediagene Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for TNL Mediagene Ordinary Shares if and when such TNL Mediagene Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional TNL Mediagene Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of TNL Mediagene Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than TNL Mediagene Ordinary Shares pursuant to the Amended and Restated Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than TNL Mediagene Ordinary Shares, our company (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the TNL Mediagene Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding TNL Mediagene Ordinary Shares is increased by a capitalization or share dividend paid in TNL Mediagene Ordinary Shares to all or substantially all holders of TNL Mediagene Ordinary Shares, or by a split-up of TNL Mediagene Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding TNL Mediagene Ordinary Shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase TNL Mediagene Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of TNL Mediagene Ordinary Shares equal to the product of (i) the number of TNL Mediagene Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for TNL Mediagene Ordinary Shares); and (ii) one, minus the quotient of (x) the price per TNL Mediagene Ordinary Share paid in such rights offering, and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for TNL Mediagene Ordinary Shares, in determining the price payable for TNL Mediagene Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion; and (ii) “historical fair market value” means the volume weighted average price of TNL Mediagene Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which TNL Mediagene Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of TNL Mediagene Ordinary Shares on account of such TNL Mediagene Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above; (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on TNL Mediagene Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share; (c) to satisfy the redemption rights of the holders of TNL Mediagene Ordinary Shares in connection with a proposed initial business combination; (d) to satisfy the redemption rights of the holders of TNL Mediagene Ordinary Shares in connection with a shareholder vote to amend the TNL Mediagene A&R Articles (A) to modify the substance or timing of our obligation to provide holders of TNL Mediagene Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the Blue Ocean IPO, or (B) with respect to any other provision relating to the rights of holders of TNL Mediagene Ordinary Shares; or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each TNL Mediagene Ordinary Share in respect of such event.

If the number of outstanding TNL Mediagene Ordinary Shares is decreased by a consolidation, combination or reclassification of TNL Mediagene Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding TNL Mediagene Ordinary Shares.

Whenever the number of TNL Mediagene Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of TNL Mediagene Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of TNL Mediagene Ordinary Shares so purchasable immediately thereafter.

In addition, if (i) we issue additional TNL Mediagene Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, as applicable, prior to such issuance) (the “Newly Issued Price”); (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions); and (iii) the volume weighted average trading price of TNL Mediagene Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $18.00” and “— Redemption of warrants when the price per TNL Mediagene Ordinary Shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding TNL Mediagene Ordinary Shares (other than those described above or that solely affects the par value of such TNL Mediagene Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation or company and that does not result in any reclassification or reorganization of our outstanding TNL Mediagene Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of TNL Mediagene Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of TNL Mediagene Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the TNL Mediagene A&R Articles or as a result of the redemption of TNL Mediagene Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding TNL Mediagene Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the TNL Mediagene Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Amended and Restated Warrant Agreement. If less than 70% of the consideration receivable by the holders of TNL Mediagene Ordinary Shares in such a transaction is payable in the form of TNL Mediagene Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under an Amended and Restated Warrant Agreement between Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent, and us. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the warrants and the Amended and Restated Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Amended and Restated Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Amended and Restated Warrant Agreement as the parties to the Amended and Restated Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive TNL Mediagene Ordinary Shares. After the issuance of TNL Mediagene Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of TNL Mediagene Ordinary Shares.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of TNL Mediagene Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants, including the underlying shares, will not be transferable, assignable or salable until 30 days after December 5, 2024, except pursuant to limited exceptions, and they will not be redeemable by us (except as described under “— Public Warrants — Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $10.00”) so long as they are held by Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. or their permitted transferees (except as otherwise set forth herein). Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. and their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Amended and Restated Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Placement Warrants.

Except as described above under “— Public Warrants — Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of TNL Mediagene Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of TNL Mediagene Ordinary Shares underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported closing price of TNL Mediagene Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Law. The Cayman Companies Law is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Statutory Mergers and Similar Arrangements (sections 233 to 239A of the Cayman Companies Law).    In certain circumstances, the Cayman Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is permitted or not prohibited by the laws of that other jurisdiction and the constitutional documents of the foreign company).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (a majority of at least two-thirds (or such higher majority as specified in the articles of association of the company) of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in each constituent company’s articles of association. No special resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the votes represented by the issued shares in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Law. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) the foreign company is able to pay its debts as they fall due and the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company: (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (vii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

Where the surviving company is the Cayman Islands company, the directors of the Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

The Registrar of Companies must also be satisfied that there is no other reason why it would be against the public interest to permit the merger or consolidation.

The Cayman Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed statutory procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders who have filed a notice under paragraph (c) and with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company and who the court finds are involved may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Schemes of Arrangement (sections 86 and 87 of the Cayman Companies Law).    Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement.” In the event that a scheme of arrangement is sought as between a company and its members or any class of members (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority representing three-fourths in value of each such class of shareholders that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the proposed scheme is a scheme of arrangement within the meaning of section 86 of the Cayman Companies Law;

•        the scheme document provided all the material information reasonably required to enable the scheme shareholders to come to an informed view on the merits of the scheme;

•        the court meeting was properly held and the statutory majorities were achieved;

•        there is no reason to believe that the views of the overwhelming majority of those who voted in favor of the scheme did not fairly represent the views of the scheme shareholders as a whole, that they were not acting bona fide or that they were subject to coercion;

•        the scheme of arrangement is fair in the sense that an intelligent and honest person acting in respect of his relevant interest might reasonably approve of it; and

•        there is no good reason for the court not to sanction the scheme.

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Note however that such appraisal rights may be available to dissenting shareholders where the merger procedure pursuant to sections 233 to 239A of the Cayman Companies Law is adopted (see above).

Tender Offers and Squeeze-out Provisions (section 88 of the Cayman Companies Law).    Separately, when a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits.    Walkers (Hong Kong), our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority; or

•        those who control the company are perpetrating a “fraud on the minority.”

In relation to the second exception (fraud on the minority), it is necessary to demonstrate that (i) a wrong has been done to the company; (ii) the wrongdoers are in control of the company (such that they can prevent the company from pursuing a claim against them); and (iii) the wrongdoers have obtained a benefit as a result of their actions.

In addition, a shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Walkers (Hong Kong), our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation;

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Money Laundering — Cayman Islands

As part of TNL Mediagene’s responsibility for the prevention of money laundering, terrorist financing and proliferation financing, TNL Mediagene (including its affiliates, subsidiaries or associates) will require a detailed verification of the shareholder’s identity and the source of payment. Depending on the circumstances of each application, a detailed verification might not be required where certain conditions are satisfied.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing or proliferation financing, and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property or (iii) the Financial Reporting Authority of the Cayman Islands if the disclosure relates to involvement with proliferation financing pursuant to the Proliferation Financing (Prohibition) Act (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Sanctions — Cayman Islands

Should a shareholder be, or become (or is believed by TNL Mediagene or our duly authorised delegates or agents (“TNL Mediagene Agents”) to be or become) at any time while it owns or holds an interest in TNL Mediagene, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by TNL Mediagene in its sole discretion, then (i) TNL Mediagene or TNL Mediagene Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of TNL Mediagene (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a licence is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) TNL Mediagene and TNL Mediagene Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the shareholder that such information has been so provided) and (iii) TNL Mediagene and TNL Mediagene Agents will have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy. Shareholders must promptly provide the following privacy notice (or any updated version thereof as may be provided from time to time) to each individual (such as any individual directors, shareholders, beneficial owners, authorised signatories, trustees or others) whose personal data the shareholder provides to us or any of our affiliates or delegates.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing and proliferation financing, sanctions and FATCA/CRS requirements); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA, which may include having appropriate contractual undertakings in legal agreements with service providers who process personal data on our behalf.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Retention of the Personal Data We Collect

We retain the personal data we collect for no longer than is reasonably necessary to fulfill the purposes for which we collect the personal data and to comply with our legal obligations. We expect to delete your personal data (at the latest) once there is no longer any legal or regulatory requirement or legitimate business purpose for retaining your personal data.

Your Choices and Rights

Under the DPA you have certain rights regarding your personal data that we have collected. You may have the right to request (i) access to your personal data, (ii) rectification or erasure of personal data, (iii) restriction of processing concerning you, and (iv) objection to processing that is based upon our legitimate interests. Your ability to exercise these rights will depend on a number of factors and, in some instances, we will not be able to comply with your request, for example because we have legitimate grounds for not doing so or where the right doesn’t apply to the particular information we hold on you. If you would like to discuss or exercise the rights you may have, you can contact us through the methods stated below.

How to Contact Us

If you would like to contact us regarding this Notice, please send us an email to ir@tnlmediagene.com. In each case, to ensure your query is dealt with as swiftly as possible, please include as the subject or heading line “Privacy Notice.”

Complaints

We are committed to working with you to obtain a fair resolution of any complaint or concern about your privacy. If you would like to contact us, please use the methods stated above.

If, however, you believe that we have not been able to assist with your complaint or concern, you may have the right to complain to the Cayman Islands Data Protection Ombudsman or the relevant data protection authority in your jurisdiction.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have 29,403,811 TNL Mediagene Ordinary Shares issued and outstanding. All of the TNL Mediagene Ordinary Shares issued in connection with the Merger will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act, except the TNL Mediagene Lock-Up Shares (as defined below).

Sales of substantial amounts of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants in the public market could adversely affect prevailing market prices of TNL Mediagene Ordinary Shares.

TNL Mediagene Shareholder Lock-Up and Support Agreement

In connection and concurrently with the execution of the Merger Agreement on June 6, 2023, TNL Mediagene, Blue Ocean and certain shareholders of TNL Mediagene (the “TNL Mediagene Shareholders”) entered into a lock-up and support agreement (the “TNL Mediagene Shareholder Lock-Up and Support Agreement”), pursuant to which, among other things, the TNL Mediagene Shareholders agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions: (a) any TNL Mediagene Ordinary Shares held by such TNL Mediagene Shareholder immediately after the Closing; (b) any TNL Mediagene Ordinary Shares issuable upon the exercise of options under the 2015 Global Plan held by such TNL Mediagene Shareholder immediately after the Closing (along with such options themselves) (collectively, the “TNL Mediagene Lock-Up Shares”).

The TNL Mediagene Shareholder Lock-Up and Support Agreement further provides that the applicable lock-up period is 180 days from and after the Closing, December 5, 2024. The applicable lock-up period expired on June 3, 2025.

Registration Rights

Concurrently with the Closing on December 5, 2024, TNL Mediagene, the Sponsor and certain shareholders of TNL Mediagene entered into the Registration Rights Agreement containing customary registration rights for the Sponsor with respect to the Earn-out Shares and our shareholders who are parties thereto with respect to TNL Mediagene Ordinary Shares they hold, which include certain TNL Mediagene Lock-Up Shares. See “Certain Relationships And Related Person Transactions — Agreements Related to the Merger — New Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted TNL Mediagene Ordinary Shares or TNL Mediagene Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of TNL Mediagene Ordinary Shares then issued and outstanding; or

•        the average weekly reported trading volume of TNL Mediagene Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the percentage of beneficial ownership of TNL Mediagene, calculated based on 29,403,811 TNL Mediagene Ordinary Shares outstanding as of the date of this prospectus.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
5% of Greater Shareholders:
Joey (Tzu-Wei) Chung	3,425,292	11.6%
Motoko Imada	1,902,834	6.5%
Mario (Shih-Fan) Yang	1,824,882	6.2%
Yen-Ting Chuang	1,537,659	5.2%
NBM Taiwan Ltd.(1)	1,492,437	5.1%
Directors and Executive Officers:
Joey (Tzu-Wei) Chung	3,425,292	11.6%
Motoko Imada	1,902,834	6.5%
Mario (Shih-Fan) Yang	1,824,882	6.2%
Marcus Brauchli(1)	1,492,437	5.1%
Hiroyuki Terao	82,281	0.3%

____________

(1)      NBM Taiwan Ltd. is the record holder of the shares reported herein. NBM Taiwan Ltd. is managed by North Base Media, one of its minority equity holders. Marcus Brauchli is a director of TNL Mediagene and a founder and managing partner of North Base Media. As such, Marcus Brauchli may be deemed to have beneficial ownership of the ordinary shares of TNL Mediagene held by NBM Taiwan Ltd. Marcus Brauchli disclaims beneficial ownership over any securities owned by NBM Taiwan Ltd. in which he does not have any pecuniary interest.

SELLING SECURITYHOLDERS

We are registering the offer and resale from time to time by the Selling Securityholders named in this prospectus or their permitted transferees of up to 8,558,677 TNL Mediagene Ordinary Shares, comprising: (a) the offer and resale of up to 8,000,000 TNL Mediagene Ordinary Shares which may be issued pursuant to the Initial Note by 3i; and (b) the offer and resale of up to 558,677 Green Quest Consideration Shares by the Green Quest Shareholders.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer). With respect to the 3i and Tumim Transactions, except for the transactions contemplated by the 3i Note SPA, the 3i Note RRA, the Tumim ELOC SPA and the Tumim ELOC RRA, neither 3i nor Tumim, which is an affiliate of 3i, has had any material relationship with us within the past three years.

The following table sets forth, as of the date of this prospectus, the names of each of the Selling Securityholders, the aggregate number of the securities beneficially owned by such Selling Securityholder immediately prior to the offering, the number of the securities that may be sold by the Selling Securityholder under this prospectus and the number of securities that the Selling Securityholders will beneficially own after the securities are sold. The persons listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of TNL Mediagene Ordinary Shares beneficially owned by a person and the percentage ownership of that person, TNL Mediagene Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, TNL Mediagene Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of TNL Mediagene Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

Name of Selling Securityholder	Securities beneficially owned prior to this offering(1)			Securities registered for sale in this offering	Securities beneficially owned after offering(2)
	TNL Mediagene Ordinary Shares		%	TNL Mediagene Ordinary Shares	TNL Mediagene Ordinary Shares	%
3i, LP(3)	—	(4)	—	8,000,000 (4)	—	up to 4.99	(4)
Green Quest Shareholders	558,677		1.9	558,677	—	—

____________

(1)      Applicable percentage ownership is based on 29,403,811 TNL Mediagene Ordinary Shares outstanding as of the date of this prospectus.

(2)      Assumes the sale of all TNL Mediagene Ordinary Shares being offered for resale pursuant to this prospectus except the percentage for 3i, LP.

(3)      The business address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(4)      As of the date of this prospectus, we have issued a total of 2,002,222 TNL Mediagene Ordinary Shares to 3i as repayment under the Initial Note, consisting of the issuance of 242,505 TNL Mediagene Ordinary Shares on March 3, 2025 as installment repayment under the Initial Note and the issuance of 1,759,717 TNL Mediagene Ordinary Shares on April 11, 2025 as acceleration repayments under the Initial Note. 3i has informed us that it has completed the resale of 2,002,222 TNL Mediagene Ordinary Shares registered under the Prior F-1 as of the date of this prospectus. 3i may not convert, and we may not issue any TNL Mediagene Ordinary Shares to 3i, LP, any portion of the 8,000,000 TNL Mediagene Ordinary Shares being registered for sale hereunder to the extent such shares, when aggregated with all other TNL Mediagene Ordinary Shares then beneficially owned by 3i, LP, would cause 3i, LP’s beneficial ownership of TNL Mediagene Ordinary Shares to exceed 4.99% (or up to 9.99% upon 3i’s election) of the then outstanding TNL Mediagene Ordinary Shares (the “Beneficial Ownership Limitation”). Due to the Beneficial Ownership Limitation, notwithstanding the maximum number of shares reflected above, 3i’s beneficial ownership of TNL Mediagene Ordinary Shares at any time will not exceed 4.99% of 29,403,811 TNL Mediagene Ordinary Shares based on 29,403,811 TNL Mediagene Ordinary Shares outstanding as of the date of this prospectus. The Beneficial Ownership Limitation may not be waived under the Initial Note.

PLAN OF DISTRIBUTION

We are registering the offer and resale from time to time by the Selling Securityholders named in this prospectus or their permitted transferees of up to 8,558,677 TNL Mediagene Ordinary Shares, comprising: (a) the offer and resale of up to 8,000,000 TNL Mediagene Ordinary Shares which may be issued pursuant to the Initial Note by 3i; and (b) the offer and resale of up to 558,677 Green Quest Consideration Shares by the Green Quest Shareholders.

We will not receive any proceeds from any sale by the Selling Securityholders of TNL Mediagene Ordinary Shares being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses. In connection with the 3i and Tumim Transactions, we have agreed to reimburse 3i for fees and disbursements of their counsel. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of registered TNL Mediagene Ordinary Shares to be made directly or through agents.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

The securities may be sold in one or more transactions at:

•        fixed prices;

•        prevailing market prices at the time of sale;

•        prices related to such prevailing market prices;

•        varying prices determined at the time of sale; or

•        negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        transactions to or through broker-dealer or agents, including purchases by a broker-dealer as principal and resale by the broker-dealer for their account or transactions in which broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        short sales and/or settlement thereof effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

3i is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. 3i has informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of TNL Mediagene Ordinary Shares that they have acquired and may in the future acquire from us pursuant to the Initial Note. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. 3i has informed us that each such broker-dealer will receive commissions that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our securities offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the securities sold by each Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our securities sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor any Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our TNL Mediagene Ordinary Shares sold by that Selling Securityholder.

Other Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities covered by this prospectus may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell the securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, assignee, distributee, successor or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholders that any material arrangement has been entered into with a broker-dealer for the sale of the securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•        the name of the participating broker-dealer(s);

•        the specific securities involved;

•        the initial price at which such securities are to be sold;

•        the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•        other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In connection with the 3i and Tumim Transactions, we have agreed to indemnify 3i and certain other persons against certain liabilities in connection with the offering of the TNL Mediagene Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. 3i has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by 3i specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

The TNL Mediagene Ordinary Shares are currently listed on the Nasdaq under the symbol “TNMG”.

LEGAL MATTERS

The legality of the TNL Mediagene Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for TNL Mediagene by Walkers (Hong Kong). Certain legal matters relating to U.S. law will be passed upon for TNL Mediagene by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of TNL Mediagene as of December 31, 2023 and 2024, and for each of the three years in the period ended December 31, 2024 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to TNL Mediagene’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://www.tnlmediagene.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITY

TNL Mediagene is incorporated under the laws of the Cayman Islands. Service of process upon TNL Mediagene and upon its directors and officers named in this prospectus may be difficult to obtain within the United States. Furthermore, because substantially all of TNL Mediagene’s assets are located outside the United States, any judgment obtained in the United States against TNL Mediagene may not be collectible within the United States.

Substantially all of our assets are located in Japan and Taiwan. In addition, the majority of our directors and officers are nationals or residents of Japan and Taiwan. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

TNL Mediagene has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against TNL Mediagene in any U.S. federal or state court arising out of the Transactions. The address of TNL Mediagene’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

TNL Mediagene has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

TNL Mediagene has also been advised by its Japanese legal counsel that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of U.S. federal or state courts brought before Japanese courts, as to the enforceability of liabilities based solely on U.S. federal and state securities laws.

TNL Mediagene has also been advised by its Taiwan legal counsel that any United States judgments obtained against TNL Mediagene will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following: (i) the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan; (ii) if the judgment was rendered by default by the court rendering the judgment, (a) TNL Mediagene was duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (b) process was served on TNL Mediagene with judicial assistance of Taiwan; (iii) the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and (iv) judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

INDEX TO FINANCIAL STATEMENTS

TNL MEDIAGENE

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of TNL Mediagene

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of TNL Mediagene and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, negative working capital and net cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan
Republic of China

April 30, 2025

We have served as the Company’s auditor since 2023.

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Financial Position (Expressed in United States dollars)
	Notes	December 31, 2023	December 31, 2024
Assets
Current assets
Cash and cash equivalents	5	$3,030,298	$3,646,756
Current financial assets at amortized cost	38	47,216	46,596
Current contract assets	22	3,153,022	3,980,380
Notes receivable, net		132,403	—
Accounts receivable, net	6	8,848,384	8,241,352
Other receivables		348,514	172,695
Current income tax assets		288,581	21,057
Inventories		115,624	87,828
Prepayments		866,205	1,320,329
Other current assets		24,515	207,041
		16,854,762	17,724,034
Non-current assets
Non-current financial assets at fair value through profit or loss		40,071	—
Non-current financial assets at fair value through other comprehensive income		116,703	148,925
Non-current financial assets at amortized cost	38	289,808	544,861
Property, plant and equipment, net	7	537,014	430,809
Right-of-use assets	8	6,140,815	5,182,528
Investment properties	9,38	—	2,389,864
Goodwill	10	60,741,929	33,960,053
Intangible assets	10	33,405,827	30,978,581
Deferred tax assets	29	647,048	556,812
Other non-current assets		842,290	998,610
		102,761,505	75,191,043
Total assets		$119,616,267	$92,915,077

Liabilities
Current liabilities
Short-term borrowings	12,34	$5,250,233	$1,075,904
Current financial liabilities at fair value through profit or loss	13,34	60,664	7,869,087
Current financial liabilities at amortized cost	14	771,410	—
Current contract liabilities	22	988,753	578,219
Notes payable		—	127,063
Accounts payable		4,933,412	4,897,884
Accounts payable – related parties	37	3,730	922
Other payables	15	6,905,026	9,039,084
Other payables – related parties	37	589,237	841,270
Income tax payable		—	38,385
Long-term borrowings, current portion	16,34	2,370,305	4,188,088
Long-term bonds payable, current portion		313,189	—
Current lease liabilities	34	948,466	891,804
Other current liabilities		1,763,663	3,447,177
		24,898,088	32,994,887

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Financial Position — (Continued) (Expressed in United States dollars)
	Notes	December 31, 2023	December 31, 2024
Non-current liabilities
Non-current financial liabilities at fair value through profit or loss	13	—	1,431,000
Non-current financial liabilities at amortized cost	14	1,856,073	1,829,826
Long-term borrowings	16,34	3,122,376	4,843,107
Deferred tax liabilities	29	10,942,844	10,345,287
Non-current lease liabilities	34	5,012,323	4,111,749
Provisions		444,668	403,834
Other non-current liabilities		972,147	551,627
		22,350,431	23,516,430
Total liabilities		47,248,519	56,511,317

Equity
Equity attributable to equity holders of the Company
Ordinary share	19	21,882	2,613
Capital surplus	20	105,605,811	154,703,137
Accumulated deficit	21	(32,203,326)	(117,208,018)
Other equity interest		(803,913)	(1,098,596)
Equity attributable to equity holders of the Company		72,620,454	36,399,136
Non-controlling interests		(252,706)	4,624
Total equity		72,367,748	36,403,760
Total liabilities and equity		$119,616,267	$92,915,077

The accompanying notes are an integral part of the consolidated financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Comprehensive Income (Expressed in United States dollars)
	Notes	2022	2023	2024
Revenue	22,43	$20,009,994	$35,838,780	$48,493,897
Cost of revenue	27,28	(12,268,798)	(23,187,396)	(30,755,340)
Gross profit		7,741,196	12,651,384	17,738,557
Sales, general and administrative expenses	27,28	(8,648,811)	(16,421,386)	(62,004,194)
Research and development expenses	27,28	(2,509,069)	(3,327,185)	(3,052,515)
Impairment loss on intangible assets	27	—	(298,424)	(29,026,050)
Operating loss	43	(3,416,684)	(7,395,611)	(76,344,202)
Interest income	23,43	10,994	19,340	21,773
Other income	24	75,576	409,555	58,024
Other gains and losses	25	(8,174,802)	5,458,803	(851,689)
Finance costs	26,43	(137,029)	(298,958)	(8,167,872)
Loss before income tax		(11,641,945)	(1,806,871)	(85,283,966)
Income tax benefit	29	247,177	591,082	307,246
Loss for the year		$(11,394,768)	$(1,215,789)	$(84,976,720)
Unrealized gain on valuation of financial assets at fair value through other comprehensive income		—	—	10,340
Income tax effect on components that will not be reclassified to profit and loss		—	—	(2,814)
Component of other comprehensive income (loss) that will not be reclassified to profit and loss		—	—	7,526
Exchange differences on translation of foreign operations		$(717,130)	$(41,644)	$(210,223)
Components of other comprehensive income (loss) that will be reclassified to profit or loss		$(717,130)	$(41,644)	$(210,223)
Other comprehensive loss, net of income tax		$(717,130)	$(41,644)	$(202,697)
Total comprehensive income (loss) for the year		$(12,111,898)	$(1,257,433)	$(85,179,417)
PROFIT (LOSS) ATTRIBUTABLE TO:
Owners of the parent		$(11,014,131)	$(804,977)	$(85,004,692)
Non-controlling interests		(380,637)	(410,812)	27,972
		$(11,394,768)	$(1,215,789)	$(84,976,720)
TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO:
Owners of the parent		$(11,675,449)	$(837,737)	$(85,190,133)
Non-controlling interests		(436,449)	(419,696)	10,716
		$(12,111,898)	$(1,257,433)	$(85,179,417)

Loss per share – basic	30	$(1.20)	$(0.04)	$(3.46)
Loss per share – diluted	30	$(1.20)	$(0.04)	$(3.46)

The accompanying notes are an integral part of the consolidated financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Changes in Equity (Expressed in United States dollars)
		Equity attributable to equity holders of the Company
	Notes	Ordinary share	Advance receipts for share capital	Capital surplus	Accumulated deficit	Other equity interest Financial statements translation differences of foreign operations	Total	Non- controlling interest	Total equity
Year 2022
Balance at January 1, 2022		$8,329	$—	$6,162,157	$(20,384,218)	$(101,410)	$(14,315,142)	$1,002,755	$(13,312,387)
Loss for the year		—	—	—	(11,014,131)	—	(11,014,131)	(380,637)	(11,394,768)
Other comprehensive loss		—	—	—	—	(661,318)	(661,318)	(55,812)	(717,130)
Total comprehensive loss for the year		—	—	—	(11,014,131)	(661,318)	(11,675,449)	(436,449)	(12,111,898)
Advance receipts for share capital		—	361,897	—	—	—	361,897	—	361,897
Share-based payments		—	—	237,301	—	—	237,301	—	237,301
Changes in ownership interests in subsidiaries		—	—	88,455	—	—	88,455	—	88,455
Changes in non-controlling interests		—	—	—	—	—	—	600,048	600,048
Balance at December 31, 2022		$8,329	$361,897	$6,487,913	$(31,398,349)	$(762,728)	$(25,302,938)	$1,166,354	$(24,136,584)

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Changes in Equity — (Continued) (Expressed in United States dollars)
		Equity attributable to equity holders of the Company
						Other equity interest
	Notes	Ordinary share	Advance receipts for share capital	Capital surplus	Accumulated deficit	Financial statements translation differences of foreign operations	Employee unearned compensation	Unrealized gain (loss) on valuation of financial assets at fair value through other comprehensive income	Total	Non- controlling interest	Total equity
Year 2023
Balance at January 1, 2023		$8,329	$361,897	$6,487,913	$(31,398,349)	$(762,728)	$—	$—	$(25,302,938)	$1,166,354	$(24,136,584)
Loss for the year		—	—	—	(804,977)	—	—	—	(804,977)	(410,812)	(1,215,789)
Other comprehensive loss		—	—	—	—	(32,760)	—	—	(32,760)	(8,884)	(41,644)
Total comprehensive loss for the year		—	—	—	(804,977)	(32,760)	—	—	(837,737)	(419,696)	(1,257,433)
Issuance of ordinary shares		65	(299,814)	600,952	—	—	—	—	301,203	—	301,203
Share-based payments	18	53	(62,083)	280,829	—	—	—	—	218,799	—	218,799
Preferred shares conversion	13	3,575	—	26,907,495	—	—	—	—	26,911,070	—	26,911,070
Acquisition of subsidiaries	20,32	9,108	—	70,619,903	—	—	—	—	70,629,011	—	70,629,011
Changes in non-controlling interests	31	752	—	708,719	—	(8,425)	—	—	701,046	(999,364)	(298,318)
Balance at December 31, 2023		$21,882	$—	$105,605,811	$(32,203,326)	$(803,913)	$—	$—	$72,620,454	$(252,706)	$72,367,748

Year 2024
Balance at January 1, 2024		$21,882	$—	$105,605,811	$(32,203,326)	$(803,913)	$—	$—	$72,620,454	$(252,706)	$72,367,748
Loss for the year		—	—	—	(85,004,692)	—	—	—	(85,004,692)	27,972	(84,976,720)
Other comprehensive income (loss)		—	—	—	—	(192,967)	—	7,526	(185,441)	(17,256)	(202,697)
Total comprehensive loss for the year		—	—	—	(85,004,692)	(192,967)	—	7,526	(85,190,133)	10,716	(85,179,417)
Share-based payments	18,19	27	—	235,258	—	—	—	—	235,285	—	235,285
Restricted stocks	18,19	4	—	147,816	—	—	(109,242)	—	38,578	—	38,578
Issuance of ordinary shares upon recapitalization, net of issuance costs	20	189	—	45,060,227	—	—	—	—	45,060,416	—	45,060,416
Reverse share split as part of the recapitalization	20	(19,489)	—	19,489	—	—	—	—	—	—	—
Commitment shares	20	—	—	450,000	—	—	—	—	450,000	—	450,000
Acquisition of subsidiaries	20,32	—	—	3,184,536	—	—	—	—	3,184,536	—	3,184,536
Changes in non-controlling interests	31	—	—	—	—	—	—	—	—	246,614	246,614
Balance at December 31, 2024		$2,613	$—	$154,703,137	$(117,208,018)	$(996,880)	$(109,242)	$7,526	$36,399,136	$4,624	$36,403,760

The accompanying notes are an integral part of the consolidated financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Cash Flows (Expressed in United States dollars)
	Notes	2022	2023	2024
Cash flows from operating activities
Loss before income tax		$(11,641,945)	$(1,806,871)	$(85,283,966)
Adjustments to reconcile profit (loss)
Depreciation expenses	7,8,9,27,43	433,262	1,025,783	1,139,488
Amortization expenses	10,27,43	1,058,392	1,809,774	2,101,080
Expected credit losses (gain)	42	72,808	(44,725)	192,134
Interest expense	8,26,43	137,029	298,958	8,167,872
Interest income	23,43	(10,994)	(19,340)	(21,773)
Gain on disposal of property, plant and equipment, net	25	(10)	(3,732)	(38)
Gain on lease modification		—	—	(3,273)
Impairment loss on Intangible assets		—	298,424	29,026,050
Losses (gain) on valuation of financial liabilities at fair value through profit or loss	13,25	8,054,506	(5,480,914)	676,564
Share-based payment transactions	18,19	237,301	118,800	250,952
Listing expense	35	—	—	38,100,249
Changes in operating assets and liabilities
Current contract assets		261,717	(60,002)	(767,537)
Accounts and notes receivable		2,480,429	(3,121,238)	624,242
Other receivables		(9,928)	(188,073)	804,116
Inventories		(45)	14,714	27,796
Prepayments		(146,141)	91,899	(64,877)
Other current assets		9,261	13,512	(182,526)
Other non-current assets		86,146	214,448	(229,300)
Current contract liabilities		124,699	(54,194)	(455,207)
Accounts and notes payable		(1,964,807)	1,974,808	88,727
Other payables		(92,958)	3,795,566	(2,755,037)
Other current liabilities		722,065	236,682	(615,585)
Provisions		—	(213,270)	(40,834)
Other non-current liabilities		—	114,463	(539,782)
Cash used in operations		(189,213)	(984,528)	(9,760,465)
Interest received		10,994	19,340	21,773
Interest paid		(114,266)	(330,829)	(440,909)
Income tax paid		(467,621)	(128,465)	(32,469)
Net cash used in operating activities		$(760,106)	$(1,424,482)	$(10,212,070)

Cash flows from investing activities
Acquisition of financial assets at amortized cost		$(100,506)	$(44,901)	$(367,151)
Proceeds from repayments of financial assets at amortized cost		9,046	1,604	85,673
Payment of contingent consideration	34	(300,000)	(400,000)	—
Acquisition of property, plant and equipment	33	(52,481)	(87,179)	(89,121)
Proceeds from disposal of property, plant and equipment		10	4,863	14,066
Acquisition of intangible assets	33	(229,174)	(171,541)	(275,609)
Proceeds from disposal of intangible assets	10	—	7,888	—
Net cash flow from acquisition of subsidiaries		(1,691,768)	942,007	1,552,346
Net cash flow from recapitalization	32	—	—	2,653
Net cash generated from (used in) investing activities		(2,364,873)	252,741	922,857

TNL MEDIAGENE AND SUBSIDIARIES Consolidated Statements of Cash Flows — (Continued) (Expressed in United States dollars)
	Notes	2022	2023	2024
Cash flows from financing activities
Increase in short-term borrowings	34	1,005,059	1,397,615	1,861,076
Repayments of short-term borrowings	34	(1,005,059)	(320,718)	(4,323,616)
Increase in long-term borrowings	34	4,001,688	3,083,996	7,857,361
Repayments of long-term borrowings	34	(1,739,984)	(2,827,853)	(5,055,675)
Payments on bonds payable		—	(149,547)	(313,189)
Payment on lease liabilities	34	(373,901)	(782,117)	(1,001,160)
Proceeds from issuance of financial liabilities at fair value through profit or loss	13	2,199,999	—	6,475,471
Proceeds from issuance of November PIPE Convertible Notes	19	—	—	4,355,000
Proceeds from issuance of ordinary shares		299,814	301,203	—
Share-based payments		62,083	99,999	22,911
Proceeds from guarantee deposits	34	—	27,171	119,140
Decrease in non-current liabilities		(125,741)	—	—
Acquisition of ownership interest in subsidiaries	31	—	(298,318)	—
Changes in non-controlling interests		669,869	(459)	25,094
Net cash generated from financing activities		4,993,827	530,972	10,022,413
Effect of foreign exchange rate changes		(314,199)	(63,249)	(116,742)
Net increase (decrease) in cash and cash equivalents		1,554,649	(704,018)	616,458
Cash and cash equivalents at beginning of year	5	2,179,667	3,734,316	3,030,298
Cash and cash equivalents at end of year	5	$3,734,316	$3,030,298	$3,646,756

The accompanying notes are an integral part of the consolidated financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

1.      Corporate and group information

TNL Mediagene (the “Company”) was incorporated in Cayman Island with limited liability under the International Business Companies Act on January 20, 2015. On July 3, 2023, the company’s shareholders approved the resolution to change its name from The News Lens Co., Ltd. to TNL Mediagene. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in digital advertising, integrated marketing, marketing survey, artificial intelligence technology, data analysis, content service platform and production of audio-visual programs.

Since inception, the Company has successively acquired Neptune Internet Media Technology Co., Ltd., Easy Key 2 Asia Co., Ltd., AD2iction Co., Ltd., S.C. Integrated Marketing Communication Co., Ltd., STAR Communication Consultant Co., Ltd. and Polydice Inc. In 2023 and 2024, the Company acquired TNL Mediagene Inc (formerly known as TNL Mediagene Japan Inc.), and Green Quest Holding Inc., respectively. Through the integration of the Company and its subsidiaries’ resources, the Group continues to develop its online media advertising business.

On June 6, 2023, TNL Mediagene, TNLMG, a subsidiary of TNL Mediagene, and Blue Ocean Acquisition Corp’s (“Blue Ocean”) entered into the Agreement and Plan of Merger (“Merger Agreement”). On December 5, 2024 (the “Closing Date”), TNLMG merged with and into Blue Ocean (the “Merger”), with Blue Ocean surviving the Merger as a wholly owned subsidiary of TNL Mediagene.

In connection with the Merger, immediately prior to the Closing Date, TNL Mediagene completed the recapitalization and effecting a reverse share split, using a split factor of 0.11059896.

Pursuant to the Merger Agreement, immediately prior to the Closing Date, (i) all outstanding Blue Ocean Class B Shares, with a par value of US$0.0001, were converted into Blue Ocean Class A shares, with a par value of US$0.0001, at a conversion ratio of 1.00, (ii) all outstanding public shares, with a par value of US$0.0001, were exchanged with TNL Mediagene for the right to receive TNL Mediagene ordinary shares, with a par value of US$0.0001, at an conversion ratio of 1.00, and (iii) each Blue Ocean warrant becomes a warrant exercisable for TNL Mediagene ordinary shares on an conversion ratio of 1.00 and on the same terms as the original Blue Ocean warrant. Upon consummation of the Merger, the shareholders of Blue Ocean became shareholders of TNL Mediagene and TNL Mediagene became a publicly listed company on Nasdaq Stock Market (“NASDAQ”). The Company’s shares and warrants commenced trading on NASDAQ under the ticker symbols “TNMG” and “TNMGW”, respectively.

The above Merger transaction is accounted for as a recapitalization. Please refer to Note 35 “Recapitalization”.

Going concern

As of December 31, 2024, the Group has recurring losses from operations for the most recent year of $76,344,202, negative working capital $15,270,853, net operating cash outflow $10,212,070 and accumulated deficit of $117,208,018. However, the Group has strong commitment to improve its operational performance. The Group intends to adopt the following measures to improve future operating and financial conditions:

a)      Improve operating conditions:

The Group plans to actively expand its customer base while prudently controlling various expenses and costs. As of December 31, 2024, the Company’s subsidiary, S.C. Integrated Marketing Communication Co., Ltd., has secured service contracts exceeding $5.9 million, but not yet recognize revenue.

b)      Financial Soundness Program:

(a)     On January 17, 2025, the Company issued promissory notes $1,200,000 to the third parties. For terms and conditions, please refer to Note 44 a).

(b)    The Company has consistently maintained a good reputation and banking credit to secure refinancing lines as needed. As of the date of issuance of the consolidated financial statements, the Company has obtained approximately $3,870,124 in long-term financing from financial institutions. For details, please refer to Note 44 b).

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

1.      Corporate and group information (cont.)

The Group’s business plans, consider, among others, the cost management, the issuance of promissory notes and renewal of its loan facilities with the financial institutions. Although management continues to pursue these plans, there can be no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations. A material uncertainty exists that may cast significant doubt and raise substantial doubt as contemplated by PCAOB standards on the Group’s ability to continue as a going concern and that the Group may be unable to realize its assets and discharge its liabilities in the normal course of business.

2.      The authorization of the consolidated financial statements

The accompanying consolidated financial statements were authorized for issuance by the Board of Directors on April 30, 2025.

3.      Application of new and revised IFRS® Accounting Standards, International Accounting Standards (“IAS”), International Financial Reporting Interpretations Committee (“IFRIC®”) Interpretations and Standing Interpretations Committee (“SIC®”) Interpretations issued by the International Accounting Standards Board (“IASB”), (collectively, “IFRSs”)

a)      Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IFRS 16, “Lease Liability in a Sale and Leaseback”	January 1, 2024
Amendments to IAS 1, “Classification of Liabilities as Current or Non-current”	January 1, 2024
Amendments to IAS 1, “Non-current Liabilities with Covenants”	January 1, 2024
Amendments to IAS 7 and IFRS 7, “Supplier Finance Arrangements”	January 1, 2024

Based on the Group’s assessment, the above standards and interpretations had no significant impact on the Group’s financial position and financial performance.

b)      New standards, interpretations and amendments in issue but not yet effective

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IFRS 10 and IAS 28, “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”	To be determined by IASB
Amendments to IAS 21, “Lack of Exchangeability”	January 1, 2025
Amendments to IFRS 9 and IFRS 7, “Amendments to the Classification and Measurement of Financial Instruments”	January 1, 2026
Amendment to IFRS 9 and IFRS 7, “Contracts Referencing Nature – Dependent Electricity”	January 1, 2026
Annual improvements to IFRS Accounting Standards – Volume 11	January 1, 2026
IFRS 18, “Presentation and Disclosure in Financial Statements”	January 1, 2027
IFRS 19, “Subsidiaries without Public Accountability: Disclosures”	January 1, 2027

Except for the following, the above standards and interpretations are not currently expected to have a significant impact to the Group’s financial condition and financial performance based on the Group’s preliminary assessment.

IFRS 18, “Presentation and Disclosure in Financial Statements”

IFRS 18, “Presentation and Disclosure in Financial Statements” replaces IAS 1 and updates the structure of the statement of profit or loss, requires disclosures for certain profit or loss performance measures and enhanced principles on aggregation and disaggregation to the primary financial statements and notes.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies

The significant accounting policies applied in the preparation of these accompanying consolidated financial statements are set out below. These policies have been consistently applied during the reported periods, unless otherwise stated.

a)      Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

b)      Basis of preparation

(a)     Except for the following items, the consolidated financial statements have been prepared under the historical cost convention:

i)       Financial liabilities at fair value through profit or loss.

ii)      Financial assets to fair value through profit or loss.

iii)    Financial assets at fair value through other comprehensive income.

(b)    The preparation of the consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4 aa).

(c)     These consolidated financial statements are presented in United States dollar (USD), which is the Company’s functional currency.

(d)    As explained in Note 35, “Recapitalization”, on December 5, 2024, the Company effected a reverse share split, using a split factor of 0.11059896. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this share split.

c)      Basis of consolidation

(a)     Basis for preparation of consolidated financial statements:

i)       All subsidiaries are included in the Group’s consolidated financial statements. Subsidiaries are all entities controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

ii)      Transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

iii)    Profit or loss and each component of other comprehensive income are attributed to the owners of the parent and to the non-controlling interests. Total comprehensive income is attributed to the owners of the parent and to the non-controlling interests even if this results in a deficit balance in the non-controlling interests.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

iv)     Changes in a parent’s ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary (transactions with non-controlling interests) are accounted for as equity transactions, i.e. transactions with owners in their capacity as owners. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity.

(b)    Subsidiaries included in the consolidated financial statements:
	Name of investee	Main business	Location	Percentage of Ownership (%) December 31,		Note
				2023	2024
The Company	The News Lens Co., Ltd. (“TNL TW”)	Digital advertising, SAAS technology, artificial intelligence technology, data analysis, member management content service platform and audio-visual program production	Taiwan	100%	100%
The Company	Inside Co., Ltd. (“Inside”)	Digital advertising, display network and content service platform	Taiwan	100%	100%
The Company	The News Lens Hong Kong Ltd. (“TNL HK”)	Digital advertising and content service platform	Hong Kong	100%	100%
The Company	TNLMG (“TNL MG”)	Special purpose entity for merger	Cayman	100%	—	Note 1,2
The Company	Bule Ocean Acquisition Corp (Blue Ocean)	Special purpose entity for merger	America	-	100%	Note 2
The Company	TNL Mediagene Inc. (formerly known as TNL Mediagene Japan Inc.) (“MG”)	Holding Company	Japan	100%	100%	Note 3
The Company	Green Quest Holding Inc. (“Green Quest”)	Holding Company	Cayman	-	100%	Note 4
TNL TW	Neptune Internet Media Technology Co., Ltd. (“SV”)	Ticket service, e-commerce and shopping guide, digital advertising and content service platform	Taiwan	100%	100%
TNL TW	Easy Key 2 Asia Co., Ltd. (“EK2A”)	Market survey and marketing strategy consultant	Taiwan	100%	100%
TNL TW	AD2iction Co., Ltd. (“AD2”)	Digital interactive advertising, advertising technology services and web platform technology	Taiwan	100%	100%	Note 5
TNL TW	S.C. Integrated Marketing Communication Co., Ltd. (“SC”)	Planning and execution services for Integrated marketing solutions	Taiwan	100%	100%
TNL TW	STAR Communication Consultant Co., Ltd. (“ST”)	Planning and execution services for Integrated marketing solutions	Taiwan	100%	100%
TNL TW	DaEx Intelligent Co., Inc. (“DaEx”)	Artificial intelligence technology and customer data platform service	Taiwan	50.66%	97.89%	Note 6
TNL TW	TNL Media株式會社 (“TNL JP”)	Digital advertising and content service platform	Japan	61.72%	—	Note 7
SC	Polydice Inc. (“POLYDICE”)	E-commerce and digital advertising	Taiwan	100%	100%	Note 8
MG	Mediagene Inc. 株式会社メディアジーン(“Mediagene”)	Media consulting business, E-commerce and digital advertising	Japan	100%	100%	Note 9
Mediagene	INFOBAHN Inc. 株式会社インフォバーン (“INFOBAHN”)	Media consulting business	Japan	100%	100%	Note 9
Green Quest	Dragon Marketing Inc. (“Dragon Marketing”)	Search engine optimization and social media marketing	Taiwan	—	100%	Note 4

____________

Note 1:    TNL MG was established in June 2, 2023 and registered in Cayman Island with a registered capital of $50,000.

Note 2:    On June 6, 2023, the Company, TNL MG, and Blue Ocean entered into the Agreement and Plan of Merger (“Merger Agreement”), pursuant to which, on December 5, 2024, TNL MG merged with and into Blue Ocean, with Blue Ocean surviving the merger as a wholly owned subsidiary of TNL Mediagene.

Note 3:    TNL Mediagene Inc. was established in April 4, 2023 in Japan with a registered capital of JPY100.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

Note 4:    On August 23, 2024, the Company entered into the Share Purchase Agreement with Green Quest Holding Inc., a Cayman Islands company, which owns 100% of the issued and outstanding shares of Dragon Marketing Inc. The Company acquired 100% of the issued and outstanding shares of Green Quest Holding Inc. The effective date of the acquisition is September 1, 2024. Please refer to Note 32 for details.

Note 5:    TNL TW acquired the remaining 49% of AD2 from non-controlling interests on June 1, 2023 with consideration totaled $4,204,907, and AD2 became a wholly owned subsidiary of TNL TW. Please refer to Note 31 for details.

Note 6:    Pursuant to certain investment agreements, certain DaEX non-controlling shareholders, before de-SPAC of the Company, converted their shares of DaEX into the shares of the Company. Please refer to Note 14 for details.

Note 7:    TNL JP was liquidated on December 5, 2024.

Note 8:    SC acquired the remaining 49.44% on March 1, 2023 with consideration totaled $1,722,595. Please refer to Note 31 for details.

Note 9:    Through the holding company — TNL Mediagene Inc., the Company acquired 100% of Mediagene Inc. 株式会社メディアジーン and INFOBAHN Inc. 株式会社インフォバーン from third party with 10,035,783 ordinary shares of the Company on May 25, 2023.

(c)     Subsidiaries not included in the consolidated financial statements: None.

(d)    Adjustments for subsidiaries with different statements of financial position dates: Not applicable.

(e)     No significant restrictions on the ability of subsidiaries to transfer funds to parent company.

(f)     Subsidiaries that have non-controlling interests that are material to the Group: None.

d)      Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in United States dollars, which is the Company’s functional currency and the Group’s presentation currency. The subsidiaries’ functional currencies are National Taiwan dollars, Japanese Yen and United States dollars.

(a)     Foreign currency transactions and balances

i)       Foreign currency transactions are translated into the functional currency using the exchange rates on the trade date or measurement date. Therefore, foreign exchange differences resulting from the settlement of such transactions are recognized in profit or loss in the period in which they arise.

ii)      Monetary assets and liabilities denominated in foreign currencies at the period end are re-translated at the exchange rates prevailing at the statements of financial position date. Exchange differences arising upon re-translation are recognized in profit or loss on the statements of financial position date.

iii)    Non-monetary assets and liabilities denominated in foreign currencies held at fair value through profit or loss are re-translated at the exchange rates prevailing at the statements of financial position date; their exchange differences are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currencies held at fair value through other comprehensive income are re-translated at the exchange rates prevailing at the statements of financial position date; their exchange differences are recognized in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the initial dates of the transactions.

iv)     All foreign exchange differences are presented in the statement of comprehensive income under “Other gains and losses” by the nature of transactions.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

(b)    Translation of foreign operations

The operating results and financial position of all the group entities, associates that have different functional currency and presentation currency are translated into the presentation currency as follows:

i)       Assets and liabilities for each statement of financial position are translated at the exchange rates prevailing at the statements of financial position date;

ii)      Income and expenses for each statement of comprehensive income are translated at average exchange rates of that period; and

iii)    All exchange differences are recognized in other comprehensive income.

e)      Classification of current and non-current assets and liabilities

(a)     Assets that meet one of the following criteria are classified as current assets:

i)       Assets arising from operating activities that are expected to be realized, or are intended to be sold or consumed within the normal operating cycle;

ii)      Assets held mainly for trading purposes;

iii)    Assets that are expected to be realized within 12 months after the reporting period.

iv)     Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than 12 months after the reporting period.

All assets that do not meet the above criteria are classified as non-current assets.

(b)    Liabilities that meet one of the following criteria are classified as current liabilities:

i)       Liabilities that are expected to be settled within the normal operating cycle;

ii)      Liabilities arising mainly from trading activities;

iii)    Liabilities that are to be settled within 12 months after the reporting period;

iv)     It does not have the right at the end of the reporting period to defer settlement of the liability at least 12 months after the reporting period.

All liabilities that do not meet the above criteria are classified as non-current liabilities.

f)      Cash equivalents

Cash equivalents refer to short-term, highly liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value (including time deposits with less than 3 months contract period). Time deposits that meet the above definition and are held for the purpose of meeting short-term cash commitments in operations are classified as cash equivalents.

g)      Accounts and notes receivable

(a)     Accounts and notes receivable entitle the Group a legal right to receive consideration in exchange for transferred goods or rendered services.

(b)    The short-term accounts and notes receivable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

h)      Impairment of financial assets

For financial assets at amortized cost, at each reporting date, the Group recognizes the impairment provision for 12 months expected credit losses if there has not been a significant increase in credit risk since initial recognition or recognizes the impairment provision for the lifetime expected credit losses if such credit risk has increased since initial recognition after taking into consideration all reasonable and verifiable information that includes forecasts. On the other hand, for accounts receivable or contract assets that do not contain a significant financing component, the Group recognizes the impairment provision for lifetime expected credit losses.

i)       Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to receive the cash flows from the financial asset have expired.

j)       Property, plant and equipment

(a)     Property, plant and equipment are initially recorded at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

(b)    Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

(c)     Property, plant and equipment apply cost model and are depreciated using the straight-line method to allocate their cost over their estimated useful lives. Each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item must be depreciated separately.

(d)    The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each financial year-end. If expectations for the assets’ residual values and useful lives differ from previous estimates or the patterns of consumption of the assets’ future economic benefits embodied in the assets have changed significantly, any change is accounted for as a change in estimate under IAS 8 “Accounting Policies, Change in Accounting Estimates and Errors”, from the date of the change. The estimated useful lives of property, plant and equipment are as follows:
Office equipment	2 to 5 years
Leasehold improvements	2 to 5 years
Others	2 to 15 years

k)      Leasing arrangements (lessee) — right-of-use assets/lease liabilities

(a)     Leases are recognized as a right-of-use asset and a corresponding lease liability at the date at which the leased asset is available for use by the Group. For short-term leases or leases of low value assets, lease payments are recognized as an expense on a straight-line basis over the lease term.

(b)    Lease liabilities include the net present value of the remaining lease payments at the commencement date, discounted using the incremental borrowing interest rate. Lease payments are comprised of fixed payments, less any lease incentives receivable.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

The Group subsequently measures the lease liability at amortized cost using the interest method and recognizes interest expense over the lease term. The lease liability is remeasured and the amount of remeasurement is recognized as an adjustment to the right-of-use asset when there are changes in the lease term or lease payments and such changes do not arise from contract modifications.

(c)     At the commencement date, the right-of-use asset is stated at the amount of the initial measurement of lease liability. The right-of-use asset is measured subsequently using the cost model and is depreciated from the commencement date to the earlier of the end of the asset’s useful life or the end of the lease term. When the lease liability is remeasured, the amount of remeasurement is recognized as an adjustment to the right-of-use asset.

l)       Investment properties

Investment properties are stated initially at their cost and measured subsequently using the cost model. Except for land, investment property is depreciated on a straight-line basis over its estimated useful life of 50 years.

m)     Intangible assets

(a)     Recognition and measurement

Goodwill arising on the acquisition of subsidiaries is measured at cost, less accumulated impairment losses.

Other intangible assets, including trademarks, website platform, customer relationships and computer software, that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

Internally generated intangible assets are recognized as below:

i)       Research expenditures are recognized as an expense as incurred.

ii)      Development expenditures that do not meet the following criteria are recognized as expenses as incurred, but are recognized as intangible assets when the following criteria are met:

1.      It is technically feasible to complete the intangible asset so that it will be available for use or sale;

2.      An entity intends to complete the intangible asset and use or sell it;

3.      An entity has the ability to use or sell the intangible asset;

4.      It can be demonstrated how the intangible asset will generate probable future economic benefits;

5.      Adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

6.      The expenditure attributable to the intangible asset during its development can be reliably measured.

iii)    Upon being available for use, internally generated intangible assets are amortized on a straight-line basis over their estimated useful life of 3~5 years.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

(b)    Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred.

(c)     Amortization

Amortization is calculated over the cost of the asset and is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use.

The estimated useful lives for current and comparative periods are as follows:
Trademark	11 years to indefinite
Customer relationships	4 to 12 years
Website platform	3 to 9 years
Computer software	3 to 5 years

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

n)      Impairment of non-financial assets

(a)     The Group assesses at each balance sheet date the recoverable amounts of those assets where there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. Except for goodwill, when the circumstances or reasons for recognizing impairment loss for an asset in prior years no longer exist or diminish, the impairment loss is reversed. The increased carrying amount due to reversal should not be more than what the depreciated or amortized historical cost would have been if the impairment had not been recognized.

(b)    The recoverable amounts of goodwill, intangible assets with an indefinite useful life and intangible assets that have not yet been available for use are evaluated annually or more frequently if there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset group’s carrying amount exceeds its recoverable amount. Impairment loss of goodwill previously recognized in profit or loss shall not be reversed in the following years.

(c)     For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash-generating units, or groups of cash-generating units, that is/are expected to benefit from the synergies of the business combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the cash-generating units level.

o)      Borrowings

Borrowings comprise long-term and short-term bank borrowings and other long-term and short-term loans. Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in profit or loss over the period of the borrowings using the effective interest method.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

p)      Accounts and notes payable

(a)     Accounts payable are liabilities for purchases of goods or services and notes payable are those resulting from operating and non-operating activities.

(b)    The short-term accounts and notes payable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

q)      Financial liabilities at fair value through profit or loss

(a)     The issuance of the promissory notes with the conversion options by the Group was recognized under “financial liabilities designated as at fair value through profit or loss” on initial recognition due to their hybrid contracts feature. Derivatives (contingent consideration, and call options) are categorized as financial liabilities held for trading unless they are designated as hedges. Financial liabilities that meet one of the following criteria are designated as at fair value through profit or loss at initial recognition:

i)       Hybrid (combined) contracts; or

ii)      They eliminate or significantly reduce a measurement or recognition inconsistency; or

iii)    They are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management policy.

(b)    At initial recognition, the Group measures the financial liabilities at fair value. All related transaction costs are recognized in profit or loss. The Group subsequently measures these financial liabilities at fair value with any gain or loss recognized in profit or loss.

(c)     If the credit risk results in fair value changes in financial liabilities designated as at fair value through profit or loss, they are recognized in other comprehensive income in the circumstances other than avoiding accounting mismatch or recognizing in profit or loss for loan commitments or financial guarantee contracts.

r)      Preference shares

(a)     Financial liabilities at fair value through profit or loss

The issuance of the preference shares with the redemption option or contingent settlement provisions by the Group was recognized under “financial liabilities designated as at fair value through profit or loss” on initial recognition due to their compound instrument feature. The Group subsequently measures these financial liabilities at fair value with any gain or loss recognized in profit or loss.

(b)    Financial liabilities at amortized cost

The preference shares issued by the Group’s subsidiary, which the subsidiary is obligated to re-purchase the preference shares in cash equal to the initial investment amount plus accumulated dividends based on pre-determined payment schedule, are classified as financial liabilities. The shares are recognized initially at fair value plus transaction costs. Dividend is recognized in profit or loss over the contract period.

s)      Derecognition of financial liabilities

A financial liability is derecognized when the obligation specified in the contract is either discharged or cancelled or expires.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

t)       Employee benefits

(a)     Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees and should be recognized as expenses when the employees render service.

(b)    Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expenses when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in future payments.

(c)     Employees’ compensation and directors’ remuneration

Employees’ compensation and directors’ remuneration are recognized as expenses and liabilities, provided that such recognition is required under legal obligation or constructive obligation and those amounts can be reliably estimated. Any difference between the resolved amounts and the subsequently actual distributed amounts is accounted for as changes in estimates.

u)      Employee share-based payment

(a)     For the equity-settled share-based payment arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

(b)    Restricted stocks:

i)       Restricted stocks issued to employees are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period.

ii)      For restricted stocks where those stocks do not restrict distribution of dividends to employees and employees are not required to return the dividends received if they resign during the vesting period, the Group recognizes the fair value of the dividends received by the employees who are expected to resign during the vesting period as compensation cost at the date of dividends declared.

v)      Income tax

(a)     The income tax expense for the period comprises current and deferred tax. Income tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or items recognized directly in equity, in which cases the income tax is recognized in other comprehensive income or equity.

(b)    The current income tax expense is calculated on the basis of the tax laws enacted or substantively enacted at the statements of financial position date in the countries where the Group and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in accordance with applicable tax regulations. It establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities. An additional income tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the profit generated.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

(c)     Deferred tax is recognized, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated statements of financial position. However, the deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is determined using tax rates (and laws) that have been enacted or substantially enacted at the statements of financial position date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

(d)    Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. At each statements of financial position date, unrecognized and recognized deferred tax assets are reassessed.

(e)     A deferred tax asset shall be recognized for the carryforward of unused tax credits resulting from equity investments to the extent that it is possible that future taxable profit will be available against which the unused tax credits can be utilized.

w)     Capital stock

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares in net proceeds of tax are shown in equity as a deduction.

x)      Revenue recognition

(a)     Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring goods or services to a customer. The Group recognizes revenue when it satisfies a performance obligation by transferring control of a good or a service to a customer. Different revenue types can be divided into three revenue sources: (1) Digital studio; (2) Media and branded content; and (3) Technology. The accounting policies for the Group’s major revenue streams in each business are explained below.

i)       Digital studio

The Group provides marketing strategy services including target insight, branding, creative marketing, media communication, data analysis, and public relation. For the marketing strategy contracts (generally for one-year or less), a Master Agreement with a budget is agreed upon with the customers. Throughout the contractual period, individual marketing service will be requested and confirmed by various sales orders. The Group considered each sales order as a separate performance obligation and the related consideration is based on the stand-alone selling price. As customers simultaneously receive and consume the benefits provided by the marketing service, revenue is recognized as performance obligations are satisfied over time based on progress towards completion. Costs incurred, including labor, material, production costs and media suppliers, are used as an objective input measure of performance. The progress towards completion is determined based on actual input costs relative to the total estimated input costs.

The Group provides consulting services to assist customers in creating and implementing their marketing plans. For fixed price contracts, revenue is recognized in the reporting period in which the services are rendered and based on progress towards completion. Typically, costs

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

incurred are used as an objective input measure of performance and costs mainly consist of labor and subcontracting costs. Progress towards completion is determined based on the actual input cost incurred relative to the total estimated input costs.

ii)      Media and branded content

The Group sells advertisement space and provides customers a suite of advertising services supported by its proprietary technologies. The services include composing articles, videos, banners, social media, and other online advertising media. These advertising contracts are usually short-term with fixed considerations. As customers simultaneously receive and consume the benefits provided by the advertising service, revenue is recognized as performance obligations are satisfied over time based on progress towards completion. Costs incurred, including labor, material, production, and subcontracting costs, are used as an objective input measure of performance. The progress towards completion is determined based on actual input costs relative to the total estimated input costs. The Group provides sponsored content service by writing branded reviews, advertorials and other content to promote brands or products on its websites for the customers. These contracts are usually short-term with fixed considerations. As the Group owns the sponsored content and the publication will be on its website permanently at the Group’s discretion. Revenue is recognized at a point in time when the articles are published.

iii)    Technology

The Group provides advertising technology services through its own or third-party broadcast networks. Contract price for such service is the total advertising budget, which can be calculated into total impressions or total clicks based on the pre-determined cost per impression or cost per click. Through the broadcasting of advertisement, customers simultaneously receive and consume benefits when the ads are shown to its audience, the performance obligation is satisfied over time and completed when the total impressions or clicks are fulfilled. Revenue is recognized using the output method based on the actual impressions or clicks broadcasted at the end of the reporting period as a proportion of the total impressions or clicks per the contract.

The Group provides e-commerce sites as a sales channel for vendors to sell their products. Revenue is based on commission derived from the actual sales quantity on a monthly basis. Commission is calculated based on the percentage in accordance with the terms of the contractual arrangement.

On certain Group’s websites, the Group offer affiliate links to other e-commerce sites for customers to browse and purchase products. When the customer purchase products through these affiliate links, the Group receives a commission revenue from other e-commerce sites. Commission is calculated based on the percentage in accordance with the terms of the contractual arrangement and derived from monthly external performance reports.

(b)    The Group receive payment from customer at the time specified in the payment schedule, usually after delivery of the services or quarterly payments based on services rendered up to date. All contracts are fixed price with no variable considerations or refunds obligations. If the services rendered exceed the payment, a contract asset is recognized. If the payments exceed the services rendered, a contract liability is recognized.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

(c)     Principal vs. Agent:

The amount of revenue recognized depends on whether the Group act as an agent or as a principal. Certain arrangements with customers are such that the Group’s responsibility is to arrange for a third party to provide a specified good or service to the customer. In these cases the Group is acting as an agent as the Group do not control the relevant good or service before it is transferred to the customer. When the Group act as an agent, the revenue recorded is the net amount retained. The Group acts as principal when the Group control the specified good or service prior to transfer. For marketing strategy services, the Group is considered as a principal to customers given that the Group is obliged to provide services to its customers and the Group has the right to determine the selling price of the service. For advertising technology services using third-party broadcast networks, the Group is considered as a principal given that the Group provides a bundle of services that represent the combined output (total impression or clicks), of which the services are highly interrelated and the Group has control over the broadcasting process and right to determine the selling price of the service. When the Group acts as a principal, the revenue recorded is the gross amount billed. Billings related to out-of-pocket costs such as travel are also recognized at the gross amount billed with a corresponding amount recorded as an expense.

y)      Business combinations

(a)     The Group uses the acquisition method to account for business combinations. The consideration transferred for an acquisition is measured as the fair value of the assets transferred, liabilities incurred or assumed and equity instruments issued at the acquisition date, plus the fair value of any assets and liabilities resulting from a contingent consideration arrangement. All acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. For each business combination, the Group measures at the acquisition date components of non-controlling interests in the acquiree that are present ownership interests and entitle their holders to the proportionate share of the entity’s net assets in the event of liquidation at either fair value or the present ownership instruments’ proportionate share in the recognized amounts of the acquiree’s identifiable net assets. All other non-controlling interests should be measured at the acquisition-date fair value.

(b)    The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of any previous equity interest in the acquiree over the fair value of the identifiable assets acquired and the liabilities assumed is recorded as goodwill at the acquisition date. If the total of consideration transferred, non-controlling interest in the acquiree recognized and the fair value of previously held equity interest in the acquiree is less than the fair value of the identifiable assets acquired and the liabilities assumed, the difference is recognized directly in profit or loss on the acquisition date.

(c)     The Group recognizes the acquisition date fair value of the contingent consideration as part of the consideration transferred. The cost of the acquisition and measuring goodwill will retrospectively be adjusted when some changes in the fair value of contingent consideration that the Group recognizes have been made after the acquisition date. Measurement period adjustments is the result of additional information that the Group obtained after that date about facts and circumstances that existed at the acquisition date. The measurement period will not exceed one year from the acquisition date. The Group accounts for the changes in the fair value of contingent consideration that are not measurement period adjustments based on the classification of contingent consideration. Contingent consideration classified as equity shall not be remeasured and its subsequent settlement will be accounted for within equity. Others will be measured at fair value at each reporting date and changes in fair value will be recognized in profit or loss or other comprehensive income.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

z)      Recapitalization

(a)     The Recapitalization has been accounted for with Blue Ocean being identified as the “acquired” entity for financial reporting purposes. Accordingly, the Recapitalization has been accounted for as the equivalent of the Group issuing shares for the net assets of Blue Ocean, accompanied by a recapitalization with third party investors. The net assets of Blue Ocean were recognized at their net carrying amounts with no goodwill or other intangible assets.

(b)    The acquisition of the net assets of Blue Ocean on the Closing Date does not meet the definition of a business combination under IFRS 3 — Business Combinations and has therefore been accounted for within the scope of IFRS 2 — Share-based Payments, with the former Blue Ocean shareholders receiving TNL Mediagene ordinary shares based on the Merger Agreement or requested redemption. The excess of fair value of TNL Mediagene ordinary shares issued over the fair value of Blue Ocean’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

aa)    Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The Group’s chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer that makes strategic decisions.

bb)    Critical accounting judgments, estimates and key sources of assumption uncertainty

The preparation of the accompanying consolidated financial statements requires management to make critical judgments in applying the Group’s accounting policies and make critical assumptions and estimates concerning future events. Assumptions and estimates may differ from the actual results and are continually evaluated and adjusted based on historical experience and other factors. Such assumptions and estimates have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year; and the related information is addressed below:

(a)    Critical judgements in applying the Group’s accounting policies

Revenue recognition method

The Group recognizes the revenue by determining whether the performance obligations are satisfied at a point in time or over time. For most advertising and marketing services, as customer simultaneously receive and consume the benefits provided by the service, revenue is recognized as performance obligations are satisfied over time based on progress towards completion. Please refer to Note 4 x) for different revenue types and details.

(b)    Critical accounting estimates and assumptions

i)       Revenue recognition — progress towards completion

Revenues from marketing strategy contracts are recognized by reference to the stage of completion of the services. The stage of completion of a contract is measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs. Estimated total contract costs of contracted items are assessed and determined by the management based on the nature, contract period, marketing service items, execution method and estimated outsourcing amount of each marketing service contract. Changes in these estimates might affect the calculation of the percentage of completion and related profits from service contracts.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

4.      Summary of material accounting policies (cont.)

ii)      Impairment assessment of goodwill

The impairment assessment of goodwill relies on the Group’s subjective judgement, including identifying cash-generating units, allocating assets and liabilities as well as goodwill to related cash-generating units, and determining the recoverable amounts of related cash-generating units. Please refer to Note 10 for the information of goodwill impairment.

As of December 31, 2023 and 2024, the Group recognized goodwill, net of impairment loss, amounting to $60,741,929 and $33,960,053, respectively.

iii)    Impairment assessment of intangible assets (excluding goodwill)

The Group assesses impairment based on its subjective judgement and determines the separate cash flows of a specific group of assets, useful lives of assets and the future possible income and expenses arising from the assets depending on how assets are utilized and industrial characteristics. Any changes of economic circumstances or estimates due to the change of Group strategy might cause material impairment on assets in the future.

As of December 31, 2023 and 2024, the Group recognized intangible assets, net of impairment loss, amounting to $33,405,827 and $30,978,581, respectively.

iv)     Fair value measurement of convertible promissory note

The issuance of convertible promissory note by the Group was recognized under “financial liabilities designated as at fair value through profit or loss” on initial recognition due to their redemption feature. The fair value of the convertible promissory note is measured by using valuation techniques including the discounted cash flow method and the binomial model calculated by applying market information available. Any changes in these judgements and estimates will impact the fair value measurement of these convertible promissory note. Please refer to Note 42 b) for the financial instruments fair value information.

As of December 31, 2023 and 2024, the carrying amounts of the Group’s convertible promissory note were $0 and $7,101,000, respectively.

v)      Fair value measurement of equity consideration

During the pre-initial public offering period, the fair value of equity consideration for a business combination is estimated using the discounted cash flow method. The main assumptions are the probability of occurrence of earnings before interest and tax, depreciation and amortization under various scenarios to estimate the price to be paid, and the discounted present value estimated by the risk-adjusted discount rate. In addition, supplemented with the market approach used to estimate its fair value, any changes in these judgements and estimates will impact the fair value measurement of the equity consideration. Please refer to Note 32 for the equity instrument used as purchase consideration for business combination.

vi)     Fair value measurement of TNL Mediagene Ordinary Shares

For the Merger with Blue Ocean, the Company issued an aggregate of 6,764 thousand shares to acquire Blue Ocean’s net assets on the Closing Date. The fair value used to measure the Company’s ordinary shares are the based on the closing market price of Blue Ocean of $10.72 per share as of December 5, 2024. Please refer to Note 35 “Recapitalization” for details.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

5.      Cash and cash equivalents

	December 31, 2023	December 31, 2024
Cash on hand and petty cash	$11,775	24,719
Checking accounts and demand deposits	3,018,523	3,622,037
	$3,030,298	3,646,756

a)      The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.

b)      No cash and cash equivalents of the Group were pledged to others.

6.      Accounts receivable

	December 31, 2023	December 31, 2024
Accounts receivable	$8,914,322	$8,488,888
Less: Loss allowance	(65,938)	(247,536)
	$8,848,384	$8,241,352

a)      The aging analysis of accounts receivable based on past due date are as follows:

	December 31, 2023	December 31, 2024
Not past due	$8,617,498	$8,138,311
Past due
Within 1 month	89,953	223,100
31 to 90 days	35,925	41,037
91 to 180 days	138,592	16,227
181 to 270 days	247	399
Over 270 days	32,107	69,814
	$8,914,322	$8,488,888

b)      As of December 31, 2023 and 2024, accounts receivable were all from contracts with customers. And as of January 1, 2023, the balance of accounts receivable from contracts with customers was $3,326,726.

c)      Without taking into account of any collateral held or other credit enhancements, the amount that best reflects the Group’s maximum exposure to credit risk in respect of the accounts receivable is the carrying amount at the end of each reporting period.

d)      No accounts receivable of the Group were pledged to others.

e)      Information relating to credit risk is provided in Note 42 a).

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

7.      Property, plant and equipment, net

	2022
	Office equipment	Leasehold improvements	Others	Total
January 1
Cost	$50,332	$105,966	$92,214	$248,512
Accumulated depreciation	(31,936)	(67,574)	(91,618)	(191,128)
	$18,396	$38,392	$596	$57,384

January 1	$18,396	$38,392	$596	$57,384
Acquisition through business combination	12,278	—	—	12,278
Additions	52,481	—	—	52,481
Depreciation expenses	(18,856)	(19,670)	(552)	(39,078)
Exchange difference	(2,317)	(3,237)	(44)	(5,598)
December 31	$61,982	$15,485	$—	$77,467
December 31
Cost	$109,955	$89,005	$83,116	$282,076
Accumulated depreciationt	(47,973)	(73,520)	(83,116)	(204,609)
	$61,982	$15,485	$—	$77,467
	2023
	Office equipment	Leasehold improvements	Others	Total
January 1
Cost	$109,955	$89,005	$83,116	$282,076
Accumulated depreciation	(47,973)	(73,520)	(83,116)	(204,609)
	$61,982	$15,485	$—	$77,467

January 1	$61,982	$15,485	—	77,467
Acquisition through business combination	306,218	219,573	—	525,791
Additions	88,490	—	11,607	100,097
Depreciation expenses	(109,797)	(47,763)	(2,433)	(159,993)
Disposals	(974)	(157)	—	(1,131)
Reclassifications	—	(5,090)	5,090	—
Exchange difference	(2,261)	(3,174)	218	(5,217)
December 31	$343,658	$178,874	$14,482	$537,014
December 31
Cost	$1,030,893	$518,320	$93,906	$1,643,119
Accumulated depreciation	(687,235)	(339,446)	(79,424)	(1,106,105)
	$343,658	$178,874	$14,482	$537,014

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

7.      Property, plant and equipment, net (cont.)

	2024
	Office equipment	Leasehold improvements	Others	Total
January 1
Cost	$1,030,893	$518,320	$93,906	$1,643,119
Accumulated depreciation	(687,235)	(339,446)	(79,424)	(1,106,105)
	$343,658	$178,874	$14,482	$537,014

January 1	$343,658	$178,874	$14,482	$537,014
Additions	81,959	—	—	81,959
Depreciation expenses	(117,405)	(26,523)	(5,958)	(149,886)
Disposal	(14,028)	—	—	(14,028)
Exchange difference	(7,288)	(16,163)	(799)	(24,250)
December 31	$286,896	$136,188	$7,725	$430,809
December 31
Cost	$1,013,437	$469,116	$87,949	$1,570,502
Accumulated depreciation	(726,541)	(332,928)	(80,224)	(1,139,693)
	$286,896	$136,188	$7,725	$430,809

No property, plant and equipment were pledged to others.

8.      Leasing arrangements — lessee

a)      The Group leases offices and multifunctional business machines located in Taiwan and Japan. Lease agreements are typically made for periods of 2 to 15 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose covenants, but leased assets may not be used as security for borrowing purposes.

b)      Short-term leases with a lease term of 12 months or less comprise multifunctional printers and rental of event venues.

c)      The carrying amount of right-of-use assets and the depreciation expenses are as follows:

	December 31, 2023 Carrying amount	December 31, 2024 Carrying amount
Buildings	$6,121,258	$5,170,274
Machinery and equipment	19,557	12,254
	$6,140,815	$5,182,528
	Year ended December 31,
	2022	2023	2024
	Depreciation expenses	Depreciation expenses	Depreciation expenses
Buildings	$394,184	$862,258	$982,126
Machinery and equipment	—	3,532	5,619
	$394,184	$865,790	$987,745

d)      For the years ended December 31, 2023 and 2024, additions to right-of-use assets were $6,396,201 (including $6,371,979 acquired from MG at the acquisition date) and $584,671, respectively.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

8.      Leasing arrangements — lessee (cont.)

e)      The information on profit or loss accounts relating to lease contracts is as follows:

	Year ended December 31,
	2023	2024
Items affecting profit or loss
Interest expense on lease liabilities	$42,419	$66,640
Expense on short-term lease contracts	41,766	533,654
Gain on lease modification	—	3,273

f)      For the years ended December 31, 2023 and 2024, the Group’s total cash outflow for leases were $866,302 and $1,601,454, respectively.

9.      Investment Properties

At December 31, 2023, the Group has no investment properties.

	2024
	Land	Building	Total
January 1	$—	$—	$—
Acquisition through business combination (Note)	2,212,683	225,274	2,437,957
Depreciation expenses	—	(1,857)	(1,857)
Exchange difference	(41,537)	(4,699)	(46,236)
December 31	$2,171,146	$218,718	$2,389,864

December 31
Cost	$2,171,146	$220,544	$2,391,690
Accumulated depreciation	—	(1,826)	(1,826)
	$2,171,146	$218,718	$2,389,864

Note: Acquisition of investment properties through business combination please refer to Note 32 for details.

a)      Amounts recognized in profit or loss for investment properties are listed below:

	Year ended December 31,
	2023	2024
Rental income from operating leases	$—	$21,894
Direct operating expenses from property that generated rental income	—	(3,543)

b)      Information about investment properties that were pledged to the bank as collaterals is provided in Note 38.

c)      Contractual obligations:

There are no contractual obligations to purchase, construct or develop investment property or for repairs, maintenance or enhancements.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

9.      Investment Properties (cont.)

d)      Leasing arrangements:

The investment properties are leased to tenants under operating leases, with rentals payable monthly. Lease income from operating leases where the Group is a lessor is recognized in income on a straight-line basis over the lease term.

The fair value of the investment property held by the Group as of December 31, 2024 was $2,437,957, please refer to Note 32 b) for details.

Minimum lease payments receivable on leases of investment properties are as follows:

December 31, 2024
Within 1 year	$41,852
Between 1 and 2 years	50,015
Between 2 and 3 years	51,845
Between 3 and 4 years	53,675
Between 4 and 5 years	55,505
Later than 5 years	9,302
$262,194

10.    Goodwill and intangible assets

	2022
	Goodwill	Trademarks (Note)	Customer relationships	Website platform	Computer software	Total
January 1
Cost	$8,111,362	$—	$5,083,092	$386,561	$381,807	$13,962,822
Accumulated amortization and impairment	—	—	(1,359,018)	(71,169)	(26,478)	(1,456,665)
	$8,111,362	$—	$3,724,074	$315,392	$355,329	$12,506,157

January 1	$8,111,362	$—	$3,724,074	$315,392	$355,329	$12,506,157
Acquisition through business combination	2,279,812	572,159	685,334	210,630	—	3,747,935
Additions	—	—	—	—	44,648	44,648
Amortization expenses	—	(13,571)	(903,515)	(60,388)	(80,918)	(1,058,392)
Exchange difference	(718,698)	20,862	(317,571)	(21,885)	(34,041)	(1,071,333)
December 31	$9,672,476	$579,450	$3,188,322	$443,749	$285,018	$14,169,015

December 31
Cost	$9,672,476	$595,256	$5,291,436	$566,591	$387,532	$16,513,291
Accumulated amortization	—	(15,806)	(2,103,114)	(122,842)	(102,514)	(2,344,276)
	$9,672,476	$579,450	$3,188,322	$443,749	$285,018	$14,169,015

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

10.    Goodwill and intangible assets (cont.)

	2023
	Goodwill	Trademarks (Note)	Customer relationships	Website platform	Computer software	Total
January 1
Cost	$9,672,476	$595,256	$5,291,436	$566,591	$387,532	$16,513,291
Accumulated amortization	—	(15,806)	(2,103,114)	(122,842)	(102,514)	(2,344,276)
	$9,672,476	$579,450	$3,188,322	$443,749	$285,018	$14,169,015

January 1	$9,672,476	$579,450	$3,188,322	$443,749	$285,018	$14,169,015
Acquisition through business combination	$51,069,453	21,486,396	8,496,699	—	977,732	82,030,280
Additions	—	—	—	—	93,347	93,347
Amortization expenses	—	(52,205)	(1,402,133)	(111,530)	(243,906)	(1,809,774)
Disposal	—	—	—	—	(7,888)	(7,888)
Impairment	—	—	—	—	(298,424)	(298,424)
Exchange difference	—	(819)	(14,920)	(1,707)	(11,354)	(28,800)
December 31	$60,741,929	$22,012,822	$10,267,968	330,512	$794,525	$94,147,756

December 31
Cost	$60,741,929	$22,083,887	$13,788,135	566,591	$2,139,623	$99,320,165
Accumulated amortization	—	(71,065)	(3,520,167)	(236,079)	(1,048,531)	(4,875,842)
Accumulated impairment	—	—	—	—	(296,567)	(296,567)
	$60,741,929	$22,012,822	$10,267,968	$330,512	$794,525	$94,147,756
	2024
	Goodwill	Trademarks	Customer relationships	Website platform	Computer software	Total
January 1
Cost	$60,741,929	$22,083,887	$13,788,135	$566,591	$2,139,623	$99,320,165
Accumulated amortization	—	(71,065)	(3,520,167)	(236,079)	(1,048,531)	(4,875,842)
Accumulated impairment	—	—	—	—	(296,567)	(296,567)
	$60,741,929	$22,012,822	$10,267,968	$330,512	$794,525	$94,147,756

January 1	$60,741,929	$22,012,822	$10,267,968	$330,512	$794,525	$94,147,756
Acquisition through business combination	1,943,850	—	474,852	—	—	2,418,702
Additions	—	871	—	—	274,738	275,609
Amortization expenses	—	(50,876)	(1,693,877)	(108,233)	(248,094)	(2,101,080)
Impairment	(28,165,304)	(450,092)	(358,522)	(52,132)	—	(29,026,050)
Exchange difference	(560,422)	(23,481)	(113,205)	(17,738)	(61,457)	(776,303)
December 31	$33,960,053	$21,489,244	$8,577,216	$152,409	$759,712	$64,938,634

December 31
Cost	$62,072,215	$22,046,603	$13,927,330	$530,650	$2,104,882	$100,681,680
Accumulated amortization	—	(116,327)	(4,998,808)	(327,158)	(1,345,170)	(6,787,463)
Accumulated impairment	(28,112,162)	(441,032)	(351,306)	(51,083)	—	(28,955,583)
	$33,960,053	$21,489,244	$8,577,216	$152,409	$759,712	$64,938,634

____________

Note:       The trademarks acquired through business combination include $21,484,644 of trademarks with indefinite useful lives.

a)      Acquisition of intangible assets through business combination please refer to Note 32 for details.

b)      The impairment loss recognized for the year ended December 31, 2024 was mainly related to goodwill, when assessing impairment for goodwill, other related intangibles from each cash-generating unit is also considered in recognizing impairment, please refer to Note 11 b) for details.

c)      The impairment loss recognized for the year ended December 31, 2023 was related to computer software, please refer to Note 11 c) for details.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

11.    Impairment of non-financial assets

a)      Impairment for goodwill

Goodwill is monitored by management at the level of entities. Summary of the goodwill allocation is presented below:

2023	AD2	SC+ST	POLYDICE	MG	Dragon	Total
Goodwill	1,882,400	5,428,655	2,361,421	51,069,453	—	60,741,929
2024	AD2	SC+ST	POLYDICE	MG	Dragon	Total
Goodwill	1,387,596	5,084,294	—	25,544,313	1,943,850	33,960,053

The Group tests whether goodwill has suffered any impairment annually or when there is an indication that they are impaired. For year 2023 and 2024, the recoverable amount of each entity, also defined as a cash-generating unit (CGU), was determined based on value in use calculations which require the use of assumptions. The calculations use cash flow projections based on financial budgets approved by management covering a 5 to 10 years period.

Cash flows beyond the 5 to 10 years are extrapolated using the estimated growth rates stated below. These growth rates are consistent with forecasts included in industry reports specific to the industry in which each CGU operates.

There was no impairment losses for the year ended December 31, 2023. The impairment occurred in 2024, and relevant explanation, please refer to note b).

The following table sets out the key assumptions for those CGUs that have significant goodwill allocated to them:

2023	AD2	SC + ST	POLYDICE	MG
Sales (annual growth rate)	12%	1%~12%	11%	5%~33%
Budgeted gross margin	50%	20%	85%	30%~43%
Operating expense	32%~44%	4%~5%	49%~71%	24%~28%
Annual capital expenditure	$29,306~~$39,075	$19,538	$14,653	$488,000~~$1,830,000
Long-term growth rate	1.5%	1.5%	1.5%	1.5%
Pre-tax discount rate	14.9%	14.9%	14.9%	14.3%
2024	AD2	SC + ST (Note 1)	POLYDICE (Note 2)	MG	Dragon Marketing
Sales (annual growth rate)	3.5%	1~11%	(62%)~10%	11.1%~14.9%	10%~13%
Budgeted gross margin	43.4%	23%	85%	30.2%~36.8%	100%
Operating expense	41%~42%	5%~6%	95%~125%	23.1%~26.5%	54%
Annual capital expenditure	$18,298	$9,149	$13,724	$217,642~~$684,932	~$4,575
Long-term growth rate	1.5%	1.5%	1.5%	1.3%	2.0%
Pre-tax discount rate	13.6%	15.6%	13.4%	10.4%	13.5%

____________

Note 1:    SC + ST’s sales is assumed to grow by 11% per annual for years 1 to 2, and by 1% per annual for years 3 to 5, and then resume to a long-term growth rate thereafter.

Note 2:    POLYDICE’s sales is presumed to decline by 62% in year 1 due to downsizing of its e-commerce department as market competitions have increased and then grow by 10% per annual in years 2 to 5, before reverting to the long-term growth rate.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

11.    Impairment of non-financial assets (cont.)

Management has determined the values assigned to each of the above key assumptions as follows:

Assumption	Approach used to determine values
Sales

Average annual growth rate over the five to ten year forecast period; based on past performance, management’s expectations of market development, current industry trends and including long-term inflation forecasts for each territory.

Budgeted gross margin	Based on past performance and management’s expectations for the future.
Operating expense	Management forecasts these costs based on the current structure of the business, adjusting for inflationary increases but not reflecting any future restructurings or cost saving measures.
Annual capital expenditure

Expected cash costs in the CGUs. This is based on the historical experience of management, and the planned refurbishment expenditure. No incremental revenue or cost savings are assumed in the value in use model as a result of this expenditure. For MG, annual capital expenditure is based on a certain percentage derived from historical data in proportion to the projected sales.

Long-term growth rate	This is the weighted average growth rate used to extrapolate cash flows beyond the budget period. The rates are consistent with forecasts included in industry reports.
Pre-tax discount rates	Reflect specific risks relating to the relevant segments and the countries in which they operate.

b)      Significant estimate: impairment charge and impact of possible changes in key assumptions:

AD2 CGU

i)       As of December 31, 2023, the recoverable amount of the AD2 CGU is estimated to exceed the carrying amount of the CGU by $7,673,909

The recoverable amount of this CGU would equal its carrying amount if the key assumptions were to change as follows:

	December 31, 2023
	From	To
Pre-tax discount rate	14.9%	38.9%
Long-term growth rate	1.5%	0.5%

Management have considered and assessed reasonably possible changes for other key assumptions and have not identified any instances that could cause the carrying amount of the AD2 CGU to exceed its recoverable amount.

ii)      As of December 31, 2024, an impairment loss of $383,107 was recognized due to lower than expected revenue growth, which is mainly caused by consumers are spending more in physical stores instead of online after the pandemic and an increase in travels, which results in a decrease in overall domestic internet traffic and desire to spend.

The recoverable amount of the entire CGU as of December 31, 2024 was estimated to be $1,457,103.

If the sales annual growth rate used in the value in use calculation for AD2 CGU had been 1% lower than management’s estimates on December 31, 2024 (2.5% instead of 3.5%), the group would have had to recognize an incremental impairment against the carrying amount of goodwill of $960,863. If the budgeted gross margin used in the value in use calculation for the AD2 CGU had been 2.6% lower than management’s estimates on December 31, 2024 (40.8% instead of 43.4%), the Group would have had to incrementally write-down the entire carrying amount of goodwill of $1,387,596.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

11.    Impairment of non-financial assets (cont.)

If the pre-tax discount rate applied to the cash flow projections of the AD2 CGU had been 1% higher than management’s estimates (14.6% instead of 13.6%), the group would have had to recognize an incremental impairment against goodwill of $128,103.

SC + ST CGU

As of December 31, 2023 and 2024, the recoverable amount of the SC + ST CGU is estimated to exceed the carrying amount of the CGU by $3,033,011 and $5,286,665, respectively.

The recoverable amount of this CGU would equal its carrying amount if the key assumptions were to change as follows:

	December 31, 2023		December 31, 2024
	From	To	From	To
Pre-tax discount rate	14.9%	19.4%	15.6%	25.1%
Long-term growth rate	1.5%	0.5%	1.5%	1.5%

The directors and management have considered and assessed reasonably possible changes for other key assumptions and have not identified any instances that could cause the carrying amount of the SC + ST CGU to exceed its recoverable amount.

POLYDICE CGU

i)       As of December 31, 2023, the recoverable amount of the POLYDICE CGU is estimated to exceed the carrying amount of the CGU by $3,701,927.

The recoverable amount of this CGU would equal its carrying amount if the key assumptions were to change as follows:

	December 31, 2023
	From	To
Pre-tax discount rate	14.9%	24.4%
Long-term growth rate	1.5%	1.0%

The directors and management have considered and assessed reasonably possible changes for other key assumptions and have not identified any instances that could cause the carrying amount of the POLYDICE CGU to exceed its recoverable amount.

ii)      As of December 31, 2024, the carrying amount of the goodwill is written down to $0 and recognized an impairment loss of $3,117,803 due to downsizing of the POLYDICE’s e-commerce department as market competitions have increased, which led to a decline in POLYDICE’s future revenue forecast and a significant drop in profits. The impairment loss is allocated first to reduce the carrying amount of goodwill by $2,257,057 and then reduce the carrying amount of other assets including trademark by $450,092, customer relationship by $358,522 and technology by $52,132.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

11.    Impairment of non-financial assets (cont.)

MG CGU

i)       As of December 31, 2023, the recoverable amount of the MG CGU is estimated to exceed the carrying amount of the CGU by $12,905,913.

The recoverable amount of this CGU would equal its carrying amount if the key assumptions were to change as follows:

	December 31, 2023
	From	To
Pre-tax discount rate	14.3%	15.3%
Long-term growth rate	1.5%	1.0%

The directors and management have considered and assessed reasonably possible changes for other key assumptions and have not identified any instances that could cause the carrying amount of the MG CGU to exceed its recoverable amount.

ii)      As of December 31, 2024, an impairment loss of $25,525,140 was recognized against goodwill. The initial business plan used for the enterprise value evaluation was based on a growth rate reflecting the anticipated expansion strategy and the synergies of the merger among the Company and MG. However, following the merger and during subsequent operations, it became evident that the anticipated synergies fall short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections. As a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss.

Trademarks and customer relationships from MG CGU is also considered when assessing impairment and no impairment loss was recognized against these intangibles as impairment loss was charge against goodwill first.

The recoverable amount of the entire CGU as of December 31, 2024 was estimated to be $43,144,284.

If the sales annual growth rate used in the value in use calculation for MG CGU had been 1% lower than management’s estimates on December 31, 2024 (10.1%~13.9% instead of 11.1%~14.9%), the group would have had to recognize an incremental impairment against the carrying amount of goodwill of $16,953,966. If the budgeted gross margin used in the value in use calculation for MG CGU had been 5% lower than management’s estimates on December 31, 2024 (25.2%~31.8% instead of 30.2%~36.8%), the group would have had to recognize an incremental impairment against the carrying amount of goodwill of $21,577,175. If the pre-tax discount rate applied to the cash flow projections of the MG CGU had been 1% higher than management’s estimates (11.4% instead of 10.4%), the group would have had to recognize an incremental impairment against goodwill of $5,990,357.

Dragon Marketing CGU

As of December 31, 2024, the recoverable amount of the Dragon Marketing CGU is estimated to exceed the carrying amount of the CGU by $158,136.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

11.    Impairment of non-financial assets (cont.)

The recoverable amount of this CGU would equal its carrying amount if the key assumptions were to change as follows:

	December 31, 2024
	From	To
Pre-tax discount rate	13.5%	13.5%
Long-term growth rate	2.0%	0.5%

The directors and management have considered and assessed reasonably possible changes for other key assumptions and have not identified any instances that could cause the carrying amount of the Dragon Marketing CGU to exceed its recoverable amount.

c)      Impairment for computer software

In 2023, MG has ceased operation for its CoSTORY business due to lack of performance from its original plans, and the software that were developed internally for the CoSTORY business was no longer recoverable, that resulted in an impairment for the related computer software. As of December 31, 2023, the Group wrote down the carrying amount of the asset to $0 and recognized an impairment loss of $298,424 accordingly.

12.    Short-term borrowings

Type of loans		December 31, 2023		December 31, 2024
	Bank loans
	Secured bank loans	$1,269,945		$1,075,904
	Unsecured bank loans	3,103,473		—
	Other loans	876,815		—
		$5,250,233		$1,075,904
	Interest rate range	0.53	%~8%	2.94	%~3.24%
	Unused credit lines of short-term bank loans
US$		—		—

Between January and September 2024, the Company issued convertible promissory notes aggregating to $1,725,471 to its existing shareholders and other third parties, of which, part of the convertible promissory notes is issued in exchange to terminate the short-term borrowing plus accumulated interest totaled $509,041 (classified as “Other loans”), please see Note 13 f) for the terms and conditions of the convertible promissory notes.

The table below summarizes the maturity profile of the short-term borrowings excluding the current portion of long-term borrowings (see Note 16 for further information) as of December 31, 2023 and 2024 based on the contractual due date:

2023	1 to 3 months	4~6 months	Over 6 months	Total
Type of loans
Secured bank loans	$325,627	$944,318	$—	$1,269,945
Unsecured bank loans	2,042,578	—	1,060,895	3,103,473
Other loans	176,815	700,000	—	876,815
	$2,545,020	$1,644,318	$1,060,895	$5,250,233

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

12.    Short-term borrowings (cont.)

2024	1 to 3 months (Note)	4~6 months	Over 6 months	Total
Type of loans
Secured bank loans	$770,933	$304,971	$—	$1,075,904

____________

Note:       $304,971 of loan repayable in 1 to 3 months period was extended to 2026/3/3 before issuance of these consolidated financial statements.

Information relating to interest rate risk and liquidity risk are provided in Note 42 a).

13.    Financial liabilities at fair value through profit or loss

	Note	December 31, 2023	December 31, 2024
Current item:
Financial liabilities mandatorily measured at fair value through profit or loss
Contingent consideration of acquisition of subsidiaries	c	$60,664	$1,374,290
Convertible promissory note	e	—	5,670,000
Warrants	f	—	824,797
		$60,664	$7,869,087
Non-Current item:
Financial liabilities mandatorily measured at fair value through profit or loss
Convertible promissory note	e	$—	$1,431,000
		$—	$9,300,087

a)      Amounts recognized in profit of loss in relation to the financial liabilities at fair value through profit or loss are listed below:

		Year ended December 31,
	Note	2022	2023	2024
Gain/(losses) recognized in “Other gains and losses” (see Note 25)
Contingent consideration of acquisition of subsidiaries	c	$(74,249)	$44,131	$124,212
Preference shares liabilities	d	(8,265,459)	5,436,783	—
Call option of acquisition of subsidiaries	b	285,202	—	—
Convertible promissory note	e	—	—	(586,007)
Warrants	f	—	—	(214,769)
		$(8,054,506)	$5,480,914	$(676,564)

b)      Call option of acquisition of subsidiaries:

Buy-back (call) option was granted to AD2’s shareholders when the Group acquired 51% shares of AD2 in year 2020. The original shareholders of AD2 (non-controlling shareholders holding 49% of the interest) may purchase the 51% equity of AD2 (255,000 shares) held by the Group at the original transfer consideration before the two-year anniversary from the grant date if any of the following circumstances occur:

i)       If the Group fails to make the second payment for transaction price within the date specified in the shares purchase agreement; or

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

13.    Financial liabilities at fair value through profit or loss (cont.)

ii)      If the Group cannot complete the initial public offering (IPO) within two years, the IPO may be extended for one year upon mutual consent.

On December 31, 2022, the call option is expired, and the financial liabilities was reversed and recognized a gain amounted to $285,202.

c)      Contingent consideration of acquisition of subsidiaries:

POLYDICE and SC

In accordance with the share purchase agreements for the acquisition of POLYDICE in year 2022 and the acquisition of SC in year 2020, the Group shall give additional acquisition consideration and recognize relevant contingent consideration at fair value on the acquisition date if the acquired company achieves specific performance conditions within a certain period after the acquisition. The contingent consideration that will be liquidated in cash or other financial assets is recognized as financial liabilities designated at fair value through profit and loss, and the subsequent achievement are as follows:

i)       Contingent consideration for the acquisition of POLYDICE is available from year 2022 to 2024. For the year 2022, POLYDICE met the performance target and the Group paid out part of the contingent consideration in cash totaled $400,000 in 2023. For the year 2023, POLYDICE failed to meet the performance target, therefore, the relevant contingent consideration liability was reversed and recognized in “other gains and losses”. The remaining contingent consideration totaled $60,664 also failed to meet the performance target for the year 2024, therefore, the relevant contingent consideration liability was reversed and recognized in ’‘other gains and loss’’ for the year 2024.

ii)      Contingent consideration for the acquisition of SC is available from year 2021 to 2022. For the year 2021, SC met the performance target and the Group paid out the contingent consideration of cash $150,000 in 2022 and 22,334 ordinary shares in 2023. For the year 2022, SC met the performance target and the Group paid out the contingent consideration of cash $150,000 in 2022 and 14,889 ordinary shares in 2023.

Green Quest

On August 23, 2024, the Company entered into the Share Purchase Agreement to acquire 100% of Green Quest, a Cayman Islands company, which owns 100% of Dragon Marketing. The closing date was set on September 1, 2024. Pursuant to the Share Purchase Agreement, the total number of the Company’s shares to be issued for the acquisition is calculated based on the sum of a) the purchase price and b) an earn-out consideration based on future performance (refer to Note 32 for details). At the effective date, the total value of the equity consideration amounted to US$4,625,066 (558,677 shares) is allocated between the Purchase Price amounted to US$3,184,536 (383,040 shares) recognized in capital surplus and the Earn-Out Shares amounted to US$1,440,519 (175,637 shares) recognized in financial liabilities measured at fair value through profit or loss.

As of December 31, 2024, the total equity consideration had not been issued due to the Company had elected, based on the payment term of the Share Purchase Agreement, to postpone the issuance of the total consideration shares to within 180 calendars days after the end of year 2024. The fair value of the Earn-Out Shares was based on the market closing price of the Company’s ordinary shares, resulting in a valuation gain of $66,229 as of December 31, 2024.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

13.    Financial liabilities at fair value through profit or loss (cont.)

d)      Preference shares liabilities:

As shown in the table below, the Company had issued series of convertible preference shares, which was assessed as financial liabilities at fair value through profit or loss due to either its redemption option or contingent settlement provisions feature.

	Authorized shares (in thousands of shares)	Issuance date	Shares issued (in thousands of shares)	Total issuance amount	December 31, 2022		May 22, 2023
					Share price	Total amount	Share price	Total amount
Series A	671	2015.5.20~2016.7.20	671	$1,200,000	6.517620	$4,374,631	6.563968	$4,405,739
Series B	664	2016.10.31~2017.4.11	655	1,869,000	7.671446	5,020,231	6.739042	4,410,061
Series B-1	45	2017.11.9~2017.11.27	45	180,000	8.209743	370,820	6.806791	307,451
Series C	791	2018.2.1~2019.3.14	791	3,500,000	8.423361	6,662,455	6.829142	5,401,508
Series C-1	484	2019.3.14~2019.10.2	484	2,217,055	8.075899	3,906,631	6.784503	3,282,230
Series C-2	196	2019.6.13~2019.10.2	195	1,103,300	8.505116	1,662,560	6.840327	1,337,131
Series D-1	465	2020.6.25	465	3,300,000	9.674214	4,500,779	7.083168	3,295,335
Series D-2	1,228	2020.11.19~2022.5.12	648	4,592,249	9.035528	5,849,746	6.906864	4,471,615
Total			3,954	$17,961,604		$32,347,853		$26,911,070

On May 22, 2023, all series of preferred shares had been converted to ordinary shares at a 1:1 conversion ratio amounted to $26,911,070. The decrease in fair value prior to conversion was mainly due to the probability of liquidation and redemption have decreased, and the probability of mandatory conversion has increased under the option pricing model that was used for valuation. Information related to the methods and assumptions used for the fair value estimates are provided in Note 42 b) (b).

e)      Convertible promissory notes:

i)       Between January and October of 2024, the Company issued convertible promissory notes with a maturity date on December 7, 2024 to its existing shareholders and other third parties (refer as the “2024 Convertible Promissory Notes”) as follows:

Holder	Issuance date	Issuance amount	Interest rate	Note
A	2024.1.2	$509,041	10%	1
B	2024.1.4	300,000	10%	2
A	2024.3.6	250,000	10%	2
C	2024.3.19	100,000	10%	2
D	2024.3.20	66,430	10%	2
E	2024.5.16	100,000	10%	2
F	2024.6.3	150,000	10%	2
G	2024.8.15	150,000	10%	2
H	2024.9.12	100,000	10%	2
I	2024.10.23	1,000,000	10%	2
		$2,725,471

____________

Note 1:    This convertible promissory note is issued in exchange to terminate the short-term borrowing plus accumulated interest totaled $509,041, please see Note 12 for details.

Note 2:    The convertible promissory notes are issued for cash.

The 2024 Convertible Promissory Notes were assessed as financial liabilities at fair value through profit or loss due to its conversion feature that may results for the Company to deliver a variable number of its own equity instruments.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

13.    Financial liabilities at fair value through profit or loss (cont.)

The 2024 Convertible Promissory Notes were converted into 317,601 ordinary shares on December 5, 2024, immediately prior to the closing of de-SPAC transaction, and $297,109 valuation loss is recognized based on the fair value estimated at the conversion. Information related to the methods and assumptions used for the fair value estimates are provided in Note 42 b) (b).

ii)      On December 4, 2024, when the Company merged with Blue Ocean, the Company issued convertible promissory notes at 8% per annum with a maturity date on December 4, 2026 to replace Blue Ocean’s initial promissory notes to its sponsors (refer as the “2024 Sponsor Promissory Notes”) for a principal amount of $2,562,102.

The 2024 Sponsor Promissory Notes was assessed as financial liabilities at fair value through profit or loss due to its optional conversion feature as follow:

The holders of the 2024 Sponsor Promissory Notes may, by prior written notice, (i) at any time on or after December 4, 2025, elect to convert up to 50% of the amount of the then principal balance and accrued and unpaid interest of this Note, in whole or in part, (ii) at any time on or after June 4, 2026, elect to convert up to 50% of the then principal balance and accrued and unpaid interest of this Note, in whole or in part, or (iii) at or after maturity on the Maturity Date, elect to convert up to the full amount into ordinary shares, par value $0.0001 per share, of the Company at a conversion price per ordinary share equal to a 10% discount to the volume weighted average trading price of the ordinary shares on the principal market on which they are traded during the thirty consecutive trading days prior to the applicable conversion date.

As of December 31, 2024, the 2024 Sponsor Promissory Notes is still outstanding with 50% of the principal amount classified as current liability, and $267,898 valuation loss is recognized based on the discounted cash flow method and binomial model calculated by applying market information available. Information related to the methods and assumptions used for the fair value estimates are provided in Note 42 b) (b).

iii)    On December 13, 2024, the Company issued a convertible note at 6% per annum with a maturity date on December 13, 2025 to a third party (refer as the “3i Promissory Note”) for a principal amount of $4,250,000 with the following terms and conditions:

1.      Optional conversion: At any time on or after the issuance date, the holder shall be entitled to convert all or any portion of the outstanding principal and accrued interest into ordinary shares at the conversion price of $13.31, subject to adjustment as provided in the Agreement.

2.      Installment conversion: On the first day of each calendar month subsequent to the effective date, the Company shall pay to the holder of this note the applicable installment amount due on such date by converting to ordinary shares of the Company at the lower of (i) the Conversion Price and (ii) 92% of the lowest volume-weighted average trading price in the ten trading days immediately prior to each installment date. However, the Company may also, at its option following notice to the holder, pay all or part of the installment amount by cash or by any combination of cash and conversion.

3.      Redemption: At any time, the Company shall have the right to redeem all or any portion of the conversion amount then remaining in cash at the lower of (i) the Conversion Price and (ii) 92% of the lowest volume-weighted average trading price in the ten trading days immediately prior to such optional redemption date.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

13.    Financial liabilities at fair value through profit or loss (cont.)

The 3i Promissory Note was assessed as financial liabilities at fair value through profit or loss due to either its redemption option or conversion feature. As of December 31, 2024, the 3i Promissory Note is still outstanding and $21,000 valuation loss is recognized based on the discounted cash flow method and binomial model calculated by applying market information available. Information related to the methods and assumptions used for the fair value estimates are provided in Note 42 b) (b).

f)      Warrants:

On June 6, 2023, the Company, TNL MG, and Blue Ocean entered into the Agreement and Plan of Merger (“Merger Agreement”), pursuant to which, TNL MG will merge with and into Blue Ocean, with Blue Ocean surviving the merger as a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, immediately prior to the Closing Date, each Blue Ocean warrant will become a warrant exercisable for TNL Mediagene ordinary shares on a conversion ratio of 1.00 and on the same terms as the original Blue Ocean warrant with the following terms and conditions:

i)       Warrant price: Each registered holder can purchase the Company’s ordinary shares at the price of $11.50 per share. The Company in its sole discretion may lower the warrants price at any time.

ii)      Expiration: At the earliest to occur of (i) on the date that is 5 years after the date on which the Company completes its initial Business Combination and (ii) the liquidation of the Company in accordance with the Company’s memorandum and articles of association. The Company in its sole discretion may extend the duration of the warrants by delaying the expiration date.

iii)    Redemption: When the Company gives proper notice to the holders, the Company has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration under following circumstances (i) redeem at a price of $0.01 per warrant, provided that the last reported sales price of the ordinary shares equals or exceeds $18.00 per share, and (ii) redeem at a price of $0.10 per warrant, provided that the last reported sales price of ordinary shares equals or exceeds $10.00 per share but is less than $18.00 per share.

As of December 31, 2024, the total outstanding public and private warrants are 16,832,592 warrants and $214,769 valuation loss is recognized based on the closing market price.

14.    Financial liabilities at amortized cost

	December 31, 2023	December 31, 2024
Current:
Subsidiary’s preferred shares liabilities	$97,688	$—
Non-controlling shareholders’ conversion right	673,722	—
	$771,410	$—
Non-current:
Subsidiary’s preferred shares liabilities	$1,856,073	$1,953,761
Add: Net exchange differences	—	(123,935)
	$1,856,073	$1,829,826

a)      Amounts recognized in profit or loss in relation to financial liabilities at amortized cost are listed below:

	Year ended December 31,
	2022	2023	2024
Finance costs	$30,152	$27,543	$28,041

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

14.    Financial liabilities at amortized cost (cont.)

b)      On August 15, 2020, TNL TW, a subsidiary of the Company, issued Class A preferred shares to the National Development Fund of the Executive Yuan. The Class A preferred shares of TNL TW are assessed as liabilities in accordance with the rights of the shareholders, the conditions of issuance of Class A preferred shares are as follows:

i)       Shares issued: 500 thousand shares of TNL TW

ii)      Issue price: NT$60,000,000 (US$1,953,761) / NT$120 (US$3.907) per share

iii)    Expiration date: Initially on August 13, 2023 (allowed to withdrawal in advance in certain circumstances), which is extended to February 13, 2026 in June 2024 by the National Development Fund of the Executive Yuan. Upon expiration, the shares shall be retired in 15 equal quarterly installments in cash.

iv)     Dividend: 1.5% per year, cumulative, no participation in ordinary shares and other preferred shares in respect of distributions of earnings and capital surplus.

v)      Liquidation preference: The shareholders of the Class A preferred shares take precedence over the shareholders of the ordinary shares and other preferred shares in the order of distribution of residual property of TNL TW. However, it shall not exceed the total subscription amount plus the dividends not yet received during the issued period.

vi)     The Class A preferred shares does not have the right to vote and vote for the distribution of excess dividends, however, the shareholders of the Class A preferred shares may vote on matters related to their rights.

vii)    The Class A preferred shares has no right to be converted into the ordinary shares.

c)      In accordance with the investment agreements by DaEX and each of certain DaEX’s non-controlling shareholders, and the joint venture agreement by TNL TW and AccuHit AI Technology Taiwan Co., Ltd (a DaEX’s non-controlling shareholders), each of certain DaEX non-controlling shareholders (the “DaEX Conversion Right Holders”) has the right to, before de-SPAC of the Company, convert their shares of DaEX into the shares of the Company. The value of the DaEX converted shares shall not be less than NT$20,690,000 (US$673,722), which was the initial investment amount of certain DaEX non-controlling shareholders, and the actual conversion price is at $11.21 per share

The DaEX conversion rights were converted into 57,849 ordinary shares on December 5, 2024, immediately prior to the closing of de-SPAC transaction.

15.    Other payables

	December 31, 2023	December 31, 2024
Professional fee payable	$2,746,599	$5,220,515
Salaries and bonuses payable	2,248,023	2,312,157
Brand promotion/advertising fees payable	161,368	266,726
Labor and health insurance payable	303,092	281,123
Sales tax payable	603,336	389,459
Other expense payable	842,608	569,104
	$6,905,026	$9,039,084

Professional fee payable is for legal, accounting and consulting services related to the acquisition of MG, de-SPAC transaction, annual audit and interim review.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

16.    Long-term borrowings

Type of borrowings	December 31, 2023	December 31, 2024
Bank loans
Secured loans	$4,900,044	$8,145,702
Unsecured loans	592,637	885,493
	5,492,681	9,031,195
Less: Current portion	(2,370,305)	(4,188,088)
	$3,122,376	$4,843,107

a)      Principal and interest of long-term bank loans are repayable on a monthly installment, refer to table below for details:

Lender A refers to First Commercial Bank;

Lender B refers to Taishin International Bank;

Lender C refers to Taiwan Business Bank;

Lender D refers to Chailease Holding Company Ltd.;

Lender E refers to Shanghai Commercial and Savings Bank Ltd,;

Lender F refers to Chang Hwa Commercial Bank, Ltd.;

Lender G refers to Sumitomo Mitsui Banking Corporation;

Lender H refers to DBS Bank (Taiwan) Ltd.;

Lender I refers to CTBC Bank Co., Ltd.;

Lender J refers to E.SUN Commercial Bank, Ltd.

As of December 31, 2023
Lender	Facility period	Credit facility	Type	Outstanding amount	Undrawn amount	Interest rate	Guarantor	Collateral
A	2022.12.12 – 2025.12.12	$162,813	Secured	$109,889	—	2.700%	Tzu-Wei Chung	$—
A	2022.06.24 – 2025.06.24	293,064	Secured	149,148	—	2.480%	Tzu-Wei Chung	—
A	2022.06.24 – 2025.06.24	65,125	Secured	33,144	—	2.480%	Tzu-Wei Chung	—
A	2023.12.28 – 2026.12.27	146,532	Secured	146,532	—	2.700%	Tzu-Wei Chung	14,653
A	2023.10.17 – 2026.10.16	195,376	Secured	184,932	—	2.700%	Tzu-Wei Chung	—
A	2023.10.17 – 2026.10.17	146,532	Secured	138,699	—	2.700%	Tzu-Wei Chung	—
A	2023.09.27 – 2026.09.26	195,376	Secured	179,692	—	2.700%	Tzu-Wei Chung	—
A	2022.09.29 – 2025.09.29	65,125	Secured	38,561	—	2.480%	Tzu-Wei Chung	—
A	2022.06.24 – 2025.06.24	65,125	Secured	33,144	—	2.480%	Tzu-Wei Chung	—
A	2023.12.28 – 2026.12.27	146,532	Secured	146,532	—	2.700%	Tzu-Wei Chung	14,653
B	2022.09.23 – 2024.09.23	488,440	Secured	183,165	—	2.510%	Tzu-Wei Chung	97,688
B	2023.07.27 – 2025.07.27	488,440	Secured	386,682	—	2.910%	Tzu-Wei Chung	146,532
C	2021.09.30 – 2026.09.30	162,813	Secured	114,694	—	3.750%	Tzu-Wei Chung	—
C	2020.08.24 – 2025.08.24	97,688	Secured	36,238	—	2.750%	Tzu-Wei Chung	—
C	2023.11.08 – 2028.11.08	325,627	Secured	192,510	132,107	2.095%	Tzu-Wei Chung	—
D	2022.08.31 – 2024.08.31	1,139,694	Unsecured	253,985	—	2.746%	Tzu-Wei Chung	—
D	2023.06.08 – 2025.06.08	455,878	Unsecured	338,652	—	3.500%	Tzu-Wei Chung	—
E	2021.06.07 – 2026.06.07	976,880	Secured	530,632	—	3.250%	Tzu-Wei Chung	—
E	2021.10.20 – 2026.10.20	846,630	Secured	483,013	—	3.000%	Tzu-Wei Chung	—
E	2021.09.06 – 2024.09.06	130,251	Secured	32,562	—	3.500%	Tzu-Wei Chung	—
E	2022.01.05 – 2025.01.05	130,251	Secured	47,034	—	3.500%	Tzu-Wei Chung	—
E	2023.07.26 – 2028.07.26	325,627	Secured	298,491	—	2.095%	Tzu-Wei Chung	—
E	2022.11.25 – 2027.11.25	1,302,507	Secured	1,059,319	—	3.250%	Tzu-Wei Chung	—
F	2021.06.28 – 2026.06.28	325,627	Secured	182,292	—	3.250%	Tzu-Wei Chung	—
G	2020.09.28 – 2030.09.27	282,905	Secured	193,139	—	1.000%	—	—
				$5,492,681

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

16.    Long-term borrowings (cont.)

As of December 31, 2024
Lender	Facility period	Credit facility	Type	Outstanding amount	Undrawn amount	Interest rate	Guarantor	Collateral
A	2022.06.24 – 2025.06.24	$274,474	Secured	$47,165	—	2.605%	Tzu-Wei Chung	$—
A	2022.06.24 – 2025.06.24	60,994	Secured	10,481	—	2.605%	Tzu-Wei Chung	—
A	2022.06.24 – 2025.06.24	60,994	Secured	10,481	—	2.605%	Tzu-Wei Chung	—
A	2022.09.29 – 2025.09.29	60,994	Secured	15,677	—	2.605%	Tzu-Wei Chung	—
A	2022.12.12 – 2025.12.12	152,486	Secured	52,178	—	2.825%	Tzu-Wei Chung	—
A	2023.09.27 – 2026.09.26	182,983	Secured	108,585	—	2.825%	Tzu-Wei Chung	—
A	2023.10.17 – 2026.10.17	182,983	Secured	113,632	—	2.825%	Tzu-Wei Chung	—
A	2023.10.17 – 2026.10.17	137,237	Secured	85,224	—	2.825%	Tzu-Wei Chung	—
A	2023.12.28 – 2026.12.27	137,237	Secured	92,763	—	2.825%	Tzu-Wei Chung	13,724
A	2023.12.28 – 2026.12.27	137,237	Secured	92,763	—	2.825%	Tzu-Wei Chung	13,724
A	2024.09.12~2027.09.12	304,971	Secured	280,562		2.915%	Tzu-Wei Chun	—
B	2023.07.27 – 2025.07.27	457,457	Secured	133,425	—	2.910%	Tzu-Wei Chung	251,601
B	2024.08.16~2026.08.16	609,942	Secured	508,285	—	3.070%	Tzu-Wei Chung	—
C	2021.09.30 – 2026.09.30	152,486	Secured	69,906	—	3.875%	Tzu-Wei Chung	—
C	2020.08.24 – 2025.08.24	182,983	Secured	13,769	—	2.875%	Tzu-Wei Chung	—
C	2023.11.08 – 2028.11.08	304,971	Secured	246,432	—	2.220%	Tzu-Wei Chung	—
D	2023.06.08 – 2025.06.08	426,959	Unsecured	101,250	—	3.500%	Tzu-Wei Chung	—
D	2024.04.26 – 2026.04.26	640,439	Unsecured	420,819	—	3.625%	Tzu-Wei Chung	—
D	2024.04.26 – 2026.04.26	396,462	Unsecured	363,424	—	4.166%	Tzu-Wei Chung	—
E	2021.06.07 – 2026.12.07	914,913	Secured	313,987	—	3.375%	Tzu-Wei Chung	—
E	2021.10.20 – 2026.10.20	792,925	Secured	293,788	—	3.125%	Tzu-Wei Chung	—
E	2022.01.05 – 2025.01.05	121,988	Secured	3,388	—	3.625%	Tzu-Wei Chung	—
E	2022.11.25 – 2027.11.25	1,219,884	Secured	738,814	—	3.375%	Tzu-Wei Chung	64,531
E	2023,07.26 – 2028.07.26	304,971	Secured	218,562	—	2.220%	Tzu-Wei Chung	—
E	2024.12.26 – 2027.12.26	304,971	Secured	304,971	—	2.970%	Tzu-Wei Chung	—
E	2024.12.26 – 2026.12.26	609,942	Secured	609,942		3.120%	Tzu-Wei Chung	60,994
E	2024.12.20 – 2039.12.20	1,951,815	Secured	1,951,815		2.720%	Tzu-Wei Chung	—
F	2024.02.17 – 2029.02.17	45,746	Secured	38,121	—	3.125%	Tzu-Wei Chung	—
G	2020.09.28 – 2030.09.27	256,049	Secured	149,149	—	1.000%	—	—
H	2024.03.15 – 2026.03.15	884,416	Secured	558,279	—	2.720%	Tzu-Wei Chung	33,547
I	2024.04.03 – 2027.04.03	914,913	Secured	711,599	—	3.012%	Tzu-Wei Chung	—
J	2024.05.13 – 2027.05.13	457,457	Secured	371,959	—	3.420%	Tzu-Wei Chung	—
				$9,031,195

b)      Information about the items that are pledged to others as collaterals for long-term bank loans is provided in Note 38.

c)      Information relating to interest rate risk and liquidity risk are provided in Note 42 a).

17.    Pensions Defined Contribution Plans

Effective from July 1, 2005, the Company’s subsidiaries in Taiwan established a defined contribution pension plan (“New Plan”) under the Labor Pension Act, covering all regular employees with ROC nationality. Under the New Plan, the Company’s subsidiaries in Taiwan contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment. The pension costs under defined contribution pension plans of the Company’s subsidiaries in Taiwan for the years ended December 31, 2022, 2023 and 2024 were $332,403, $378,041 and $396,059, respectively.

The Company’s subsidiaries in Japan and Hong Kong adopted a defined contribution pension plan in accordance with the local regulations, and contributions are based on a certain percentage of employees’ salaries and wages. Other than the yearly contribution, the subsidiary has no further obligations. respectively. The pension costs of the subsidiaries for Japan and Hong Kong for the years ended December 31, 2022, 2023 and 2024 were $2,149, $548,474 and $293,259, respectively.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

18.    Share-based payment

Share data have been revised to give effect to the share split as explained in Note 4 b) (d).

a)      For the year ended December 31, 2024, the Group’s share-based payment arrangements were as follows:

Type of arrangement	Grant date	Quantity granted	Contract period	Vesting conditions
Employee stock options	May 14, 2015	317,701	10 years	Note 1
Employee stock options	May 14, 2015	166,789	10 years	Note 1
Employee stock options	April 14, 2016	7,942	10 years	Note 2
Employee stock options	April 14, 2016	47,655	10 years	Note 3
Employee stock options	April 7, 2017	35,917	10 years	Note 1
Employee stock options	March 11, 2019	3,686	10 years	Note 1
Employee stock options	March 11, 2019	3,686	10 years	Note 1
Employee stock options	March 11, 2019	3,686	10 years	Note 1
Employee stock options	October 4, 2019	3,686	10 years	Note 1
Employee stock options	January 9, 2020	3,686	10 years	Note 1
Employee stock options	March 9, 2020	3,686	10 years	Note 1
Employee stock options	April 27, 2020	1,658	10 years	Note 1
Employee stock options	July 31, 2020	66,355	10 years	Note 1
Employee stock options	November 2, 2020	49,769	10 years	Note 1
Employee stock options	May 3, 2021	33,178	10 years	Note 1
Employee stock options	July 1, 2021	3,686	10 years	Note 1
Employee stock options	July 1, 2021	3,686	10 years	Note 1
Employee stock options	July 1, 2021	3,686	10 years	Note 1
Employee stock options	September 1, 2021	1,658	10 years	Note 3
Employee stock options	February 10, 2022	3,686	10 years	Note 1
Employee stock options	February 10, 2022	10,688	10 years	Note 1
Employee stock options	February 10, 2022	7,330	10 years	Note 1
Employee stock options	February 10, 2022	33,157	10 years	Note 4
Employee stock options	June 10, 2022	10,676	10 years	Note 3
Employee stock options	June 10, 2022	13,050	10 years	Note 3
Employee stock options	June 21, 2022	35,013	10 years	Note 4
Employee stock options	May 31, 2023	2,986	10 years	Note 1
Employee stock options	May 31, 2023	10,136	10 years	Note 1
Employee stock options	May 31, 2023	10,502	10 years	Note 1
Employee stock options	July 31, 2023	14,925	10 years	Note 1
Employee stock options	July 31, 2023	5,528	10 years	Note 1
Employee stock options	July 31, 2023	27,084	10 years	Note 1
Employee stock options	August 21, 2023	11,059	10 years	Note 1
Employee stock options	January 1, 2024	2,211	10 years	Note 3
Employee stock options	January 1, 2024	5,528	10 years	Note 1
Employee stock options	January 1, 2024	2,211	10 years	Note 1
Employee stock options	September 1, 2024	24,884	10 years	Note 3
Employee stock options	September 1, 2024	1,105	10 years	Note 1
Employee stock options	November 20, 2024	71,362	10 years	Note 1
Restricted stocks to employees	January 1, 2024	4,608	4 years	Note 1,7

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

18.    Share-based payment (cont.)

Type of arrangement	Grant date	Quantity granted	Contract period	Vesting conditions
Restricted stocks to employees	September 1, 2024	1,755	4 years	Note 5,7
Restricted stocks to employees	November 20, 2024	2,188	6 months	Note 6,7
Restricted stocks to employees	November 20, 2024	8,757	6 months	Note 6,7

____________

Note 1:    Twenty-five percent of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date. For the remaining seventy five percent, one forty-eighth of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to participant continuing to be a service provider through each such date.

Note 2:    All of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date, subject to participant continuing to be a service provider through each such date.

Note 3:    One-third of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date, and one-third of the shares subject to the option shall vest each year thereafter on the anniversary of the vesting commencement date, subject to participant continuing to be a service provider through each such date.

Note 4:    All shares subject to the option shall vest immediately.

Note 5:    Twenty-five percent of the shares subject to the Agreement shall vest upon the completion of five months from the date of the Agreement. For the remaining seventy-five percent of the shares subject to the Agreement shall vest in thirty-six equal monthly installments commencing upon the completion of five months from the date of the Agreement.

Note 6:    All shares subject to the Agreement shall vest upon the completion of six months from the date of the Agreement.

Note 7:    The restricted stocks issued by the company cannot be transferred during the vesting period, but voting right and dividend right are not restricted on these stocks.

The share-based payment arrangements above are settled by equity.

b)      Details of the share-based payment arrangements are as follows:

Stock options	2023
	No. of options	Weighted-average exercise price
Options outstanding at January 1	699,576	2.587617
Options granted	82,220	8.697218
Options exercised	(58,739)	2.759224
Options forfeited	(1,658)	7.093195
Options outstanding at December 31	721,399	3.259807
Options exercisable at December 31	623,546
Stock options	2024
	No. of options	Weighted-average exercise price
Options outstanding at January 1	721,399	3.259807
Options granted	107,301	10.188727
Options exercised	(30,357)	0.754708
Options forfeited	(13,823)	10.098648
Options outstanding at December 31	784,520	4.183994
Options exercisable at December 31	656,155

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

18.    Share-based payment (cont.)

Restricted stocks	2024 No. of restricted stocks
Restricted stocks granted but not yet vested at January 1	—
Restricted stocks granted	17,308
Restricted stocks vested	(4,608)
Restricted stocks granted but not yet vested at December 31	12,700

c)      The expiry date and exercise price of stock options outstanding at balance sheet date are as follows:

		December 31, 2023		December 31, 2024
Grant date	Expiration Date	Quantity	Exercise price	Quantity	Exercise price
May 14, 2015	May 13, 2025	317,701	0.178781	317,701	0.178781
May 14, 2015	May 13, 2025	47,654	0.178781	23,827	0.178781
April 14, 2016	April 13, 2026	7,942	0.178781	7,942	0.178781
April 7, 2017	April 6, 2027	35,917	2.856030	29,387	2.856030
March 11, 2019	March 10, 2029	3,686	4.425060	3,686	4.425060
March 11, 2019	March 10, 2029	3,686	4.425060	3,686	4.425060
October 4, 2019	October 3, 2029	3,686	5.644122	3,686	5.644122
January 9, 2020	January 8, 2030	3,686	4.425060	3,686	4.425060
July 31, 2020	July 30, 2030	66,355	6.716157	66,355	6.716157
November 2, 2020	November 1, 2030	49,769	5.644122	49,769	5.644122
May 3, 2021	May 2, 2031	33,178	6.716157	33,178	6.716157
July 1, 2021	June 30, 2031	3,686	7.093195	3,686	7.093195
July 1, 2021	June 30, 2031	3,686	7.093195	3,686	7.093195
July 1, 2021	June 30, 2031	3,686	4.425060	3,686	4.425060
February 10, 2022	February 9, 2032	3,686	4.425060	3,686	4.425060
February 10, 2022	February 9, 2032	10,688	7.093195	10,688	7.093195
February 10, 2022	February 9, 2032	7,330	7.093195	7,330	7.093195
February 10, 2022	February 9, 2032	33,157	7.093195	33,157	7.093195
May 31, 2023	May 30, 2033	2,986	6.716157	2,986	6.716157
May 31, 2023	May 30, 2033	10,136	7.093195	7,372	7.093195
May 31, 2023	May 30, 2033	10,502	7.093195	10,502	7.093195
July 31, 2023	July 30, 2033	14,925	9.017264	14,925	9.017264
July 31, 2023	July 30, 2033	5,528	9.017264	5,528	9.017264
July 31, 2023	July 30, 2033	27,084	9.017264	27,084	9.017264
August 21, 2023	August 20, 2033	11,059	10.850012	—	—
January 1, 2024	December 31, 2033	—	—	2,211	6.716157
January 1, 2024	December 31, 2033	—	—	5,528	9.017264
January 1, 2024	December 31, 2033	—	—	2,211	9.017264
September 1, 2024	August 31, 2034	—	—	24,884	9.017264
September 1, 2024	August 31, 2034	—	—	1,105	9.017264
November 20, 2024	November 19, 2034	—	—	71,362	10.850012

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

18.    Share-based payment (cont.)

d)      The fair value of stock options granted on grant date is measured using the binomial model. Relevant information is as follow:

Type of Arrangement	Grant date	Stock price	Exercise price	Expected price volatility	Expected option life	Expected dividend	Risk-free interest rate	Fair value per unit
Employee stock options	May 14, 2015	0.398485	0.178781	40%	9.38	—	2.231%	0.219903~0.251747
Employee stock options	May 14, 2015	0.398485	0.178781	40%	7.80	—	2.231%	0.239270~0.265238
Employee stock options	April 14, 2016	0.433422	0.178781	44%	10.00	—	1.793%	0.254803
Employee stock options	April 14, 2016	0.433422	0.178781	44%	8.79	—	1.793%	0.261368~0.288538
Employee stock options	April 7, 2017	0.278023	2.856030	42%	7.84	—	2.383%	0.017740~0.019123
Employee stock options	March 11, 2019	1.527248	4.425060	39%	8.26	—	2.640%	0.308339~0.332037
Employee stock options	March 11, 2019	1.527248	4.425060	39%	8.93	—	2.640%	0.308339~0.330817
Employee stock options	March 11, 2019	1.527248	4.425060	39%	8.12	—	2.640%	0.313692~0.338457
Employee stock options	October 4, 2019	2.039712	5.644122	39%	8.82	—	1.530%	0.390637~0.421107
Employee stock options	January 9, 2020	2.440746	4.425060	40%	7.28	—	1.856%	0.695884~0.754076
Employee stock options	March 9, 2020	2.380746	5.644122	40%	7.75	—	0.543%	0.526641~0.570358
Employee stock options	April 27, 2020	2.374787	5.644122	45%	7.84	—	0.661%	0.628577~0.690630
Employee stock options	July 31, 2020	1.544843	6.716157	47%	7.84	—	0.529%	0.281793~0.305934
Employee stock options	November 2, 2020	1.538450	5.644122	49%	7.84	—	0.845%	0.357680~0.390248
Employee stock options	May 3, 2021	3.690966	6.716157	52%	7.88	—	1.600%	1.379100~1.564852
Employee stock options	July 1, 2021	3.691545	7.093195	53%	8.84	—	1.459%	1.309208~1.469824
Employee stock options	July 1, 2021	3.691545	7.093195	53%	7.84	—	1.459%	1.344416~1.542492
Employee stock options	July 1, 2021	3.691545	4.425060	53%	8.84	—	1.459%	1.559373~1.803787
Employee stock options	September 1, 2021	3.685460	7.093195	53%	9.00	—	1.295%	1.29947~1.385646
Employee stock options	February 10, 2022	3.724040	4.425060	53%	9.48	—	2.032%	1.593044~1.740893
Employee stock options	February 10, 2022	3.724040	7.093195	53%	8.84	—	2.032%	1.342300~1.513893
Employee stock options	February 10, 2022	3.724040	7.093195	53%	8.20	—	2.032%	1.366306~1.560024
Employee stock options	February 10, 2022	3.724040	7.093195	53%	9.40	—	2.032%	1.364308
Employee stock options	June 10, 2022	4.353938	4.425060	56%	10.00	—	3.158%	1.958210
Employee stock options	June 10, 2022	4.353938	1.136539	56%	10.00	—	3.158%	3.219189
Employee stock options	June 21, 2022	4.359318	2.856030	56%	10.00	—	3.278%	2.261495
Employee stock options	May 31, 2023	6.953953	6.716157	57%	9.06	—	3.646%	3.323205~3.915751
Employee stock options	May 31, 2023	6.953953	7.093195	57%	8.85	—	3.646%	3.159614~3.856320
Employee stock options	May 31, 2023	6.953953	7.093195	57%	7.85	—	3.646%	3.326351~4.079613
Employee stock options	July 31, 2023	6.937678	9.017264	57%	8.85	—	3.962%	2.995363~3.565558
Employee stock options	July 31, 2023	6.937678	9.017264	57%	7.85	—	3.962%	3.111819~3.783553
Employee stock options	July 31, 2023	6.937678	9.017264	57%	9.48	—	3.962%	2.995842~3.332192
Employee stock options	August 21, 2023	6.936774	10.850012	57%	7.84	—	4.341%	2.850162~3.520594
Employee stock options	January 1, 2024	6.942199	6.716157	44%	9.90	—	3.880%	2.950200~2.969314
Employee stock options	January 1, 2024	6.942199	9.017264	44%	9.48	—	3.880%	2.620314~2.843101
Employee stock options	January 1, 2024	6.942199	9.017264	44%	8.84	—	3.880%	2.620314~3.000489
Employee stock options	September 1, 2024	8.339138	9.017264	46%	8.17	—	3.890%	3.613199~4.033646
Employee stock options	September 1, 2024	8.339138	9.017264	46%	8.85	—	3.890%	3.52204~4.059016
Employee stock options	November 20, 2024	9.244210	10.850012	46%	7.84	—	4.405%	3.990815~4.657901

____________

Note:       The volatility factor estimated was based on the historical share price movement of the comparable companies for the period of time close to the expected time to exercise.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

18.    Share-based payment (cont.)

e)      The fair value of restricted stocks granted on grant date is measured using the discounted cash flow method. Relevant information is as follow:

Type of Arrangement	Grant date	Stock price	Exercise price	Perpetual growth rate	Expected life	Expected dividend	Discount rate	Fair value per unit
Restricted stocks to employees	January 1, 2024	6.942199	—	2.0%	4	—	10.8%	6.942199
Restricted stocks to employees	September 1, 2024	8.339138	—	2.0%	4	—	10.7%	8.339138
Restricted stocks to employees	November 20, 2024	9.244210	—	2.0%	0.5	—	10.7%	9.244210

f)      Expenses incurred on share-based payment transactions related to employee stock options and restricted stocks are shown below:

	Year ended December 31,
	2022	2023	2024
Equity-settled	$237,301	$118,800	$250,952

19.    Capital stock

Share data have been revised to give effect to the share split as explained in Note 4 b) (d).

As of December 31, 2024, the Company’s authorized capital was $50,000, and the issued and outstanding capital was $2,613, consisting of 26,130 thousand shares of ordinary shares with a par value of $ 0.0001 per share. All proceeds from shares issued have been collected.

The TNL Mediagene ordinary shares and TNL Mediagene warrants commenced trading on NASDAQ on December 5, 2024 under the ticker symbols “TNMG” and “TNMGW,” respectively.

Movements in the number of the Company’s ordinary shares outstanding are as follows (Unit: thousand shares):

	Note	2022	2023	2024
At January 1		9,212	9,212	24,201
Issuance of ordinary shares	a	—	72	—
Share-based payments	Note 18	—	59	30
Preferred shares conversion	b	—	3,954	—
Acquisition of subsidiaries	c	—	10,073	—
Changes in non-controlling interests	d	—	831	—
Restricted stock vested	Note 18	—	—	5
Conversion from non-controlling shareholders	e	—	—	58
Conversion of convertible promissory notes	e	—	—	317
Conversion of November PIPE convertible notes	f	—	—	1,455
Issuance of ordinary shares to Blue Ocean shareholders	g	—	—	64
At December 31		9,212	24,201	26,130

Movement in 2023:

a)      In 2022, the Company raise additional capital through private placement by issuing 33 thousand shares at a subscription price of $9.017255 per share for a total of $299,814, the alteration registration was completed on May 21, 2023.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

19.    Capital stock (cont.)

In 2023, the Company raise additional capital through private placement by issuing 25 thousand shares at a subscription price of $9.017309 per share and 14 thousand shares at subscription price of $5.644321 per share for a total of $221,134 and $80,069, respectively, and the alteration registration was completed on May 21, and June 2, 2023, respectively.

b)      On May 22, 2023, all series of preferred shares had been converted to ordinary shares at a 1:1 conversion ratio amounted to $26,911,070. Please refer to Note 13 d) for details.

c)      In 2023, the Company issued 37 and 10,036 thousand shares as equity consideration to acquire SC and MG, respectively. Please refer to Note 13 c) and 32 for details.

d)      In 2023, the Company issued 238 and 593 thousand shares to acquire interests of POLYDICE and AD2, respectively, from non-controlling interests. Please refer to Note 31 for details.

Movement in 2024:

e)      In connection with the closing of the Merger with Blue Ocean, the Company issued 1,894 thousand ordinary shares upon recapitalization, the following table illustrates the reconciliation of the number of shares and capital surplus due to issuance of Company’s ordinary shares upon recapitalization:
	Note	Number of shares (thousand shares)	Capital surplus
Conversion from non-controlling shareholders	Note 14 c)	58	$434,277
Conversion of convertible promissory notes	Note 13 e)	317	3,022,549
Conversion of November PIPE Convertible Notes	f	1,455	12,089,847
Issuance of ordinary shares to Blue Ocean shareholders	g	64	685,040
Deferred issuance of ordinary share to Blue Ocean sponsors	g	—	29,227,201
Capitalized expenses for new shares issuance	h	—	(398,687)
			$45,060,227

f)      On November 22, 2024, in connection with the merger with Blue Ocean, the Company entered certain convertible note purchase agreements and issued subordinated unsecured convertible promissory notes at 10% per annum in aggregate principal amount of $4,355,000 (the “November PIPE Convertible Notes”) to certain third-party investors as well as certain members of Blue Ocean’s board of directors, management team and advisory board and other shareholders of Blue Ocean. The November PIPE Convertible Notes had a maturity date on December 7, 2024, with the following conversion terms:

Effective immediately prior to and contingent upon the closing of the Merger, the 2024 PIPE Convertible Notes shall automatically be converted into a number of the Company’s ordinary shares equal to the sum of (i) the quotient of (A) the then outstanding principal amount and accrued interest under each 2024 PIPE Convertible Note divided by (B) $3.50 and (ii) the product of (A) 240,397 and (B) the quotient of (x) the outstanding principal amount of each PIPE Convertible Note divided by (y) $5,000,000.

On the grant date, in accordance with IFRS 2, the excess of the fair value of equity instruments granted and the proceeds received was recognized as a finance cost totaled $7,734,993.

The 2024 Sponsor PIPE were converted into 1,454,605 ordinary shares on December 5, 2024, immediately prior to the closing of de-SPAC transaction, and the difference between the ordinary shares and the sum of principal amount and the finance cost is recognized in capital surplus amounted to $12,089,847.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

19.    Capital stock (cont.)

g)      At the closing of the Merger, the Company shall issue a total of 2,790 thousand ordinary shares to the public (64 thousand shares) and sponsor (2,726 thousand shares) shareholders of Blue Ocean, of which the Founder Shares in Blue Ocean agreed in the Sponsor Lock-up and Support Agreement to defer receiving 2,726 thousand shares from the Company. As of December 31, 2024, only 64 thousand shares were issued to the public shareholders of Blue Ocean at closing. Please refer to Note 35 for details.

h)      In accordance with IAS 32, the incremental costs directly attributable to the equity transaction that otherwise would have been avoided are accounted for as a deduction from equity. In relation to the Merger, the transactions costs including legal, accounting and other professional fees are allocated as the deduction of capital surplus based on the amount of Company’s ordinary shares to be issued to Blue Ocean’s shareholders over the sum of i) total ordinary shares issued and outstanding at the closing of the Merger and ii) ordinary shares to be issued to Blue Ocean’s shareholders.

Shares to be issued:

i)       In connection with the acquisition of Green Quest in September 2024, the Company is expected to issue 558,677 shares for the total equity consideration in Q2 2025. Please refer to Note 32 for details.

j)       On November 25, 2024, the Company entered an Agreement with Tumim (the “Tumim ELOC SPA”) for an equity line of credit up to $30 million (the “Total Commitment”). Pursuant to the Agreement, if the Company, in its sole discretion, drawn down any amount of this line of credit, the Company shall issue TNL Mediagene ordinary shares to settle the drawn down amount and is subject to the terms and conditions as follows:

i)       Maturity date:    The Agreement shall terminate automatically on the earliest to occur of (i) 24-month anniversary of the signing date, and (ii) the date on which the investor shall have received the Total Commitment worth of Shares pursuant to this Agreement.

ii)      Price per share:    the product obtained by multiplying (i) the lowest daily dollar volume-weighted average price on the trading market during the applicable valuation period by (ii) 0.97.

iii)    Prohibition:    The Agreement prohibits the Company from issuing ordinary shares to Tumim to the extent such shares, when aggregated with all other ordinary shares then beneficially owned by Tumim, would cause Tumim’s beneficial ownership of TNL Mediagene ordinary shares to exceed the 4.99% beneficial ownership limitation.

Apart from the equity line of credit, at the signing date of the Agreement, the Company also became obligated to issue a number of the Company’s ordinary shares (the “Commitment Shares”) to Tumim as consideration for its irrevocable commitment for the equity line of credit to the Company. The Commitment Shares is calculated by dividing (i) $450,000, by (ii) the lower of (A) the NASDAQ official closing price of the TNL Mediagene ordinary shares and (B) the average NASDAQ official closing price of the TNL Mediagene ordinary shares for the 5 consecutive trading days, immediately prior to the filing of the initial registration statement by the Company with the commission.

The Company accounted for this equity line of credit as a loan commitment, as the Company has not drawn down any amount as of December 31, 2024, no obligation has been established for the Company to deliver its own equity instruments. In addition, the Company is obligated to issue a number of Commitment Shares at inception in exchange for services. The Commitment Shares was accounted under IFRS 2 in equity, and first capitalized as a pre-payment for services and amortized over the 24-month contract period from the date of the Agreement.

On February 26, 2025, 119,048 shares were issued for the Commitment Shares.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

20.    Capital surplus

Except as required by the Company’s Articles of Association or Cayman’s law, capital surplus shall not be used for any other purpose but covering accumulated deficit. Capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.

	2022
	Share premium	Employee stock options	Employee stock options- expired	Changes in ownership interest in subsidiaries	Total
January 1	$5,998,682	$109,305	$6,997	$47,173	$6,162,157
From share of changes in equities of subsidiaries	—	—	—	88,455	88,455
Share-based payments	—	237,301	—	—	237,301
December 31	$5,998,682	$346,606	$6,997	$135,628	$6,487,913
	2023
	Share premium	Employee stock options	Employee stock options- expired	Changes in ownership interest in subsidiaries	Total
January 1	$5,998,682	$346,606	$6,997	$135,628	$6,487,913
Issuance of ordinary shares	600,952	—	—	—	600,952
Preferred shares conversion	26,907,495	—	—	—	26,907,495
Acquisition of subsidiaries	70,619,903	—	—	—	70,619,903
Changes in non-controlling interests	—	—	—	708,719	708,719
Share-based payments	162,029	118,800	—	—	280,829
Employee stock options exercised	62,923	(62,923)	—	—	—
Employee stock options forfeited	—	(1,482)	1,482	—	—
December 31	$104,351,984	$401,001	$8,479	$844,347	$105,605,811
	2024
	Share premium	Employee stock options	Employee stock options- expired	Restricted stocks	Changes in ownership interest in subsidiaries	Total
January 1	$104,351,984	$401,001	$8,479	$—	$844,347	$105,605,811
Share-based payments	22,884	212,374	—	—	—	235,258
Employee stock options exercised	6,091	(6,091)	—	—	—	—
Employee stock options forfeited	—	(16,942)	16,942	—	—	—
Restricted stocks	—	—	—	147,816	—	147,816
Issuance of ordinary shares, net of issuance costs (Note 1)	45,060,227	—	—	—	—	45,060,227
Reverse share split as part of the recapitalization	19,489	—	—	—	—	19,489
Commitment shares (Note 2)	450,000	—	—	—	—	450,000
Acquisition of subsidiaries (Note 3)	3,184,536	—	—	—	—	3,184,536
December 31	$153,095,211	$590,342	$25,421	$147,816	$844,347	$154,703,137

____________

Note 1:    In connection with the Recapitalization, the Company recognized capital surplus of $45,060,227 due to issuance of ordinary shares. Please refer to Note 19 for details.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

20.    Capital surplus (cont.)

Note 2:    On November 25, 2024, the Company entered an Agreement with Tumim (the “Tumim ELOC SPA”) and became obligated to issue a number of the Company’s ordinary shares (the “Commitment Shares”) to Tumim as consideration for its irrevocable commitment for the equity line of credit. The Commitment Shares amounted to $450,000 was accounted under IFRS 2 in capital surplus. Please refer to Note 19 j) for details.

Note 3:    In connection with the acquisition of Green Quest, the Company recognized capital surplus of $3,184,536 for the purchase price consideration. Please refer to Note 32 for details.

21.    Retained earnings

a)      Subject to the Statute and provisions of the Company’s Articles of Incorporation, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore.

b)      The Group was in a net loss position for the years ended December 31, 2023 and 2024, and no earnings distribution was resolved by the Board of Directors.

22.    Revenue

	Year ended December 31,
	2022	2023	2024
Revenue from contracts with customers	$20,009,994	$35,838,780	$48,493,897

a)      Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services over time and at a point in time in the following revenue sources:

2022	Digital studio	Media and branded content	Technology	Total
Revenue from external customer contracts:
TNL Group
Timing of revenue recognition
At a point in time	$—	$403,977	$—	$403,977
Over time	9,284,911	2,854,724	7,466,382	19,606,017
	$9,284,911	$3,258,701	$7,466,382	$20,009,994
2023	Digital studio	Media and branded content	Technology	Total
Revenue from external customer contracts:
TNL Group
Timing of revenue recognition
At a point in time	$—	$636,262	$—	$636,262
Over time	9,535,853	2,705,481	7,830,627	20,071,961
MG Group
Timing of revenue recognition
At a point in time	—	6,015,726	2,782,809	8,798,535
Over time	5,910,518	421,504	—	6,332,022
	$15,446,371	$9,778,973	$10,613,436	$35,838,780

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

22.    Revenue (cont.)

2024	Digital studio	Media and branded content	Technology	Total
Revenue from external customer contracts:
TNL Group
Timing of revenue recognition
At a point in time	$—	$466,341	$—	$466,341
Over time	10,876,252	3,841,922	9,452,107	24,170,281
MG Group
Timing of revenue recognition
At a point in time	—	8,858,071	4,753,815	13,611,886
Over time	9,673,390	571,999	—	10,245,389
	$20,549,642	$13,738,333	$14,205,922	$48,493,897

____________

Note:       the segment information please refer to Note 43 for details.

b)      Contract assets and liabilities

The Group has recognized the following contract assets and liabilities in relation to revenue from contracts with customers:

	January 1, 2023	December 31, 2023	December 31, 2024
Contract assets:
Service contracts	$3,093,020	$3,153,022	$3,980,380
Contract liabilities
Advance sales receipts	$680,723	$988,753	$578,219

The information relating to loss allowance for contract assets is provided in Note 42 c).

c)      Significant changes in contract assets

The increase in contract assets during the year ended December 31, 2023 and 2024 was attributed to progress of projects towards contract activities and is ahead of the agreed payment schedule.

d)      Revenue recognized that was included in the contract liability balance at the beginning of the period:

	Year ended December 31,
	2022	2023	2024
Revenue recognized that was included in the contract liabilities balance at the beginning of the period
Advance sales receipts	$462,295	$680,723	$988,753

e)      All of the service contracts are for periods of one year or less. As permitted under IFRS 15, “Revenue from Contracts with Customers”, the transaction price allocated to these unsatisfied contracts is not disclosed.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

23.    Interest income

	Year ended December 31,
	2022	2023	2024
Bank deposits	$9,642	$16,604	$17,785
Financial assets at amortized cost	755	1,960	2,091
Other interest income	597	776	1,897
	$10,994	$19,340	$21,773

24.    Other income

	Year ended December 31,
	2022	2023	2024
Grant income	$56,842	$26,600	$15,060
Sales tax refund	10,766	61,359	—
Gain on reversal of asset retirement obligations	—	215,637	—
Other income	7,968	105,959	42,964
	$75,576	$409,555	$58,024

25.    Other gains and losses

	Year ended December 31,
	2022	2023	2024
Gain (loss) on disposal of property, plant and equipment, net	$10	$3,732	$38
Gain (loss) on financial liabilities at fair value through profit or loss	(8,054,506)	5,480,914	(676,564)
Foreign exchange losses, net	(119,293)	(5,877)	(157,837)
Others	(1,013)	(19,966)	(17,326)
	$(8,174,802)	$5,458,803	$(851,689)

26.    Finance costs

	Year ended December 31,
	2022	2023	2024
Interest expense
Bank loans	$93,915	$195,235	$254,090
Other loans	—	28,439	44,036
Preferred shares liabilities (recognized as “Financial liabilities at amortized cost”)	30,152	27,543	28,041
Lease liabilities	12,586	42,419	66,640
Finance costs of issuing convertible notes at discount (note 1)	—	—	7,734,993
Commitment Fee (note 2)	—	—	18,750
Other	376	5,322	21,322
	$137,029	$298,958	$8,167,872

____________

Note:

1.       Finance costs related to issuing convertible notes at discount, please refer to Note 19 f) for details.

2.       The Commitment Share related to Tumim equity line of credit is amortized over the contract period. Please refer to Note 19 j) for details.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

27.    Expenses by nature

	Year ended December 31,
	2022	2023	2024
Employee benefit expenses	$9,736,015	$17,638,494	$22,749,535
Media cost in cost of revenue	6,900,142	8,120,698	8,245,555
Depreciation expenses on property, plant and equipment	39,078	159,993	149,886
Depreciation expenses on right-of-use assets	394,184	865,790	987,745
Depreciation expenses on investment property	—	—	1,857
Amortization expenses	1,058,392	1,809,774	2,101,080
Professional fees	2,407,919	7,309,660	10,043,094
Listing expenses (Note 1)	—	—	38,160,746
Impairment loss on intangible assets (Note 2)	—	298,424	29,026,050

____________

Note 1:    please refer to Note 35 for details.

Note 2:    please refer to Note 11 for details.

28.    Employee benefit expenses

	Year ended December 31,
	2022	2023	2024
Salaries	$8,241,179	$14,736,022	$18,812,319
Directors’ remuneration	—	442,555	728,486
Labor and health insurance	659,463	1,027,287	1,838,708
Pension	334,552	926,515	689,318
Others	500,821	506,115	680,704
	$9,736,015	$17,638,494	$22,749,535

29.    Income tax benefit

a)      Income tax benefit

Components of income tax expense:

	Year ended December 31,
	2022	2023	2024
Current income tax:
Current income tax on profits for the period	$11,110	$4,457	$40,184
Income tax on unappropriated retained earnings	—	—	9,283
Prior year income tax underestimation	—	—	276,516
Total current income tax	11,110	4,457	325,983
Deferred income tax:
Relating to origination and reversal of temporary differences	(258,287)	(595,539)	(633,229)
Income tax benefit	$(247,177)	$(591,082)	$(307,246)

b)      The income tax charge relating to components of other comprehensive income is as follows:

	Year ended December 31,
	2022	2023	2024
Changes in fair value of financial assets at fair value through other comprehensive income	$—	$—	$2,814

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

29.    Income tax benefit (cont.)

c)      Reconciliation of income tax expense and the accounting profit:

	Year ended December 31,
	2022	2023	2024
Tax calculated based on profit before tax and statutory tax rate	$(655,823)	$(1,108,602)	$(2,318,673)
Expenses disallowed by tax regulation	67,065	78,538	1,373,430
Tax exempt income by tax regulation	(5,823)	(8,826)	(97,804)
Taxable loss not recognized as deferred tax assets	369,439	447,808	884,956
Change in assessment of realization of deferred tax assets	—	—	(40,818)
Use of loss carryforward not recognized deferred tax assets from prior years	(22,035)	—	(394,136)
Prior year income tax (over) underestimation	—	—	276,516
Tax on undistributed earnings	—	—	9,283
Income tax benefit	$(247,177)	$(591,082)	$(307,246)

____________

Note:       The basis for computing the applicable tax rate are the rates applicable in the respective countries where the Group entities operate (Taiwan: 20%, Japan: 34.59%, Hong Kong: 16.5%, Cayman: 0%).

d)      The amounts of deferred tax assets or liabilities resulting from temporary differences and investment tax credits are as follows:

	2022
	January 1	Recognized in profit or loss	Business combination	Exchange differences	December 31
Deferred tax assets
Allowance for doubtful debts	$1,840	$16,118	$—	$(634)	$17,324
Unrealized exchange losses	—	33,234	—	(931)	32,303
Accrued paid absences	10,519	1,211	—	(1,072)	10,658
Total	$12,359	$50,563	$—	$(2,637)	$60,285

Deferred tax liabilities
Intangible assets	$(807,893)	$195,457	$(292,713)	$63,753	$(841,396)
Unrealized exchange gain	(25,552)	12,267	—	2,177	(11,108)
Total	$(833,445)	$207,724	$(292,713)	$65,930	$(852,504)
Information presented on statements of financial position:
Deferred tax assets	$12,359				$60,285
Deferred tax liabilities	$(833,445)				$(852,504)

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

29.    Income tax benefit (cont.)

	2023
	January 1	Recognized in profit or loss	Business combination	Exchange differences	December 31
Deferred tax assets
Allowance for doubtful debts	$17,324	$(162)	$979	$(13)	$18,128
Unrealized exchange losses	32,303	(30,475)	—	(468)	1,360
Other long-term employee benefits	—	17,679	109,512	(1,683)	125,508
Accrued paid absences	10,658	12,947	106,839	(1,462)	128,982
Share based payment	—	50,506	—	773	51,279
Loss carried forward	—	122,398	163,087	(3,103)	282,382
Deferred gain of government subsidy	—	(1,100)	8,529	(115)	7,314
Lease liabilities	—	19,012	3,479	(168)	22,323
Unrealized gain in intercompany transactions by consolidation	—	(1,110)	11,033	(151)	9,772
Total	$60,285	$189,695	$403,458	$(6,390)	$647,048

Deferred tax liabilities
Intangible assets	$(841,396)	$403,015	$(10,464,889)	$3,481	$(10,899,789)
Unrealized exchange gain	(11,108)	9,981	—	154	(973)
Property, plant and equipment	—	3,227	(19,354)	258	(15,869)
Financial assets at fair value through other comprehensive income	—	—	(14,299)	205	(14,094)
Other non-current assets	—	(38)	(1,832)	27	(1,843)
Right-of-use assets	—	(10,341)	—	65	(10,276)
Total	$(852,504)	$405,844	$(10,500,374)	$4,190	$(10,942,844)
Information presented on statements of financial position:
Deferred tax assets	$60,285				$647,048
Deferred tax liabilities	$(852,504)				$(10,942,844)

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

29.    Income tax benefit (cont.)

	2024
	January 1	Recognized in profit or loss	Business combination	Effect on other comprehensive income	Exchange Differences	December 31
Deferred tax assets
Allowance for doubtful debts	$18,128	$44,933	$—	$—	$(2,216)	$60,845
Unrealized exchange losses	1,360	16,826	—	—	(425)	17,761
Other long-term employee benefits	125,508	(76,351)	—	—	(9,564)	39,593
Accrued paid absences	128,982	15,932	—	—	(12,046)	132,868
Share based payment	51,279	44,285	—	—	(4,144)	91,420
Loss carried forward	282,382	(230,006)	—	—	(19,724)	32,652
Deferred gain of government subsidy	7,314	(1,745)	—	—	(640)	4,929
Lease liabilities	22,323	1,552	—	—	(2,166)	21,709
Unrealized gain in intercompany transactions by consolidation	9,772	(1,472)	—	—	(882)	7,418
Provision	—	113,864	—	—	(3,506)	110,358
Other	—	38,024	—	—	(765)	37,259
Total	$647,048	$(34,158)	$—	$—	$(56,078)	$556,812

Deferred tax liabilities
Intangible assets	$(10,899,789)	$665,916	$(101,812)	$—	$30,809	$(10,304,876)
Unrealized exchange gain	(973)	(10,329)	—	—	269	(11,033)
Property, plant and equipment	(15,869)	483	—	—	1,491	(13,895)
Financial assets at fair value through other comprehensive income	(14,094)	—	—	(2,814)	1,425	(15,483)
Other non-current assets	(1,843)	1,721	—	—	122	—
Right-of-use assets	(10,276)	9,596	—	—	680	—
Total	$(10,942,844)	$667,387	$(101,812)	$(2,814)	$34,796	$(10,345,287)
Information presented on statements of financial position:
Deferred tax assets	$647,048					$556,812
Deferred tax liabilities	$(10,942,844)					$(10,345,287)

e)      Expiration dates of unused taxable losses and amounts of unrecognized deferred income tax assets are as follows:

December 31, 2022
Year incurred	Amount filed/ assessed	Unused amount	Unrecognized deferred tax assets	Expiry year
2013	$58,807	$58,807	$58,807	2023
2014	395,842	395,842	395,842	2024
2015	772,710	772,710	772,710	2025
2016	703,436	702,166	702,166	2026
2017	1,435,815	1,270,740	1,270,740	2027
2018	1,038,026	973,963	973,963	2028
2019	1,020,392	938,628	938,628	2029
2020	1,397,935	1,397,935	1,397,935	2030
2021	1,444,725	1,213,442	1,213,442	2031
2022	3,386,984	1,713,738	1,713,738	2032
	$11,654,672	$9,437,971	$9,437,971

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

29.    Income tax benefit (cont.)

December 31, 2023
Year incurred	Amount filed/ assessed	Unused amount	Unrecognized deferred tax assets	Expiry year
2014	$395,842	$395,842	$395,842	2024
2015	772,710	772,710	772,710	2025
2016	702,197	702,197	702,197	2026
2017	1,270,776	1,270,776	1,270,776	2027
2018	2,343,360	1,217,336	973,999	2028
2019	1,640,432	1,541,734	1,322,884	2029
2020	1,743,853	1,743,853	1,743,853	2030
2021	3,115,008	2,343,174	2,343,174	2031
2022	3,473,641	1,692,838	1,692,838	2032
2023	7,113,019	5,796,947	5,445,297	2033
	$22,570,838	$17,477,407	$16,663,570
December 31, 2024
Year incurred	Amount filed/ assessed	Unused amount	Unrecognized deferred tax assets	Expiry year
2015	$723,694	$723,694	$723,694	2025
2016	857,332	857,332	857,332	2026
2017	1,424,442	1,424,442	1,424,442	2027
2018	2,384,411	1,365,260	1,270,863	2028
2019	1,598,734	1,561,769	1,561,769	2029
2020	1,952,000	1,952,000	1,952,000	2030
2021	2,418,199	1,928,952	1,928,952	2031
2022	2,821,925	577,879	577,879	2032
2023	3,997,369	1,184,498	1,184,498	2033
2024	4,377,614	4,316,177	4,316,177	2034
	$22,555,720	$15,892,003	$15,797,606

f)      The amounts of deductible temporary difference that are not recognized as deferred tax assets are as follows:

	December 31, 2022	December 31, 2023	December 31, 2024
Deductible temporary differences	$9,437,971	$20,521,572	$21,676,130

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

30.    Losses per share

Share data have been revised to give effect to the share split as explained in Note 4 b) (d).

	Year ended December 31, 2022
	Amount after income tax	Weighted average number of ordinary shares outstanding	Losses per share
Basic earnings per share
Loss attributable to equity holders of the Company	$(11,014,131)	9,211,973	$(1.20)
Diluted earnings per share
Loss attributable to ordinary shareholders of the Company plus assumed conversion of all dilutive potential ordinary shares	$(11,014,131)	9,211,973	$(1.20)
	Year ended December 31, 2023
	Amount after income tax	Weighted average number of ordinary shares outstanding	Losses per share
Basic earnings per share
Loss attributable to equity holders of the Company	$(804,977)	18,411,714	$(0.04)
Diluted earnings per share
Loss attributable to ordinary shareholders of the Company plus assumed conversion of all dilutive potential ordinary shares	$(804,977)	18,411,714	$(0.04)

____________

Note:       For the year ended December 31, 2023, there was 1,935,073 potential shares derived from employee stock options (396,946 shares), and convertible preferred shares (1,538,127 shares) outstanding to be issued, which were not included in the calculation of diluted earnings per shares as their inclusion would have been anti-dilutive.

	Year ended December 31, 2024
	Amount after income tax	Weighted average number of ordinary shares outstanding	Losses per share
Basic losses per share
Loss attributable to equity holders of the Company (Note 1)	$(85,004,692)	24,541,271	$(3.46)
Diluted losses per share
Loss attributable to ordinary shareholders of the Company plus assumed conversion of all dilutive potential ordinary shares (Note 2)	$(85,004,692)	24,541,271	$(3.46)

____________

Note 1:    For the year ended December 31, 2024, shares to be issued including deferred shares consideration for the Green Quest acquisition and commitment shares from the Tumim ELOC SPA are included in the calculation of basic earnings per shares.

Note 2:    For the year ended December 31, 2024, there was 17,284,315 potential shares derived from employee stock options (406,072 shares), restricted stock unit (13,898 shares), warrants (16,832,592 shares) and convertible note (31,753 shares) outstanding to be issued, which were not included in the calculation of diluted earnings per shares as their inclusion would have been anti-dilutive.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

31.    Transactions with non-controlling interest

Share data have been revised to give effect to the share split as explained in Note 4 b) (d).

Acquisition of additional equity interest in a subsidiary:

a)      On March 1, 2023, the Group acquired the remaining 49.44% of shares of its subsidiary — POLYDICE for a total cash and equity consideration of $218,617 and $1,503,978 (238 thousand of shares), respectively. The carrying amount of non-controlling interest in POLYDICE was $627,330 at the acquisition date. This transaction resulted in a decrease in the non-controlling interest by $627,330 and an increase in the equity attributable to owners of the parent by $408,713. The effect of changes in interests in POLYDICE on the equity attributable to owners of the parent for the year ended December 31, 2023 is shown below:

Year ended December 31, 2023
Carrying amount of non-controlling interest acquired	$598,647
Consideration paid to non-controlling interest	1,722,595
Other equity (such as translation differences)	28,683
Capital surplus
– From difference between consideration paid and the carrying amount of subsidiaries’ net assets.	$1,095,265

b)      On June 1, 2023, the Group acquired the remaining 49% of shares of its subsidiary — AD2 for a total cash and equity consideration of $79,701 and $4,125,206 (593 thousand of shares), respectively. The carrying amount of non-controlling interest in AD2 was $380,459 at the acquisition date. This transaction resulted in a decrease in the non-controlling interest by $380,459 and an increase in the equity attributable to owners of the parent by $300,758. The effect of changes in interests in AD2 on the equity attributable to owners of the parent for the year ended December 31, 2023 is shown below:

Year ended December 31, 2023
Carrying amount of non-controlling interest acquired	$400,717
Consideration paid to non-controlling interest	4,204,907
Other equity (such as translation differences)	(20,258)
Capital surplus
– From difference between consideration paid and the carrying amount of subsidiaries’ net assets.	$3,824,448

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

32.    Business combinations

Share data have been revised to give effect to the share split as explained in Note 4 b) (d).

Acquisition of MG:

a)      The Group acquired control of MG on May 25, 2023 through the acquisition of a 100% shares in MG, which provides e-commerce and digital advertising services including consultation and online social marketing. The total consideration transferred for the acquisition of MG by the Group is as follows:

May 25, 2023
Purchase consideration
Equity instruments (10,035,783 ordinary shares of the Company)	$70,629,011

b)      The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the acquisition date:

May 25, 2023
Cash and cash equivalents	$1,903,424
Accounts receivables and notes receivables	2,633,089
Other receivables	130,238
Inventories	130,150
Prepayments	373,905
Property, plant and equipment, net	525,791
Right-of-use assets	6,371,979
Intangible assets	30,960,827
Non-current financial assets at fair value through profit or loss	40,654
Non-current financial assets at fair value through other comprehensive income	118,400
Deferred tax assets	403,458
Other non-current assets	729,435
Short-term borrowings	(3,239,093)
Contract liabilities	(367,500)
Accounts payable	(915,805)
Income tax payable	(10,207)
Other payables	(697,286)
Other current liabilities	(742,761)
Bonds payable	(469,476)
Long-term borrowings	(210,333)
Lease liabilities	(6,098,825)
Deferred tax liabilities	(10,500,374)
Provision	(667,522)
Other non-current liabilities	(842,610)
Fair value of identifiable net assets	$19,559,558

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

32.    Business combinations (cont.)

c)      The fair value of the Company’s 10,035,783 shares was derived from the Discounted Cash Flow method supplemented with three conventional approaches used to estimate its fair value: (i) Income approach; (ii) Cost approach; and (iii) Market approach. The main assumptions are the probability of occurrence of earnings before interest and tax, depreciation and amortization under various scenarios to estimate the price to be paid, and the discounted present value estimated by the risk-adjusted discount rate.

d)      The fair value of acquired trade receivables is 2,633,089. The gross contractual amount for trade receivables due is 2,637,301, with a loss allowance of 4,212 recognized on acquisition.

e)      The goodwill recognized by the Group as a result of the acquisition is as follows:

May 25, 2023
Transfer considerations	$70,629,011
Less: Fair value of identifiable net assets	(19,559,558)
Goodwill	$51,069,453

The goodwill is attributable to the workforce and potential synergy of the acquired business. It will not be deductible for tax purposes.

f)The operating revenue included in the consolidated statement of comprehensive income from May 25, 2023 contributed by MG was $15,130,557. MG also contributed loss before income tax of 94,864 over the same period. Had MG been consolidated from January 1, 2023, the consolidated statement of comprehensive income would show operating revenue of $45,206,882 and loss before income tax of ($3,400,794).

Acquisition of Green Quest:

a)      On August 23, 2024, the Company entered into the Share Purchase Agreement with Green Quest, a Cayman Islands company, which owns 100% of the issued and outstanding shares of Dragon Marketing. Dragon Marketing specializes in search engine optimization and social media marketing in Taiwan. The Company will acquire 100% of the issued and outstanding shares of Green Quest. The closing date was set on September 1, 2024.

Pursuant to the Share Purchase Agreement, the total number of the Company’s shares to be issued for the acquisition is calculated based on the sum of a) the purchase price and b) an earn-out consideration based on future performance (the “Total Consideration”).

The Company shall pay the purchase price to the shareholders by issuance a number of the Company’s shares equal to the sum of i), ii), and iii) listed below (the “Purchase Price”) divided by US$11.21, to be rounded down to the nearest whole number:

i)       Fixed consideration:    NT$ 95,000,000 (US$2,975,258).

ii)      Closing cash consideration:    Green Quest Holding Inc and Dragon Marketing’s net cash available as of the closing, which shall exclude any cash resulting from unearned revenues, accounts payable and bank loans, and for the avoidance of doubt shall be a negative number if the amount of such net cash is less than zero.

iii)    Accounts receivable consideration:    The monetary value of Dragon Marketing’s accounts receivable collected within 90 calendar days of the closing, converted using a foreign exchange rate equal to the reference exchange rate.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

32.    Business combinations (cont.)

In addition to the Purchase Price, the earn-out consideration is based on future performance set as follows:

i)       If Dragon Marketing achieves any revenue in year 2024, the Company shall pay to the shareholders the US dollar equivalent of NT$110,000,000 multiplied by the earn-out ratio, converted using a foreign exchange rate equal to the reference exchange rate. the Company shall pay the earn-out consideration to the shareholders by issuance to the shareholders a number of the Company’s shares equal to the product of the earn-out consideration divided by US$11.21, to be rounded down to the nearest whole number (the “Earn-Out Shares”).

ii)      The earn-out ratio means a fraction, the numerator of which is the revenue achieved by Dragon Marketing in the year 2024 and the denominator of which is NT$18,500,000 (US$579,392).

Pursuant to the Share Purchase Agreement, the Total Consideration used as the basis to calculate the total number of the Company’s shares to be issued shall not exceed the US dollar equivalent of NT$200,000,000, and the amount of shares is allocated to Purchase Price first, with the remaining allocated as the Earn-Out Shares.

The total consideration transferred for the acquisition of Dragon Marketing by the Group is as follows:

September 1, 2024
Purchase consideration
Equity instruments (558,677 ordinary shares of the Company)	$4,625,055

At the closing date, the fair value of the Company’s 558,677 shares was derived from the Discounted Cash Flow method. The main assumption is the discounted present value estimated by the risk-adjusted discount rate.

The total value of the equity consideration amounted to US$4,625,066 (558,677 shares) is allocated between the Purchase Price amounted to US$3,184,536 (383,040 shares) recognized in capital surplus (see Note 20) and the Earn-Out Shares amounted to US$1,440,519 (175,637 shares) recognized in financial liabilities measured at fair value through profit or loss.

As of the date of issuance of these financial statements, the total consideration had not been issued due to the Company had elected, based on the payment term of the Share Purchase Agreement, to postpone the issuance of the total consideration shares to within 180 calendars days after the end of year 2024.

a)      The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the acquisition date:

September 1, 2024
Cash and cash equivalents	$1,552,346
Contract Assets	61,278
Accounts receivables	78,816
Other receivables	643,607
Prepayments	303,398
Investment Properties	2,437,957
Intangibles assets	474,852
Contract liabilities	(45,762)
Other payables	(98,791)
Other current liabilities	(2,355,122)
Long-term borrowings	(269,437)
Deferred tax liabilities	(101,812)
Other non-current liabilities	(125)
Fair value of identifiable net assets	$2,681,205

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

32.    Business combinations (cont.)

b)      The fair value of the Company’s 558,677 shares was derived from the Discounted Cash Flow method supplemented with three conventional approaches used to estimate its fair value: (i) Income approach; (ii) Cost approach; and (iii) Market approach. The main assumptions are the probability of occurrence of earnings before interest and tax, depreciation and amortization under various scenarios to estimate the price to be paid, and the discounted present value estimated by the risk-adjusted discount rate.

c)      The fair value of acquired trade receivables is 78,816.

d)      The goodwill recognized by the Group as a result of the acquisition is as follows:

September 1, 2024
Transfer considerations	$4,625,055
Less: Fair value of identifiable net assets	(2,681,205)
Goodwill	$1,943,850

The goodwill is attributable to the workforce and potential synergy of the acquired business. It will not be deductible for tax purposes.

The operating revenue included in the consolidated statement of comprehensive income from September 1, 2024 contributed by Dragon Marketing was $261,943. Dragon Marketing also contributed income before income tax of $197,090 over the same period. Had Dragon Marketing been consolidated from January 1, 2024, the consolidated statement of comprehensive income would show operating revenue of $48,636,474 and loss before income tax of ($77,946,255).

33.    Supplementary cash flow information

Partial cash paid for investing activities:

Property, plant and equipment

	Year ended December 31,
	2022	2023	2024
Purchase of property, plant and equipment	$52,481	$100,097	$81,959
Add: Beginning balance of payable to equipment suppliers	—	—	12,918
Less: Ending balance of payable to equipment suppliers	—	(12,918)	(5,080)
Exchange difference	—	—	(676)
Cash paid during the year	$52,481	$87,179	$89,121

Intangible asset

	Year ended December 31,
	2022	2023	2024
Purchase of intangible asset	$44,648	$93,347	$275,609
Add: Beginning balance of payable to suppliers	289,017	81,149	1,758
Less: Ending balance of payable to suppliers	(81,149)	(1,758)	(1,647)
Exchange difference	(23,342)	(1,197)	(111)
Cash paid during the year	$229,174	$171,541	$275,609

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

34.    Changes in liabilities from financing activities

	2022
	Short-term borrowings	Financial liabilities at fair value through profit or loss	Long-term borrowings (including current portion)	Lease liabilities	Total liabilities from financing activities
January 1	$1,083,815	$22,454,885	$3,031,264	$819,098	$27,389,062
Cash inflow from financing activities	1,005,059	2,199,999	4,001,688	—	7,206,746
Cash outflow from financing activities	(1,005,059)	—	(1,739,984)	(373,901)	(3,118,944)
Interest paid (Note1)	—	—	—	(12,586)	(12,586)
Payment of contingent consideration (Note 2)	—	(300,000)	—	—	(300,000)
Loss on valuation of financial liabilities at fair value through profit or loss	—	8,054,506	—	—	8,054,506
Acquisition through business combinations	—	—	91,255	—	91,255
Changes in other non-cash items	—	472,000	—	357,716	829,716
Effects of foreign currency exchange	(106,935)	(28,066)	(359,224)	(80,010)	(574,235)
December 31	$976,880	$32,853,324	$5,024,999	$710,317	$39,565,520
	2023
	Short-term borrowings	Financial liabilities at fair value through profit or loss	Long-term borrowings (including current portion)	Guarantee deposits (shown as other non-current liabilities)	Lease liabilities	Total liabilities from financing activities
January 1	$976,880	$32,853,324	$5,024,999	$—	$710,317	$39,565,520
Cash inflow from financing activities	1,397,615	—	3,083,996	27,171	—	4,508,782
Cash outflow from financing activities	(320,718)	—	(2,827,853)	—	(782,117)	(3,930,688)
Interest paid (Note1)	—	—	—	—	(42,419)	(42,419)
Payment of contingent consideration (Note 2)	—	(400,000)	—	—	—	(400,000)
Gain on valuation of financial liabilities at fair value through profit or loss	—	(5,480,914)	—	—	—	(5,480,914)
Preferred shares conversion	—	(26,911,070)	—	—	—	(26,911,070)
Acquisition through business combinations	3,239,093	—	210,333	105,957	6,098,825	9,654,208
Changes in other non-cash items	—	—	—	—	66,641	66,641
Effects of foreign currency exchange	(42,637)	(676)	1,206	(1,521)	(90,458)	(134,086)
December 31	$5,250,233	$60,664	$5,492,681	$131,607	$5,960,789	$16,895,974

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

34.    Changes in liabilities from financing activities (cont.)

	2024
	Short-term borrowings	Financial liabilities at fair value through profit or loss	Long-term borrowings (including current portion)	Guarantee deposits (shown as other non-current liabilities)	Lease liabilities	Total liabilities from financing activities
January 1	$5,250,233	$60,664	$5,492,681	$131,607	$5,960,789	$16,895,974
Cash inflow from financing activities	1,861,076	6,475,471	7,857,361	119,140	—	16,313,048
Cash outflow from financing activities	(4,323,616)	—	(5,055,675)	—	(1,001,160)	(10,380,451)
Interest paid (Note 1)	—	—	—	—	(66,640)	(66,640)
Loss on valuation of financial liabilities at fair value through profit or loss	—	676,564	—	—	—	676,564
Acquisition through business combinations (Note 3)	—	4,612,649	269,437	125	—	4,882,211
Changes in other non-cash items (Note 4 and 5)	(1,402,583)	(2,522,580)	902,583	—	652,036	(2,370,544)
Effects of foreign currency exchange	(309,206)	(2,681)	(435,192)	(3)	(541,472)	(1,288,554)
December 31	$1,075,904	$9,300,087	$9,031,195	$250,869	$5,003,553	$24,661,608

____________

Note 1:    presented in cashflows from operating activities.

Note 2:    presented in cashflows from investing activities.

Note 3:    financial liabilities at fair value through profit or loss that were acquired through business combination in 2024 includes Green Quest acquisition contingent consideration ($1,440,519) and the 2024 Sponsor Promissory Notes ($2,562,102) and warrants ($610,028) that were issued related to the Merger with Blue Ocean.

Note 4:    Changes in other non-cash items for short-term borrowings include reclassification of short-term borrowing to long-term borrowing ($3,022,580) due to contract extension and termination of short-term borrowing excluding accumulated interest ($500,000) in exchange for convertible promissory notes.

Note 5:    Changes in other non-cash items for financial liabilities at fair value through profit or loss is due to convertibles notes that were converted into the Company’s ordinary shares during the period.

35.    Recapitalization

Pursuant to the Merger Agreement, immediately prior to the Closing Date, (i) all outstanding Blue Ocean Class B Shares, with a par value of US$0.0001, were converted into Blue Ocean Class A shares, with a par value of US$0.0001, at a conversion ratio of 1.00, and (ii) all outstanding public shares, with a par value of US$0.0001, were exchanged with TNL Mediagene for the right to receive TNL Mediagene ordinary shares, with a par value of US$0.0001, at an conversion ratio of 1.00.

The Recapitalization has been accounted for with Blue Ocean being identified as the acquired entity for financial reporting purposes. Accordingly, the Recapitalization has been accounted for as the equivalent of TNL Mediagene issuing shares for the net assets of Blue Ocean, accompanied by a recapitalization by third party investors. The net assets of Blue Ocean were recognized at their net carrying amounts with no goodwill or other intangible assets.

TNL Mediagene has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•        the former owners of TNL Mediagene hold the largest portion of voting rights in the combined company;

•        TNL Mediagene has the right to appoint a majority of the directors in the combined company;

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

35.    Recapitalization (cont.)

•        TNL Mediagene’s existing senior management team comprise a majority of management of the combined company;

•        the operations of TNL Mediagene represent the ongoing operations of the combined company; and

•        TNL Mediagene is the larger one of the combining entities based on the fair value, assets, revenues and profit/loss.

The acquisition of the net assets of Blue Ocean on the Closing Date does not meet the definition of a business combination under IFRS 3 — Business Combinations and has therefore been accounted for within the scope of IFRS 2 — Share-based Payments, with the former Blue Ocean shareholders receiving TNL Mediagene ordinary shares based on the Merger Agreement or requested redemption. The excess of fair value of TNL Mediagene ordinary shares issued over the fair value of Blue Ocean’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and was expensed as incurred, the summary of which is as follows:

	Listing expense
	Shares	Amount
Fair value of TNL Mediagene equity consideration issued:
Public shareholders	63,903	$685,040
Sponsor shareholders (Note 1)	2,726,418	29,227,201
Total value of TNL Mediagene shares issued to Blue Ocean shareholders (Note 2)		29,912,241
Net assets of Blue Ocean as of December 5, 2024
Cash and cash equivalents		2,653
Financial assets at fair value through profit or loss		741,839
Other payables		(5,396,683)
Promissory notes		(2,562,102)
Financial liabilities at fair value through profit or loss		(610,028)
Other liabilities		(424,184)
Total net assets of Blue Ocean as of December 5, 2024		(8,248,505)
Excess of fair value of TNL Mediagene consideration issued over Blue Ocean net assets acquired		$38,160,746

____________

Note 1:    The holders of 4,743,750 Founder Shares in Blue Ocean agreed in the Sponsor Lock-up and Support Agreement to forfeit 2,017,332 Founder Shares and to defer receiving 2,726,418 TNL Mediagene ordinary shares, subject to the other terms set forth in the Sponsor Lock-Up and Support Agreement, issuable as part of the agreed merger consideration under the Merger Agreement for up to 24 months after the Closing Date, without the provision of any services. Consequently, TNL Mediagene did not immediately issue new TNL Mediagene ordinary shares to the holders of Founder Shares upon the Closing Date. Instead, TNL Mediagene has granted the holders of Founder Shares the right to receive the Earn-Out Shares at the specified times described as below:

(a)           50% of its Earn-Out Shares until the earlier of 1 year after the Closing, or (2) (i) if the closing price of TNL Mediagene ordinary shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date after the Closing on which TNL Mediagene completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL Mediagene’s shareholders having the right to exchange their TNL Mediagene ordinary shares for cash, securities or other property, and

(b)           50% of its Earn-Out Shares, until 2 years after the Closing.

Note 2:    The fair value of shares issued was estimated based on the market price of public shares of $10.72 per share on December 5, 2024.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

35.    Recapitalization (cont.)

Recapitalization also involved:

•        On December 4, 2024, the Sponsor entered into the Omnibus Note Settlement Agreement with, among others, Blue Ocean and TNL Mediagene under which TNL Mediagene has agreed to assume the obligations of Blue Ocean under the 2024 Sponsor Promissory Note through the issuance of convertible promissory notes to certain lenders of the Sponsor in aggregate principal amount of $2,562,102. Please refer to Note 13 h) for details.

•        Pursuant to the Merger Agreement, immediately prior to the Closing Date, each Blue Ocean warrant became a warrant exercisable for TNL Mediagene ordinary shares on an conversion ratio of 1.00 and on the same terms as the original Blue Ocean warrant. As of December 31, 2024, the total outstanding public and private warrants are 16,832,592 warrants. Please refer to Note 13 i) for details.

•        Professional service expenditures of $4,301,416 incurred to facilitate listing on the NASDAQ for the year ended December 31, 2024, which, in addition to the $38,160,746 listing expense described in the table above, has resulted in a total of $42,462,162 being recognized in “General and administrative expenses” for the years ended December 31, 2024.

36.    Seasonality of operations

Due to seasonal fluctuations in spending by brands, revenue is typically highest in the fourth quarter of the year from increased advertisement spending and revenue by multinational advertisers and e-commerce clients benefiting from holiday spending at the end of the calendar year.

37.    Related party transactions

a)      Names of related parties and relationship

Name	Relationship
Ad Hu Tung Co., Ltd. (“Ad Hu”)	Other related parties
AccuHit AI Technology Taiwan Co., Ltd. (“AccuHit”)	Other related parties
Yasuyoshi Yanagisawa	Director of MG
Yi Chuan	Director of the Company
Tzu-Wei Chung	Director of the Company
Yu-Ling Yang	Other related parties

b)      Significant related party transactions

(a)     Service costs

	Year ended December 31,
	2022	2023	2024
Ad Hu	$499,197	$322,906	$406,433
AccuHit	75,402	42,370	8,171
	$574,599	$365,276	$414,604

Service costs are negotiated with related parties based on agreed-upon agreement and the conditions and payment terms are the same as third parties.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

37.    Related party transactions (cont.)

(b)    Payables to related parties:

	December 31, 2023	December 31, 2024
Accounts payable:
Ad Hu	$—	$576
AccuHit	3,730	346
	$3,730	$922

The payables to related parties arise mainly from purchase of labor services and are due 1 to 2 months after the date of purchase. The payables bear no interest.

(c)     Guarantee

The Group’s key management personnel Tzu-Wei Chung provided guarantees for the Group’s short-term and long-term bank loans. As of December 31, 2023 and 2024, details of loans are described in Note 16.

(d)    Loans from related parties

Outstanding balance:

	December 31, 2023	December 31, 2024
Yi Chuan	$400,000	$400,000
Yasuyoshi Yanagisawa	176,816	—
Tzu-Wei Chung	—	304,971
Yu-Ling Yang	—	91,491
	$576,816	$796,462

Interest expense and other payables — interest payable:

	December 31, 2023	December 31, 2024
Yi Chuan	$10,193	$42,193
Yasuyoshi Yanagisawa	2,228	—
Tzu-Wei Chung	—	728
Yu-Ling Yang	—	1,887
	$12,421	$44,808

The loans from related parties carry interest at 3.119%~8%.

(e)     Key management personnel compensation

	Year ended December 31,
	2022	2023	2024
Salaries and other short-term employee benefits	$66,334	$707,931	$1,339,870
Post-employment benefits	3,618	8,300	25,375
	$69,952	$716,231	$1,365,245

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

38.    Pledged assets

		Carrying amount
Assets	Purpose	December 31, 2023	December 31, 2024
Financial assets at amortized cost	Bank loans and credit card deposits	$337,024	$591,457
Investment properties	Bank loans	—	2,389,864

39.    Significant contingent liabilities and unrecognized contract commitments

None.

40.    Significant disaster loss

None.

41.    Capital management

The Group’s objective for managing capital is to ensure that it has the necessary financial resources to meet working capital, capital expenditure and debt repayment requirements for the next 12 months, taking into account debt ratios to maintain the confidence of investors, creditors and the market. The Group monitors capital on the basis of the liabilities to assets ratio. Total capital is shown as “Equity” in the consolidated statements of financial position, which is also equal to total assets minus total liabilities. The Group’s liabilities to assets ratio at December 31, 2023 and 2024 was 40% and 61% respectively.

The Group has incurred recurring losses from operations, negative working capital and net cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern, Management’s plans regarding these matters are described in Note 1.

42.    Financial risk management and fair values of financial instruments

a)      Financial instruments

(a)     Financial instruments by category

	December 31, 2023	December 31, 2024
Financial assets
Financial assets at fair value through profit or loss
Financial assets designated as at fair value through profit or loss on initial recognition	$40,071	$—
Financial assets at fair value through other comprehensive income
Designation of equity instruments	116,703	148,925
Financial assets at amortized cost
Cash and cash equivalents	3,030,298	3,646,756
Financial assets at amortized cost	337,024	591,457
Notes receivable	132,403	—
Accounts receivable	8,848,384	8,241,352
Other receivables	348,514	172,695
Refundable deposits	809,646	995,358
	$13,663,043	$13,796,543

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

	December 31, 2023	December 31, 2024
Financial liabilities
Financial liabilities at fair value through profit or loss
Financial liabilities designated as at fair value through profit or loss	$60,664	$9,300,087
Financial liabilities at amortized cost
Short-term borrowings	5,250,233	1,075,904
Financial liabilities at amortized cost	2,627,483	1,829,826
Notes payable	—	127,063
Accounts payable (including related parties)	4,937,142	4,898,806
Other payables (including related parties)	7,494,263	9,880,354
Bonds payable	313,189	—
Long-term borrowings (including current portion)	5,492,681	9,031,195
Guarantee deposits	131,607	250,869
	$26,307,262	$36,394,104
Lease liabilities (including current portion)	$5,960,789	$5,003,553

(b)    Risk management policies

i)       The Group’s risk management objective is to manage the market risk, credit risk and liquidity risk related to its operating activities. The Group identifies, measures, and manages such risks by its policies and preferences.

ii)      Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

iii)    In order to minimize and manage financial risks, the Group’s overall risk management program focuses on analyzing, identifying, and evaluating financial risk factors that may potentially have adverse effects on the Group’s financial position, and provide feasible solutions to avoid those factors.

(c)     Significant financial risks and degrees of financial risks

i)       Market risk

The Group’s market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risks comprise foreign currency risk, interest rate risk, and other price risks.

In practice, the risk variable rarely changes individually, and the change of each risk variable is usually correlative. The following sensitivity analysis did not consider the interaction of each risk variable.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

Foreign exchange risk

1.      Group’s businesses involve some non-functional currency operations (the Groups’ functional currency: USD; the subsidiaries’ functional currencies: NTD, and JPY.). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31, 2023
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
USD:NTD	$155,260	30.71	$155,260
JPY:NTD	3,319,600	0.2172	23,478
HKD:NTD	356	3.929	46
Financial liabilities
Monetary items
USD:NTD	$112,679	30.71	$112,679
USD:JPY	553,948	141.39	553,948
	December 31, 2024
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
USD:NTD	$233,681	32.79	$233,681
JPY:NTD	200,039	0.2099	1,281
HKD:NTD	347	4.222	45
Financial liabilities
Monetary items
USD:NTD	$55,722	32.79	$55,722
USD:JPY	546,898	156.22	546,898

2.      The total exchange losses, including realized and unrealized losses arising from significant foreign exchange variations on monetary items held by the Group for the years ended December 31, 2022, 2023 and 2024, amounted to ($119,293), ($5,877) and ($157,837), respectively.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

3.      Analysis of foreign currency market risk arising from significant foreign exchange variations:

	Year ended December 31, 2022
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
USD:NTD	1%	$1,378	$—
JPY:NTD	1%	260	—
HKD:NTD	1%	—	—
Financial liabilities
Monetary items
USD:NTD	1%	25	$—
	Year ended December 31, 2023
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
USD:NTD	1%	$1,553	$—
JPY:NTD	1%	235	—
HKD:NTD	1%	—	—
Financial liabilities
Monetary items
USD:NTD	1%	$1,127	$—
USD:JPY	1%	5,539	—
	Year ended December 31, 2024
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
USD:NTD	1%	$2,337	$—
JPY:NTD	1%	13	—
HKD:NTD	1%	—	—
Financial liabilities
Monetary items
USD:NTD	1%	$557	$—
USD:JPY	1%	5,469	—

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

Price risk

1.      The Group’s financial instruments, which are exposed to price risk, are the financial assets at fair value through other comprehensive income. To manage its price risk arising from investments in financial instruments, the Group diversifies its portfolio. Diversification of the portfolio is in accordance with the limits set by the Group.

2.      The Group invests in common shares, preferred shares, and stock acquisition rights issued by unlisted companies and the prices of equity securities would change due to change of the future value of investee companies. For the years ended December 31, 2022, 2023 and 2024, it is estimated that the prices of equity securities increase or decrease by 1%, with all other variables held constant, would increase or decrease the Group’s profit before income tax by $557,626, $969 and $19, respectively. For the years ended December 31, 2022, 2023 and 2024, other components of equity would have both increased or decreased by $0, $2,238 and $1,328, as a result of other comprehensive income classified as equity investment at fair value through other comprehensive income.

Interest rate risk on cash flow and fair value

1.      Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s bank loans with floating interest rates. The Group manages its interest rate risk by having a balanced portfolio of fixed and variable rate loans. The Group reassesses the hedge management periodically to make sure it complies with the cost effectiveness.

2.      The sensitivity analysis depends on the exposure of interest rate risk at the end of the reporting period.

3.      Analysis of debt with floating interest rates is based on the assumption that the outstanding debt at the end of the reporting period is outstanding throughout the period. The degree of variation the Group used to report to internal management is increase or decrease of 1% in interest rates which is assessed as the reasonable degree of variation by the management.

4.      For the years ended December 31, 2022, 2023 and 2024, it is estimated that a general increase or decrease of 1% in interest rates, with all other variables held constant, would decrease or increase the Group’s profit before income tax approximately by $79,556, $130,099 and $101,071, respectively, mainly due to the Group’s floating rate on borrowings.

ii)      Credit risk

1.      Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss, mainly resulted from its operating activities (primarily notes and accounts receivable) and from its financing activities (primarily deposits with banks and financial instruments). The Group is exposed to credit risk arising from the carrying amount of the financial assets recognized in the consolidated statements of financial position.

2.      Each business unit performs ongoing credit evaluations of its debtors’ financial conditions according to the Group’s established policies, procedures and controls relating to customer credit risk management. The Group maintains an account for loss allowance based upon the available facts and circumstances, history of collection, forecastability and write-off experiences of all trade and other receivables which consequently minimize the Group’s exposure to bad debts.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

3.      The Group assumes that if the contract payments were past due over 90 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition; if past due over 270 days, a default has occurred.

4.      The following indicators are used to determine whether the credit impairment of debt instruments has occurred:

i)       It becomes probable that the issuer will enter bankruptcy or other financial reorganization due to their financial difficulties;

ii)      The disappearance of an active market for that financial asset because of financial difficulties;

iii)    Default or delinquency in interest or principal repayments;

5.      The Group categorized contract assets and accounts receivable by characteristics of credit risk and applied the simplified approach using loss rate methodology to estimate expected credit loss.

6.      The Group wrote-off the financial assets, which cannot be reasonably expected to be recovered, after initiating recourse procedures. However, the Group will continue executing the recourse procedures to secure their rights. On December 31, 2022, 2023 and 2024, the Group’s written-off financial assets that are still under recourse procedures amounted to $0, $0 and $0, respectively.

7.     The Group referred to the forecastability of business monitoring indicators published by the National Development Council to adjust the loss rate which is based on historical and current information when assessing the future default possibility of contract assets and accounts receivable. As of December 31, 2023 and 2024 the loss rate methodologies are as follows:

	December 31, 2023
	Contract assets	Accounts receivable
Expected loss rate	—	0.7%
Total carrying amount	$3,153,022	$8,848,384
Loss allowance	—	65,938
	December 31, 2024
	Contract assets	Accounts receivable
Expected loss rate	—	3.0%
Total carrying amount	$3,980,380	$8,241,352
Loss allowance	—	247,536

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

8.      Under the simplified approach, movements in relation to loss allowance for contract assets and accounts receivable are as follows:

	2022
	Contract assets	Accounts receivable
January 1	$—	$18,195
Acquisition through business combination	—	32,452
Provision for impairment loss	—	72,808
Write off	—	(13,676)
Exchange difference	—	(2,593)
December 31	$—	$(107,186)
	2023
	Contract assets	Accounts receivable
January 1	$—	$107,186
Acquisition through business combination	—	4,212
Reversal for impairment loss	—	(44,725)
Exchange difference	—	(735)
December 31	$—	$65,938
	2024
	Contract assets	Accounts receivable
January 1	$—	$65,938
Provision for impairment loss	—	192,134
Write off		(2,579)
Exchange difference	—	(7,957)
December 31	$—	$247,536

9.      The loss amounts of contract assets allowance using simplified method were not significant, thus, the loss was not recognized as at December 31, 2022, 2023 and 2024.

10.    The Group’s recorded financial assets at amortized cost include time deposits with contract period over 3 months, restricted bank deposits and other receivables. Because of the low credit risk, expected credit losses for the period are measured through a loss allowance at an amount equal to the 12-month expected credit losses. There is no significant provision for the losses.

iii)    Liquidity risk

1.      The Group manages and maintains cash and cash equivalents to finance the Group’s operations and minimize the impact from cash flow fluctuations.

2.      The primary source of liquidity for the Group is from bank loans and issue convertible promissory notes. See Notes 12 and 16 for details of the unused credit lines of the Group as of December 31, 2023 and 2024.

3.      The contractual undiscounted cash flows of notes payable, accounts payable and other payables due within one year and is equivalent to its carrying amount. Except for the aforementioned, the table below summarizes the maturity profile of the Group’s non-derivative financial liabilities

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

based on the earliest repayment dates and contractual undiscounted payments, including principal and interest. The Group does not consider the probability of early repayments requested by the banks.

	December 31, 2023
	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total
Non-derivative financial liabilities
Short-term borrowings	$5,250,233	$—	$—	$—	$5,250,233
Bonds payable	313,189	—	—	—	313,189
Long-term borrowings	2,492,776	2,675,634	492,608	51,404	5,712,422
Lease liabilities	1,011,259	1,311,439	1,311,439	2,568,638	6,202,775
Guarantee deposits	131,607	—	—	—	131,607
Financial liabilities at amortized cost	134,392	826,907	803,478	295,255	2,060,032
Financial liabilities at fair value through profit or loss
Contingent consideration	60,664	—	—	—	60,664
	$9,394,120	$4,813,980	$2,607,525	$2,915,297	$19,730,922
	December 31, 2024
	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total
Non-derivative financial liabilities
Short-term borrowings	$1,075,904	$—	$—	$—	$1,075,904
Long-term borrowings	4,400,252	3,238,512	440,561	1,607,055	9,686,380
Lease liabilities	955,124	1,250,681	1,242,693	1,812,926	5,261,424
Guarantee deposits	250,869	—	—	—	250,869
Financial liabilities at amortized cost	27,438	1,017,978	866,718	—	1,912,134
	$6,709,587	$5,507,171	$2,549,972	$3,419,981	$18,186,711

The difference between the floating interest rates and estimated interest rates will affect the non-derivative financial liabilities stated above.

b)      Fair value information

(a)     The different levels of inputs used in valuation techniques to measure fair value of financial and non-financial instruments are defined as follows:

Level 1:

Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date. An active market is a market in which trading for the asset or liability takes place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Inputs other than quoted prices from Level 1 that are observable information for the asset or liability, either directly or indirectly.
Level 3:	Unobservable inputs for the asset or liability. The fair value of the Group’s investment in equity investment without active market is included in Level 3.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

(b)    The related information of financial and non-financial instruments measured at fair value by level based on the nature, characteristics and risks of the assets and liabilities are as follows:

i)       The related information of natures of the assets and liabilities are as follows:

	December 31, 2023
	Level 1		Level 2	Level 3	Total
Assets:
Recurring fair value measurements
Financial assets at fair value through profit or loss
– Stock acquisition right	$		$—	$40,071	$40,071
Financial assets at fair value through other comprehensive income
– Unlisted common stocks		—	7,073	71,051	78,124
– Unlisted preferred stocks		—	—	38,579	38,579
		$—	$7,073	$149,701	$156,774
Liabilities:
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
– Contingent considerations		$—	$—	$(60,664)	$(60,664)
		$—	$—	$(60,664)	$(60,664)
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Recurring fair value measurements
Financial assets at fair value through other comprehensive income
– Unlisted common stocks	$—	$6,401	$108,774	$115,175
– Unlisted preferred stocks	—	—	33,750	33,750
	$—	$6,401	$142,524	$148,925
Liabilities:
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
– Warrants	$(824,797)	$—	$—	$(824,797)
– Contingent considerations	—	(1,374,290)	—	(1,374,290)
– Convertible promissory note	—	—	(7,101,000)	(7,101,000)
	$(824,797)	$(1,374,290)	$(7,101,000)	$(9,300,087)

ii)      The methods and assumptions the Group used to measure fair value are as follows:

1.      The fair value of the contingent consideration for a business combination is estimated using the discounted cash flow method. The main assumption is the discounted present value estimated by the risk-adjusted discount rate.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

2.      The fair value of the Group’s derivative instruments is measured by using valuation techniques including the discounted cash flow method and the binomial model calculated by applying market information available at the consolidated statement of financial position date.

3.      The Group’s financial instruments issued by foreign companies are measured by the market method, income method and cost method (Volatility, Discount for lack of marketability, Weighted average cost of capital).

4.      Fair value of the Company’s warrant liabilities categorized within level 1 are based on the market quotation price.

5.      The Group takes into account adjustments for credit risks to measure the fair value of financial and non-financial instruments to reflect credit risk of the counterparty and the Group’s credit quality.

iii)    The following table shows the movements of Level 3 for the years ended December 31, 2023 and 2024:

	2023
	Debt instruments	Compound instruments	Equity instruments	Derivative instrument	Total
January 1	$(505,471)	$(32,347,853)	$—	$—	$(32,853,324)
Gains or losses recognized in profit or loss
Recorded as non-operating expenses	44,131	5,436,783	—	—	5,480,914
Acquired from business combinations	—	—	111,224	40,654	151,878
Settled in the period	400,000	26,911,070	—	—	27,311,070
Effect of exchange rate changes	676	—	(1,594)	(583)	(1,501)
December 31	$(60,664)	$—	$109,630	$40,071	$89,037
	2024
	Debt instruments	Hybrid instruments	Equity instruments	Derivative instrument	Total
January 1	$(60,664)	$—	$109,630	$40,071	$89,037
Gains or losses recognized in profit or loss
Recorded as non-operating expenses	57,983	(288,898)	—	—	(230,915)
Issued convertible promissory notes	—	(6,812,102)	—	—	(6,812,102)
Converted into ordinary stock	—	—	40,071	(40,071)	—
Valuation adjustment	—	—	10,340		10,340
Effect of exchange rate changes	2,681	—	(17,517)	—	(14,836)
December 31	$—	$(7,101,000)	$142,524	$—	$(6,958,476)

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

(c)     The Group performs the fair value measurements being categorized within Level 3 with assistance from specialist. Such assessment is to ensure the valuation results are reasonable by applying independent information to make results close to current market conditions, confirming the resource of information is independent, reliable and in line with other resources and represented as the exercisable price, and frequently calibrating valuation model, updating inputs used to the valuation model and making any other necessary adjustments to the fair value.

(d)    The following is the qualitative information and sensitivity analysis of changes in significant unobservable inputs under valuation model used in Level 3 fair value measurement:

	Fair value as of December 31, 2023	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Non-derivative debt instrument:
Contingent considerations	60,664	Discounted cash flow method	Discount rate	11.95%	The higher the discount rate, the lower the fair value
Non-derivative equity instrument:
Unlisted common stocks	71,051	Market method, Income method, Cost method	Volatility	62%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	44% – 51%	The higher the discount for lack of marketability, the lower the fair value
Unlisted Preferred stocks	3,353	Cost method, Income method	Volatility	55%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	44% – 45%	The higher the discount for lack of marketability, the lower the fair value
	35,226	Market method, Income method	Volatility	51%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	27% – 41%	The higher the discount for lack of marketability, the lower the fair value
Derivative instrument:
Stock acquisition right	40,071	Income method	Weighted average cost of capital	24.80%	The higher the weighted average cost of capital, the lower the fair value

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

	Fair value as of December 31, 2024	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Non-derivative equity instrument:
Unlisted common stocks	108,774	Market method	Volatility	39%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	32% – 39%	The higher the discount rate for lack of marketability, the lower the fair value
Unlisted Preferred stocks	3,845	Cost method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	26%	The higher the discount rate for lack of marketability, the lower the fair value
	29,905	Market method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	12% – 24%	The higher the discount rate for lack of marketability, the lower the fair value
Hybrid instrument:
Senior Secured Convertible Note	4,271,000	Convertible bond evaluation model	Discount rate	Conversion and redemption rights: 2.3%~6.3% Ordinary bonds: 9.0%~14.0%	The higher the discount rate, the lower the fair value
Promissory Note	2,830,000	Non-tradable shares valuation model	Volatility	60%	The higher the volatility, the lower the fair value

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

42.    Financial risk management and fair values of financial instruments (cont.)

(e)     The Group has carefully assessed the valuation models and assumptions used to measure fair value. However, use of different valuation models or assumptions may result in different measurement. The following is the effect of profit or loss or of other comprehensive income from financial assets and liabilities categorized within Level 3 if the inputs used to valuation models have changed:

			December 31, 2023
	Input	Change	Recognized in profit or loss		Recognized in other comprehensive income
			Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial assets:
Unlisted common stocks	Volatility	±1%	$—	$—	$68	$66
	Discount for lack of marketability	±1%	—	—	1,423	1,423
Unlisted Preferred stocks	Volatility	±1%	—	—	196	198
	Discount for lack of marketability	±1%	—	—	551	551
Stock acquisition right	Weighted average cost of capital	±1%	304	300	—	—
			$304	$300	$2,238	$2,238
Financial liabilities:
Contingent considerations	Discount rate	±1%	$660	$673	$—	$—
			$660	$673	$—	$—
			December 31, 2024
	Input	Change	Recognized in profit or loss		Recognized in other comprehensive income
			Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial assets:
Unlisted common stocks	Volatility	±1%	$—	$—	$31	$28
	Discount for lack of marketability	±1%	—	—	782	782
Unlisted Preferred stocks	Volatility	±1%	—	—	112	115
	Discount for lack of marketability	±1%	—	—	403	403
Stock acquisition right	Weighted average cost of capital	±1%	—	—	—	—
			$—	$—	$1,328	$1,328
Financial liabilities:
Convertible promissory note	Discount rate	±1%	$25	$13	$—	$—
			$25	$13	$—	$—

43.    Segment information

a)      General information

The Group is primarily engaged in digital advertising, integrated marketing, marketing survey, artificial intelligence technology, data analysis, content service platform and production of audio-visual programs.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

43.    Segment information (cont.)

b)      Measurement of segment information

The Group’s reportable segments are strategic business units which provide different products and services. The accounting policies adopted by the operating segments are the same as the accounting policies described in Note 4 aa).

c)      Information about segment profit or loss, and assets

The segment information provided to the chief operating decision maker for the reportable segments is as follows:

Year ended December 31, 2022
TNL Group (Note 1)
Revenue	$20,009,994
Cost of revenue	$(12,268,798)
Operating profit (loss)	$(3,416,684)
Depreciation and Amortization	$(1,491,654)
Interest income	$10,994
Interest expense	$(137,029)
Purchase of property, plant and equipment	$52,481
Segment asset	$26,534,165
	Year ended December 31, 2023
	TNL Group (Note 1)	MG Group (Note 3)	Total
Segment revenue	$20,708,223	$15,130,557	$35,838,780
Inter-segment revenue	—	—	—
Revenue from external customers	$20,708,223	$15,130,557	$35,838,780
Cost of revenue	$(12,515,830)	$(10,671,566)	$(23,187,396)
Operating profit (loss)	$(7,331,667)	$(63,944)	$(7,395,611)
Depreciation and Amortization	$(1,646,899)	$(1,188,658)	$(2,835,557)
Impairment loss	$—	$(298,424)	$(298,424)
Interest income	$18,131	$1,209	$19,340
Interest expense	$(239,216)	$(59,742)	$(298,958)
Purchase of property, plant and equipment	$76,767	$23,330	$100,097
Segment asset	$53,508,676	$66,107,591	$119,616,267

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

43.    Segment information (cont.)

	Year ended December 31, 2024
	TNL Group (Note 2)	MG Group (Note 3)	Total
Segment revenue	$24,636,622	$23,868,682	$48,505,304
Inter-segment revenue	—	(11,407)	(11,407)
Revenue from external customers	$24,636,622	$23,857,275	$48,493,897
Cost of revenue	$(14,001,472)	$(16,753,868)	$(30,755,340)
Operating profit (loss)	$(51,174,681)	$(25,169,521)	$(76,344,202)
Depreciation and Amortization	$(1,609,824)	$(1,630,744)	$(3,240,568)
Impairment loss	$(3,500,910)	$(25,525,140)	$(29,026,050)
Listing expenses	$(38,160,746)	—	$(38,160,746)
Interest income	$20,695	$1,078	$21,773
Interest expense	$(8,063,217)	$(104,655)	$(8,167,872)
Purchase of property, plant and equipment	$60,419	$21,540	$81,959
Segment asset	$53,627,184	$39,287,893	$92,915,077

____________

Note 1:    TNL Group includes The News Lens Co., Ltd and all its subsidiaries, Inside Co., Ltd, The News Lens Hong Kong Ltd. and TNL MG.

Note 2:    TNL Group includes The News Lens Co., Ltd and all its subsidiaries, Inside Co., Ltd, The News Lens Hong Kong Ltd., Green Quest holding Inc., Dragon Marketing Inc. and Bule Ocean Acquisition Corp.

Note 3:    The Company acquired 100% of MG Group (including TNL Mediagene Inc., Mediagene Inc. and INFOBAHN Inc.) on May 25, 2023, please refer to Note 32 for details.

d)      Reconciliation for segment income (loss)

Revenue from external customers and segment income (loss) reported to the chief operating decision maker are measured using the same method as for revenue and operating profit in the financial statements. Thus, no reconciliation is needed.

e)      Information on products and services

Please refer to Note 22 for the disclosure by products and services.

f)      Geographical information

Geographical information for each of the December 31, 2022, 2023 and 2024 is as follows:

	Year ended December 31, 2022		Year ended December 31, 2023		Year ended December 31, 2024
	Revenue	Non-current assets (Note)	Revenue	Non-current assets (Note)	Revenue	Non-current assets (Note)
Taiwan	$19,995,068	$15,287,534	$20,683,925	$13,699,720	$24,636,622	$13,338,197
Japan	14,926	—	15,154,855	87,968,155	23,857,275	60,602,248
	$20,009,994	$15,287,534	$35,838,780	$101,667,875	$48,493,897	$73,940,445

____________

Note:       Excluding financial assets at fair value through profit or loss, financials assets at fair value through other comprehensive income, financial assets at amortized costs and deferred tax assets.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

43.    Segment information (cont.)

g)      Major customer information

The information on the major customers which constituted more than 10% of the Group’s total revenue for the years ended December 31, 2022, 2023 and 2024 is as follows:

	Year ended December 31,
	2022		2023		2024
	Amount	%	Amount	%	Amount	%
Customers
Customer A	$3,750,144	19	$1,307,996	4	$571,059	1

44.    Significant events after the reporting period

a)      Promissory Notes

On January 17, 2025, Green Quest Holding Inc. entered a Promissory Note Agreement with a third party for principal sum of $1,200,000, together with a interest rate of 14% per annum. The note is due in one year and the interest shall be paid on the last day of each quarter after the effective date. Also pursuant to the Agreement, after the effective date of this note, TNL Mediagene, the parent company of Green Quest Holding Inc., shall transfer 104,348 warrants of the Company to the lender as additional considerations for the service, which the number of the warrants is equal to the amount of this note divided by the exercise price at $11.5.

b)      New Loan Facility

As of the date of the issuance of the consolidated financial statements, the Company has entered two loan agreements with the following amounts and terms:

(a)     Shinshin Credit Corporation: loan facility of $594,694 (NTD 19,500,000); 18-month term with 6.0504% annual interest rate; $594,694 has been drawn down in February 2025.

(b)    Shanghai Commercial and Savings Bank Ltd: loan facility of $1,449,716 (NTD 47,536,200); one-year term with 3.235% annual interest rate; $447,705 has been drawn down in April 2025.

(c)     Taishin International Bank: loan facility of $457,457 (NTD 15,000,000); two-year term with 3.07% annual interest rate; $457,457 has been drawn down in March 2025.

(d)    Hotai Finance Development Co., Ltd: loan facility of $609,900 (NTD 19,998,629); 18-month term with 7.5811% annual interest rate; $609,900 has been drawn down in April 2025.

(e)     First Commercial Bank: loan facility of $1,524,855 (NTD 50,000,000); one-year term with 3.315% annual interest rate; no facility has been drawn down.

(f)     First Commercial Bank: loan facility of $304,971 (NTD 10,000,000); three-year term with 2.9% annual interest rate; no facility has been drawn down.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Consolidated Financial Statements December 31, 2023 and 2024

44.    Significant events after the reporting period (cont.)

c)      Ordinary shares issuance

(a)     On February 26, 2025, pursuant to the Tumim ELOC SPA, 119,048 ordinary shares were issued to Tumim as consideration for Tumim’s commitment for the equity line of credit to the Company. For terms and conditions of the Agreement please refer to Note 19 j).

(b)    On March 3 and April 11, 2025, as installment repayments under the 3i Promissory Note, 242,505 and 1,759,717 ordinary shares equivalent to $500,556 and $829,382 of principle plus unpaid interest were issued to 3i, respectively. On April 23, 2025, the Company issued an installment notice to 3i indicating that the Company will proceed with an installment payment in May 2025 amounted to $0.5 million in cash. For terms and conditions of the 3i Promissory Note please refer to Note 13 e) iii).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

TNL Mediagene A&R Articles provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted under the laws of the Cayman Islands, in the absence of willful neglect or default. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701 promulgated under Section 3(b) of the Securities Act. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

On the Closing Date, in connection with the Merger and the related transactions described in this registration statement, we issued (a) (i) 317,601 TNL Mediagene Ordinary Shares to the Existing PIPE Convertible Note Investors; (ii) 57,849 TNL Mediagene Ordinary Shares to the DaEX Conversion Right Holders; and (iii) 1,454,605 TNL Mediagene Ordinary Shares to the November PIPE Convertible Note Investors, and (b) 708,047 TNL Mediagene Warrants to the Existing PIPE Convertible Note Investors and the November PIPE Convertible Note Investors, in each case in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. In addition, such TNL Mediagene Ordinary Shares and TNL Mediagene Warrants are being registered pursuant to this registration statement.

On January 23, 2025, as consideration for Tumim’s commitment to purchase TNL Mediagene Ordinary Shares pursuant to the Tumim ELOC SPA, we instructed our transfer agent to issue 119,048 TNL Mediagene Ordinary Shares (the “Tumim Commitment Shares”) to Tumim, which issuance was completed on February 26, 2025. Pursuant to the Tumim ELOC SPA, the number of the Tumim Commitment Shares is calculated by dividing (i) $450,000, by (ii) $3.78 (which is the lower of (A) the Nasdaq official closing price of the TNL Mediagene Ordinary Shares (as reflected on Nasdaq.com) of January 16, 2025 and (B) the average Nasdaq official closing price of the TNL Mediagene Ordinary Shares (as reflected on Nasdaq.com) for the five (5) consecutive trading days ending on January 16, 2025). The Tumim Commitment Shares were issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act.

On May 11, 2025, we issued 558,677 TNL Mediagene Ordinary Shares as consideration for the acquisition of Green Quest Holding Inc. pursuant to the share purchase agreement dated August 23, 2024, or the Green Quest Consideration Shares, to the Green Quest Shareholders. The Green Quest Consideration Shares were issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description	Filed herewith	Form	Incorporation By Reference
				File No.	Exhibit No.	Filing Date
2.1	Agreement and Plan of Merger dated as of June 6, 2023 by and among Blue Ocean Acquisition Corp, TNL Mediagene and TNLMG		F-4	333-280161	2.1	November 5, 2024
2.2	Amendment to Agreement and Plan of Merger, dated as of May 29, 2024 by and among Blue Ocean Acquisition Corp, TNL Mediagene and TNLMG		F-4	333-280161	2.2	November 5, 2024
2.3	Amendment to Agreement and Plan of Merger, dated as of October 23, 2024 by and among Blue Ocean Acquisition Corp, TNL Mediagene and TNLMG		F-1	333-284411	2.3	January 17, 2025
3.1	Amended and Restated Memorandum and Articles of Association of TNL Mediagene, effective as of December 5, 2024		F-1	333-284411	3.1	January 17, 2025
4.1	Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of December 4, 2024, by and among Blue Ocean Acquisition Corp, TNL Mediagene, Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A.		F-1	333-284411	3.1	January 17, 2025
4.2	Specimen Ordinary Share Certificate of TNL Mediagene.		F-4	333-280161	4.5	November 5, 2024
5.1	Opinion of Walkers (Hong Kong), as to the validity of the ordinary shares of TNL Mediagene.	X
10.1	Amended and Restated Letter Agreement, dated June 6, 2023 by and among Blue Ocean Sponsor LLC, Apollo SPAC Fund I, L.P., certain members of Blue Ocean Acquisition Corp’s board of directors, management team and advisory board and certain other shareholders of Blue Ocean Acquisition Corp.		F-4	333-280161	10.2	November 5, 2024
10.2	Amendment No. 1 to the Amended and Restated Letter Agreement dated October 23, 2024 by and among Blue Ocean Acquisition Corp, TNL Mediagene and Blue Ocean Sponsor LLC.		F-4	333-280161	10.3	November 5, 2024

Exhibit No.	Description	Filed herewith	Form	Incorporation By Reference
				File No.	Exhibit No.	Filing Date
10.3	Amendment No. 2 to the Amended and Restated Letter Agreement dated December 3, 2024 by and among Blue Ocean Acquisition Corp, TNL Mediagene and Blue Ocean Sponsor LLC.		F-1	333-284411	10.3	January 17, 2025
10.4	Securities Purchase Agreement dated as of November 25, 2024 by and between TNL Mediagene and 3i, LP		F-1	333-284411	10.4	January 17, 2025
10.5	Ordinary Share Purchase Agreement dated as of November 25, 2024 by and between TNL Mediagene Tumim Stone Capital, LLC		F-1	333-284411	10.5	January 17, 2025
10.6	Form of Registration Rights Agreement		F-1	333-284411	10.6	January 17, 2025
10.7	Registration Rights Agreement dated December 5, 2024 by and among TNL Mediagene and directors of TNL Mediagene		F-1	333-284411	10.7	January 17, 2025
10.8	Indemnification Agreement dated November 25, 2024 by and among TNL Mediagene and directors of TNL Mediagene		F-1	333-284411	10.8	January 17, 2025
10.9†	2015 Global Share Plan of TNL Mediagene		F-4	333-280161	10.6	November 5, 2024
21.1	List of subsidiaries of TNL Mediagene		F-1/A	333-284411	8.1	February 10, 2025
23.1	Consent of Pricewaterhouse Coopers, Taiwan, an independent registered public accounting firm for TNL Mediagene	X
23.4	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)	X
24.1	Power of Attorney (contained in the signature pages hereto)		F-1	333-287669	24.1	May 30, 2025
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit No.	Description	Filed herewith	Form	Incorporation By Reference
				File No.	Exhibit No.	Filing Date
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table	X

____________

†        Indicates a management contract or compensatory plan.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1).   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2).   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3).   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4).   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Section 10(a)(4) of the Securities Act of 1933 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5).   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6).   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on June 11, 2025.

TNL MEDIAGENE
By:	/s/ Tzu-Wei Chung
Name:	Tzu-Wei Chung
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2025.

Signature	Title
/s/ Tzu-Wei Chung	Director and Chief Executive Officer
Tzu-Wei Chung	(Principal Executive Officer)
*	Director and President
Motoko Imada
*	Director
Jim Wu
*	Director
Marcus Brauchli
*	Director
Lauren Zalaznick
*	Director
Takako Masai (Nishida)
*	Director
Priscilla Han
*	Chief Financial Officer
Hiroyuki Terao	(Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ Tzu-Wei Chung
Name:	Tzu-Wei Chung
Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TNL Mediagene, has signed this registration statement or amendment thereto in New York on June 11, 2025.

Cogency Global Inc. Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.